   As filed with the Securities and Exchange Commission on November 3, 1998
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                     -------------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     -------------------------------------

                        RICHMOND COUNTY FINANCIAL CORP.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                             6036                      06-1498455
  (State or Other Jurisdiction      (Primary Standard Industrial       (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)    Identification Number)

                             1214 CASTLETON AVENUE
                         STATEN ISLAND, NEW YORK  10310
                                 (718) 448-2800

               (Address, including Zip Code and Telephone Number, including Area Code, of Registrant's Principle Executive Offices)


                              MICHAEL F. MANZULLI
                            CHIEF EXECUTIVE OFFICER
                             1214 CASTLETON AVENUE
                         STATEN ISLAND, NEW YORK  10310
                                 (718) 448-2800

            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)

             ------------------------------------------------------

                                   COPIES TO:

                           DOUGLAS P. FAUCETTE, ESQ.
                           MARC P. LEVY, ESQ.
                           MULDOON, MURPHY & FAUCETTE
                           5101 WISCONSIN AVENUE, N.W.
                           WASHINGTON, D.C.  20016
                           (202) 362-0840


                   ------------------------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF
    THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF ALL OTHER
                   CONDITIONS TO THE MERGER DESCRIBED IN THE
                       JOINT PROXY STATEMENT/PROSPECTUS.

If the securities being registered on this form are to be offered in connection with the formation of a holding company
and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

               -------------------------------------------------

                        Calculation of Registration Fee

------------------------------------------------------------------------------------
                                              Proposed      Proposed
                                              Maximum       Maximum
Title of Each                   Amount        Offering     Aggregate      Amount of
Class of Securities Being        To Be         Price        Offering    Registration
Registered                   Registered(1)  Per Share(2)   Price (2)       Fee (2)
------------------------------------------------------------------------------------
Common Stock, par
  value $0.01 per
  share ("Common Stock")     10,041,277        N/A        $143,150,359     $39,796
------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, issuable by Richmond County Financial Corp. ("Richmond County") upon consummation of the acquisition of Bayonne Bancshares, Inc. ("Bayonne") by Richmond County.

(2) The registration fee has been computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of common stock of Bayonne reported on the Nasdaq National Market of the Nasdaq Stock Market on October 30, 1998, ($14.969) and the estimated maximum number of such shares (9,563,121), including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered.

                 ----------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OR THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     RICHMOND COUNTY FINANCIAL CORP.'S COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET OF THE NASDAQ STOCK MARKET AND IS TRADED UNDER THE SYMBOL"RCBK".

                  [RICHMOND COUNTY FINANCIAL CORP. LETTERHEAD]


                                                              ___________, 199__


Dear Richmond County Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Richmond County Financial Corp. ("Richmond County") which will be held on _________, _________ __, 199__ at ____ a.m., local time at ____________________,
__________________, ______________, New York _____ (the "Richmond County
Meeting").

     At the Richmond County Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998 (the "Bayonne Merger Agreement"), by and between Richmond County and Bayonne Bancshares, Inc. ("Bayonne") pursuant to which Bayonne will be merged with and into Richmond County (the "Bayonne Merger"), with Richmond County surviving the merger. It is intended that as soon as practicable following the Bayonne Merger, First Savings Bank of New Jersey, SLA ("First Savings"), a New Jersey State-chartered savings bank and a wholly owned subsidiary of Bayonne, and Richmond County Savings Bank ("Richmond County Savings"), a New York State-chartered savings bank and a wholly owned subsidiary of Richmond County also will merge (the "Bayonne Bank Merger"), with Richmond County Savings surviving the Bayonne Bank Merger.

     Upon consummation of the Bayonne Merger, each share of the common stock of Bayonne will be converted into and exchangeable for 1.05 shares of Richmond County common stock plus cash in lieu of any fractional share interest. The exchange ratio is subject to adjustment in certain circumstances. The exchange of Richmond common stock for Bayonne common stock is intended to qualify as tax free to Bayonne stockholders for federal income tax purposes.

      The investment banking firm of Tucker Anthony Incorporated has issued a written opinion to your Board of Directors that, as of the date hereof, the exchange ratio is fair to Richmond County's stockholders from a financial point of view. The written opinion of Tucker Anthony is reproduced in full as ANNEX C to the accompanying Joint Proxy Statement/Prospectus, and Richmond County's stockholders are urged to read carefully such opinion in its entirety.

     Consummation of the Bayonne Merger is subject to certain conditions, including the approval of the Bayonne Merger Agreement by the holders of Richmond County common stock and holders of Bayonne common stock and the approval of the Bayonne Merger by various bank regulatory agencies.

     THE BOARD OF DIRECTORS OF EACH OF RICHMOND COUNTY AND BAYONNE HAVE UNANIMOUSLY APPROVED THE BAYONNE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF RICHMOND COUNTY BELIEVES THAT THE BAYONNE MERGER AGREEMENT IS IN THE BEST INTERESTS OF RICHMOND COUNTY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE BAYONNE MERGER AGREEMENT.

     Specific information regarding the Richmond County Meeting is contained in the enclosed Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus. Please read these materials carefully.

     In an unrelated transaction, Richmond County is also in the process of acquiring Ironbound Bankcorp, NJ (the "Ironbound Merger"). Information concerning the Ironbound Merger is also included in the Joint Proxy Statement/Prospectus. THE IRONBOUND MERGER DOES NOT REQUIRE APPROVAL OF RICHMOND COUNTY STOCKHOLDERS, AND THE BAYONNE MERGER IS NOT CONTINGENT UPON THE CONSUMMATION OF THE IRONBOUND MERGER, NOR IS THE IRONBOUND MERGER CONTINGENT UPON THE CONSUMMATION OF THE BAYONNE MERGER.

     IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE RICHMOND COUNTY MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF RICHMOND COUNTY IS REQUIRED FOR APPROVAL OF THE BAYONNE MERGER AGREEMENT. A FAILURE TO VOTE FOR APPROVAL OF THE BAYONNE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE BAYONNE MERGER AGREEMENT. THEREFORE, I URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE RICHMOND COUNTY MEETING. IF YOU ATTEND THE RICHMOND COUNTY MEETING, YOU MAY REVOKE THE PROXY GIVEN ON SUCH FORM AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR FORM OF PROXY. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT
                              ---------------------------------------------
REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR
-----------------------------------------------------------------------------
RECORD HOLDER IN ORDER TO BE ADMITTED TO THE RICHMOND COUNTY MEETING.  EXAMPLES
-------------------------------------------------------------------------------
OF SUCH DOCUMENTATION INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT
----------------------------------------------------------------------------
CONFIRMING YOUR OWNERSHIP OF SHARES OF RICHMOND COUNTY.
------------------------------------------------------

     On behalf of the Board of Directors and the employees of Richmond County Financial Corp. and Richmond County Savings Bank, I thank you for your support and urge you to vote "FOR" the Bayonne Merger Agreement.

                              Sincerely,


                              Michael F. Manzulli
                              Chairman of the Board and
                              Chief Executive Officer

                     [BAYONNE BANCSHARES, INC. LETTERHEAD]


                                                               ___________, 199_

Dear Bayonne Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Bayonne Bancshares, Inc. ("Bayonne"), which will be held on ____________, __________ __, 199__ at ____ a.m., local time, at the ______________,
________________, ________, New Jersey _____ (the "Bayonne Meeting").

     At the Bayonne Meeting, you will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998 (the "Bayonne Merger Agreement"), by and between Richmond County Financial Corp. ("Richmond County") and Bayonne.
The Bayonne Merger Agreement provides that Bayonne will be merged with and into Richmond County (the "Bayonne Merger"), with Richmond County surviving the merger. It is intended that, as soon as practicable following the Bayonne Merger, Bayonne's wholly owned subsidiary, First Savings Bank of New Jersey, SLA, ("First Savings"), will merge with and into Richmond County's wholly owned subsidiary, Richmond County Savings Bank ("Richmond County Savings"), with Richmond County Savings surviving the Bayonne Bank Merger.

     Upon consummation of the Bayonne Merger, each share of the common stock of Bayonne will be converted into 1.05 shares of Richmond County common stock plus cash in lieu of any fractional share interest. The exchange ratio is subject to adjustment in certain circumstances. The exchange of Richmond County common stock for Bayonne common stock is intended to qualify as tax free to Bayonne stockholders for federal income tax purposes.

     The investment banking firm of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") has issued a written opinion to your Board of Directors that, as of the date hereof, the exchange ratio is fair to Bayonne's stockholders from a financial point of view. The written opinion of Sandler O'Neill is reproduced in full as ANNEX D to the accompanying Joint Proxy Statement/Prospectus, and Bayonne's stockholders are urged to read carefully such opinion in its entirety.

     In addition to voting on the Bayonne Merger, you will be asked to vote for the election of two directors to serve until completion of the Bayonne Merger or, if the Bayonne Merger is not completed, for three-year terms and until their successors shall have been elected and qualified, and for the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999.

     Consummation of the Bayonne Merger is subject to certain conditions, including the approval of the Bayonne Merger Agreement by the stockholders of Bayonne and Richmond County, and the approval of the Bayonne Merger by various bank regulatory agencies.

     THE BOARD OF DIRECTORS OF EACH OF BAYONNE AND RICHMOND COUNTY HAS UNANIMOUSLY APPROVED THE BAYONNE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF BAYONNE BELIEVES THAT THE BAYONNE MERGER AGREEMENT IS IN THE BEST INTERESTS OF BAYONNE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE BAYONNE MERGER AGREEMENT.

     Specific information regarding the Bayonne Meeting is contained in the enclosed Notice of Annual Meeting of Stockholders and Joint Proxy
Statement/Prospectus.  Please read these materials carefully.

     IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE BAYONNE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF BAYONNE IS REQUIRED FOR APPROVAL OF THE BAYONNE MERGER AGREEMENT. A FAILURE TO VOTE FOR APPROVAL OF THE BAYONNE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE BAYONNE MERGER AGREEMENT. THEREFORE, I URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE BAYONNE MEETING. IF YOU ATTEND THE BAYONNE MEETING, YOU MAY REVOKE THE PROXY GIVEN ON SUCH FORM AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR FORM OF PROXY. IF YOU
                                                                       ------
ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL
----------------------------------------------------------------------------
NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO
--------------------------------------------------------------------------------
THE BAYONNE MEETING.  EXAMPLES OF SUCH DOCUMENTATION INCLUDE A BROKER'S
-----------------------------------------------------------------------
STATEMENT, LETTER OR OTHER DOCUMENT CONFIRMING YOUR OWNERSHIP OF SHARES OF
--------------------------------------------------------------------------
BAYONNE.
--------

     On behalf of the Board of Directors of Bayonne Bancshares, Inc. and First Savings Bank of New Jersey, SLA, I thank you for your support and urge you to vote "FOR" the Bayonne Merger Agreement.

                              Sincerely,


                              Patrick F.X. Nilan
                              Chairman of the Board

                        RICHMOND COUNTY FINANCIAL CORP.
                             1214 CASTLETON AVENUE
                         STATEN ISLAND, NEW YORK  10310
                                 (718) 448-2800

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON ___________ __, 199__


     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Richmond County Financial Corp. ("Richmond County"), _______________, New York will be held at the _______________________________, _____________________________,
_________, New York, _____ on __________  __, 199__ at __:__ a.m., local time,
(the "Richmond County Meeting") for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc. (the "Bayonne Merger Agreement"), pursuant to which each share of common stock of Bayonne, par value $0.01 per share, will be converted into the right to receive 1.05 shares of the common stock of Richmond County, par value $0.01 per share, plus cash in lieu of any fractional share interest (the "Bayonne Merger Consideration"), subject to possible adjustment as set forth in the Bayonne Merger Agreement.

     2. To transact such other business as may properly come before the Richmond County Meeting and any adjournment or postponement thereof.

     Pursuant to Richmond County's Bylaws, the Board of Directors has fixed __________ __, 199__ as the record date for the determination of stockholders entitled to notice of and to vote at the Richmond County Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Richmond County Meeting. A list of Richmond County stockholders entitled to vote at the Richmond County Meeting will be available for examination for any purpose germane to the Richmond County Meeting, during ordinary business hours, at the principal executive offices of Richmond County located at 1214 Castleton Avenue, Staten Island, New York 10310 for ten days prior to the Richmond County Meeting and will also be available at the Richmond County Meeting.

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the Richmond County Meeting, the Richmond County Meeting may be adjourned in order to permit further solicitation by Richmond County.

                              By Order of the Board of Directors


                              Thomas R. Cangemi
                              Senior Vice President and Corporate Secretary

Staten Island, New York
_______, 199__

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE BAYONNE MERGER AGREEMENT.

     WHETHER OR NOT YOU PLAN TO ATTEND THE RICHMOND COUNTY MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF RICHMOND COUNTY PRIOR TO THE RICHMOND COUNTY MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE RICHMOND COUNTY MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

                            BAYONNE BANCSHARES, INC.
                                  568 BROADWAY
                           BAYONNE, NEW JERSEY  07002
                                 (201) 437-1000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON ___________ __, 199__

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bayonne Bancshares, Inc. ("Bayonne") will be held at ____________, ________________,
________, New Jersey on _________, ________ __, 199__ at __:__ a.m., local time,
(the "Bayonne Meeting") for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. ("Richmond County") and Bayonne (the "Bayonne Merger Agreement") pursuant to which each share of common stock of Bayonne, par value $0.01 per share, will be converted into the right to receive 1.05 shares of the common stock of Richmond County, par value $0.01 per share, plus cash in lieu of any fractional share interest, subject to possible adjustment as set forth in the Bayonne Merger Agreement.

     2.  The election of two directors to three-year terms of office each.

     3. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999.

     4. To transact such other business as may properly come before the Bayonne Meeting or any adjournment or postponement thereof.

     Pursuant to Bayonne's Bylaws, the Board of Directors has fixed _________________ ___, 199__ as the record date for the determination of stockholders entitled to notice of and to vote at the Bayonne Meeting and any adjournment or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Bayonne Meeting. A list of Bayonne stockholders entitled to vote at the Bayonne Meeting will be available for examination for any purpose germane to the Bayonne Meeting, during ordinary business hours, at the principal executive offices of Bayonne located at 568 Broadway, Bayonne, New Jersey 07002 for ten days prior to the Bayonne Meeting and will also be available at the Bayonne Meeting.

     In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Bayonne Meeting, the Bayonne Meeting may be adjourned in order to permit further solicitation by Bayonne.

                              By Order of the Board of Directors


                              Thomas Coughlin
                              Corporate Secretary

Bayonne, New Jersey
_______, 199__

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE BAYONNE MERGER AGREEMENT.

     WHETHER OR NOT YOU PLAN TO ATTEND THE BAYONNE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF BAYONNE PRIOR TO THE BAYONNE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE BAYONNE MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE BAYONNE MEETING AND VOTING IN PERSON.

                            JOINT PROXY STATEMENT OF
                        RICHMOND COUNTY FINANCIAL CORP.
                          AND BAYONNE BANCSHARES, INC.

                             ---------------------

                        RICHMOND COUNTY FINANCIAL CORP.
                                   PROSPECTUS
       10,041,277 SHARES OF RICHMOND COUNTY FINANCIAL CORP. COMMON STOCK

                             ---------------------

                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     This Joint Proxy Statement/Prospectus relates to the proposed merger of Bayonne Bancshares, Inc., a Delaware corporation ("Bayonne"), with and into Richmond County Financial Corp., a Delaware corporation ("Richmond County"), with Richmond County as the surviving corporation in the merger (the "Bayonne Merger"), as contemplated by the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998 (the "Bayonne Merger Agreement"), by and between Richmond County and Bayonne. A copy of the Bayonne Merger Agreement is attached as ANNEX A hereto, and is incorporated herein by reference.

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Richmond County and Bayonne in connection with the solicitation of proxies by the respective board of directors of Richmond County and Bayonne for use at the special meeting of stockholders of Richmond County and the annual meeting of stockholders of Bayonne and any postponements or adjournments thereof. The Special Meeting of Stockholders of Richmond County is to be held on ______, 199__ (the "Richmond County Meeting"). The Annual Meeting of Stockholders of Bayonne is to be held on __________, 199__ (the "Bayonne Meeting"). The Richmond County Meeting and Bayonne Meeting are collectively referred to as the "Meetings." At the Meetings, Richmond County and Bayonne stockholders will consider and vote on a proposal to approve and adopt the Bayonne Merger Agreement.

     In addition, Bayonne stockholders will consider and vote on proposals to elect two directors to serve until completion of the Bayonne Merger or, if the Bayonne Merger is not completed, for three-year terms and until their successors shall have been elected and qualified, and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus for Richmond County with respect to up to 10,041,277 shares, par value $0.01 per share, of Richmond County common stock ("Richmond County Common Stock") issuable to holders of common stock, par value $0.01 per share, of Bayonne ("Bayonne Common Stock") in the Bayonne Merger.

     Upon consummation of the Bayonne Merger, each outstanding share of Bayonne Common Stock, with certain exceptions, will be converted into and exchangeable for 1.05 shares of Richmond County Common Stock, subject to certain adjustments (the "Bayonne Exchange Ratio"). Cash will be paid in lieu of the issuance of fractional shares of Richmond County Common Stock (such cash, together with the shares of Richmond County Common Stock to be received in the Bayonne Merger, is collectively referred to as the "Bayonne Merger Consideration"). No stockholder of Richmond County or Bayonne is entitled to appraisal rights in connection with or as a result of the Bayonne Merger. See "THE BAYONNE MERGER -- No Appraisal Rights." The closing price of Richmond County Common Stock on ________, 199__ was $_________
per share. Richmond County Common Stock is listed on the Nasdaq National Market of the Nasdaq Stock Market (the "Nasdaq National Market") under the symbol "RCBK".

     The Bayonne Exchange Ratio may be increased by Richmond County in the event that Bayonne exercises its rights under the Bayonne Merger Agreement due to the price of Richmond County Common Stock declining below certain levels established by formulas set forth in the Bayonne Merger Agreement. See "THE BAYONNE
MERGER -- Price-Based Termination."

     Because the market price of Richmond County Common Stock is subject to fluctuations, the value of the shares of Richmond County Common Stock that holders of Bayonne Common Stock will receive in the Bayonne Merger may increase or decrease prior to and after the Bayonne Merger. See "MARKET PRICES AND DIVIDEND INFORMATION." Upon consummation of the Bayonne Merger, the holders of Bayonne Common Stock will own approximately 26.60% of the outstanding shares of Richmond County Common Stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                          ---------------------------

     THE SHARES OF RICHMOND COUNTY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY GUARANTEED BY ANY BANK OR BANK HOLDING COMPANY.

                          ----------------------------

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Richmond County and Bayonne on or about ______________, 199__.

     No persons have been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Richmond County or Bayonne. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Richmond County or Bayonne since the date of this Joint Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein are correct as of any time subsequent to such date.

   The date of this Joint Proxy Statement/Prospectus is ______________, 199__.

                        JOINT PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION.....................................       8

CAUTIONARY STATEMENT REGARDING FORWARD
    LOOKING INFORMATION FOR RICHMOND COUNTY AND BAYONNE.................       9

SUMMARY.................................................................      10
    The Companies.......................................................      10
        Richmond County.................................................      10
        Bayonne.........................................................      10
    The Stockholder Meetings............................................      10
        Richmond County Stockholders....................................      10
        Bayonne Stockholders............................................      10
    Record Date; Vote Required..........................................      11
        Richmond County.................................................      11
        Bayonne.........................................................      11
    Our Reasons for the Bayonne Merger..................................      11
    Our Recommendations to Stockholders.................................      11
        Richmond County Stockholders....................................      11
        Bayonne Stockholders............................................      11
    The Bayonne Merger..................................................      11
        Exchange of Bayonne Shares......................................      12
        Bayonne Stock Options...........................................      12
        No Appraisal Rights of Richmond County Stockholders.............      12
        No Appraisal Rights of Bayonne Stockholders.....................      12
        Opinions of Richmond County's and Bayonne's Financial Advisors..      12
            Richmond County Stockholders................................      12
            Bayonne Stockholders........................................      13
        Interests of Bayonne Directors and Officers in the Bayonne
            Merger that are Different From Your Interests as
            Bayonne Stockholders........................................      13
        Employee Matters Relating to the Bayonne Merger.................      13
        Effective Time of the Bayonne Merger............................      13
        What We Need to Do to Complete the Bayonne Merger...............      13
        Regulatory Approvals Needed to Complete the Bayonne Merger......      14
        Termination of the Bayonne Merger Agreement.....................      14
        Expenses of the Bayonne Merger..................................      14
        Waiver and Amendment............................................      14
        Accounting Treatment of the Bayonne Merger......................      15
        Bayonne Merger Stock Option Agreement...........................      15
    Nasdaq National Market Listing......................................      15
    Certain Federal Income Tax Consequences of the Bayonne Merger.......      15
    Differences in the Rights of Stockholders of Richmond County
        and Bayonne.....................................................      15
    The Ironbound Merger................................................      16
    Selected Historical Financial Data of
        Richmond County and Bayonne.....................................      17
    Selected Historical Unaudited Financial and Other Data..............      18

    Selected Historical Unaudited Financial And Other Data..............      20
    Unaudited Pro Forma Combined Selected
        Financial Information...........................................      23
    Selected Unaudited Pro Forma Financial Data
        of Richmond County, Bayonne and Ironbound.......................      24
    Comparative Per Share Data..........................................      25

INDEX OF DEFINED TERMS..................................................      26

THE COMPANIES...........................................................      29
    Richmond County.....................................................      29
    Bayonne.............................................................      29

MARKET PRICES AND DIVIDEND INFORMATION..................................      30

THE MEETINGS............................................................      31

MEETING OF RICHMOND COUNTY STOCKHOLDERS.................................      31
    Date, Time and Place; Purpose of Meeting............................      31
    Record Date.........................................................      31
    Proxies; Voting and Revocation of Proxies...........................      31
    Vote Required; Principal Stockholders...............................      33

MEETING OF BAYONNE STOCKHOLDERS.........................................      34
    Date, Time and Place; Purpose of Meeting............................      34
    Record Date.........................................................      34
    Proxies; Voting and Revocation of Proxies...........................      34
    Vote Required; Principal Stockholders...............................      35

BENEFICIAL OWNERSHIP OF RICHMOND COUNTY COMMON STOCK....................      37
    Principal Security Ownership........................................      37
    Directors and Executive Officers....................................      38

BENEFICIAL OWNERSHIP OF BAYONNE COMMON STOCK............................      39
    Principal Security Ownership........................................      39
    Directors and Executive Officers....................................      40

THE BAYONNE MERGER......................................................      41
    General.............................................................      41
    Background of the Bayonne Merger....................................      41
    Evaluation of Amended and Restated Agreement and Plan of Merger.....      43
    Recommendation of the Richmond County Board; Richmond County's
        Reasons for the Merger..........................................      44
    Opinion of Richmond County's Financial Advisor......................      45
        Stock Trading Analysis..........................................      47
        Contribution Analysis...........................................      47
        Pro Forma Merger Analysis.......................................      47
        Analysis of Selected Acquisition Transactions...................      47
        Analysis of Selected Publicly Traded Companies..................      48

    Recommendation of the Bayonne Board; Bayonne's Reasons for
        the Merger......................................................      50
    Opinion of Bayonne's Financial Advisor..............................      51
        Summary of Proposal.............................................      52
        Stock Trading History...........................................      53
        Comparable Company Analysis.....................................      53
        Analysis of Selected Merger Transactions........................      53
        Discounted Dividend Stream and Terminal Value Analysis..........      54
        Pro Forma Merger Analysis.......................................      54
        Contribution Analysis...........................................      55
    Exchange of Bayonne Shares..........................................      56
    Procedures for Exchange of Certificates.............................      58
        Richmond County.................................................      58
        Bayonne.........................................................      58
    Interests of Directors and Officers in the Bayonne Merger that are
        Different from Your Interests...................................      59
    Existing Employment, Change in Control and Consulting Agreements....      59
    Vesting of Restricted Stock.........................................      59
    Establishment of Divisional Board...................................      59
    Appointment to Richmond County Board of Directors...................      59
    New Employment Agreements...........................................      59
    Bayonne Stock Options...............................................      60
    Indemnification.....................................................      60
    Management and Operations Following the Bayonne Merger..............      60
    Employee Matters....................................................      61
    Conditions to the Bayonne Merger....................................      62
    Regulatory Approvals Needed to Complete the Bayonne Merger..........      65
    Conduct of Business Pending the Bayonne Merger......................      67
    Representations and Warranties......................................      70
    Acquisition Proposals...............................................      71
    Waiver and Amendment; Termination...................................      71
    Price-Based Termination.............................................      73
    Nasdaq National Market Listing......................................      73
    Anticipated Accounting Treatment....................................      74
    Certain Federal Income Tax Consequences of the Bayonne Merger.......      74
    Resales of Richmond County Common Stock.............................      75
    No Appraisal Rights.................................................      75
    Expenses............................................................      76
    Bayonne Effective Time..............................................      76

CERTAIN RELATED TRANSACTIONS............................................      76
    Bayonne Merger Stock Option Agreement...............................      76
    Effect of the Bayonne Merger Stock Option Agreements................      78
    Bayonne Bank Merger Agreement.......................................      79

THE IRONBOUND MERGER....................................................      79

CERTAIN BANKING REGULATORY CONSIDERATIONS...............................      79
    General.............................................................      79
    New York State Law..................................................      80

    FDIC Regulations....................................................      81
    Capital Requirements................................................      81
    Standards for Safety and Soundness..................................      82
    Real Estate Lending Standards.......................................      82
    Dividend Limitations................................................      83
    Investment Activities...............................................      83
    Prompt Corrective Regulatory Action.................................      83
    Transactions with Affiliates........................................      84
    Enforcement.........................................................      85
    Insurance of Deposit Accounts.......................................      85
    Payment of FICO Bonds...............................................      86
    Federal Reserve System..............................................      86
    Community Reinvestment Act..........................................      86
    New York State Regulation...........................................      86
    Federal Regulation..................................................      87
    Holding Company Regulation..........................................      87
    Federal Regulation..................................................      87
    New York State Holding Company Regulation...........................      88
    Interstate Banking and Branching....................................      88

DESCRIPTION OF RICHMOND COUNTY CAPITAL STOCK............................      89
    General.............................................................      89
    Common Stock........................................................      89
    Preferred Stock.....................................................      90

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS............................      90

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
    FINANCIAL STATEMENTS................................................      91

ADDITIONAL MATTERS TO BE CONSIDERED AT THE BAYONNE MEETING..............      96
    Election of Directors...............................................      96
    Information with Respect to the Nominees, Continuing Directors and
        Executive Officers of Bayonne...................................      96
    Compensation Committee Interlocks and Insider Participation.........      98
    Directors' Compensation.............................................      98
    Executive Compensation..............................................      99

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.....................     109

ADDITIONAL INFORMATION..................................................     110
    Stockholder Proposals...............................................     110
    Notice of Business to be Conducted at a Bayonne Meeting.............     110

LEGAL MATTERS...........................................................     110

EXPERTS.................................................................     110

STOCKHOLDER PROPOSALS...................................................     111

INFORMATION NOT REQUIRED IN PROSPECTUS..................................    II-1

SIGNATURES..............................................................    II-8

EXHIBIT INDEX...........................................................   II-10

ANNEX A Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc.
ANNEX B Stock Option Agreement, dated as of July 19, 1998, by and between Bayonne Bancshares, Inc. and Richmond County Financial Corp.
ANNEX C  Opinion of Tucker Anthony Incorporated.
ANNEX D  Opinion of Sandler O'Neill & Partners, L.P.
ANNEX E Financial Information Relating to Richmond County Financial Corp. for the Fiscal Year Ended June 30, 1998 and the Quarter Ended September 30, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

     Richmond County and Bayonne file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Richmond County and Bayonne public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     Richmond County has filed the Registration Statement to register with the SEC the shares of Richmond County Common Stock to be issued to Bayonne stockholders in the Bayonne Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a Prospectus of Richmond County, a Proxy Statement of Richmond County for the Richmond County Special Meeting and a Proxy Statement of Bayonne for the Bayonne Annual Meeting.

     As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Bayonne to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that Bayonne can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Bayonne has previously filed with the SEC. The documents contain important information about its financial condition.

BAYONNE SEC FILINGS (FILE NO. 0-22499)

Annual Report on Form 10-K               Year ended March 31, 1998
Quarterly Report on Form 10-Q            Three months ended June 30, 1998
Quarterly Report on Form 10-Q            Three months ended September 30, 1998
Current Report on Form 8-K               Dated July 27, 1998
Current Report on Form 8-K/A             Dated October 16, 1998

     Bayonne incorporates by reference additional documents that it might file with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of its Annual Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Bayonne Annual Report on Form 10-K for the Year Ended March 31, 1998 and the Form 10-Q for the Quarter Ended September 30, 1998 are also being mailed along with the Proxy Statement to Bayonne stockholders.

     Bayonne has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Bayonne.

     If you are a stockholder of Richmond County or Bayonne, as the case may be, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Richmond County or Bayonne, as the case may be, or the SEC or the SEC's Internet World Wide Web site described above.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO BAYONNE, TO BAYONNE BANCSHARES, INC., 568 BROADWAY, BAYONNE, NEW JERSEY 07002, ATTENTION:
THOMAS COUGHLIN, CORPORATE SECRETARY, TELEPHONE NUMBER (201) 437-1000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY __________ __, 199__.



                     CAUTIONARY STATEMENT REGARDING FORWARD
              LOOKING INFORMATION FOR RICHMOND COUNTY AND BAYONNE

     This Joint Proxy Statement/Prospectus, the documents incorporated by reference herein or any other written or oral statements made by or on behalf of Richmond County and Bayonne may include forward-looking statements with respect to the financial condition, results of operations and business of Richmond County and Bayonne, based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among, but not limited to, the factors that may cause variations from such forward-looking statements are fluctuations in the economy, especially in the market areas of Richmond County and its proposed acquisition entities; changes in the interest rate environment; Richmond County's ability to realize anticipated cost savings relating to pending acquisitions; Richmond County's success in assimilating acquired operations in Richmond County's culture, including its ability to instill Richmond County's credit culture into acquired operations; the continued growth of the markets in which Richmond County operates; and the enactment of legislation impacting Richmond County. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Richmond County and Bayonne. Richmond County and Bayonne undertake no obligation to update or revise any forward-looking statements. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in Richmond County's and Bayonne's current and subsequent filings with the SEC.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and may not contain all the information that is important to you. For a more detailed understanding of the Bayonne Merger you should read the entire Joint Proxy Statement/Prospectus carefully. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES (PAGE __ )

      RICHMOND COUNTY (PAGE ___). Richmond County is a savings and loan holding company organized under the laws of the State of Delaware in 1997. Richmond County's wholly owned subsidiary, Richmond County Savings Bank, operates 14 banking offices in the New York City Borough of Staten Island, one banking office in the New York City Borough of Brooklyn, and one multi-family loan processing center in Jericho, Long Island. Richmond County Savings Bank is a New York State-chartered savings bank which has operated since 1886. Richmond County Savings Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. At September 30, 1998, Richmond County had total assets of $1.7 billion, deposits of $953.5 million and stockholders' equity of $329.8 million. Richmond County's principal executive offices are located at 1214 Castleton Avenue, Staten Island, New York 10310 and its telephone number is (718) 448-2800.

     For more information about Richmond County, see "THE COMPANIES -- Richmond County" on page __ of this document and the financial information relating to Richmond County, attached hereto as ANNEX E.

      BAYONNE (PAGE ___). Bayonne is a savings and loan holding company organized under the laws of the State of Delaware in 1997. Bayonne's wholly owned subsidiary, First Savings Bank of New Jersey, SLA, operates four banking offices and one financial center in Bayonne, New Jersey. First Savings Bank of New Jersey, SLA is a New Jersey State-chartered savings and loan association which has operated since 1889. The deposits of First Savings Bank of New Jersey, SLA are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. At September 30, 1998, Bayonne had total assets of $672.7 million, deposits of $420.7 million and stockholders' equity of $95.2 million. Bayonne's principal executive offices are located at 568 Broadway, Bayonne, New Jersey 07002 and its telephone number is (201) 437-1000.

     For more information about Bayonne, see "THE COMPANIES -- Bayonne" on page ___ of this document and the 1998 Bayonne Form 10-K, which is incorporated herein by reference and is further described in the section entitled "WHERE YOU CAN FIND MORE INFORMATION ," found at page __ of this document. In addition, the Bayonne Annual Report on Form 10-K for the Year Ended March 31, 1998 and the Form 10-Q for the Quarter Ended September 30, 1998 are also being mailed along with the Proxy Statement to Bayonne stockholders.


THE STOCKHOLDER MEETINGS (PAGE __)

      RICHMOND COUNTY STOCKHOLDERS (PAGE ___). The Richmond County Meeting will be held at _____ on ___________ __, 199__ at ________________,
_____________________________, _________, New York _____. At the Richmond County
Meeting, you will be asked to (i) approve and adopt the Bayonne Merger Agreement, which is attached as ANNEX A to this Joint Proxy
Statement/Prospectus; and (ii) to act on any other matters submitted to a vote at the Richmond County Meeting.

      BAYONNE STOCKHOLDERS (PAGE ___). The Bayonne Meeting will be held at __:__ a.m., on ___________ __, 199__ at ______________, ________________. At the
Bayonne Meeting, you will be asked to (i) approve and adopt the Bayonne Merger Agreement; (ii) elect two directors; (iii) ratify the appointment of KPMG Peat Marwick LLP as independent auditors of Bayonne for the fiscal year ending
March 31, 1999; and (iv) act on any other matters that may be submitted to a vote at the Bayonne Meeting.

RECORD DATE; VOTE REQUIRED (PAGE __)

      RICHMOND COUNTY (PAGE ___). Only holders of record of Richmond County Common Stock at the close of business on __________ __, 199__, can vote at the Richmond County Meeting. In order to approve the Bayonne Merger, holders of a majority of the outstanding shares of Richmond County Common Stock must vote in its favor. As of the Richmond County Record Date, there were __________ shares of Richmond County Common Stock outstanding and entitled to be voted at the Richmond County Meeting. You can cast one vote for each share of Richmond County Common Stock that you owned as of the Richmond County Record Date. You can vote your shares by attending the Richmond County Meeting and voting in person, or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the Richmond County Meeting either by sending in a new proxy or by attending the meeting and voting in person.

      BAYONNE (PAGE ___). Only holders of record of Bayonne Common Stock at the close of business on ___________________, 199__ can vote at the Bayonne Meeting. In order to approve the Bayonne Merger, holders of a majority of the outstanding shares of Bayonne Common Stock must vote in its favor. As of the Bayonne Record Date, there were _______ shares of Bayonne Common Stock outstanding that can be voted at the Bayonne Meeting. You can cast one vote for each share of Bayonne Common Stock that you owned as of the Bayonne Record Date. You can vote your shares by attending the Bayonne Meeting and voting in person or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the Bayonne Meeting either by sending in a new proxy or by attending the meeting and voting in person.

OUR REASONS FOR THE BAYONNE MERGER (PAGE __)

     Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike. For instance, the larger size of our retail banking business should help us to reduce duplicate costs. We also believe that by bringing our customers and banking products together, we can do a better job of increasing our combined revenues than we could if we did not merge. We believe that the merger will strengthen our position as a competitor in the financial services business, which is rapidly changing and growing more competitive. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages __ through __.


OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE __)

      RICHMOND COUNTY STOCKHOLDERS (PAGE ___). The board of directors of Richmond County believes that the Bayonne Merger is fair to and in the best interests of Richmond County stockholders, and unanimously recommends that Richmond County stockholders vote "FOR" the proposal to approve the merger.

      BAYONNE STOCKHOLDERS (PAGE ___). The board of directors of Bayonne believes that the Bayonne Merger is fair to and in the best interests of Bayonne stockholders, and unanimously recommends that Bayonne stockholders vote "FOR" the proposal to approve the merger.


THE BAYONNE MERGER (PAGE __)

     As a result of the merger of Bayonne with and into Richmond County, Bayonne stockholders will become stockholders of Richmond County. We have attached the Bayonne Merger Agreement as ANNEX A. Please read the Bayonne Merger Agreement. It is the legal document that governs the Bayonne Merger. We hope to complete the Bayonne Merger in the first quarter of 1999. Immediately following the completion of the Bayonne Merger, First Savings Bank of New Jersey, SLA and Richmond County Savings Bank will also merge, with the surviving bank being named Richmond County Savings Bank. The board of directors of Richmond County and the board of directors of Bayonne have unanimously approved the Bayonne Merger.

     The original merger agreement was signed by Richmond County and Bayonne on July 19, 1998. On October 14, 1998, the parties amended the original merger agreement to provide that the

Bayonne Merger be accounted for as a "purchase" accounting and to reflect the termination of the Bayonne employee stock ownership plan.

      EXCHANGE OF BAYONNE SHARES (PAGE ___). As a result of the Bayonne Merger, each share of Bayonne Common Stock will automatically be converted into
1.05 shares of Richmond County Common Stock. The total number of shares you receive will therefore be equal to 1.05 times the number of shares of Bayonne Common Stock you own. Richmond County will not issue fractional shares. Instead, you will receive the value of any fractional share in cash, based on the market value of Richmond County Common Stock. Following the Bayonne Merger, you will be entitled to exchange your shares of Bayonne Common Stock for shares of Richmond County Common Stock by sending your Bayonne Common Stock share certificates and a letter of transmittal that we will send to you. For more information on how this exchange procedure works, see "_____________" on page __ of this document. For example, if you owned ten shares of Bayonne Common Stock, after the Bayonne Merger you will send in the letter of transmittal and your old Bayonne certificates and in exchange you will receive ten shares of Richmond County Common Stock and a check for the market value of one-half of a share.

     Shares of Richmond County and Bayonne are quoted on the Nasdaq National Market of the Nasdaq Stock Market. On October 13, 1998, the last trading day before we announced the Bayonne Merger Agreement, Richmond Common Stock closed at $12.25 per share and Bayonne Common Stock closed at $12.00 per share. On ________, Richmond County Common Stock closed at $____ per share and Bayonne Common Stock closed at $_____ per share.

     Based on the Bayonne Exchange Ratio in the Bayonne Merger, which is 1.05, the market value of the consideration that Bayonne stockholders will receive in the Bayonne Merger for each share of Bayonne Common Stock would be $12.86 based on Richmond County's closing stock price on October 13, 1998, and $_____ based on Richmond County's closing stock price on ______________. Of course, the market price of Richmond County will continue to fluctuate prior to completion of the Bayonne Merger. If the price of Richmond County Common Stock is less than $15.41 and has declined more than 15% compared to a select group of its peers during a certain time prior to the anticipated consummation of the Bayonne Merger, Bayonne can terminate the Bayonne Merger Agreement unless Richmond County elects to increase the number of shares of its stock to make up for this price decline. Based on the market prices of the common stock of the companies comprising the peer group index as of __________, 1998, Bayonne would not be entitled to terminate the Bayonne Merger Agreement. You should obtain current stock price quotations for Richmond County Common Stock and Bayonne Common Stock. These quotations are available from your stock broker, in major newspapers such as The Wall Street Journal and on the Internet.

      BAYONNE STOCK OPTIONS (PAGE ___). Each outstanding and unexercised option to purchase shares of Bayonne Common Stock will automatically become an option to purchase Richmond County Common Stock, subject to adjustment of the number of shares and the exercise price based on the Bayonne Exchange Ratio.

      NO APPRAISAL RIGHTS OF RICHMOND COUNTY STOCKHOLDERS (PAGE ___). Delaware law does not provide you with dissenter's appraisal rights in the Bayonne Merger.

      NO APPRAISAL RIGHTS OF BAYONNE STOCKHOLDERS (PAGE ___). Delaware law does not provide you with dissenter's appraisal rights in the Bayonne Merger.


      OPINIONS OF RICHMOND COUNTY'S AND BAYONNE'S FINANCIAL ADVISORS (PAGE __)

            RICHMOND COUNTY STOCKHOLDERS (PAGE ___). Tucker Anthony Incorporated has delivered to the Richmond Board of Directors its opinion that, as of the date of this document, the Bayonne Exchange Ratio is fair to Richmond County from a financial point of view. We have attached the opinion to this document as ANNEX C. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Tucker Anthony Incorporated in providing this opinion.

           BAYONNE STOCKHOLDERS (PAGE ___). Sandler O'Neill & Partners, L.P. has delivered to the Bayonne Board of Directors its opinion that, as of the date of this document, the Bayonne Exchange Ratio is fair to the holders of Bayonne Common Stock from a financial point of view. We have attached this opinion to this document as ANNEX D. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Sandler O'Neill & Partners, L.P. in providing this opinion.

      INTERESTS OF BAYONNE DIRECTORS AND OFFICERS IN THE BAYONNE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS AS BAYONNE STOCKHOLDERS (PAGE ___). Some of Bayonne's officers and directors have interests in the Bayonne Merger in addition to or potentially different from their interests as stockholders of Bayonne generally. These include, among other things, provisions in the Bayonne Merger Agreement relating to indemnification, the payout of cash benefits under existing employment agreements, and the acceleration of certain benefits and the vesting of certain benefits under certain employee benefit plans. Mr. Michael A. Nilan (currently the President, Chief Executive Officer and a director of Bayonne) will become an officer of Richmond County Savings Bank. In addition, Richmond County has agreed to increase its Board of Directors by one member and to appoint Mr. Patrick F.X. Nilan (currently the Chairman of the Bayonne
Board of Directors) to fill that seat until the year 2000. Additionally, Mr. Patrick F.X. Nilan's consulting agreement with Bayonne will also be terminated after the Bayonne Merger, in return for which he will receive $100,000. In addition, the current members of the Bayonne Board of Directors willing to serve will be appointed by Richmond County to a divisional board of directors, the function of which shall be to advise Richmond County with respect to deposit and lending activities in Bayonne's market area and to maintain and develop customer relationships. Each member of this divisional board shall receive an annual retainer of $12,000 and $1,000 attendance fee for each board meeting attended.

      EMPLOYEE MATTERS RELATING TO THE BAYONNE MERGER (PAGE ___). The Bayonne Merger Agreement provides for Bayonne and First Savings Bank of New Jersey, SLA employees who continue to be employed by Richmond County or Richmond County Savings Bank to participate in benefit plans maintained by Richmond County or Richmond County Savings Bank and provides, in certain instances, more specific provisions with respect to such participation and treatment of Bayonne and First Savings Bank of New Jersey, SLA benefit plans following the Bayonne Merger.

      EFFECTIVE TIME OF THE BAYONNE MERGER (PAGE ___). The Bayonne Merger will become effective at the date and time when a "Certificate of Merger" is filed with the Secretary of State of the State of Delaware. The Certificate of Merger will be filed no later than 14 days after the date of the expiration of the last applicable waiting period that relates to Bayonne securing approval from the necessary governmental authorities, and all conditions to the Bayonne Merger are satisfied or waived, or on another date as agreed to by Richmond County and Bayonne.

      WHAT WE NEED TO DO TO COMPLETE THE BAYONNE MERGER (PAGE ___). The completion of the Bayonne Merger depends on a number of conditions being met. In addition to the parties complying with the Bayonne Merger Agreement, these include:

1. Approval of the Bayonne Merger Agreement by both the Richmond County stockholders and the Bayonne stockholders.

2. Approval of the Bayonne Merger by certain federal and state regulatory authorities.

3. Receipt by Richmond County and Bayonne of a legal opinion from their respective tax counsel that, for United States federal income tax purposes, Bayonne stockholders who exchange their shares for shares of Richmond County Common Stock, will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning at page __.

4. Approval by the Nasdaq National Market of the Nasdaq Stock Market of the listing of the shares of Richmond County Common Stock to be issued in exchange for Bayonne Common Stock.

5. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.


     Where the law permits, Richmond County could decide to complete the Bayonne Merger even though one or more of these conditions has not been met. We cannot be certain when (or if) the conditions to the Bayonne Merger will be satisfied or waived, or that the Bayonne Merger will be completed.

      REGULATORY APPROVALS NEEDED TO COMPLETE THE BAYONNE MERGER (PAGE ___). Consummation of the Bayonne Merger and the related transactions, including the merger of First Savings Bank of New Jersey, SLA with and into Richmond County Savings Bank, are subject to the prior approvals of the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Superintendent of Banks of New York State, and the Commissioner of the New Jersey Department of Banking and Insurance. We have submitted separate applications for the Bayonne Merger to these regulatory authorities.

     As of the date of this document, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

      TERMINATION OF THE BAYONNE MERGER AGREEMENT (PAGE ___). Richmond County and Bayonne can mutually agree at any time to terminate the Bayonne Merger Agreement without completing the Bayonne Merger, even if the stockholders of both their companies have approved it. Also, either Richmond County or Bayonne can decide, without the consent of the other, to terminate the Bayonne Merger Agreement if:

     1. Any government agency denies an approval we need to complete the merger, and that denial has become final and nonappealable, or if any governmental entity issues a final, non-appealable order blocking the merger.

     2. The Bayonne Merger has not been completed by April 30, 1999, unless the failure to complete the Bayonne Merger by that time is due to the failure to obtain a governmental or regulatory approval, consent or waiver, then by July 31, 1999.

     3. One party breaches the Bayonne Merger Agreement (and does not correct the breach promptly) in a way that would entitle the terminating party to do so, as long as the party seeking to terminate the Bayonne Merger Agreement has not materially breached the Bayonne Merger Agreement.

     4. If Richmond County's and/or Bayonne's stockholders do not approve the Bayonne Merger.

     In addition, Bayonne may terminate the Bayonne Merger Agreement if the price of Richmond County Common Stock is less than $15.41 and if the price of Richmond County Common Stock has declined by more than 15% compared to a select group of its peers during the 5 day period beginning on the date that the parties have received the last consent, approval or waiver for the Bayonne Merger to occur, and Richmond County decides not to increase the consideration to be received by Bayonne stockholders.

     EXPENSES OF THE BAYONNE MERGER (PAGE ___). Regardless of whether the Bayonne Merger is completed, Richmond County and Bayonne will each pay their own fees and expenses, except that Richmond County will pay the costs and expenses that they have incurred in printing and mailing this document and the registration fees to be paid to the Securities and Exchange Commission.

      WAIVER AND AMENDMENT (PAGE ___). We can agree to amend the Bayonne Merger, and each of the parties can waive their right to require the other party to adhere to the terms and conditions of the Bayonne Merger Agreement, where the law allows. However, the parties may not do so after their stockholders approve the Bayonne Merger, if the amendment or waiver reduces or changes the consideration that will be received by Bayonne stockholders, unless the affected stockholders approve the amendment or waiver.

      ACCOUNTING TREATMENT OF THE BAYONNE MERGER (PAGE ___). The Bayonne Merger will be accounted for as a "purchase" transaction. This means that, for accounting and financial reporting purposes, we will treat our companies as one company beginning as of the date of the combination. Additionally under this method of accounting, Richmond County will record the fair market value of Bayonne's assets and liabilities, on its financial statements.

      BAYONNE MERGER STOCK OPTION AGREEMENT (PAGE ___). At Richmond County's request, Bayonne entered into a stock option agreement granting Richmond County an option to purchase shares of Bayonne's Common Stock. The parties entered into this agreement to increase the likelihood that the Bayonne Merger would be completed. The stock option agreement could discourage other companies from trying or proposing to combine with Bayonne before the Bayonne Merger is completed.

     The most shares that can be purchased if the option is exercised is 19.9% of the total number of outstanding shares of Bayonne Common Stock. The purchase price per share under the option agreement is set at $15.50.

     Richmond County cannot exercise the option unless certain events occur. These events include a business combination or acquisition transaction relating to Bayonne and certain related activities (other than the merger Bayonne proposed in this document) such as a merger or the sale of a substantial amount of Bayonne's assets or stock. Neither Richmond County nor Bayonne know of any event that has occurred as of the date of this document that would permit Richmond County to exercise its option.

      NASDAQ NATIONAL MARKET LISTING (PAGE ___). Richmond County Common Stock is listed on the Nasdaq National Market of the Nasdaq Stock Market. Richmond County has agreed to use its best efforts to cause the shares of Richmond County Common Stock to be issued in the Bayonne Merger to be approved for quotation on the Nasdaq National Market of the Nasdaq Stock Market. The obligation of each of Richmond County and Bayonne to complete the Bayonne Merger is subject to the listing of such shares on the Nasdaq National Market of the Nasdaq Stock Market or on such other market on which shares of Richmond County Common Stock shall then be trading.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE BAYONNE MERGER (PAGE ___)

     We expect that the Bayonne Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Consummation of the Bayonne Merger is conditioned upon receipt by Richmond County of an opinion of its tax counsel and the receipt by Bayonne of an opinion of its tax counsel, each dated as of the date a Certificate of Merger is filed with the Secretary of State of the State of Delaware relating to the Bayonne Merger, substantially to that effect. It is expected that neither Richmond County nor Bayonne will recognize any gain or loss as a result of the Bayonne Merger and no gain or loss will be recognized by holders of Bayonne Common Stock as a result of their receipt of shares of Richmond County Common Stock in the Bayonne Merger, except to the extent of any cash received in lieu of a fractional share interest in Richmond County Common Stock.


DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS OF RICHMOND COUNTY AND BAYONNE (PAGE ___)

     After the Bayonne Merger is completed, Bayonne's stockholders automatically will become stockholders of Richmond County and their rights as stockholders of Richmond County will be governed by the Delaware General Corporation Law and by Richmond County's Certificate of Incorporation and Bylaws. The rights of stockholders of Richmond County, as defined in its Certificate of Incorporation and Bylaws, do not materially differ from the rights of the stockholders of Bayonne, as defined in its Certificate of Incorporation and Bylaws.

THE IRONBOUND MERGER (PAGE __)

     In a separate and unrelated transaction, Richmond County is also acquiring Ironbound Bankcorp, NJ. Ironbound Bankcorp, NJ is a bank holding company organized under the laws of the State of New Jersey in 1988. Ironbound's wholly owned subsidiary, Ironbound Bank, is a New Jersey commercial bank that operates three full service commercial banking offices in the New Jersey counties of Union and Essex. Ironbound Bank has operated since 1988. Ironbound Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. At September 30, 1998, Ironbound had total assets of $115.3 million, deposits of $102.8 million, and stockholders' equity of $11.5 million. Ironbound's principal offices are located at 36 Pacific Street at New York Avenue, Newark, New Jersey 07105, and its telephone number is (973) 589-3800. After the Ironbound Merger, Ironbound will be merged with and into Richmond County, and Ironbound stockholders will become stockholders of Richmond County. We hope to complete the Ironbound Merger in early 1999. Immediately following the completion of the Ironbound Merger, Richmond County Savings and Ironbound
Bank will also merge.   Richmond County Savings Bank will be the name of the
surviving bank, although the former offices of Ironbound Bank will operate under the name "Ironbound Bank, a division of Richmond County Savings Bank." THE BOARDS OF DIRECTORS OF RICHMOND COUNTY AND IRONBOUND HAVE UNANIMOUSLY APPROVED THE IRONBOUND MERGER. THE IRONBOUND MERGER DOES NOT REQUIRE THE APPROVAL OF THE RICHMOND COUNTY STOCKHOLDERS OR BAYONNE STOCKHOLDERS AND THE BAYONNE MERGER IS NOT CONTINGENT UPON THE CONSUMMATION OF THE IRONBOUND MERGER, NOR IS THE IRONBOUND MERGER CONTINGENT UPON THE CONSUMMATION OF THE BAYONNE MERGER.

                     SELECTED HISTORICAL FINANCIAL DATA OF
                          RICHMOND COUNTY AND BAYONNE
                                  (UNAUDITED)

     The following tables show summarized historical financial data for each of us.

     The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. All of the summary financial information we provide in the following tables should be read in connection with this historical financial information and with the more detailed financial information we provide in this document, which you can find beginning at page __. The historical financial statements of Richmond County are included in the document attached as ANNEX E to this document. The historical financial statements of Bayonne are incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION."

     Because Richmond County's fiscal year ends on June 30 and Bayonne's fiscal year ends on March 31, the financial data for Bayonne for the three months ended September 30 have been presented to coincide with the fiscal reporting period for Richmond County. Following the Bayonne Merger, the combined company's fiscal year, like that of Richmond County, will end on June 30.

     Richmond County was organized under Delaware law in September 1997. Therefore, all financial information contained herein for periods prior to December 31, 1997 relates solely to Richmond County Savings Bank. Richmond County's audited annual historical financial statements were audited by Ernst & Young LLP, independent certified public accountants, and Bayonne's audited annual historical financial statements were audited by KPMG Peat Marwick LLP, independent certified public accountants.

                        RICHMOND COUNTY FINANCIAL CORP.
             SELECTED HISTORICAL UNAUDITED FINANCIAL AND OTHER DATA
                    (In thousands, except per share amounts)

                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30,                              YEARS ENDED JUNE 30,
                                            -----------------------    ----------------------------------------------------------
                                               1998         1997          1998         1997        1996        1995        1994
                                            ----------   ----------    ----------    --------    --------    --------    --------
SELECTED CONSOLIDATED FINANCIAL
  CONDITION DATA:
Total assets..............................  $1,692,615   $1,023,780    $1,595,844    $993,370    $914,483    $851,751    $825,663
Federal funds sold........................       4,200        4,000        26,000       6,000      20,000      18,000      17,500
Debt and equity securities, net/(1)/:
    Available for sale....................     237,956       40,764       238,890      19,706      21,659         607          --
    Held to maturity......................          --      187,469            --     205,201     307,700     287,879     328,779
Mortgage-backed and mortgage related
  securities, net/(1)/:
    Available for sale....................     593,714       76,286       604,304      27,398       1,394       1,683          --
    Held to maturity......................          --      147,737            --     185,122      80,284      92,404      74,961
Loans receivable, net/(2)/................     774,558      515,516       644,469     496,258     419,270     392,409     355,850
Federal Home Loan Bank of
  New York stock..........................      20,375           --        15,550          --          --          --          --
Intangible assets.........................       1,130        1,447         1,209       1,527       1,802       2,115       2,428
Deposits..................................     953,506      887,489       950,808     885,818     819,216     766,231     750,216
Borrowings................................     400,000       25,639       306,000          --          --          --          --
Stockholders' equity......................     329,826      104,253       328,595     100,865      89,901      81,166      73,550

SELECTED OPERATING DATA:
Interest income...........................      27,662       17,754        86,754      65,781      59,063      54,321      51,608
Interest expense..........................      12,599        7,596        37,512      27,707      26,254      22,456      20,207
                                            ----------   ----------    ----------    --------    --------    --------    --------
    Net interest income before
      provision for possible
      loan losses.........................      15,063       10,158        49,242      38,074      32,809      31,865      31,401
Provision for possible loan losses........         750          450         2,200       1,080       1,600         600         859
                                            ----------   ----------    ----------    --------    --------    --------    --------
    Net interest income after
      provision for possible
      loan losses.........................      14,313        9,708        47,042      36,994      31,209      31,265      30,542
                                            ----------   ----------    ----------    --------    --------    --------    --------

Non-interest income.......................       1,844          817         3,601       2,861       2,827       2,659       2,961
Non-interest expense/(3)/.................       7,632        4,955        44,046      19,667      18,503      18,139      17,287
                                            ----------   ----------    ----------    --------    --------    --------    --------
Income before income taxes and
  cumulative effect of changes in
  accounting principles...................       8,525        5,570         6,597      20,188      15,533      15,785      16,216
Provision for income taxes................       3,171        2,717         2,071       9,463       6,803       6,919       7,305
                                            ----------   ----------    ----------    --------    --------    --------    --------
Income before cumulative effect of
  changes in accounting principles........       5,354        2,853         4,526      10,725       8,730       8,866       8,911
                                            ----------   ----------    ----------    --------    --------    --------    --------
Cumulative effect of changes in
  accounting principles/(4)/..............          --           --            --          --          --      (1,316)      1,232
                                            ----------   ----------    ----------    --------    --------    --------    --------
Net income................................  $    5,354   $    2,853    $    4,526    $ 10,725    $  8,730    $  7,550    $ 10,143
                                            ==========   ==========    ==========    ========    ========    ========    ========
Basic and diluted income (loss) per
 share since Conversion/(5)/..............  $      .22          N/A    $    (0.16)        N/A         N/A         N/A         N/A
                                            ==========                 ==========

                                                        (footnotes on next page)

                                                 AT OR FOR THE
                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30,                      AT OR FOR THE YEAR ENDED JUNE 30,
                                            -----------------------    ----------------------------------------------------------
                                               1998         1997          1998         1997        1996        1995        1994
                                            ----------   ----------    ----------    --------    --------    --------    --------
SELECTED CONSOLIDATED FINANCIAL RATIOS
  AND OTHER DATA/(6)/:
Performance Ratios/(7)/:
    Return on average assets...............       1.32%        1.13%         1.26%       1.13%       0.99%       0.91%       1.27%
    Return on average stockholders' equity.       6.48        10.96          8.36       11.25       10.25        9.80       14.97
    Average stockholders' equity to
      average assets.......................      20.37        10.27         15.05       10.07        9.70        9.29        8.50
    Stockholders' equity to total assets
      at end of period.....................      19.49        10.18         20.59       10.15        9.83        9.53        8.91
    Net interest rate spread/(8)/..........       2.81         3.60          3.29        3.64        3.48        3.66        3.85
    Net interest margin/(9)/...............       3.87         4.22          4.10        4.22        3.96        4.06        4.16
    Average interest-earning assets to
      average interest-bearing liabilities.     132.95       119.74        126.04      118.94      114.99      113.96      111.64
    Total non-interest expense to
      average assets/(10)/.................       1.88         1.94          1.93        1.99        2.07        2.15        2.13
    Net interest income to operating
      expenses.............................     197.37       205.01        201.09      193.59      177.32      175.67      181.65
    Efficiency ratio/(11)/.................      44.68        44.43         45.75       46.08       51.04       51.63       49.40
Asset Quality Ratios:
    Non-performing loans as a percent
      of loans, net........................       0.49%        0.84%         0.85%       0.78%       0.91%       0.76%       1.51%
    Non-performing assets as a percent
      of total assets......................       0.24         0.50          0.37        0.46        0.48        0.39        0.71
    Allowance for loan losses as a percent
      of loans receivable, net.............       1.01         1.13          1.12        1.10        1.14        0.83        0.87
    Allowance for loan losses as a percent
      of total non-performing loans........     208.59       135.08        131.50      141.09      125.55      109.35       57.64
Regulatory Capital Ratios and Other Data:
    Leverage capital.......................      12.38         9.64%        12.81%       9.54%       9.65%       9.25%       8.60%
    Total risk-based capital...............      22.49        18.52         24.81       18.91       19.20       18.33       16.23
    Tier I capital.........................      21.60        17.63         23.87       17.98       18.33       17.92       15.71
Number of customer facilities..............         14           13            13          13          13          13          13

________________________
(1) Richmond County Savings Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," as of July 1, 1994, and reclassified securities having a market value of $26 million from its held to maturity portfolio to its available for sale portfolio in November 1995, pursuant to the Financial Accounting Standards Board's ("FASB") Special Report on implementation of SFAS No 115. In February 1998, Richmond County transferred its entire securities held to maturity portfolio to its securities available for sale portfolio as part of a balance sheet restructuring initiative implemented at that time, primarily in connection with a reassessment by Richmond County of its asset/liability management strategy.

(2) Loans receivable, net, consist of gross loans receivable, less unamortized discounts, plus deferred loan costs, less deferred loan fees and the allowance for loan losses. The allowance for loan losses at September 30, 1998, 1997, and June 30, 1998, 1997, 1996, 1995 and 1994 were $7.9 million,
     $5.9 million, $7.3 million, $5.5 million, $4.8 million, $3.3 million and $3.1 million, respectively. Loan receivable, net, at June 30, 1996, includes $1.2 million of loans held for sale.

(3) Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Richmond County Savings Foundation (the "Foundation") at the time of Richmond County Savings Bank's mutual-to-stock conversion (the "Conversion").

(4) Cumulative effect of changes in accounting principles reflects a charge, net of tax, of $1.3 million for fiscal 1995, resulting from the adoption of SFAS No. 106 ("SFAS No. 106"), "Employer's Accounting For Post-Retirement Benefits Other than Pensions," and a credit to earnings of $1.2 million for fiscal 1994, resulting from the adoption of SFAS No. 109 ("SFAS No. 109"), "Accounting for Income Taxes."

(5) Pro forma earnings per share for fiscal year 1998, calculated as if Richmond County Savings Bank had converted to stock form as of July 1, 1997, was $0.19.

(6) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios and fiscal year 1998, which is based on daily average balances, all ratios are based upon average balances during the indicated period. Averages for the periods ended fiscal 1997, 1996, 1995 and 1994, utilize average month-end balances.

(7) All performance ratios for the year ended June 30, 1998, exclude the one-time non-recurring charge of $19.6 million ($11.2 million net of tax) for the funding of the Foundation at the time of the Conversion.

(8) The net interest margin spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(9) The net interest margin represents net interest income as a percent of average interest-earning assets.

(10) Total non-interest expense excludes the effect of amortization of goodwill. The 1997 ratio excludes the one-time special assessment of $493,000 to recapitalize the Savings Association Insurance Fund ("SAIF"). Including the effects of the amortization of goodwill and funding of the Foundation, total non-interest expense to average assets for the year ended
     June 30, 1998 would be 3.52%.

(11) The efficiency ratio represents the ratio of non-interest expense, excluding the effect of amortization of goodwill and the SAIF special assessment, divided by the sum of net interest income and non-interest income. Including the effects of the amortization of goodwill and the contribution to the Foundation, the efficiency ratio for the year ended June 30, 1998 would be 83.35%.

                            BAYONNE BANCSHARES, INC.
             SELECTED HISTORICAL UNAUDITED FINANCIAL AND OTHER DATA
                    (In thousands, except per share amounts)

                                                  SEPTEMBER 30,                         MARCH 31,                       MAY 31,
                                            -----------------------    -------------------------------------------   ------------
                                               1998         1997          1998        1997       1996       1995      1994/(4)/
                                            ----------   ----------    ----------   --------   --------   --------   ------------
SELECTED CONSOLIDATED FINANCIAL
 CONDITION DATA:
  Total assets.............................  $672,657     $609,053      $646,058    $577,004   $651,945   $512,126     $547,550
  Cash and cash equivalents................     3,047       14,221        16,617      15,472     11,791      6,111       47,839
  Loan receivable, net:
    Real estate............................   278,802      203,262       208,723     207,262    198,658    197,240      172,552
    Consumer...............................    29,987       28,558        26,742      28,362     25,370     21,314       16,428
                                             --------     --------      --------    --------   --------   --------     --------
      Total loans receivable, net/(1)/.....   308,789      231,820       235,465     235,624    224,028    218,554      188,980
  U.S. Government and agency obligations,
   net of valuation allowance/(2)/.........    88,208       76,931        77,446      76,489    101,729    148,062      146,806
  Mortgage securities, net/(3)/............   244,179      262,646       274,652     222,980    289,848    117,205      141,271
  Deposits.................................   420,749      432,131       423,545     444,139    445,424    444,380      471,681
  Borrowed funds...........................   147,022       75,489       115,380      75,598    151,334     15,032           --
  Stockholders' equity.....................    95,152       95,161        98,649      48,079     49,519     46,625       34,066

_______________________
(1) Excludes loans to joint ventures of First Savings Bank of New Jersey, SLA subsidiaries.

(2)  At September 30, 1998 and 1997, March 31, 1998, 1997, 1996 and 1995, and
     May 31, 1994, $80.3 million, $61.1 million, $69.5 million, $67.6 million,
     $92.6 million, $64.3 million and $64.1 million of such securities, respectively, net of valuation allowance, were classified as available for sale, and $7.9 million, $7.9 million, $7.9 million, $8.9 million, $8.9 million, $83.7 million and $82.7 million, respectively, of such securities were classified as held to maturity.

(3) Includes mortgage-backed securities and mutual funds that invest primarily in mortgage-backed securities, net of valuation allowance. At March 31, 1998, 1997, 1996 and 1995, and May 31, 1994, all such securities were classified as available for sale.

(4) At the time of First Savings' reorganization into the mutual holding company structure in 1995 (the "1995 MHC Reorganization"), First Savings Bank of New Jersey, SLA changed its fiscal year end from May 31, to March 31.

(5) At June 30, 1998, Bayonne had total assets of $700.0 million, deposits of $422.0 million and stockholders' equity of $96.0 million.

                                                                                                             TEN
                                                                                                           MONTHS       YEAR
                                              THREE MONTHS ENDED                                            ENDED       ENDED
                                                 SEPTEMBER 30,               YEARS ENDED MARCH 31,        MARCH 31,    MAY 31,
                                            -----------------------    --------------------------------   ---------   --------
                                               1998         1997          1998        1997       1996     1995/(1)/     1994
                                            ----------   ----------    ----------   --------   --------   ---------   --------
SELECTED CONSOLIDATED OPERATING DATA:
  Total interest and dividend income.......   $11,137      $10,293       $40,860     $41,126    $37,309    $28,431     $35,616
  Total interest expense/(8)/..............     6,735        6,429        24,872      27,469     23,842     15,831      20,795
                                              -------      -------       -------     -------    -------    -------     -------
    Net interest income....................     4,402        3,864        15,988      13,657     13,467     12,600      14,821
  Provision for loan losses/(8)/...........        75           45           180         320        450        350         500
                                              -------      -------       -------     -------    -------    -------     -------
    Net interest income after provision
      for loan losses/(8)/.................     4,327        3,819        15,808      13,337     13,017     12,250      14,321
                                              -------      -------       -------     -------    -------    -------     -------
  Other income (loss):
    Loan fees and service charges..........        69           63           238         294        307        285         428
    Deposit fees...........................       159          147           611         576        327        256         305
    Gain (loss) on sale of securities
      available for sale, net/(2)/.........       197           (5)           (5)     (2,878)    (2,217)      (547)        262
    Income from subsidiary.................        69           26           204         168        251         85          18
    Gain (loss) on sale of real estate
      acquired in settlement of loans......        (8)          (1)           (9)        (92)        (7)        --          62
    Other..................................        52           53           304         136        126         49         705
                                              -------      -------       -------     -------    -------    -------     -------
      Total other income (loss)/(8)/.......       538          283         1,343      (1,796)    (1,213)       128       1,780
                                              -------      -------       -------     -------    -------    -------     -------
  Operating expenses:
    Compensation and employee benefits.....     1,588        1,476         5,619       7,184      5,821      4,674       4,735
    Occupancy and equipment................       310          311         1,179       1,201      1,211      1,000       1,035
  Data processing service expense..........       210          207           821         707        683        488         585
    SAIF assessment/(3)/...................        --           --            --       2,895         --         --          --
    Federal insurance premiums.............       134          142           569         974      1,163        990       1,210
    Other..................................       526          428         1,982       1,641      1,937      1,799       1,951
                                              -------      -------       -------     -------    -------    -------     -------
      Total operating expenses.............     2,768        2,564        10,170      14,602     10,815      8,951       9,516
                                              -------      -------       -------     -------    -------    -------     -------
  Income/(loss) before income tax
    expenses and cumulative effect of
    accounting changes.....................     2,097        1,538         6,981      (3,061)       989      3,427       6,585
  Income tax expense.......................       776          569         2,602         154        374      1,236       2,247
                                              -------      -------       -------     -------    -------    -------     -------
  Income/(loss) before cumulative effect
    of accounting changes..................     1,321          969         4,379      (3,215)       615      2,191       4,338
  Cumulative effect of accounting changes:
    Income taxes...........................        --           --            --          --         --         --         400
    Postretirement benefits................        --           --            --          --         --         --      (1,216)
    Investments............................        --           --            --          --         --         --         471
                                              -------      -------       -------     -------    -------    -------     -------
      Net income/(loss)/(8)/...............   $ 1,321      $   969       $ 4,379     $(3,215)   $   615    $ 2,191     $ 3,993
                                              =======      =======       =======     =======    =======    =======     =======
  Basic earnings/(loss) per share..........   $  0.15      $  0.11       $  0.49     $ (0.37)   $  0.07    N/A/(4)/    N/A/(4)/
                                              =======      =======       =======     =======    =======
  Diluted earnings/(loss) per share........   $  0.15      $  0.11       $  0.49     $ (0.37)   $  0.07    N/A/(4)/    N/A/(4)/
                                              =======      =======       =======     =======    =======

                                                        (continued on next page)

                                                                                                             TEN
                                                AT OR FOR THE                                              MONTHS       YEAR
                                              THREE MONTHS ENDED                                            ENDED       ENDED
                                               SEPTEMBER 30,/(9)/            YEARS ENDED MARCH 31,        MARCH 31,    MAY 31,
                                            -----------------------    --------------------------------   ---------   --------
                                               1998         1997          1998        1997       1996       1995        1994
                                            ----------   ----------    ----------   --------   --------   ---------   --------
SELECTED FINANCIAL RATIOS AND
  OTHER DATA:
PERFORMANCE RATIOS:
  Equity to assets at period end/(7)/......    14.15%       15.62%        15.27%      8.33%      7.60%      9.10%       6.22%
  Net interest rate spread (difference
    between average yield on interest-
    earning assets and average cost of
    interest-bearing liabilities)/(7)/.....     2.05         2.12          2.18       1.99       2.16       2.92        2.52
  Net interest margin (net interest
    income as a percentage of average
    interest-earning assets)/(7)/..........     2.66         2.63          2.72       2.28       2.48       3.12        2.71
  Return on average assets (net income
    divided by average total assets)/(7)/..     0.78         0.64          0.72      (0.52)      0.11       0.52        0.71
  Return on average equity (net income
    divided by average equity)/(7)/........     5.53         6.85          5.82      (6.56)      1.20       7.06       10.22
  Dividend payout ratio/(5)/...............    41.67%       38.64%        24.64%    N/A/(4)/    238.0%    N/A/(4)/    N/A/(4)/
  Stockholders' equity to average
    assets ratio (average stockholders'
    equity divided by average
    total assets)..........................    14.04         9.30         12.39       7.90       9.08       7.30        6.92
  Total other income to average
    assets/(7)/............................     0.32         0.19          0.22      (0.29)     (0.21)      0.03        0.31
  Total operating expenses to average
    assets/(6)(7)/.........................     1.63         1.69          1.68       1.87       1.91       1.76        1.68
  Net interest income to total operating
    expense/(6)/...........................     1.59x        1.51x         1.57x      1.18x      1.25x      1.41x       1.56x
  Net interest income after provision
    for loan losses, to total operating
    expense/(6)/...........................     1.56x        1.49x         1.55x      1.15x      1.20x      1.37x       1.51x
  Average interest-earning assets to
    average interest-bearing
    liabilities/(7)/.......................     1.15x        1.12x         1.13x      1.06x      1.07x      1.05x       1.05x

ASSET QUALITY RATIOS:
  Loans 90 days or more past due to
    net loans..............................     1.39%        2.77%         1.62%      2.38%      2.66%      2.55%       3.64%
  Loans 90 days past due and other
    nonperforming assets to total assets...     0.71%        1.05%         0.64%      1.08%      1.00%      1.29%       1.53%
  Allowance for loan losses to loans
    90 days past due and other
    nonperforming assets...................    63.43%       50.56%        71.21%     50.66%     45.54%     40.62%      34.74%
  Allowance for loan losses as a percent
    of net loans receivable at end
    of period..............................     0.98%        1.40%         1.25%      1.34%      1.33%      1.22%       1.54%

REGULATORY CAPITAL RATIOS:
  Tangible capital/(7)/....................    12.24%       11.99%        12.01%      8.99%      8.48%     10.83%       6.22%
  Core capital/(7)/........................    12.24        11.99         12.01       8.99       8.48      10.83        6.22
  Risk-based capital/(7)/..................    27.30        34.67         33.85      25.31      26.10      32.21       20.61

NUMBER OF FULL-SERVICE OFFICES.............        4            4             4          4          4          4           4

_________________
(1) At the time of the 1995 MHC Reorganization, First Savings Bank of New Jersey, SLA changed its fiscal year end from May 31 to March 31.

(2) The loss on securities available for sale in 1997 and 1996 resulted from the sale of investment securities as part of First Savings Bank of New Jersey, SLA restructuring of its investment portfolio.

(3)  Reflects the SAIF Special Assessment of $2.9 million as of September 30,
     1996.

(4)  Not applicable.

(5)  Aggregate dividends per share divided by net income per share.

(6) Total operating expense does not include income tax expense, the provision for loan losses or the SAIF Special Assessment.

(7) At June 30, 1998 Bayonne had an equity to assets ratio of 13.10%, a net interest rate spread ratio of 2.00%, a net interest rate margin ratio of 2.61%, a return on average assets ratio of .67%, a return on average equity ratio of 4.56%, a total other income to assets ratio of .19, a total operating expenses to average assets ratio of 1.64%, an average interest-earning assets to average interest-bearing liabilities ratio of 1.15x, a tangible capital ratio of 11.42%, a core capital ratio of 11.42% and a risk-based capital ratio of 25.9%.

(8) Net income for the three months ended June 30, 1998 was $1.1 million, compared to $838,000 for the three months ended June 30, 1997. Net interest income was $4.2 million for the quarter ended June 30, 1998 compared to $3.6 million for the comparable prior year quarter. Non-interest income totalled $311,000 for the three months ended June 30, 1998, compared to $398,000 for the quarter ended June 30, 1997. Total interest expense was $6.4 million for the three months ended June 30, 1998, compared to $6.3 million for the three months ended June 30, 1997. The provision for loan losses totalled $50,000 for the three months ended June 30, 1998 as compared to $45,000 for the prior year's three month period.

(9)  Annualized where appropriate.

                     UNAUDITED PRO FORMA COMBINED SELECTED
                             FINANCIAL INFORMATION

     The following tables set forth certain selected condensed financial information for Richmond County and Bayonne on an unaudited pro forma combined basis as if the Bayonne Merger had become effective as of the dates indicated in the case of the balance sheet information presented, and as if the Bayonne Merger had become effective at the beginning of the periods indicated in the case of the income statement information presented (which we refer to as "pro forma" information). In addition, because the Bayonne Merger and the Ironbound Merger are expected to be completed during the same time period, the following pro forma tables reflect the Bayonne Merger and the Ironbound Merger. The pro forma information in the tables assumes that the Bayonne Merger and the Ironbound Merger are accounted for using the purchase method of accounting.

     The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time the companies are combined. For a more detailed description of purchase accounting, see "THE BAYONNE MERGER -- Anticipated Accounting Treatment."

     Because Richmond County's fiscal year ends on June 30, Bayonne's fiscal year ends on March 31, and Ironbound Bankcorp, NJ's ends on December 31, the financial data for Bayonne and Ironbound Bankcorp, NJ for the three months ended September 30 have been presented to coincide with the fiscal reporting period for Richmond County. Following the Bayonne Merger, the combined company's fiscal year, like that of Richmond County, will end on June 30.

     When reviewing these tables, you should also read the historical financial statements, including their notes, of Richmond County and Bayonne. The historical financial statements of Richmond County are included in the document attached as ANNEX E to this document. The historical financial statements of Bayonne are incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION" on page __ of this document. You should also read the more detailed pro forma financial information, including their notes, that are found on page ___ of this document.

     This information is presented for informational purposes only. You should not assume that Richmond County, Bayonne and Ironbound would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     There may be certain cost savings and/or revenue enhancements that will result from the Bayonne Merger and the Ironbound Merger. Except as described in Note __ found on page __ of this document, the information furnished in these tables does not reflect either the cost savings or the revenue enhancements.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                   OF RICHMOND COUNTY, BAYONNE AND IRONBOUND
                   (In thousands, except per share amounts)

                                                                           AT SEPTEMBER 30, 1998
                                                                     ----------------------------------
PRO FORMA CONDENSED COMBINED BALANCE SHEET
  Total assets (end of period)..................................     $2,522,691
  Long term borrowings (end of period)..........................        548,582
  Total stockholders' equity (end of period)....................        478,377

                                                                     AT OR FOR THE
                                                                     THREE MONTHS    AT OR FOR THE YEAR
                                                                         ENDED             ENDED
                                                                     SEPTEMBER 30,        JUNE 30,
                                                                     --------------  ------------------
                                                                          1998              1998
                                                                     --------------  ------------------
PRO FORMA CONDENSED COMBINED STATEMENT
 OF INCOME
  Net interest income after provision for loan losses...........      $   19,809          $ 67,597
  Net income....................................................           6,378             8,049(1)
  Earnings from per common share:
    Basic.......................................................            0.18              0.23(1)
    Diluted.....................................................            0.18              0.23(1)
    Cash dividends declared per common share....................           0.068            0.0127

-------------------------
(1) Includes a one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Foundation at the time of the Conversion.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     We have summarized below the per share information of Richmond County and Bayonne on a pro forma combined and pro forma equivalent basis. In addition, we have included similar information relating to the Ironbound Merger. The information set forth below is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Richmond County and Bayonne have either attached to this document or have filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page __.

     The information in the following table is based on the historical financial information that we have presented in our prior Securities and Exchange Commission filings.

                                                                 THREE MONTHS
                                                                    ENDED         YEAR ENDED
                                                                 SEPTEMBER 30,     JUNE 30,
                                                                     1998            1998
                                                                 -------------   ------------
BASIC EARNINGS (LOSS) PER SHARE/(1)/:
  Richmond County..............................................       0.22           (0.16)(4)
  Bayonne......................................................       0.15            0.49
  Richmond County pro forma (with Bayonne only)................       0.18            0.21
  Bayonne pro forma equivalent.................................       0.19            0.22
  Bayonne pro forma equivalent with Ironbound..................       0.19            0.24
DILUTED EARNINGS (LOSS) PER SHARE /(1)/:
  Richmond County..............................................       0.22           (0.16)(4)
  Bayonne......................................................       0.15            0.49
  Richmond County pro forma (with Bayonne only)................       0.18            0.21
  Bayonne pro forma equivalent.................................       0.19            0.22
  Bayonne pro forma equivalent with Ironbound..................       0.19            0.24
CASH DIVIDENDS DECLARED PER SHARE/(2)/:
  Richmond County..............................................      0.070           0.110
  Bayonne......................................................      0.063           0.170
  Richmond County pro forma (with Bayonne only)................      0.070           0.110
  Bayonne pro forma equivalent.................................      0.074           0.116
  Bayonne pro forma equivalent with Ironbound..................      0.074           0.116
BOOK VALUE PER SHARE AT PERIOD END/(3)/:
  Richmond County..............................................      12.48           12.44
  Bayonne......................................................      10.43           10.85
  Richmond County pro forma (with Bayonne only)................      12.58            N/A
  Bayonne pro forma equivalent.................................      13.21            N/A
  Bayonne pro forma equivalent with Ironbound..................      12.78            N/A
TANGIBLE BOOK VALUE PER SHARE AT PERIOD END:
  Richmond County..............................................      12.44           12.39
  Bayonne......................................................      10.43           10.85
  Richmond County pro forma (with Bayonne only)................      11.78            N/A
  Bayonne pro forma equivalent.................................      12.37            N/A
  Bayonne pro forma equivalent with Ironbound..................      12.16            N/A

___________________________________
(1) The pro forma combined net income per share of Richmond County Common Stock is based upon the combined historical net income for Richmond County and Bayonne for the periods indicated divided by the average pro forma fully diluted common share of the combined entities.

(2) Richmond County pro forma cash dividends per share represent historical cash dividends declared by Richmond County and assumes no changes in cash dividends declared per share. Bayonne pro forma equivalent cash dividends per share represent such amounts multiplied by the Exchange Ratio of 1.05.

(3) Richmond County pro forma stated and tangible book value per share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the Exchange Ratio of 1.05. The Bayonne pro forma equivalent stated book value and tangible book value per share amounts are computed by multiplying the Richmond County pro forma amounts by the Exchange Ratio of 1.05.

(4) Richmond converted to stock form on February 18, 1998, accordingly loss per share for the fiscal year ended June 30, 1998 are presented on an historical basis from February 18, 1998 (date of the Conversion) to June 30, 1998. Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Foundation at the time of the Conversion.

                             INDEX OF DEFINED TERMS

                                                                PAGE
                                                                ----
"1995 MHC Reorganization".......................................  19
"Acquisition Proposal"..........................................  81
"Acquisition Transaction".......................................  75
"adequately capitalized"........................................  88
"affiliate".....................................................  79
"bank holding company"..........................................  92
"Bank Index"....................................................  56
"Bank Merger Act"...............................................  64
"Bayonne".......................................................   1
"Bayonne 401(k) Plan"...........................................  65
"Bayonne 1995 RRP"..............................................  43
"Bayonne 1995 Stock Option Plan"................................  39
"Bayonne Bank Merger"...........................................  45
"Bayonne Bank Merger Agreement".................................  72
"Bayonne Board".................................................  37
"Bayonne Common Stock"..........................................   1
"Bayonne Continuing Employee"...................................  64
"Bayonne Effective Date"........................................  62
"Bayonne Effective Time"........................................  33
"Bayonne Employment Agreements".................................  65
"Bayonne Employee Plans"........................................  65
"Bayonne ESOP"..................................................  42
"Bayonne ESOP Committee"........................................  42
"Bayonne ESOP Trustee"..........................................  42
"Bayonne Exchange Ratio"........................................   1
"Bayonne Incentive Plan"........................................  39
"Bayonne Indemnified Party".....................................  63
"Bayonne Limit".................................................  37
"Bayonne Meeting"...............................................   1
"Bayonne Merger"................................................   1
"Bayonne Merger Agreement"......................................   1
"Bayonne Merger Consideration"..................................   1
"Bayonne Merger Stock Option"...................................  81
"Bayonne Merger Stock Option Agreement".........................  75
"Bayonne Merger Stock Option Shares"............................  81
"Bayonne MHC"...................................................  32
"Bayonne Option"................................................  61
"Bayonne Record Date"...........................................  37
"beneficially own"..............................................  40
"BHC Act".......................................................  91
"BIF"...........................................................  32
"broker non-vote"...............................................  35
"capital asset".................................................  78
"CIC Agreements"................................................ 113
"Code"..........................................................  67
"Commissioner"..................................................  70
"Compensation Committee"........................................ 106
"Conversion"....................................................  19
"Costs".........................................................  63
"covered transaction"...........................................  88
"CRA"...........................................................  54
"critically undercapitalized"...................................  88

                                                                PAGE
                                                                ----
"Department of Justice".........................................  70
"DGCL"..........................................................  64
"Directors' Awards"............................................. 105
"Dissenters' Shares"............................................  61
"domestic building and loan association"........................  92
"ERISA".........................................................  40
"Exchange Act"..................................................  31
"Exchange Agent"................................................  61
"Exchange Offer"................................................  82
"Excluded Shares"...............................................  61
"Executive"..................................................... 112
"FASB"..........................................................  19
"FDI Act".......................................................  87
"FDIC"..........................................................  32
"FDICIA"........................................................  85
"Federal Reserve Act"...........................................  88
"FHLB"..........................................................  73
"FICO"..........................................................  90
"Final Index Price".............................................  75
"First Savings".................................................  32
"First Savings Common Stock".................................... 111
"Foundation"....................................................  19
"FRB"...........................................................  88
"GAAP"..........................................................  68
"Guidelines"....................................................  86
"Highly Valued Group"...........................................  56
"HOLA"..........................................................  70
"Index Group"...................................................  75
"Index Ratio"...................................................  75
"Initial Index Price"...........................................  75
"Initial Richmond County Market Value"..........................  74
"Initial Termination Date"......................................  76
"Interstate Banking Act"........................................  93
"Investment Group"..............................................  42
"Ironbound".....................................................  83
"Ironbound Merger"..............................................  16
"Issuer Termination"............................................  81
"investment power"..............................................  40
"Large Thrift Highly Valued Group"..............................  57
"Limit".........................................................  34
"Limited Rights"................................................ 105
"Material Adverse Effect".......................................  68
"Meetings"......................................................   1
"Named Executive Officers"......................................  41
"Nasdaq National Market"........................................   1
"Nationwide Transactions".......................................  56
"NYBB"..........................................................  84
"NYBD"..........................................................  84
"NYBL"..........................................................  69
"NYCRA".........................................................  91
"opt in"........................................................  93
"opt out".......................................................  93
"OTS"...........................................................  70
"Peer Group"....................................................  57
"Plan Exchange Ratio"........................................... 111
"Pooling-of-interests"..........................................  27

                                                                PAGE
                                                                ----
"portfolio assets"..............................................  86
"Preliminary Purchase Event"....................................  82
"pro forma".....................................................  23
"purchase"......................................................  12
"Purchase Event"................................................  81
"prudent person"................................................  84
"QTL"...........................................................  92
"QTL Test"......................................................  92
"qualified thrift investments"..................................  92
"Regional Group"................................................  56
"Regional Transactions".........................................  56
"Registration Statement"........................................   7
"Richmond County"...............................................   1
"Richmond County Board".........................................  34
"Richmond County Common Stock"..................................   1
"Richmond County Incentive Plan"................................  36
"Richmond County Savings ESOP"..................................  40
"Richmond County Savings ESOP Committee"........................  40
"Richmond County Savings ESOP Trustee"..........................  40
"Richmond County Market Value"..................................  74
"Richmond County Meeting".......................................   1
"Richmond County Preferred Stock"...............................  94
"Richmond County Ratio".........................................  74
"Richmond County Record Date"...................................  34
"Richmond County Savings".......................................  32
"Richmond County Savings 401(k) Plan"...........................  65
"risk-based capital ratio"......................................  85
"S&P Index".....................................................  56
"SAIF"..........................................................  19
"Sandler O'Neill"...............................................  46
"Sandler O'Neill Agreement".....................................  55
"Sandler O'Neill Fairness Opinion"..............................  55
"SEC"...........................................................   7
"Second-Step Conversion"........................................  32
"Securities Act"................................................  75
"Selected Market Transactions"..................................  51
"Selected U.S. Transactions"....................................  51
"Service".......................................................  78
"SFAS"..........................................................  19
"SFAS No. 115"..................................................  18
"SFAS No. 106"..................................................  18
"SFAS No. 109"..................................................  18
"significantly undercapitalized"................................  88
"Stock Awards".................................................. 105
"Stockholders".................................................. 100
"Superintendent"................................................  69
"Superior Proposal".............................................  75
"Tender Offer"..................................................  82
"Tier I"........................................................  85
"Tier II".......................................................  86
"Tucker Anthony"................................................  47
"undercapitalized"..............................................  88
"Valuation Date"................................................  61
"voting power"..................................................  40
"well capitalized"..............................................  88

                                  THE COMPANIES

RICHMOND COUNTY

     Richmond County is a savings and loan holding company organized under the laws of the State of Delaware in 1997. Richmond County's wholly owned subsidiary, Richmond County Savings Bank ("Richmond County Savings"), operates 14 banking offices in the New York City Borough of Staten Island, one banking office in the New York City Borough of Brooklyn, and one multi-family loan processing center in Jericho, Long Island. Richmond County Savings is a New York State-chartered savings bank which has operated since 1886. Richmond County Savings' deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC").

     At September 30, 1998, Richmond County had total assets of $1.7 billion, deposits of $953.5 million and stockholders' equity of $329.8 million.

     For more information about Richmond County, reference is made to the financial information relating to Richmond County, which is attached hereto as ANNEX E.

BAYONNE

     Bayonne is a savings and loan holding company organized under the laws of the State of Delaware in 1997. Bayonne's wholly owned subsidiary, First Savings Bank of New Jersey, SLA ("First Savings"), operates four full service banking offices and one financial center in Bayonne, New Jersey. First Savings is a New Jersey savings association which has operated since 1889. First Savings' deposits are insured by the SAIF.

     In January 1995, First Savings reorganized from a New Jersey chartered mutual savings and loan association into the federal mutual holding company form of organization. In connection with the 1995 MHC Reorganization, First Savings became a New Jersey chartered stock savings association and issued approximately 54% of its outstanding common stock to Bayonne Bankshares, M.H.C., a federal mutual holding company ("Bayonne MHC"). First Savings sold the remaining shares of outstanding common stock to certain members of the general public.

     In August 1997, First Savings and Bayonne MHC completed a conversion and reorganization from the mutual holding company to the stock holding company form of organization (the "Second-Step Conversion"). Pursuant to the Second-Step Conversion, First Savings formed Bayonne and as the result of a series of corporate reorganizations became a wholly owned subsidiary of Bayonne. Bayonne exchanged 2.933 shares of its common stock for each share of common stock of First Savings held by public stockholders and sold an additional 4.8 million shares of its common stock to certain members of the general public. The shares of First Savings common stock held by Bayonne MHC were cancelled and the separate corporate existence of Bayonne MHC was terminated.

     At September 30, 1998, Bayonne had total assets of $672.7 million, deposits of $420.7 million and stockholders' equity of $95.2 million.

     For more information about Bayonne, reference is made to the 1998 Bayonne Form 10-K, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

                     MARKET PRICES AND DIVIDEND INFORMATION

     Richmond County Common Stock is listed on the Nasdaq National Market under the symbol "RCBK." Bayonne Common Stock is listed on the Nasdaq National Market under the symbol "FSNJ."

     The following table sets forth, for the calendar periods indicated, the high and low prices per share for the Richmond County Common Stock and Bayonne Common Stock as reported on the Nasdaq National Market and the quarterly cash dividends declared by each company for the periods indicated. Richmond County Common Stock began trading on the Nasdaq National Market on February 18, 1998. After the Second-Step Conversion, the common stock of Bayonne began trading on the Nasdaq National Market in August, 1997.

                                        RICHMOND COUNTY COMMON STOCK       BAYONNE COMMON STOCK
                                        ----------------------------   ----------------------------
                                          HIGH      LOW    DIVIDENDS     HIGH    LOW     DIVIDENDS
                                        -------   -------  ---------   -------  ------  -----------
1997
 Quarter ended March 31..............     N/A       N/A       N/A       $ 8.35  $ 7.16     $.0425
 Quarter ended June 30...............     N/A       N/A       N/A         9.21    7.93      .0425
 Quarter ended September 30..........     N/A       N/A       N/A        13.06    9.20      .0425
 Quarter ended December 31...........     N/A       N/A       N/A        13.38   11.63      .0425
1998
 Quarter ended March 31..............   $19.63   $15.68      $0.05       14.88   12.06      .0425
 Quarter ended June 30...............    19.75    17.75       0.06       17.38   15.25      .0625
 Quarter ended September 30..........    18.69    11.88       0.07       17.13   10.00      .0625
 Quarter ended December 31
      (As of ________, 1998).........


     The following table sets forth the closing price per share of Richmond County Common Stock, Bayonne Common Stock and the equivalent per share price for Bayonne Common Stock giving effect to the Bayonne Merger on (i) October 13, 1998 the last business day preceding the public announcement of the amendments to the Bayonne Merger Agreement and (ii) _________, 199_, the last practicable trading day prior to the mailing of this Joint Proxy Statement/Prospectus. The equivalent per share price of Bayonne Common Stock was computed by multiplying the price of Richmond County Common Stock by the 1.05 Bayonne Exchange Ratio.

                                                             EQUIVALENT PRICE PER
                         RICHMOND COUNTY       BAYONNE             SHARE OF
                          COMMON STOCK       COMMON STOCK    BAYONNE COMMON STOCK
                        -----------------    ------------    --------------------
October 13, 1998........      $12.25            $12.00              $12.86
________ __, 1998.......      $_____            $_____              $_____

     You should obtain current market quotations for Richmond County Common Stock and Bayonne Common Stock as the market price of Richmond County Common Stock will continue to fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Bayonne Merger is consummated and thereafter. Because the number of shares of Richmond County Common Stock to be received by Bayonne stockholders in the Bayonne Merger is fixed (subject to possible increase in certain limited circumstances) and because the market price of Richmond County Common Stock fluctuates, the value of the shares of Richmond County Common Stock that holders of Bayonne Common Stock would receive in the Bayonne Merger may increase or decrease prior to the Bayonne Merger. No assurance can be given concerning the market price of Richmond County Common Stock before or after the Bayonne effective time (the time specified in the Certificate of Merger filed with the Delaware Secretary of State (the "Bayonne Effective Time")). See "THE BAYONNE MERGER -- Exchange of Bayonne Shares" and "-- Waiver and Amendment; Termination."

                                  THE MEETINGS

                    MEETING OF RICHMOND COUNTY STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Richmond County in connection with the solicitation of proxies by the Richmond County Board of Directors (the "Richmond County Board") for use at the Richmond County Meeting to be held at ________________________,
_____________________________, _________, New York _____, on ________,
___________ __, 199_ at _:__ a.m., local time. At the Richmond County Meeting, the stockholders of Richmond County will be asked to consider and vote upon:
(i) a proposal to approve and adopt the Bayonne Merger and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) such other matters as may properly be brought before the Richmond County Meeting. A copy of the Bayonne Merger Agreement is attached as ANNEX A hereto.

     THE RICHMOND COUNTY BOARD HAS UNANIMOUSLY APPROVED THE BAYONNE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE BAYONNE MERGER AND THE BAYONNE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF RICHMOND COUNTY AND ITS STOCKHOLDERS. THE RICHMOND COUNTY BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT RICHMOND COUNTY'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE BAYONNE MERGER AGREEMENT.

     See "THE BAYONNE MERGER -- Background of the Bayonne Merger" and "-- Recommendation of the Richmond County Board; Richmond County's Reasons for the Merger."

RECORD DATE

     The Richmond County Board has fixed __________ __, 199_ as the Richmond County Record Date (the "Richmond County Record Date") for the determination of those Richmond County stockholders entitled to notice of and to vote at the Richmond County Meeting. Only holders of record of Richmond County Common Stock at the close of business on the Richmond County Record Date will be entitled to notice of and to vote at the Richmond County Meeting. As of the Richmond County Record Date, there were __________ shares of Richmond County Common Stock outstanding and entitled to vote, which were held by approximately ____ holders of record.

PROXIES; VOTING AND REVOCATION OF PROXIES

     Each holder of record of shares of Richmond County Common Stock on the Richmond County Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Bayonne Merger Agreement and on any other matter properly submitted for the vote of the Richmond County stockholders at the Richmond County Meeting.

     Richmond County's Certificate of Incorporation provides that in no event shall any record owner of any outstanding Richmond County Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), shares which such person or his or her affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his or her affiliates have sole or shared voting or investment power, but shall not include shares that are subject to a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his or her affiliates.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Richmond County Common Stock entitled to vote at the Richmond County Meeting is necessary to constitute a quorum at the Richmond County Meeting.

     Richmond County intends to count shares of Richmond County Common Stock present in person at the Richmond County Meeting but not voted, and shares of Richmond County Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Richmond County Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the approval and adoption of the Bayonne Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Richmond County Common Stock entitled to vote thereon, each such non-voting share and abstention will have the effect of a vote AGAINST the approval and adoption of the Bayonne Merger Agreement. In addition, brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Bayonne Merger Agreement without specific instructions from such customers. Given that the approval and adoption of the Bayonne Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Richmond County Common Stock entitled to vote thereon, the failure of any such customers to provide specific instructions to his or her broker with respect to his or her shares of Richmond County Common Stock (a "broker non-vote") will have the effect of a vote AGAINST the approval and adoption of the Bayonne Merger Agreement.

     All shares of Richmond County Common Stock which are entitled to be voted and are represented at the Richmond County Meeting by properly executed proxies received prior to or at the Richmond County Meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted: (i) FOR approval and adoption of the Bayonne Merger Agreement, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the Richmond County Meeting, including, among other things, a motion to adjourn or postpone the Richmond County Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against a proposal will be voted in favor of any adjournment or postponement for the purpose of soliciting additional votes in favor of that proposal.

     If any other matters are properly presented for consideration at the Richmond County Meeting, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent allowable under applicable federal and state securities and corporation laws. Richmond County does not have any knowledge of any matters to be presented at the Richmond County Meeting other than the matters set forth above.

     Any proxy given by a Richmond County stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) delivering to the Corporate Secretary of Richmond County, at or before the taking of the vote at the Richmond County Meeting, a written notice of revocation bearing a later date than the date of the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Richmond County Meeting before the taking of the vote at the Richmond County Meeting; or (iii) attending the Richmond County Meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of the proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Richmond County Financial Corp., 1214 Castleton Avenue, Staten Island, New York 10310,
Attention: Corporate Secretary, or hand delivered to Richmond County's Corporate Secretary at such address on or before the day of the

Richmond County Meeting or to the Inspector of Elections of the Richmond County Meeting before the taking of the vote at the Richmond County Meeting. IF YOU
                                                                       ------
ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL
----------------------------------------------------------------------------
NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED
-----------------------------------------------------------------------------
TO THE RICHMOND COUNTY MEETING.
------------------------------

     Richmond County will bear all expenses of the solicitation of proxies from the holders of Richmond County Common Stock. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Richmond County in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Richmond County has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $5,000, plus reasonable out-of-pocket costs and expenses. Further, Richmond County will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

     HOLDERS OF RICHMOND COUNTY COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO RICHMOND COUNTY IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

VOTE REQUIRED; PRINCIPAL STOCKHOLDERS

     The approval and adoption of the Bayonne Merger Agreement by Richmond County stockholders will require the affirmative vote of at least a majority of the outstanding shares of Richmond County Common Stock entitled to vote at the Richmond County Meeting. SUCH STOCKHOLDER APPROVAL IS A CONDITION TO CONSUMMATION OF THE BAYONNE MERGER.

     As of September 30, 1998, directors and executive officers of Richmond County and their affiliates beneficially owned and were entitled to vote 282,317 shares of Richmond County Common Stock, or 1.10% of the outstanding Richmond County Common Stock which may be voted at the Richmond County Meeting (exclusive of shares which may be acquired upon the exercise of options under the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan (the "Richmond County Incentive Plan")). Such persons have informed Richmond County that they intend to vote or direct the vote of all such shares of Richmond County Common Stock FOR approval of the Bayonne Merger Agreement. As of September 30, 1998, Bayonne, its subsidiaries and the directors and executive officers of Bayonne beneficially owned 900 shares of Richmond County Common Stock. See "CERTAIN RELATED TRANSACTIONS -- Bayonne Merger Stock Option Agreement."

                        MEETING OF BAYONNE STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

     The Bayonne Meeting will be held on ___________ __, 199_, at _:__ a.m., local time, at _____________________, ________________, ________, New Jersey.
At the Bayonne Meeting, holders of Bayonne Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Bayonne Merger Agreement; (ii) the election of two directors of Bayonne to serve until completion of the Bayonne Merger or, if the Bayonne Merger is not completed, for three-year terms and until their successors shall have been elected and qualified; (iii) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999; and
(iv) such other matters as may properly be brought before the Bayonne Meeting.

     See "THE BAYONNE MERGER -- Recommendation of the Bayonne Board; Bayonne's Reasons for the Merger."

     Additional information with respect to the election of directors and the ratification of independent auditors is set forth under "ADDITIONAL MATTERS TO BE CONSIDERED AT THE BAYONNE MEETING" in this Joint Proxy Statement/Prospectus.

RECORD DATE

      The Bayonne Board of Directors (the "Bayonne Board") has fixed the close of business on _________, 199_ as the Bayonne Record Date (the "Bayonne Record Date") for the determination of the holders of Bayonne Common Stock entitled to receive notice of and to vote at the Bayonne Meeting. Only holders of record of Bayonne Common Stock at the close of business on the Bayonne Record Date are entitled to receive notice of and to vote at the Bayonne Meeting. At the close of business on the Bayonne Record Date, there were _________ shares of Bayonne Common Stock outstanding and entitled to be voted at the Bayonne Meeting. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Bayonne Common Stock entitled to vote at the Bayonne Meeting is necessary to constitute a quorum thereat.

PROXIES; VOTING AND REVOCATION OF PROXIES

     Each holder of Bayonne Common Stock on the Bayonne Record Date will be entitled to one vote for each share of Bayonne Common Stock held of record (except for shares held in excess of the Bayonne Limit, as defined below) on each matter to be voted upon at the Bayonne Meeting. As provided in Bayonne's Certificate of Incorporation, record holders of Bayonne Common Stock who beneficially own in excess of 10% of the outstanding shares of Bayonne Common Stock (the "Bayonne Limit") are not entitled to any vote with respect to the shares held in excess of the Bayonne Limit. A person or entity is deemed to beneficially own shares owned by an affiliate as well as persons acting in concert with such person or entity. Bayonne's Certificate of Incorporation authorizes the Bayonne Board (i) to make all determinations necessary to implement and apply the Bayonne Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own Bayonne Common Stock in excess of the Bayonne Limit supply information to Bayonne to enable the Bayonne Board to implement and apply the Bayonne Limit.

     Shares of Bayonne Common Stock represented by properly executed proxies received by Bayonne in time to be voted at the Bayonne Meeting and not subsequently revoked prior to the vote at the Bayonne Meeting will be voted in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE GIVEN, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE BAYONNE MERGER AGREEMENT, FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS JOINT PROXY

STATEMENT/PROSPECTUS, AND FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF BAYONNE FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

     The presence of a stockholder at the Bayonne Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) filing a written notice of revocation with the Corporate Secretary of Bayonne prior to the Bayonne Meeting, (ii) delivering to the Corporate Secretary of Bayonne prior to the Bayonne Meeting a duly executed proxy bearing a later date or (iii) attending the Bayonne Meeting, filing a written notice of revocation with the secretary of the meeting and voting in person. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN
                   -----------------------------------------------------------
YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN
--------------------------------------------------------------------------------
ORDER TO BE ADMITTED TO THE BAYONNE MEETING.  Examples of such documentation
-------------------------------------------
include a broker's statement, letter or other document confirming your ownership of shares of Bayonne Common Stock.

     Bayonne will bear the cost of soliciting proxies from the holders of Bayonne Common Stock. In addition to the solicitation of proxies by mail, Kissel-Blake, Inc., a proxy solicitation firm, will assist Bayonne in soliciting proxies for the Bayonne Meeting and will be paid a fee estimated to be $5,000, plus out-of-pocket expenses. Proxies may also be solicited personally, by telephone, facsimile or other means, by directors, officers and employees of Bayonne or its subsidiaries, without additional compensation. Bayonne will also request persons, firms and corporations holding shares of Bayonne Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such record holders for their reasonable expenses incurred in doing so.

     HOLDERS OF BAYONNE COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT TO BAYONNE IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

VOTE REQUIRED; PRINCIPAL STOCKHOLDERS

     The approval and adoption of the Bayonne Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Bayonne Common Stock entitled to vote at the Bayonne Meeting. Accordingly, failure to return a properly executed proxy card or to vote in person, or abstaining from voting, will have the same effect as a vote AGAINST the Bayonne Merger Agreement. Shares underlying broker non-votes or held in excess of the Bayonne Limit will not be counted as having been voted in person or by proxy at the Bayonne Meeting and will have the same effect as a vote AGAINST the Bayonne Merger Agreement.

     As to the election of directors, the proxy card being provided by the Bayonne Board enables a stockholder to vote "FOR" the election of the nominees proposed by the Bayonne Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and Bayonne's Bylaws, directors are elected by a plurality of votes cast, without regard to either
(i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Accordingly, the two nominees receiving the most votes will be elected.

     As to the ratification of KPMG Peat Marwick LLP as independent auditors of Bayonne, the proxy card being provided by the Bayonne Board enables a stockholder to check the appropriate box on the proxy card to (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under Delaware law and Bayonne's Bylaws, the affirmative vote of the holders of a majority of the shares of Bayonne Common Stock present, in person or by proxy, at the Bayonne Meeting at which a quorum is present and entitled to vote on this proposal is required to constitute stockholder approval of such proposal. Shares as to which the "ABSTAIN" box has been selected on the proxy card with respect to the proposal will be counted as present and entitled to vote and have the effect of a vote against the matter. In contrast, shares underlying broker non-votes or in excess of the Bayonne Limit will not be counted as present and entitled to vote or as votes cast on the item and have no effect on the vote on the item.

     As of September 30, 1998, directors and executive officers of Bayonne and their affiliates beneficially owned and were entitled to vote 873,465 shares of Bayonne Common Stock, or 9.58% of the outstanding Bayonne Common Stock which may be voted at the Bayonne Meeting (exclusive of shares of Bayonne Common Stock which may be acquired upon the exercise of options under the Bayonne Bancshares, Inc. Amended and Restated 1995 Stock Option Plan (the "Bayonne 1995 Stock Option Plan") and shares awarded, but that have not vested, under the Bayonne Bancshares, Inc. 1998 Stock-Based Incentive Plan (the "Bayonne Incentive Plan")). Such persons have indicated their intent to vote their shares in
favor of the approval and adoption of the Bayonne Merger Agreement.   As of
September 30, 1998, Richmond County, its subsidiaries and the directors and executive officers of Richmond County beneficially owned approximately 443,000 shares of Bayonne Common Stock. Additionally, Richmond County may also be deemed to be the beneficial owner of 1,809,804 shares of Bayonne Common Stock issuable pursuant to the Bayonne Merger Stock Option Agreement attached hereto as ANNEX
B. Pursuant to the Bayonne Merger Stock Option Agreement, Richmond County has the right to exercise an option to purchase the aforesaid 1,809,804 shares upon the occurrence of certain events (all of which are described in the Bayonne Merger Stock Option Agreement), none of which has occurred as of the date hereof. Richmond County has expressly disclaimed beneficial ownership of such 1,809,804 shares. See "CERTAIN RELATED TRANSACTIONS -- Bayonne Merger Stock Option Agreement."

              BENEFICIAL OWNERSHIP OF RICHMOND COUNTY COMMON STOCK

PRINCIPAL SECURITY OWNERSHIP

     Other than those persons listed below, Richmond County is not aware of any person who is the beneficial owner of more than 5% of the outstanding shares of Richmond County Common Stock as of September 30, 1998. For the purposes of the following table and the table set forth under "-- Directors and Executive Officers," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to "beneficially own" any shares of Richmond County Common Stock (i) over which such person has, directly or indirectly, sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, within 60 days after September 30, 1998. As used herein, "voting power" includes the power to vote, or direct the voting of, such shares, and "investment power" includes the power to dispose, or direct the disposition of, such shares.

                                                          AMOUNT AND
                                                           NATURE OF      PERCENT OF
TITLE OF CLASS                                            BENEFICIAL     COMMON STOCK
  OF SECURITY     NAME AND ADDRESS OF BENEFICIAL OWNERS    OWNERSHIP     OUTSTANDING
--------------    -------------------------------------   ----------    -------------
Common Stock      Richmond County Savings Bank             2,113,880/(1)/     8.0%
                  Employee Stock Ownership Plan
                  (the "Richmond County Savings
                  ESOP")
                  1214 Castleton Avenue
                  Staten Island, New York  10310
Common Stock      Richmond County Savings Foundation       1,957,300/(2)/     7.4%
                  1214 Castleton Avenue
                  Staten Island, New York  10310
Common Stock      Thomson, Horstmann & Bryant, Inc.        1,682,350/(3)/     6.4%
                  Park 80 West, Plaza One
                  Saddle Brook, New Jersey  07663

____________________________
(1) Shares of Richmond County Common Stock were acquired by the Richmond County Savings ESOP pursuant to Richmond County Savings' Conversion. The Richmond County Savings ESOP Committee (the "Richmond County Savings ESOP Committee") administers the Richmond County Savings ESOP. Marine Midland Bank has been appointed as the corporate trustee for the Richmond County Savings ESOP ("Richmond County Savings ESOP Trustee"). The Richmond County Savings ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the Richmond County Savings ESOP in accordance with the instructions of the Richmond County Savings ESOP participants. As of September 30, 1998, no shares had been allocated under the Richmond County Savings ESOP. With respect to unallocated shares, such unallocated shares are required to be voted by the Richmond County Savings ESOP Trustee in a manner calculated to most accurately reflect the voting instructions received from Richmond County Savings ESOP participants, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(2) The Foundation was established and funded by Richmond County in connection with Richmond County Savings' Conversion with an amount of Richmond County's Common Stock equal to 8.0% of the total amount of Richmond County Common Stock sold in the Conversion. The Foundation is a Delaware non-stock corporation and is dedicated to the promotion of charitable purposes within the communities in which Richmond County Savings operates. The Foundation is governed by a board of directors with eight members, all of whom are directors of Richmond County or Richmond County Savings. Pursuant to the terms of the contribution of Richmond County Common Stock, as mandated by federal requirements, all shares of Richmond County Common Stock held by the Foundation must be voted in the same ratio as all other shares of Richmond County's Common Stock on all proposals considered by stockholders of Richmond County.

(3) According to information disclosed on Schedule 13F, filed with the SEC on July 27, 1998, as well as a Schedule 13F filed with the SEC in September 1998. Thomson, Horstmann & Bryant, Inc. is an investment adviser under
    Section 203 of the Investment Advisers Act of 1940.

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information with respect to the shares of Richmond County Common Stock beneficially owned by each director of Richmond County, by Richmond County's Chief Executive Officer and the next four most highly paid executive officers (the "Named Executive Officers") of Richmond County and by all directors and executive officers of Richmond County as a group as of September 30, 1998. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Richmond County Common Stock indicated.

                                                                   AMOUNT AND NATURE         PERCENT OF
                                                                     OF BENEFICIAL          COMMON STOCK
NAME                                     TITLE                      OWNERSHIP/(1)(2)/       OUTSTANDING/(3)/
------------------------    ----------------------------------     -----------------     --------------------
Michael F. Manzulli         Chairman of the Board and Chief                 27,225                *
                             Executive Officer
Anthony E. Burke            President, Chief Operating Officer              14,425                *
                             and Director
Godfrey H. Carstens, Jr.    Director                                        17,032                *
Robert S. Farrell           Director                                        19,945                *
William C. Frederick        Director                                         6,000                *
Maurice K. Shaw             Director                                         6,326                *
James L. Kelley             Director                                        13,640                *
T. Ronald Quinlan, Jr.      Director                                         1,000                *
Thomas R. Cangemi           Senior Vice President, Chief                    27,175                *
                             Financial Officer and Secretary
John M. McKenna             Executive Vice President                         1,063                *

All directors and executive
    officers as a group (23 persons)                                       282,317             1.10%

________________________
*  Represents less than 1% of outstanding Richmond County Common Stock.

(1) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported.

(2) Does not include options and awards intended to be granted pursuant to the Richmond County Incentive Plan.

(3) Percentages with respect to each person or group of persons have been calculated on the basis of 26,423,550 shares of Richmond County Common Stock, the number of shares of Richmond County Common Stock outstanding as of September 30, 1998.

                  BENEFICIAL OWNERSHIP OF BAYONNE COMMON STOCK

PRINCIPAL SECURITY OWNERSHIP

   Other than those persons listed below, Bayonne is not aware of any person who is the beneficial owner of more than 5% of the outstanding shares of Bayonne Common Stock as of September 30, 1998. For the purposes of the following table and the table set forth under "-- Directors and Executive Officers," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to "beneficially own" any shares of Bayonne Common Stock (i) over which such person has, directly or indirectly, sole or shared voting or investment power, or
(ii) of which such person has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, within 60 days after September 30, 1998. As used herein, "voting power" includes the power to vote, or direct the voting of, such shares, and "investment power" includes the power to dispose, or direct the disposition of, such shares.

                                                           AMOUNT AND
                                                           NATURE OF           PERCENT OF
TITLE OF CLASS    NAME AND ADDRESS OF BENEFICIAL           BENEFICIAL         COMMON STOCK
OF SECURITY                  OWNERS                        OWNERSHIP          OUTSTANDING/(1)/
---------------  -------------------------------------  ----------------    ------------------
Common Stock     First Savings Bank of New Jersey, SLA    708,179/(1)/           7.76%
                 Employee Stock Ownership Plan (the
                 "Bayonne ESOP")
                 568 Broadway
                 Bayonne, New Jersey  07002

Common Stock     Jeffrey S. Halis                          94,846/(2)(3)/        1.04%
                 500 Park Avenue
                 Fifth Floor
                 New York, New York  10022

Common Stock     Michael Lowenstein                       431,151/(4)/           4.73%
                 500 Park Avenue
                 Fifth Floor
                 New York, New York  10022

________________________
(1) Shares of Common Stock were acquired by the Bayonne ESOP in the Second-Step Conversion, which was consummated on August 22, 1997. The Bayonne ESOP Committee (the "Bayonne ESOP Committee") administers the Bayonne ESOP.
    First Security Trust Company has been appointed as the trustee for the Bayonne ESOP (the "Bayonne ESOP Trustee"). The Bayonne ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the Bayonne ESOP in accordance with the instructions of the Bayonne ESOP participants. At September 30, 1998, 191,186 shares had been allocated under the Bayonne ESOP and 516,993 shares remain unallocated. Each participant, however, will be deemed to have one share of Bayonne Common Stock in the Bayonne ESOP allocated to such participant's account for the purpose of providing voting instructions to the Bayonne ESOP Trustee. Under the Bayonne ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the Bayonne ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of ERISA.

(2) Based on information disclosed in a Schedule 13D/A filed with the SEC on June 9, 1998.

(3) The 431,151 shares reported in a Schedule 13D filed by Michael Lowenstein on September 5, 1997 include shares owned by Tyndall Partners, L.P., Madison Avenue Partners, L.P., Tyndall Institutional Partners, L.P., and Halo International, Ltd. (collectively, the "Investment Group"). According to the
    Schedule 13D filed on September 5, 1997, Michael Lowenstein possesses the sole power to vote and dispose of the common stock held by the Investment Group. However, Jeffrey S. Halis is a general partner of Halo Capital Partners, L.P., which is the sole general partner of each member of the Investment Group, and also serves as a member of Jemi Management, L.L.C., which serves as the investment manager for Halo International, Ltd.

(4) Based on information disclosed in a Schedule 13D filed with the SEC on September 5, 1997. Mr. Lowenstein disclaims any interest in the shares owned individually by Mr. Halis.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information with respect to the shares of Bayonne Common Stock beneficially owned by each director of Bayonne, by each Named Executive Officer of Bayonne and by all directors and executive officers of Bayonne as a group as of September 30, 1998. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Bayonne Common Stock indicated.

                                                                             AMOUNT AND NATURE         PERCENT OF
                                                                               OF BENEFICIAL          COMMON STOCK
      NAME                                   TITLE/(1)/                     OWNERSHIP/(1)(2)(3)(4)/  OUTSTANDING/(8)/
----------------------------         ----------------------------------    ------------------------  ----------------
Patrick F.X. Nilan                   Chairman of the Board                     295,416/(2)(3)(4)/            3.24%
Michael A. Nilan                     President, Chief Executive                 93,655/(4)(5)(6)/            1.03%
                                      Officer and Director
James F. Sisk                        Director                                   74,583/(2)(3)/                 *
Patrick D. Conaghan                  Director                                  110,440/(2)(3)/               1.21%
Frederick G. Whelpley                Director                                   97,360/(2)(3)/               1.07%
Joseph L. Wisniewski                 Director                                   94,966/(3)(4)/               1.04%
Eugene V. Malinowski, C.P.A.         Vice President and Chief Financial         43,497/(6)/                    *
                                      Officer
James E. Collins                     Vice President/Loan Officer                35,898/(5)(6)/                 *
Donald Mindiak                       Treasurer                                  27,821/(5)(6)/                 *
Thomas M. Coughlin, C.P.A.           Corporate Secretary/Controller             15,048/(5)(6)/                 *

All directors and executive                                                    888,684/(7)/                  9.74%
 officers as a group (10 persons)

* Represents less than 1% of outstanding Bayonne Common Stock.

(1) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein.

(2) Includes 3,983, 4,049 and 3,983 options awarded to Messrs. Conaghan, Whelpley and Sisk, respectively, pursuant to the Bayonne 1995 Stock Option Plan, that are currently exercisable or will become exercisable within 60 days of September 30, 1998. Upon consummation of the Second-Step Conversion, Bayonne adopted the Bayonne 1995 Stock Option Plan and thereby agreed to issue Bayonne Common Stock in accordance with the terms of such plan. The adjusted exercise price of all of the options that have been awarded to date pursuant to the Bayonne 1995 Stock Option Plan is $4.43.

(3) Includes 15,932, 3,184, 3,184 and 3,184 shares awarded to Messrs. Patrick F.X. Nilan, Conaghan, Whelpley and Sisk, respectively, pursuant to the Bayonne 1995 RRP Bancshares, Inc. Amended and Restated 1995 Recognition and Retention Plan (the "Bayonne 1995 RRP") that have not vested. Includes 9,738 shares awarded to each of Messrs. Patrick F.X. Nilan, Wisniewski, Sisk, Conaghan and Whelpley pursuant to the Bayonne Incentive Plan that have not vested. Awards granted under the Bayonne 1995 RRP and the Bayonne Incentive Plan vest in equal installments of 20% per year. Upon consummation of the Second-Step Conversion, Bayonne adopted the Bayonne 1995 RRP and thereby agreed to issue Bayonne Common Stock in accordance with the terms of such plan. Each recipient has voting power as to the shares awarded.

(4) Includes 13,429, 7,901 and 10,029 shares allocated to Messrs. Patrick F.X. Nilan, Joseph L. Wisniewski and Michael A. Nilan, respectively, pursuant to the Bayonne ESOP for which each has sole voting power.

(5) Includes 6,069, 6,069, 6,069 and 4,957 options awarded to Messrs. Michael A. Nilan, Collins, Mindiak and Coughlin pursuant to the Bayonne 1995 Stock Option Plan that are currently exercisable or will become exercisable in 60 days.

(6) Includes 32,709 and 24,348 shares awarded to Mr. Michael A. Nilan under the Bayonne 1995 RRP and the Bayonne Incentive Plan, respectively, 21,424 shares awarded to Mr. Malinowski under the Bayonne Incentive Plan, and 3,344, 3,344 and 958 shares awarded to Messrs. Collins, Mindiak and Coughlin, respectively, under the Bayonne 1995 RRP, that have not vested. Shares awarded under the Bayonne 1995 RRP vest in equal annual installments of 20% per year. Approximately 20% of the shares awarded to Messrs. Michael Nilan and Malinowski, respectively, under the Bayonne Incentive Plan vest in equal installments during the first and second years after April 27, 1998, the date of grant. The remaining shares granted to Mr. Michael Nilan under the Bayonne Incentive Plan vest subject to the attainment by Bayonne during years three, four and five after the date of grant of certain performance goals related to earnings per share and return on equity. Approximately 10% of the shares awarded to Mr. Malinowski under the Bayonne Incentive Plan vest in equal installments during years three, four and five after the date of grant, while the remaining shares vest subject to the attainment by Bayonne during years three, four and five after the date of grant of certain performance goals relating to earnings per share and return on equity. Each recipient has voting power as to the shares awarded.

(7) Includes 64,010 shares awarded under the Bayonne 1995 RRP as to which voting may be directed. Includes 83,337 options awarded under the Bayonne 1995 Stock Option Plan that are currently exercisable or will become exercisable in 60 days. Includes 208,248 shares of Bayonne Common Stock that may be purchased pursuant to options awarded under the Bayonne Incentive Plan, none of which are currently exerciseable.

(8) Percentages with respect to each person or group of persons have been calculated on the basis of 9,119,526 shares of Bayonne Common Stock, the number of shares of Bayonne Common Stock outstanding as of September 30, 1998.

                               THE BAYONNE MERGER

     The following information concerning the Bayonne Merger, insofar as it relates to matters contained in the Bayonne Merger Agreement, describes the material aspects of the Bayonne Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Bayonne Merger Agreement which is incorporated herein by reference and attached hereto as ANNEX
A. Richmond County and Bayonne stockholders are urged to read carefully the Bayonne Merger Agreement.

GENERAL

     Pursuant to the terms of the Bayonne Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals and the approval of the Bayonne Merger Agreement by the requisite vote of the stockholders of Richmond County and Bayonne, Bayonne will be merged with and into Richmond County and Bayonne's stockholders will become stockholders of Richmond County. Richmond County will be the surviving corporation in the Bayonne Merger, and will continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Bayonne Merger, the separate corporate existence of Bayonne will terminate.

     In contemplation of the Bayonne Merger, First Savings, a New Jersey State-chartered savings and loan association and wholly owned subsidiary of Bayonne will merge with and into a Federal interim savings bank to be formed by Richmond County Savings, a New York State-chartered savings bank and a wholly owned subsidiary of Richmond County. The Federal interim savings bank will then merge with and into Richmond County Savings, with the surviving bank being named Richmond County Savings Bank (the "Bayonne Bank Merger"). See "CERTAIN RELATED TRANSACTIONS -- Bayonne Bank Merger Agreement."

BACKGROUND OF THE BAYONNE MERGER

     Since First Savings' conversion to the mutual holding company form of organization in 1995, the board of directors of First Savings has considered First Savings' future and how best to enhance value for shareholders given the competitive position of First Savings in its market area, the growth prospects of First Savings, the operating results of First Savings and the opportunity for increasing earnings. In 1997, First Savings undertook a conversion from the mutual holding company form of organization to the stock holding company form of organization. The Second-Step Conversion was completed in August 1997, at which time First Savings became a wholly owned subsidiary of Bayonne.

     In February 1998, Richmond County Savings completed its mutual to stock conversion and became a wholly-owned subsidiary of Richmond County. Richmond County Savings converted to stock form because, among other reasons, it believed that this form of organization provided greater ability to expand its operations and market area through a variety of methods, including potential acquisitions of other financial institutions. Shortly after the completion of its conversion, Richmond County began purchasing shares of Bayonne Common Stock in the open market. Such purchases were unknown to Bayonne at the time.

     In March 1998, Bayonne held a special meeting of shareholders for the purpose of obtaining approval of its Bayonne Incentive Plan. While the Bayonne Incentive Plan was approved, there was significant opposition to the Plan, including by certain significant Bayonne stockholders. In April 1998, one such stockholder notified Bayonne that he intended to nominate himself for election as a director of Bayonne at Bayonne's next annual meeting of stockholders. This shareholder later reiterated his intentions in June 1998.

     In the following weeks, due in part to the Bayonne Board's continuing obligations to its shareholders to attempt to enhance shareholder value and to the potential proxy contest, the Bayonne Board and senior management considered its strategic alternatives in light of an increasingly competitive market as well as the continued consolidation of the banking industry. Strategic alternatives considered by Bayonne included continued implementation of Bayonne's business plan, acquisition of other financial institutions or the sale of Bayonne to another financial institution. While the Bayonne Board believed it could increase long-term shareholder value by pursuing its business plan, senior management was authorized to explore the possibility of acquiring another financial institution. In addition, the Bayonne Board authorized senior management to explore strategic business combinations with other financial institutions, particularly in light of the consideration paid in comparable mergers in and around Bayonne's market area. Bayonne did contact a potential acquisition target during this time, but discussions remained at a preliminary stage and Bayonne subsequently terminated consideration of the acquisition.

     Throughout this process, Bayonne utilized the services of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), which provided financial advisory services to Bayonne as well as a significant number of other financial institutions in the New York metropolitan area. In June 1998, Bayonne learned that Richmond County had accumulated a block of its common stock. Accordingly, Bayonne desired to learn the intentions of Richmond County and requested Sandler O'Neill to arrange a meeting between representatives of Richmond County and Michael A. Nilan, the President of Bayonne. Sandler O'Neill had provided financial advisory services for Richmond County as well as Bayonne and, therefore, had relationships with the management of both companies. The meeting, which was the first relating to a possible business combination, took place on June 25, 1998. At the June 25th meeting, the President of Bayonne, the Chief Financial Officer of Richmond County and a representative of Sandler O'Neill discussed the general terms for a potential business combination between the two companies. Based on the results of the June 25th meeting, on June 30, 1998, representatives of Richmond County met with members of the Bayonne Board to reiterate their interest in discussing the acquisition of Bayonne and a range of preliminary values was presented by Richmond County to the Bayonne Board.

     Having determined that Richmond County's proposal for a business combination merited further consideration, in early July 1998 Bayonne requested and received approval from the Office of Thrift Supervision (the "OTS") to engage in discussions with Richmond County. Approval from the OTS was necessary pursuant to customary conditions imposed in the OTS's approval of Bayonne's Second-Step Conversion. Discussion concerning a potential business combination continued in early July 1998 and, on July 10, 1998, Richmond County provided Bayonne with an initial draft of a definitive merger agreement. Over the course of the next week, representatives of Bayonne and Richmond County negotiated the terms of the Bayonne Merger Agreement and conducted due diligence investigations with respect to each other.

     On July 17, 1998, the Bayonne Board, along with Sandler O'Neill and Bayonne's legal counsel, reviewed the contents of the Bayonne Merger Agreement together with its exhibits. Sandler O'Neill presented the Bayonne Board with a financial analysis of both Bayonne and Richmond County, a description of the market for merger transactions, and an analysis of the proposed merger. The Bayonne Board also considered, among other things, Bayonne's strategic alternatives and the impact of the proposed transaction on employees and customers of First Savings. At the conclusion of this meeting, the Bayonne Board authorized management to continue negotiations with Richmond County.

     On July 19, 1998, the Bayonne Board reconvened to review the definitive merger agreement. At this time the Bayonne Board received Sandler O'Neill's written opinion that the Bayonne Exchange Ratio was fair to holders of Bayonne Common Stock from a financial point of view. Thereafter, the Bayonne Board unanimously approved the Bayonne Merger Agreement.

     On July 19, 1998, the Richmond County Board considered and approved, by unanimous vote, the Bayonne Merger, the Bayonne Merger Agreement and the related transactions. Presentations were made by both Tucker Anthony Incorporated ("Tucker Anthony") and Richmond County's legal counsel. At the special meeting, members of Richmond County's senior management, together with its legal and financial advisors, reviewed with the Richmond County Board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. In addition, Tucker Anthony delivered to the Richmond County Board its written opinion to the effect that, as of such date, the Bayonne Exchange Ratio was fair to Richmond County stockholders from a financial point of view.

     The merger agreement entered into on July 19, 1998 required that Richmond County would account for the Bayonne Merger as a "pooling-of-interests." Subsequent to July 19, 1998, representatives of both Richmond County and Bayonne, together with their respective financial and legal advisors and Richmond County's independent auditors, determined that it would be preferable, for financial and operational reasons, to account for the Bayonne Merger as a "purchase." By utilizing purchase accounting, (i) Richmond County and Bayonne would not be precluded from engaging in certain corporate transactions (such as share repurchases) which may be inconsistent with pooling-of-interests accounting, and (ii) Richmond would not be precluded following the Bayonne Merger from engaging in share repurchases in a manner inconsistent with pooling-of-interests accounting.

     On October 14, 1998, the Richmond County Board and the Bayonne Board each considered presentations by each company's respective management, legal advisors and financial advisors regarding the possible amendment to the Bayonne Merger Agreement. In addition, Richmond County considered a presentation by its independent auditors as well. Richmond County's and Bayonne's financial advisors each confirmed that the possible amendments to the Bayonne Merger Agreement did not affect their opinion to their respective clients that, as of July 19, 1998, the Bayonne Exchange Ratio was fair, from a financial point of view, to Richmond County or Bayonne and their respective stockholders, as the case may be. The Richmond County Board and the Bayonne Board each authorized its management to take further action to cause the Bayonne Merger to be accounted for as a purchase. On October 14, 1998, Richmond County and Bayonne formally amended the original agreement entered into by the parties on July 19, 1998 to eliminate certain provisions relating to pooling-of-interests accounting as a condition to the consummation of the Bayonne Merger, to terminate the Bayonne ESOP at the consummation of the Bayonne Merger and to condition the consummation of the Bayonne Merger to be accounted for as a purchase accounting transaction.

RECOMMENDATION OF THE RICHMOND COUNTY BOARD; RICHMOND COUNTY'S REASONS FOR THE MERGER

     In reaching its decision to approve the Bayonne Merger Agreement, the Richmond County Board consulted with its legal advisors regarding the legal terms of the transaction and its obligations in consideration of the proposed transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction as well as with management of Richmond County, and without assigning any relative or specific weights, considered a number of factors, both from a short-term and a long-term perspective, including the following:

     (i) the Richmond County Board's familiarity with and review of Richmond County's business, results of operations, financial condition, competitive position and prospects, the nature of the industry in which Richmond County operates, both on a historical and prospective basis, and the potential growth, development, productivity and profitability of Richmond County;

     (ii) the current and prospective environment in which Richmond County operates, including national and local economic conditions, the competitive environment for thrifts and other financial institutions generally, the trend toward consolidation in the financial services industry and in the thrift industry and the likely effect of the foregoing factors on Richmond County's potential growth, development, productivity and profitability;

     (iii) the Richmond County Board's review, based in part on presentations by Richmond County's management and advisors, of Bayonne's business, financial condition, results of operations and management, and the performance of the Bayonne Common Stock on both a historical and prospective basis, the strategic fit between the parties, the enhanced opportunities for operating efficiencies that could result from the Bayonne Merger and the respective contributions the parties would bring to a combined institution;

     (iv) the Richmond County Board's review of the historical and prospective market prices of the Richmond County Common Stock and the Bayonne Common Stock compared to the Bayonne Merger Consideration;

     (v) a comparison of the consideration to be paid to Bayonne's stockholders compared to that paid in other comparable thrift mergers;

     (vi) the Richmond County Board's review with its legal and financial advisors of alternatives to the Bayonne Merger, including the possibility of growing internally;

     (vii) the Richmond County Board's belief that Bayonne has a strong financial and capital position and that the combined company presents a high long-term intrinsic value, substantial capacity for future growth and considerable potential for long-term strategic value to Richmond County stockholders;

     (viii) the presentation by Tucker Anthony and the written opinion of Tucker Anthony that the Bayonne Exchange Ratio is fair from a financial point of view to Richmond County stockholders.
            See "--Opinion of Richmond County's Financial Advisor";

     (ix) the significant similarity between and the compatibility of Richmond County's and Bayonne's business lines, cultures and management philosophies and their commitments to the communities and customers they each serve and to their respective employees;

     (x) the expectation that the combined institution will continue to provide quality service to the communities and customers served by both companies;

     (xi) the review by the Richmond County Board with its legal and financial advisors of the terms and conditions of the Bayonne Merger Agreement, including the Bayonne Exchange Ratio, and the other documents executed in connection with the Bayonne Merger;

     (xii) the review by the Richmond County Board with its legal and financial advisors of the terms and conditions of the Bayonne Merger Stock Option Agreement;

     (xiii) the Richmond County Board's recognition of the complementary nature of the markets served and products offered by Richmond County and Bayonne and the ability of Richmond County to extend its market area to include that of Bayonne;

     (xiv) a variety of factors affecting and relating to the overall strategic focus of Richmond County including, without limitation, opportunities for growth in deposits, assets and earnings, (including ongoing potential acquisition opportunities) and opportunities available to Richmond County in the market areas where Bayonne conducts business;

     (xv) the anticipated revenue enhancements, cost savings and efficiencies available from the Bayonne Merger; and

     (xvi) the expectation that the Bayonne Merger would be treated as a tax-free reorganization for federal income tax purposes (see "-- Certain Federal Income Tax Consequences of the Bayonne Merger" below).

     The Richmond County Board did not assign any specific or relative weights to the factors under consideration. The Richmond County Board believes that the Bayonne Merger is fair to, and in the best interests of, Richmond County and its stockholders. ACCORDINGLY, THE RICHMOND COUNTY BOARD UNANIMOUSLY RECOMMENDS THAT RICHMOND COUNTY'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE BAYONNE MERGER AGREEMENT.

OPINION OF RICHMOND COUNTY'S FINANCIAL ADVISOR

     Tucker Anthony was retained by Richmond County in July 1998 for the purpose of rendering a fairness opinion to the Richmond County Board in connection with Richmond County's proposed acquisition of Bayonne. Richmond County selected Tucker Anthony for a number of reasons, including its familiarity with Richmond County and Bayonne and their respective businesses. Richmond County also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony makes a market in Bayonne Common Stock. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in Bayonne Common Stock.

     Tucker Anthony has rendered written opinions to the Richmond County Board to the effect that, as of July 19, 1998 and as of the date of this Joint Proxy Statement/Prospectus, the consideration to be paid to the holders of Bayonne Common Stock in the Merger pursuant to the Bayonne Merger Agreement is fair, from a financial point of view, to the holders of Richmond County Common Stock. THE FULL TEXT OF THE FAIRNESS OPINION DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY TUCKER ANTHONY, IS INCLUDED AS ANNEX C OF THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF RICHMOND COUNTY COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. This opinion is directed to the Richmond County Board only and does not constitute a recommendation to any holder of Richmond County Common Stock as to how such shareholder should vote at the Richmond County Meeting. Richmond County and Tucker Anthony have agreed in the engagement letter pursuant to which Richmond County engaged Tucker Anthony that they do not believe any person other than the Richmond County Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise. The July 19, 1998 opinion is substantially identical to the opinion attached hereto.

     As compensation for its services as financial advisor, including issuance of the opinions, Richmond County has agreed to pay Tucker Anthony a total of $150,000, all of which has been paid as of the date hereof. Richmond County has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services.

     In arriving at its opinion dated as of the date hereof, Tucker Anthony, among other things, reviewed the Bayonne Merger Agreement; reviewed the Registration Statement on Form S-4, including this Joint Proxy Statement/Prospectus; reviewed certain historical financial and other information concerning Richmond County for the five fiscal years ended June 30, 1998 [and for the quarter ended September 30, 1998], including Richmond County's reports on Forms 10-K and 10-Q; reviewed certain historical financial and other information concerning Bayonne for the five fiscal years ended March 31, 1998 and for the [six months ended September 30, 1998], including Bayonne's reports on Forms 10-K and 10-Q; held discussions with the senior management of Richmond County and Bayonne with respect to their past and current financial performance, financial condition and future prospects; reviewed certain internal financial data, projections and other information of Richmond County and Bayonne including financial projections approved by management; analyzed certain publicly available information of other financial institutions that it deemed comparable or otherwise relevant to its inquiry, and compared Richmond County and Bayonne from a financial point of view with certain of these institutions; compared the consideration to be paid by Richmond County pursuant to the Bayonne Merger Agreement with the consideration paid by acquirors in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry; reviewed publicly available earnings estimates, historical trading activity and ownership data of Richmond County Common Stock and Bayonne Common Stock; and conducted such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion. In its review, it also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony through the date hereof.

     No limitations were imposed by the Boards of Directors of Richmond County or Bayonne upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinions, Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Richmond County and Bayonne, and did not attempt to verify any of such information. Tucker Anthony assumed (i) that the financial projections of Richmond County and Bayonne provided to it with respect to the results of operations likely to be achieved by each company were prepared on a basis reflecting the best currently available estimates and judgments of Richmond County's and Bayonne's management and advisors as to future financial performance and results, and (ii) that such forecasts and estimates would be realized in the amounts and in the time periods estimated. Tucker Anthony also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for Richmond County and Bayonne were adequate to cover such losses. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Richmond County, Bayonne or any of their respective subsidiaries nor did it verify any of Richmond County's or Bayonne's books or records or review any individual loan credit files.

     On July 19, 1998, Tucker Anthony made a presentation, and subsequently rendered a written fairness opinion, to Richmond County's Board. Set forth below is a summary of the main elements of the financial analyses performed by Tucker Anthony in connection with rendering its written opinion of July 19, 1998. In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Tucker Anthony performed procedures to update certain analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

      STOCK TRADING ANALYSIS. Tucker Anthony examined the historical trading prices, volume and market pricing multiples of Richmond County Common Stock and Bayonne Common Stock, and compared the historical trading prices of Richmond County Common Stock and Bayonne Common Stock in relation to movements in certain stock indices, specifically the Standard & Poor's Major Regional Bank Index and the Standard and Poor's Savings & Loan Index, as well as to indices of other selected publicly traded financial institutions. Specifically, the index of other selected publicly traded financial institutions compared to Richmond County Common Stock included Commonwealth Bancorp, Inc., Dime Community Bancshares, Inc., Flushing Financial Corporation, Haven Bancorp, Inc., Ocean Financial Corporation, Parkvale Financial Corporation, PennFed Financial Services, Inc., Queens County Bancorp, Inc., Roslyn Bancorp, Inc., Staten Island Bancorp, Inc., WSFS Financial Corporation and York Financial Corporation. The index of other selected publicly traded financial institutions compared to Bayonne Common Stock included ESB Financial Corporation, Fidelity Bancorp, Inc., First Bell Bancorp, Inc., First Keystone Financial, Inc., GA Financial, Inc., Harleysville Savings Bank, Little Falls Bancorp, Inc., Pamrapo Bancorp, Inc., Pulse Bancorp, Inc., Statewide Financial Corporation and TF Financial Corporation. Tucker Anthony also compared financial data and financial ratios for these two groups of financial institutions to Richmond County and Bayonne, as detailed in the section "-- Analysis of Selected Publicly Traded Companies" below.

      CONTRIBUTION ANALYSIS. Tucker Anthony analyzed the contribution of each of Richmond County and Bayonne to, among other things, the stockholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Bayonne would have contributed 30.5%, 22.7%, and 22.8% of the assets, stockholders' equity, and net income of the pro forma combined company as of and for the 12 months ended June 30, 1998, respectively. This is compared with a proposed ownership of 25.6% of the combined company to be held by the holders of Bayonne Common Stock following the Bayonne Merger.

      PRO FORMA MERGER ANALYSIS. Based on projections provided by Richmond County, Tucker Anthony analyzed certain pro forma effects of the Bayonne Merger. Assuming a price per share of Richmond County Common Stock of $18.13 (as of July 17, 1998), this analysis indicated that, while the Bayonne Merger would be modestly dilutive to tangible book value per share, the Bayonne Merger would be accretive to earnings in the first full year following the close of the Bayonne Merger. In this analysis Tucker Anthony assumed that Richmond County performed in accordance with the earnings forecasts and expected synergies provided to Tucker Anthony by Richmond County's senior management.

      ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. Tucker Anthony reviewed and performed analysis on 38 unassisted acquisitions of thrift institutions in the New York and surrounding states (the "Selected Market Transactions") and 28 unassisted acquisitions of thrift institutions in the U.S. with a transaction size between $100 million and $250 million (the "Selected U.S. Transactions") announced since January 1, 1997, comparing the target financial institutions' capital structure and profitability to Bayonne's current results of operations and financial condition. The Selected Market Transactions and Selected U.S. Transactions were chosen because they represented merger and acquisition transactions which involved target financial institutions exhibiting certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Bayonne. Excluding the highest and lowest ratios, the target financial institutions involved in the Selected Market Transactions and the Selected U.S. Transactions had an average return on assets for the latest 12 months prior to announcement date of 0.89% and 0.93% and an average return on equity for the latest 12 months prior to announcement date of 9.79% and 9.39%, respectively, as compared to 0.64% and 4.36%, respectively, for Bayonne. Set forth below is a summary of the analysis with respect to the Selected Market Transactions and the Selected U.S. Transactions.

                                                           Selected Market              Selected U.S.
                                                             Transactions               Transactions
                                                             ------------              --------------
                                            Bayonne                   Offer                       Offer
                                           Offer/(1)/    Median    Percentile/(2)/    Median    Percentile/(2)/
                                           ----------    ------    ---------------    ------    ---------------
Price/Trailing Twelve Months Earnings         26.8x       22.9x          72%           21.6x         67%
Price/Book Value                              1.79x       2.14x          30%           1.97x         37%
Price/Adjusted Book Value(3)                  2.47x       1.90x          70%           2.17x         69%
Premium to Market Price(4)                     111%        111%          50%            111%         57%

----------------
(1) Based upon value of $19.03 per share of Bayonne Common Stock (based on the July 17, 1998 closing price of Richmond County Common Stock of $18.13). If the value of the Richmond County Common Stock were based on its average closing bid price per share of $18.45 during the fifteen trading day period prior to the announcement of the Bayonne Merger, implying a value of $19.38 per share of Bayonne Common Stock, the corresponding multiples in the table would be: price/trailing twelve months earnings of 27.3x; price/book value of 1.82x; price/10% book value of 2.51x; and premium to market price of 113%.

(2) Position of the Richmond County offer in relation to percentile rankings of the Selected Market Transactions and the Selected U.S. Transactions, respectively.

(3) Because of the extraordinary nature of Bayonne's capital base relative to most other financial institutions, Tucker Anthony also analyzed the terms of the proposed transaction and the terms of the selected acquisition transactions on an adjusted 10% book value basis. This analysis reviews transaction statistics of premiums paid over a theoretical book value based on adjusting the aggregate transaction value on a dollar-for-dollar basis for differentials between actual book value and the theoretical book value calculated at 10% of total assets.

(4) Premium to market price for Selected Market Transactions and the Selected U.S. Transactions based on stock price one week prior to announcement; market price for Bayonne of $17.13 per share reflects closing price on July 17, 1998.

          ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Tucker Anthony compared selected financial data and financial ratios of Richmond County and Bayonne to the corresponding data and ratios of certain publicly traded thrift institutions located in New York, New Jersey and surrounding states with total assets comparable to Richmond County and Bayonne, respectively. The thrift institutions included in the comparison to Richmond County were: Commonwealth Bancorp, Inc., Dime Community Bancshares, Inc., Flushing Financial Corporation, Haven Bancorp, Inc., Ocwen Financial Corporation, Parkvale Financial Corporation, PennFed Financial Services, Inc., Queens County Bancorp, Inc., Roslyn Bancorp, Inc., Staten Island Bancorp, Inc., WSFS Financial Corporation and York Financial Corporation. The thrift institutions included in the comparison to Bayonne were: ESB Financial Corporation, Fidelity Bancorp, Inc., First Bell Bancorp, Inc., First Keystone Financial, Inc., GA Financial, Inc., Harleysville Savings Bank, Little Falls Bancorp, Inc., Pamrapo Bancorp, Inc., Pulse Bancorp, Inc., Statewide Financial Corporation and TF Financial Corporation. The selected thrifts, as groups, exhibited certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Richmond County and Bayonne, respectively.

     The comparison of Richmond County to its selected thrift peer group showed among other things that based on financial data as of June 30, 1998 for Richmond County and March 31, 1998 for the selected thrift peer group: (i) the ratio of Richmond County's net loans to assets was 40.4% compared to an average of 59.7% for its peer group; (ii) the ratio of Richmond County's loan loss reserves to non-performing assets was 124.2% compared to 129.3% for its peer group; (iii) the ratio of Richmond County's non-performing assets (including loans 90 days past due) to the sum of shareholders' equity and loan loss reserves was 1.74% compared to an average of 7.70% for its peer group; (iv) the ratio of Richmond County's equity to total assets was 20.6% as compared to an average of 11.4% for its peer group; (v) the latest quarter annualized return on assets for Richmond County was 1.42% compared to an average of 1.06% for its peer group; (vi) the latest quarter annualized return on equity for Richmond County was 6.74%, compared to an average of 10.50% for its peer group; (vii) the ratio of Richmond County's market price to its book value per common share was 147% compared to an average of 190% for its peer group;
(viii) the price/earnings ratio for the trailing 12 months earnings for Richmond County was 30.5x, compared to an average of 20.3x for its peer group; and
(ix) the average latest quarter annualized dividend yield for Richmond County was 1.3% as compared to 1.5% for its peer group.

     The comparison of Bayonne to its selected thrift peer group showed among other things that based on financial data as of June 30, 1998 for Bayonne and March 31, 1998 for the selected thrift peer group: (i) the ratio of Bayonne's net loans to assets was 45.4% compared to an average of 49.4% for its peer group; (ii) the ratio of Bayonne's loan loss reserves to non-performing assets was 75.7% compared to 153.2% for its peer group; (iii) the ratio of Bayonne's non-performing assets to the sum of shareholders' equity and loan loss reserves was 3.9% compared to an average of 5.8% for its peer group; (iv) the ratio of Bayonne's equity to total assets was 13.8% as compared to an average of 9.3% for its peer group; (v) the latest quarter annualized return on assets for Bayonne was 0.61% compared to an average of 0.85% for its peer group; (vi) the latest quarter annualized return on equity for Bayonne was 4.17%, compared to an average of 9.46% for its peer group; (vii) the ratio of Bayonne's market price to its book value per common share was 161% compared to an average of 162% for its peer group; (viii) the price/earnings ratio for the trailing 12 months earnings for Bayonne was 24.2x, compared to an average of 16.4x for its peer group; and (ix) the average latest quarter annualized dividend yield for Bayonne was 1.5% as compared to 2.0% for its peer group.

     EVALUATION OF AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER. Tucker Anthony was asked by Richmond County to review the financial implications of an Amended and Restated Agreement and Plan of Merger for the Bayonne Merger relative to the proposed accounting change as pertains to the holders of Richmond County. Tucker Anthony updated its market and pro forma analyses (incorporating certain additional financial information provided to Tucker Anthony by Richmond County management) to evaluate the financial implications of the proposed change in accounting treatment. On October 14, 1998, Tucker Anthony made a presentation to the Richmond County Board in which it reviewed the financial implications of purchase and pooling of interests accounting treatments in connection with the proposed merger and updated the Richmond County Board on current market conditions of financial institutions similar to Richmond County and Bayonne as well as comparable merger and acquisition activity that occurred subsequent to July 19, 1998. Among other observations, Tucker Anthony noted that, according to financial information provided by Richmond County management, the amount of goodwill that would result from accounting for the Bayonne Merger utilizing the purchase method would be approximately $23 million and would be amortized over 15 years. Pursuant to its analysis, Tucker Anthony concluded and reported to the Richmond County Board that accounting for the Bayonne Meeting utilizing the purchase method would not change its opinion rendered July 19, 1998.

     The foregoing is a summary of the main elements of the financial analyses performed by Tucker Anthony, but it does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized above, Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony's opinion. In addition, Tucker Anthony may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony's view of the actual value of Bayonne to Richmond County. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

     In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Richmond County and Bayonne. The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness, from a financial point of view, to the holders of Richmond County Common Stock of the consideration to be paid in the Bayonne Merger to the holders of Bayonne Common Stock, and were provided to the Richmond County Board in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Richmond County or Bayonne might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion is just one of the many factors taken into consideration by Richmond County's Board (see "-- Background of the Bayonne Merger" and "-- Recommendation of the Richmond County Board; Richmond County's Reasons for the Merger."

RECOMMENDATION OF THE BAYONNE BOARD; BAYONNE'S REASONS FOR THE MERGER

     The Bayonne Board believes that the terms of the Bayonne Merger Agreement, which are the product of arm's length negotiations between representatives of Bayonne and Richmond County, are fair and in the best interests of Bayonne and its stockholders. In the course of reaching its determination, the Bayonne Board consulted with legal counsel with respect to its legal duties, the terms of the Bayonne Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view; and with senior management regarding, among other things, operational matters.

     In reaching its determination to approve the Bayonne Merger Agreement, the Bayonne Board considered the following:

     (i) The Bayonne Board considered that Bayonne and Richmond County serve contiguous market areas with similar communities and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

     (ii) The Bayonne Board considered that Richmond County offers a broader range of products and services and that the Merger would provide Bayonne's customers with access to these products and services without Bayonne having to undergo the expense of introducing them on its own.

     (iii) The Bayonne Board considered the strength of Richmond County's management and the similarity of operating philosophies between the companies.

     (iv) The Bayonne Board considered that the resources of the charitable foundation established by Richmond County in connection with the conversion of Richmond County Savings would become available to Bayonne's communities as a result of the Bayonne Merger.

     (v) The Bayonne Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Bayonne. In this regard, the Bayonne Board analyzed the options of selling Bayonne or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Bayonne shares on a stand-alone basis.

     (vi) The Bayonne Board considered the written opinion of Sandler O'Neill that, as of July 19, 1998, the consideration to be received by holders of Bayonne Common Stock pursuant to the Bayonne Merger Agreement was fair to Bayonne stockholders from a financial point of view. The Bayonne Board also considered that Sandler O'Neill provides financial advisory services to Richmond County. See "-- Opinion of Bayonne's Financial Advisor."

     (vii) The Bayonne Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.

     (viii) The Bayonne Board considered the other terms of the Bayonne
            Merger Agreement and exhibits, including the opportunity for Bayonne stockholders to receive shares of Richmond County Common Stock in a tax free exchange.

     (ix) The Bayonne Board considered the detailed financial analyses, pro forma and other information with respect to Bayonne and Richmond County discussed by Sandler O'Neill, as well as the Bayonne Board's knowledge of Bayonne, Richmond County and their respective businesses. In this regard, the latest publicly-available financial and other information for Bayonne and Richmond County were analyzed, including a comparison to publicly-available financial and other information for other similar financial institutions.

     (x) The Bayonne Board considered the likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, Richmond County's Community Reinvestment Act ("CRA") rating at that time and the estimated pro forma financial impact of the transaction on Richmond County. See "-- Regulatory Approvals Needed to Complete the Bayonne Merger."

     (xi) The Bayonne Board considered the fact that the Bayonne Merger Agreement prohibits Bayonne from initiating or encouraging discussion with third parties relating to an alternative transaction and that Richmond County required Bayonne to enter into the Bayonne Merger Stock Option Agreement, and the fact that Richmond County required such provisions as a condition to entering into the Bayonne Merger Agreement.

     (xii) The Bayonne Board considered that it did not solicit offers from other possible acquirors or determine whether other institutions would be interested in acquiring Bayonne and, if so, on what terms. The Bayonne Board believed that a tax-free transaction pursuant to which Bayonne stockholders receive shares of the acquiror would be desired by most stockholders. The Bayonne Board determined that the unique features of Richmond County, the financial analysis provided by Sandler O'Neill, the pro forma review of the combined entity, and the fact that there was no controlling stockholder of Richmond County provided a reasonable basis for not seeking other offers prior to recommending the proposed transaction to Bayonne stockholders.

     The foregoing discussion of the information and factors considered by the Bayonne Board is not intended to be exhaustive, but constitutes all material factors considered by the Bayonne Board. In reaching its determination to approve and recommend the Bayonne Merger Agreement, the Bayonne Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

     The Bayonne Board believes that the Bayonne Merger is in the best interests of Bayonne and its stockholders. ACCORDINGLY, THE BAYONNE BOARD UNANIMOUSLY RECOMMENDS THAT BAYONNE'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE BAYONNE MERGER AGREEMENT.

OPINION OF BAYONNE'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated as of March 10, 1998 (the "Sandler O'Neill Agreement"), Bayonne retained Sandler O'Neill as an independent financial advisor in connection with Bayonne's general valuation analyses and its consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such banks and savings institutions, businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Bayonne in connection with the Bayonne Merger. In connection therewith, the Bayonne Board requested Sandler O'Neill to render its opinion as to the fairness of the Bayonne Exchange Ratio to the holders of shares of Bayonne Common Stock from a financial point of view. On July 19, 1998, Sandler O'Neill delivered to the Bayonne Board its written opinion that, as of such date, the Bayonne Exchange Ratio was fair to the holders of shares of Bayonne Common Stock from a financial point of view. Sandler O'Neill has also delivered to the Bayonne Board a written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Sandler O'Neill Fairness Opinion") which reflects that the Bayonne Merger will be accounted for utilizing the purchase method, but is substantially identical to the July 17, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH RENDERING SUCH OPINION, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX D. HOLDERS OF SHARES OF BAYONNE COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED BAYONNE MERGER.

     THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE BAYONNE BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE BAYONNE EXCHANGE RATIO TO HOLDERS OF SHARES OF BAYONNE COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF BAYONNE TO ENGAGE IN THE BAYONNE MERGER OR ANY OTHER ASPECT OF THE BAYONNE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF BAYONNE COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BAYONNE MEETING WITH RESPECT TO THE BAYONNE MERGER OR ANY OTHER MATTER RELATED THERETO.

     In connection with rendering its July 17, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Bayonne, Richmond County and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Bayonne, Richmond County, nor Sandler O'Neill assumes responsibility for their accuracy.

      SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Richmond County Common Stock on July 17, 1998 of $18.13 and the Bayonne Exchange Ratio of 1.05, Sandler O'Neill calculated an implied transaction value per share of Bayonne Common Stock of $19.03. Based upon such implied transaction value and Bayonne's
June 30, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last 12 months' normalized earnings. This analysis yielded a price to tangible book value multiple of 1.81x and a price to last 12 months' earnings multiple of 27.6x.

      STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Bayonne Common Stock and Richmond County Common Stock, and the relationship between the movements in the prices of Bayonne Common Stock and Richmond County Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P Index"), the Nasdaq Banking Index (the "Bank Index") and selected composite peer groups of publicly traded savings institutions identified as the Regional Group and Peer Group, respectively, below. During the period August 27, 1997 through July 15, 1998, Bayonne Common Stock outperformed each of the indices to which it was compared. During the period February 18, 1998 through July 15, 1998, Richmond County slightly underperformed the S&P Index and outperformed each of the indices to which it was compared.

      COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Bayonne and two different groups of savings institutions. The first group consisted of Bayonne and the following 16 publicly traded regional savings institutions (the "Regional Group"): Ambanc Holding Co., Inc., Carver Bancorp Inc., ESB Financial Corporation, Fidelity Bancorp, Inc., First Bell Bancorp, Inc., Flushing Financial Corporation, FMS Financial Corporation, GA Financial, Inc., Lakeview Financial Corp., Northeast Pennsylvania Financial Corporation, Parkvale Financial Corporation, Peoples Bancorp Inc., Progress Financial Corporation, Raritan Bancorp Inc., Statewide Financial Corporation, and TF Financial Corporation. Sandler O'Neill also compared Bayonne to a group of 14 publicly traded savings institutions which had a return on average equity (based on last 12 months' earnings) of greater than 14.0% and a price to tangible book value of greater than 170% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: American Bank Connecticut, CFSB Bancorp, Inc., Coastal Financial Corporation, FMS Financial Corporation, Highland Bancorp, Inc., Home Federal Bancorp, Lakeview Financial Corporation, MECH Financial Inc., Metropolitan Financial Corp., MetroWest Bank, People's Bancshares, Inc., First Mutual Savings Bank, Progress Financial Corporation, and PVF Capital Corporation. The analysis compared publicly available financial information for Bayonne and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the 12 months ended March 31, 1998.

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Richmond County and two different groups of savings institutions. The first group consisted of Richmond County and the following 13 publicly traded savings institutions (the "Peer Group"): Dime Community Bancshares Inc., ESB Financial Corporation, First Source Bancorp, Inc., Flushing Financial Corporation, Haven Bancorp, Inc., JSB Financial Inc., Ocean Financial Corporation, Parkvale Financial Corporation, PennFed Financial Services, Inc., Peoples Bancorp Inc., Queens County Bancorp, Inc., WSFS Financial Corporation, and York Financial Corporation. Sandler O'Neill also compared Richmond County to a group of nine publicly traded savings institutions which had a return on average equity (based on last 12 months' earnings) of greater than 14.5% and a price to tangible book value of greater than 200% (the "Large Thrift Highly Valued Group"). The Large Thrift Highly Valued Group was comprised of Anchor BanCorp Wisconsin, Andover Bancorp Inc., CFSB Bancorp, Inc., D & N Financial Corporation, First Federal Capital Corporation, Metropolitan Financial Corporation, Parkvale Financial Corporation, People's Bancshares, Inc., and WSFS Financial Corporation. The analysis compared publicly available financial information for Richmond County and the median data for each of the Peer Group and the Large Thrift Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the 12 months ended March 31, 1998.

      ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed 34 transactions announced from January 1, 1998 to July 15, 1998, involving publicly traded savings institutions nationwide as acquired institutions with transaction values greater than $15 million ("Nationwide Transactions"), and 11 transactions announced from January 1, 1998 to July 15, 1998, involving public savings institutions in the MidAtlantic

Region (Maryland, New Jersey, New York, and Pennsylvania) as acquired institutions with transaction values greater than $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction values to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Bayonne's financial information as of and for the 12 months ended March 31, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of Bayonne Common Stock of $15.05 to $24.91. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Bayonne Common Stock of $15.00 to $22.26.

     No company involved in the transactions included in the above analysis is identical to Bayonne and no transaction included in the above analysis is identical to the Bayonne Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Bayonne and Richmond County and the companies to which they are being compared.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Bayonne through the year 2005 under various circumstances, assuming Bayonne performed in accordance with the earnings forecasts of its management and certain variations thereof. To approximate the terminal value of Bayonne Common Stock at December 31, 2005, Sandler O'Neill applied price to earnings multiples ranging from 12x to 27x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bayonne Common Stock. This analysis, assuming the current dividend payout ratio and management's earnings forecasts, indicated an imputed range of values per share of Bayonne Common Stock of between $6.77 and $18.62 when applying the price to earnings multiples, and an imputed range of values per share of Bayonne Common Stock of between $7.67 and $32.15 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio) would have on the resulting present value and discussed these effects with the Bayonne Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

     PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the Bayonne Merger through June 30, 2005, based upon the Bayonne Exchange Ratio of 1.05, Bayonne's and Richmond County's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Bayonne Merger, charges associated with the Bayonne Merger, operating efficiencies and other adjustments discussed with senior managements of Bayonne and Richmond County.

     Sandler O'Neill updated its analysis following the amendment and restatement of the Bayonne Merger Agreement to reflect a change in the assumption regarding the accounting treatment of the Bayonne Merger from a pooling of interest to the purchase method. Based upon the Bayonne Exchange Ratio of 1.05, Bayonne's and Richmond County's current and projected income statements and balance sheets, and assumptions regarding the economic environment, tax treatment of the Bayonne Merger, charges associated with the Bayonne Merger, operating efficiencies and other adjustments discussed with senior managements of Bayonne and Richmond County, including a projected repurchase of 10% of the pro forma number of shares of Richmond County Common Stock outstanding after giving effect to the Bayonne Merger, this analysis indicated that the Bayonne Merger would be accretive to Richmond County's earnings per share for all periods analyzed, and slightly dilutive to tangible book value per share of Richmond County Common Stock in the first full fiscal year following the Bayonne Merger and accretive for all subsequent periods analyzed. This analysis also indicated that, from a Bayonne shareholder's perspective, as compared to the projected stand-alone performance of Bayonne, the Merger would be accretive to Bayonne's earnings per share and accretive to tangible book value per share for all periods analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      CONTRIBUTION ANALYSIS. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total net loans, total deposits, total borrowings, total equity, normalized last quarter annualized net income and market capitalization to be made by Bayonne and Richmond County to the combined institution based on data at and for the 12 months ended March 31, 1998. This analysis indicated that Bayonne's implied contribution was 30.6% of total assets, 29.6% of total net loans, 31.3% of total deposits, 36.6% of total borrowings, 23.4% of total equity, 27.1% of normalized latest quarter annualized net income and 24.2% of market capitalization. On a fully diluted basis, based upon the Bayonne Exchange Ratio of 1.05, holders of Bayonne Common Stock would own approximately 25.9% of the outstanding shares of the combined company.

     In connection with rendering its July 17, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Bayonne Merger Agreement and exhibits thereto; (ii) the Bayonne Merger Stock Option Agreement; (iii) certain publicly available financial statements of Bayonne and other historical financial information provided by Bayonne that Sandler O'Neill deemed relevant;
(iv) certain publicly available financial statements of Richmond County and other historical financial information provided by Richmond County that Sandler O'Neill deemed relevant; (v) certain financial analyses and forecasts of Bayonne prepared by and reviewed with management of Bayonne and the views of senior management of Bayonne regarding Bayonne's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of Richmond County prepared by and reviewed with management of Richmond County and the views of senior management of Richmond County regarding Richmond County's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Bayonne Merger; (viii) the publicly reported historical price and trading activity for Bayonne and Richmond County Common Stock, including a comparison of certain financial and stock market information for Bayonne and Richmond County with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

     In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 17, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. In performing such procedures, Sandler O'Neill considered the impact on its analyses arising out of the accounting for the Bayonne Merger through the purchase method.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bayonne or Richmond County or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Bayonne or Richmond County, nor has it reviewed any individual credit files relating to Bayonne or Richmond County. With Bayonne's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Bayonne and Richmond County are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Bayonne or Richmond County. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Bayonne and Richmond County and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Bayonne Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Bayonne Merger Agreement are not waived. Sandler O'Neill also assumed, with Bayonne's consent, that there has been no material change in Bayonne's and Richmond County's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Bayonne and Richmond County will remain as going concerns for all periods relevant to its analyses, and that the Bayonne Merger will qualify as a tax-free reorganization for federal income tax purposes.

     Under the Sandler O'Neill Agreement, Bayonne has agreed to pay Sandler O'Neill a transaction fee in connection with the Bayonne Merger, a substantial portion of which is contingent upon the consummation of the Bayonne Merger. Under the terms of the Sandler O'Neill Agreement, Bayonne will pay Sandler O'Neill a transaction fee equal to 2% of the aggregate purchase price up to $5.0 million, 1.5% of the aggregate purchase price in excess of $5.0 million but less than $15 million, plus 1.0% of the aggregate purchase price in excess of $15 million. Based on the closing price of Bayonne Common Stock on _______________ (the last practicable date prior to the printing of this Joint Proxy Statement/ Prospectus), Bayonne would pay Sandler O'Neill a transaction fee of approximately $__ __, of which approximately $___ has been paid and the balance will be paid when the Bayonne Merger is consummated. Sandler O'Neill has also received a fee of $50,000 for rendering its fairness opinion. Bayonne has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other financial services to Bayonne and has received compensation for such services. Sandler O'Neill has in the past provided and currently provides certain financial advisory services to Richmond County and has received, and will receive, compensation for such services. In addition, Sandler O'Neill may in the future provide investment banking services to Richmond County and will receive compensation for such services. In the ordinary course of its business, Sandler O'Neill may purchase securities from and sell securities to Bayonne and Richmond County and may actively trade the equity securities of Bayonne and Richmond County and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EXCHANGE OF BAYONNE SHARES

     At the Bayonne Effective Time, each issued and outstanding share of Bayonne Common Stock, except for Excluded Shares, as defined below, will be converted into and exchangeable for 1.05 shares of Richmond County Common Stock. The Bayonne Exchange Ratio may be increased by Richmond County in the event that Bayonne exercises its rights under the Bayonne Merger Agreement to terminate the Bayonne Merger Agreement due to the price of the Richmond County Common Stock declining below certain levels established by formulas set forth in the Bayonne Merger Agreement. See "-- Price-Based Termination." However, Richmond County is under no obligation to increase the Bayonne Exchange Ratio, and there can be no assurance that Richmond County would elect to increase the Bayonne Exchange Ratio if Bayonne were to exercise such termination rights. Any such decision would be made by the Richmond County Board in light of all relevant facts and circumstances existing at such time, including, without limitation, the advice of its financial advisor and legal counsel. If Richmond County elects to increase the Bayonne Exchange

Ratio as set forth in the Bayonne Merger Agreement, it must give Bayonne prompt notice of that election and such increased Bayonne Exchange Ratio, in which case no termination of the Bayonne Merger Agreement would occur.

     Although Richmond County has the right in limited circumstances described above to increase the Bayonne Exchange Ratio, under no circumstances may the Bayonne Exchange Ratio be decreased. The Bayonne Exchange Ratio was arrived at through arm's-length negotiations between Richmond County and Bayonne. The Bayonne Merger Agreement provides that, if Richmond County effects a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of the Richmond County Common Stock, an appropriate adjustment to the Bayonne Exchange Ratio will be made.

     The market price of Richmond County Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Bayonne Merger is consummated and thereafter. Because the number of shares of Richmond County Common Stock to be received by Bayonne's stockholders in the Bayonne Merger is fixed (subject to possible increase in the limited circumstances described above) and because the market price of the Richmond County Common Stock is subject to fluctuation, the value of the shares of Richmond County Common Stock that holders of Bayonne Common Stock would receive in the Bayonne Merger may increase or decrease prior to and after the Bayonne Merger. For further information concerning the market prices of Richmond County Common Stock and Bayonne Common Stock, see "MARKET PRICES AND DIVIDEND INFORMATION." No assurance can be given concerning the market price of Richmond County Common Stock before or after the Bayonne Effective Time.

     No fractional shares of Richmond County Common Stock will be issued in connection with the Bayonne Merger. In lieu of the issuance of fractional shares, Richmond County will make a cash payment, rounded to the nearest cent, to each Bayonne stockholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional portion which a Bayonne stockholder would otherwise receive and (ii) the average of the daily closing sales prices of a share of Richmond County Common Stock as reported on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the Valuation Date. The "Valuation Date" means the day on which the last required regulatory approval for the Bayonne Merger is obtained.

     Upon consummation of the Bayonne Merger, Excluded Shares will be canceled, retired and no payment will be made with respect thereto. "Excluded Shares" means (i) shares, the holder of which, pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"); (ii) shares held directly or indirectly by Richmond County (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted); (iii) shares held by Bayonne as treasury stock; and (iv) unallocated shares held in the Bayonne 1995 RRP.

     In addition, at the Bayonne Effective Time, each outstanding and unexercised option to purchase shares of Bayonne Common Stock (other than the Bayonne Merger Stock Option, as defined on page __), a "Bayonne Option," shall be converted into an option to purchase shares of Richmond County Common Stock. After the Bayonne Effective Time, each Bayonne Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Bayonne Option immediately prior to the Bayonne Effective Time, the number of shares of Richmond County Common Stock equal to the product, rounded to the nearest share, of the number of shares of Bayonne Common Stock subject to the Bayonne Option and the Bayonne Exchange Ratio, at a price per share equal to the exercise price per share of Bayonne Common Stock otherwise purchasable pursuant to such Bayonne Option divided by the Bayonne Exchange Ratio, rounded up to the nearest cent.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

      RICHMOND COUNTY. Shares of Richmond County capital stock (including Richmond County Common Stock) issued and outstanding immediately prior to the Bayonne Effective Time will remain issued and outstanding and be unaffected by the Bayonne Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Bayonne Merger.

      BAYONNE. As promptly as practicable after the Bayonne Effective Time, and in no event more than five business days thereafter, a bank or trust company selected by Richmond County and reasonably satisfactory to Bayonne, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Bayonne Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Bayonne Common Stock for certificates representing shares of Richmond County Common Stock and cash in lieu of fractional shares.

     HOLDERS OF BAYONNE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Upon surrender to the Exchange Agent of one or more certificates representing shares of Bayonne Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Bayonne Common Stock surrendering such items a certificate or certificates representing the number of shares of Richmond County Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest.
The Bayonne certificate or certificates so surrendered will be canceled.

     No dividend or other distribution declared after the Bayonne Effective Time with respect to Richmond County Common Stock will be paid to the holder of any unsurrendered Bayonne certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the Bayonne Effective Time, there will be no transfers on the stock transfer books of Bayonne of shares of Bayonne Common Stock issued and outstanding immediately prior to the Bayonne Effective Time. If certificates representing shares of Bayonne Common Stock are presented for transfer after the Bayonne Effective Time, they will be canceled and exchanged for certificates representing shares of Richmond County Common Stock.

     Neither the Exchange Agent, Richmond County nor Bayonne, or any other person, will be liable to any former holder of Bayonne Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Bayonne Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Bayonne Merger Agreement only upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

INTERESTS OF DIRECTORS AND OFFICERS IN THE BAYONNE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

     Certain members of Bayonne's management and the Bayonne Board may be deemed to have certain interests in the Bayonne Merger that are in addition to or potentially different from the interests of stockholders of Bayonne generally. The Bayonne Board was aware of these interests and considered them, among other matters, in approving the Bayonne Merger Agreement and the transactions contemplated thereby.

      EXISTING EMPLOYMENT, CHANGE IN CONTROL AND CONSULTING AGREEMENTS. As a consequence of the Bayonne Merger, Mr. Michael A. Nilan, President of Bayonne, will receive a payment of approximately $150,000 in consideration of the termination of his employment in such capacity and the termination of his existing employment agreement with Bayonne. Following the Bayonne Merger, Mr. Michael A. Nilan will be employed by Richmond County Savings under the terms of the employment agreement described below. In addition, other senior officers of Bayonne, including Eugene Malinowski, Bayonne's Chief Financial Officer, will receive severance payments totalling, in the aggregate, approximately
$1.3 million in the event of their termination of employment in connection with or following the consummation of the Bayonne Merger. These officers will also be entitled to continued life, health and disability insurance coverage for a 36-month period following their termination of employment. Mr. Patrick F.X. Nilan's consulting agreement with Bayonne will be terminated after the Bayonne Merger, in return for which he will receive $100,000.

      VESTING OF RESTRICTED STOCK. Pursuant to the Bayonne 1995 RRP, grants of restricted stock were made to directors and officers of Bayonne, with vesting of such shares to occur over a period of years. Pursuant to the terms of the Bayonne 1995 RRP, all unvested restricted shares of Bayonne Common Stock will become vested upon a change in control of Bayonne. The Bayonne Merger will constitute a change in control of Bayonne under the terms of the Plan. Officers and directors of Bayonne currently hold 49,684 shares of unvested restricted stock, which will be converted into shares of Richmond County Common Stock at the Bayonne Exchange Ratio. The vesting of shares of restricted stock granted under the Bayonne Incentive Plan will not be accelerated by the Bayonne Merger. However, the Bayonne Incentive Plan and outstanding restricted awards thereunder will be assumed by Richmond County.

      ESTABLISHMENT OF DIVISIONAL BOARD. Richmond County will establish a divisional board to advise Richmond County with respect to deposit and lending activities in Bayonne's market area and to maintain and develop customer relationships. Richmond County will appoint all of the members of the Bayonne Board, as of the date of the Bayonne Merger Agreement, who wish to serve to the divisional board and will maintain the divisional board until April 30, 2003 or later, if so decided by the Richmond County Board. Each member of the divisional board will receive an annual retainer of $12,000 and a $1,000 attendance fee for each meeting attended.

      APPOINTMENT TO RICHMOND COUNTY BOARD OF DIRECTORS. Following the Bayonne Effective Time, Richmond County will increase the Richmond County Board by one member and appoint Patrick F.X. Nilan to fill the newly created vacancy.
Mr. Patrick F.X. Nilan's term will expire in 2000. For his services as a member of the Richmond County Board, Mr. Patrick F.X. Nilan will receive the customary Richmond County Board fees and retainers. Mr. Patrick F.X. Nilan will not receive fees for service on the divisional board during his term on the Richmond County Board.

      NEW EMPLOYMENT AGREEMENTS. Following the Bayonne Merger, Mr. Michael A. Nilan, the President of Bayonne, will enter into an employment agreement with Richmond County Savings. Pursuant to Mr. Michael A. Nilan's employment agreement, he will serve as a senior officer of Richmond County Savings for a period of three years commencing on the Bayonne Effective Date. (The "Bayonne Effective Date" is the date of filing, of such later date as specified in, the Certificate of Merger.) Mr. Michael A. Nilan's initial base salary under the agreement will be $150,000 and Mr. Michael A. Nilan will also receive a bonus of $150,000 upon his execution of the agreement. In addition, Mr. Michael A. Nilan will receive certain payments in consideration of his agreement not to compete with Richmond County during the term of his agreement and as compensation for the loss of certain benefits Mr. Michael A. Nilan would have received under Bayonne's retirement programs that will be terminated in connection with the Bayonne Merger.

      BAYONNE STOCK OPTIONS. At the Bayonne Effective Time of the Bayonne Merger, Richmond County will assume each outstanding option to purchase shares of Bayonne Common Stock under the Bayonne 1995 Stock Option Plan or the Bayonne Incentive Plan in such manner that it is converted into an option to purchase shares of Richmond County Common Stock, except that each option will be exercisable for that number of shares of Richmond County Common Stock equal to the number of shares of Bayonne Common Stock for which such option was exercisable multiplied by 1.05, and the exercise price of such Bayonne option will be equal to the exercise price of such option divided by 1.05. As of September 30, 1998, the directors and executive officers of Bayonne held options to purchase a total of 460,783 shares of Bayonne Common Stock. Such options will continue to be exercisable in accordance with the terms of the plan under which they were granted and the individual agreements relating to such options.

      INDEMNIFICATION. Further, Richmond County has agreed as part of the Bayonne Merger Agreement to indemnify and hold harmless each present and former director, officer and employee of Bayonne and its subsidiaries and each officer or employee of Bayonne and its subsidiaries that is serving or has served as a director or trustee of another entity expressly at Bayonne's request or direction (each, a "Bayonne Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amount paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Bayonne Effective Time (including the transactions contemplated by the Bayonne Merger Agreement), whether asserted or claimed prior to, at or after the Bayonne Effective Time. Richmond County also agreed to advance any such Costs to each Bayonne Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Bayonne Indemnified Party would have been indemnified as a director, officer, or employee of Bayonne and its subsidiaries and as then permitted under the Delaware General Corporation Law ("DGCL"). The indemnification with which Richmond County will furnish Bayonne's officers, directors and employees will last from the Bayonne Effective Date until the sixth anniversary thereof.

     Moreover, Richmond County will maintain Bayonne's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Bayonne's existing policy, including Richmond County's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Bayonne Effective Date.

MANAGEMENT AND OPERATIONS FOLLOWING THE BAYONNE MERGER

     Following the Bayonne Effective Time, Richmond County will increase the Richmond County Board by one member and will appoint Mr. Patrick F.X. Nilan as the nominee to fill the vacancy created by the increase. Mr. Patrick F.X. Nilan's term as a member of the Richmond County Board will expire in the year 2000. For his services as a member of the Richmond County Board, Mr. Patrick F.X. Nilan will be paid the customary Richmond County Board fee. In addition, Richmond County will establish a divisional board to advise Richmond County with respect to deposit and lending activities in Bayonne's market area and to maintain and develop customer relationships.

     Also following the Bayonne Merger, the parties intend, subject to regulatory approval, to merge Richmond County Savings and First Savings, with the surviving bank named Richmond County Savings

Bank, pursuant to the Bayonne Bank Merger, and to consolidate their operations. A merger integration committee, consisting of senior management members of Richmond County and Bayonne, is in the process of establishing a definitive plan, including a timetable, to achieve the cost reductions. Richmond County expects to achieve significant consolidation efficiencies following the consummation of the Bayonne Merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative compensation costs and computer system costs.

EMPLOYEE MATTERS

     Each person who is employed by First Savings immediately prior to the Bayonne Effective Time and whose employment is not specifically terminated (a "Bayonne Continuing Employee") shall, at the Bayonne Effective Time, become an employee of Richmond County or Richmond County Savings, respectively, provided, however:

     (i) In no event shall any Bayonne Continuing Employees be officers of Richmond County or Richmond County Savings, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Richmond County or Richmond County Savings.

     (ii) With the exception of Mr. Michael A. Nilan, with whom Richmond County Savings will enter into an employment contract, all of Bayonne's Continuing Employees who remain following the Bayonne Effective Date shall be employed at the will of Richmond County or Richmond County Savings and no contractual right to employment shall inure to such employees because of TO THE RICHMOND the Bayonne Merger Agreement.

     (iii) With the exception of Mr. Michael A. Nilan, no employee of Bayonne will become a contractual employee of Richmond County or Richmond County Savings unless such contract is in writing and executed by the President and Chief Executive Officer of Richmond County or Richmond County Savings.

     (iv) As of the Bayonne Effective Time, each Bayonne Continuing Employee who is a participant in the Financial Institutions Thrift Plan (the "Bayonne 401(k) Plan") shall become fully vested in his or her account balance in the Bayonne 401(k) Plan and the Bayonne 401(k) Plan will, at the election of Richmond County, either be merged into the Richmond County Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "Richmond County Savings 401(k) Plan") effective as of a date following the Bayonne Effective Time selected by Richmond County Savings or terminated immediately prior to, on, or after the Bayonne Effective Time. The determination as to whether the Bayonne 401(k) Plan shall be terminated or merged into the Richmond County Savings Bank 401(k) Plan shall be made by Richmond County Savings. Effective as of the date of the merger of the Bayonne 401(k) Plan into the Richmond County Savings 401(k) Plan, if applicable, or the termination of the Bayonne 401(k) Plan (or the Bayonne Effective Time, if subsequent to such termination), if applicable, Bayonne Continuing Employees who are then participating in the Bayonne 401(k) Plan shall become participants in the Richmond County Savings 401(k) Plan.

     (v) Richmond County agrees to honor existing employment agreements, including the change in control provisions of such agreements between Bayonne and First Savings and certain employees, stock option plans and restricted stock plans, and other benefit plans (collectively, "Bayonne Employment Agreements" or "Bayonne Employee Plans") and to the payment of benefits by Bayonne as of the Bayonne Effective Time or earlier as agreed to by Richmond County and Bayonne under such agreements and plans in conformance with Bayonne's prior disclosure to Richmond County. To the extent previously disclosed to, and agreed to by, Richmond County, payments under the Bayonne Employment Agreements may be made by Bayonne immediately prior to the Bayonne Effective Time.

     (vi) Except as otherwise provided in paragraphs (iv) and (v) above, appropriate steps shall be taken to terminate all Bayonne Employee Plans as of the Bayonne Effective Time or as promptly as practical thereafter. Except as provided in paragraph (iv), immediately following the Bayonne Effective Time, each Bayonne Continuing Employee shall be eligible to participate in Richmond County Employee Plans (as defined in the Bayonne Merger Agreement), on the same basis as any newly-hired employee of Richmond County or Richmond County Savings (it being understood that inclusion of Bayonne Continuing Employees in Richmond County Employee Plans may occur at different times with respect to different plans); provided, however, that with respect to each Richmond County Employee Plan, other than the Richmond County ESOP and the Richmond County Savings 401(k) Plan, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service with Bayonne or First Savings shall be treated as service with Richmond County or Richmond County Savings; provided further, however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitation with respect to any Richmond County or Richmond County Savings welfare benefit plan. For purposes of determining eligibility to participate, vesting, and entitlement to benefits (including accrual of benefits) under the Richmond County ESOP or Richmond County Savings 401(k) Plan, Bayonne Continuing Employees shall be treated as newly-hired employees of Richmond County or Richmond County Savings as of the Bayonne Effective Date and credit for service shall begin accruing as of that date.

CONDITIONS TO THE BAYONNE MERGER

     The respective obligations of Richmond County and Bayonne to effect the Bayonne Merger are subject to the satisfaction of the following conditions at or prior to the Bayonne Effective Time: (i) the Bayonne Merger Agreement shall have been approved by the requisite vote of each of Richmond County's and Bayonne's stockholders in accordance with applicable laws and regulations; (ii) the requisite regulatory approvals and any necessary regulatory consents and waivers with respect to the Bayonne Merger shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Bayonne Merger and any other transactions contemplated by the Bayonne Merger Agreement shall have been obtained or made except for those of which failure to obtain would not have a Material Adverse Effect (as defined below) (a) on Richmond County and its subsidiaries taken as a whole or (b) on Bayonne and its subsidiaries taken as a whole. No such approval or consent shall have imposed any condition or requirement that would so materially and adversely impact the economic or business benefits to Richmond County or Bayonne of the Bayonne Merger transactions that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Bayonne Merger Agreement;
(iii) neither Richmond County nor Bayonne shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Bayonne Merger, the Bayonne Bank Merger or any other transactions contemplated by the Bayonne Merger Agreement; (iv) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Bayonne Merger, the Bayonne Bank Merger or any other transactions contemplated by the Bayonne Merger Agreement;
(v) the Registration Statement shall have been declared effective by the

SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by the Bayonne Merger Agreement shall have been obtained; and
(vii) Richmond County shall have caused to be listed on the Nasdaq National Market, or on such other market on which shares of Richmond County Common Stock shall then be trading, subject only to official notice of issuance, the shares of Richmond County Common Stock to be issued by Richmond County in exchange for the shares of Bayonne Common Stock.

     The obligations of Richmond County to effect the Bayonne Merger are further subject to the satisfaction, or waiver by Richmond County, of the following conditions: (i) each of the obligations of Bayonne and First Savings, respectively, required to be performed by it at or prior to the Bayonne Effective Time pursuant to the terms of the Bayonne Merger Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Bayonne and First Savings contained in the Bayonne Merger Agreement shall be true and correct (subject to Bayonne's and First Savings' prior disclosure of any necessary qualification of such representations and warranties and subject to the Material Adverse Effect threshold defined below) as of July 19, 1998 and as of the Bayonne Effective Time as though made at and as of the Bayonne Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Richmond County shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Bayonne; (ii) all action required to be taken by, or on the part of, Bayonne and First Savings to authorize the execution, delivery and performance of the Bayonne Merger Agreement and the consummation by Bayonne and First Savings of the transactions contemplated thereby shall have been duly and validly taken by the board of directors and stockholders of Bayonne or First Savings, as the case may be, and Richmond County shall have received certified copies of the resolutions evidencing such authorization; (iii) Bayonne shall have obtained the consent or approval of each person (except for those the absence of which would not have a Material Adverse Effect on Bayonne, Richmond County or their respective subsidiaries) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Bayonne Merger to any obligation, right or interest of Bayonne or its subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bayonne or its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Richmond County (after giving effect to the consummation of the transactions contemplated by the Bayonne Merger Agreement) or upon the consummation of the transactions contemplated by the Bayonne Merger Agreement; (iv) Richmond County shall have received certificates (such certificates to be dated as of a day as close as practicable to the closing date of the Bayonne Merger) from appropriate authorities as to the corporate existence and good standing of Bayonne and its subsidiaries; (v) Richmond County shall have received an opinion of Muldoon, Murphy & Faucette, counsel to Richmond County, dated as of the Bayonne Effective Date, in form and substance customary in transactions of the type contemplated by the Bayonne Merger Agreement, and reasonably satisfactory to Richmond County, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Bayonne Effective Time, the Bayonne Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") and that accordingly: (a) no gain or loss will be recognized by Richmond County, Richmond County Savings, Bayonne or First Savings as a result of the Bayonne Merger; (b) except to the extent of any cash received in lieu of a fractional share interest in Richmond County Common Stock, no gain or loss will be recognized by the stockholders of Bayonne who exchange their Bayonne Common Stock for Richmond County Common Stock pursuant to the Bayonne Merger; (c) the tax basis of Richmond County Common Stock received by stockholders who exchange their Bayonne Common Stock for Richmond County Common Stock in the Bayonne Merger will be the same as the tax basis of Bayonne Common Stock surrendered pursuant to the Bayonne Merger, reduced by any amount allocable to a fractional share interest for which cash is received; and (d) the holding period of Richmond County Common Stock received by each stockholder in the Bayonne Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Bayonne Effective Date.

     The Bayonne Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Bayonne Merger Agreement, as either (i) an effect which is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as whole; provided, however,
                                                              --------  -------
that any such effect resulting from any (a) changes in laws, rules or regulations or generally accepted accounting principles ("GAAP") or interpretations thereof that apply to Richmond County and Richmond County Savings and Bayonne and First Savings, as the case may be, or (b) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of certain representations and warranties required by the Bayonne Merger Agreement to be true and correct or true and correct in all material respects.

     The obligations of Bayonne to effect the Bayonne Merger are further subject to the satisfaction, or waiver by Bayonne, of the following conditions: (i) each of the obligations of Richmond County and Richmond County Savings, respectively, required to be performed by it at or prior to the Bayonne Effective Time pursuant to the terms of the Bayonne Merger Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Richmond County and Richmond County Savings contained in the Bayonne Merger Agreement shall be true and correct (subject to Richmond County's and Richmond County Savings' prior disclosure of any necessary qualification of such representations and warranties and subject to the Material Adverse Effect threshold previously defined) as of July 19, 1998 and as of the Bayonne Effective Time as though made at and as of the Bayonne Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Bayonne shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Richmond County; (ii) all action required to be taken by, or on the part of, Richmond County and Richmond County Savings to authorize the execution, delivery and performance of the Bayonne Merger Agreement and the consummation by Richmond County and Richmond County Savings of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Richmond County and Richmond County Savings, as the case may be, and Bayonne shall have received certified copies of the resolutions evidencing such authorization; (iii) Richmond County shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Richmond County or its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Richmond County (after giving effect to the transactions contemplated by the Bayonne Merger Agreement) or upon the consummation of the transactions contemplated by the Bayonne Merger Agreement; (iv) Bayonne shall have received certificates (such certificates to be dated as of a day as close as practicable to the closing date of the Bayonne Merger) from appropriate authorities as to the corporate existence and good standing of Richmond County and its subsidiaries; (v) Bayonne shall have received an opinion from its counsel, dated as of the Bayonne Effective Date, in form and substance customary in transactions of the type contemplated by the Bayonne Merger Agreement, and reasonably satisfactory to Bayonne, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as the Bayonne Effective Time, the Bayonne Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly: (a) no gain or loss will be recognized by Richmond County, Richmond County Savings, Bayonne, or First Savings as a result of the Bayonne Merger; (b) except to the extent of any cash received in lieu of a fractional share interest in Richmond County Common Stock, no gain or loss will be recognized by the stockholders of Bayonne who exchange their Bayonne Common Stock for Richmond County Common Stock pursuant to the Bayonne Merger;
(c) the tax basis of Richmond County

Common Stock received by stockholders who exchange their Bayonne Common Stock for Richmond County Common Stock in the Bayonne Merger will be the same as the tax basis of Bayonne Common Stock surrendered pursuant to the Bayonne Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; (d) the holding period of Richmond County Common Stock received by each stockholder in the Bayonne Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Bayonne Effective Date; and (vi) Richmond County shall have provided to the Exchange Agent (as defined in the Bayonne Merger Agreement)
(a) certificates representing at least the aggregate number of shares of Richmond County Common Stock to be issued to the stockholders of Bayonne pursuant to the terms of the Bayonne Merger Agreement, and (b) sufficient cash to pay Bayonne stockholders their fractional share interest as provided in the Bayonne Merger Agreement.

       No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Bayonne Merger will be obtained or whether all of the other conditions precedent to the Bayonne Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Needed to Complete the Bayonne Merger" below. If the Bayonne Merger is not effected on or before April 30, 1999 (provided that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the Bayonne Merger shall not have been obtained but all other conditions have been fulfilled, then on or before July 31, 1999), the Bayonne Merger Agreement may be terminated by a vote of a majority of the board of directors of either Richmond County or Bayonne unless the failure to effect the Bayonne Merger by such date is due to the breach of the Bayonne Merger Agreement by the party seeking to terminate the Bayonne Merger Agreement.

REGULATORY APPROVALS NEEDED TO COMPLETE THE BAYONNE MERGER

     Consummation of the Bayonne Merger and the Bayonne Bank Merger are subject to a number of regulatory approvals and consents. The Bayonne Bank Merger is subject to the prior approval of the FDIC under the Bank Merger Act, 12 U.S.C.
Section 1828(c). In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. In addition, as discussed below, a waiting period of up to 30 days must be satisfied prior to consummation of the Bayonne Bank Merger after FDIC approval. Richmond County filed an application with the FDIC on ___________, 1998.

     Further, pursuant to Section 601 of the New York State Banking Law (the "NYBL"), the Bayonne Bank Merger is subject to the prior approval of the Superintendent of Banks of New York State (the "Superintendent"). Richmond County filed an application for approval of the Bayonne Bank Merger with the Superintendent on ___________, 1998. In determining whether to approve the application for the merger of Bayonne with and into Richmond County, the Superintendent will consider, among other factors, whether the Bayonne Bank Merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition, and whether the Bayonne Bank Merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly. The Superintendent will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to ensure the safe and sound conduct of banking organizations, to conserve assets of banking organizations, to prevent hoarding of money, to eliminate unsound and destructive competition among banking organizations, and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders, and such factors will be considered by the Superintendent in connection with Richmond County's application.

     A savings and loan holding company is prohibited under the Home Owners' Loan Act, as amended ("HOLA") from acquiring, directly or indirectly, another savings and loan holding company or a savings association without the prior written approval of the Office of Thrift Supervision ("OTS"). Accordingly, Richmond County has filed an application with the OTS for approval of the Bayonne Merger. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Like the FDIC, the OTS may not approve any proposed acquisition if it will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or if its effect in any part of the United States may be to substantially lessen competition or to tend to create a monopoly or if it would in any other manner be a restraint of trade, unless the OTS finds that the anti-competitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served.

     In order to consummate the Bayonne Bank Merger, First Savings will merge with a Federal interim savings bank, which will then merge into Richmond County Savings. The Merger of First Savings into the Federal interim savings bank is subject to the approval of the OTS and the Commissioner of the New Jersey Department of Banking and Insurance (the "Commissioner"). First Savings will file applications with the OTS and the Commissioner to merge with Federal interim savings bank.

     Under the CRA, the FDIC and OTS must take into account the record of performance of Richmond County Savings and First Savings in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. See "CERTAIN BANKING REGULATORY CONSIDERATIONS -- Community Reinvestment Act."

     In addition, under federal law, prior to consummation of a merger, a period of 30 days must expire following approval by the FDIC and OTS within which period the United States Department of Justice ("Department of Justice") may file objections to the Bayonne Merger under the federal antitrust laws. The post-approval waiting period may be reduced by the FDIC or OTS to 15 days, with the concurrence of the Department of Justice. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Bayonne Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While Richmond County believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of New York will not challenge the Bayonne Merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

     The Bayonne Merger and Bayonne Bank Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Bayonne Merger" and "-- Waiver and Amendment; Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the condition set forth in the Bayonne Merger Agreement and described below under "-- Conditions to the

Bayonne Merger." There can likewise be no assurance that the Department of Justice or the Attorney General of the State of New York will not challenge the Bayonne Merger or, if such a challenge is made, as to the result thereof.

     Richmond County is not aware of any other regulatory approvals that would be required for consummation of the Bayonne Merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the Bayonne Merger from the standpoint of the adequacy of the consideration to be received by Bayonne stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Bayonne Merger.

CONDUCT OF BUSINESS PENDING THE BAYONNE MERGER

     Pursuant to the Bayonne Merger Agreement, Richmond County has agreed that, during the period from the date of the Bayonne Merger Agreement to the Bayonne Effective Time (except as expressly provided for in the Bayonne Merger Agreement and except to the extent required by law or regulation or by regulatory authorities), Richmond County and its subsidiaries will use commercially reasonable efforts to: (i) conduct their business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees; (iii) take no action which would materially adversely affect or delay the ability of Richmond County or Bayonne to perform their respective covenants and agreements on a timely basis under the Bayonne Merger Agreement; (iv) take no action which would adversely affect or delay the ability of Richmond County, Richmond County Savings, Bayonne or First Savings to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Bayonne Merger Agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Materially Adverse Effect on Richmond County.

     Pursuant to the Bayonne Merger Agreement, Bayonne has agreed that, during the period from July 19, 1998 to the Bayonne Effective Time (except as expressly provided in the Bayonne Merger Agreement and except to the extent required by law or regulation or by regulatory authorities), Bayonne and its subsidiaries will use commercially reasonable efforts to (i) conduct their business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees; (iii) take no action that would materially adversely affect or delay the ability of Richmond County or Bayonne to perform their respective covenants and agreements on a timely basis under the Bayonne Merger Agreement; (iv) take no action which would adversely effect or delay the ability of Richmond County, Richmond County Savings, Bayonne or First Savings to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Bayonne Merger Agreement or which could reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Bayonne or First Savings.

     In addition, pursuant to the Bayonne Merger Agreement, during the period from the date of the Bayonne Merger Agreement to the Bayonne Effective Time (except as otherwise provided in the Bayonne Merger Agreement or as required by law or regulation or by regulatory authorities), Bayonne has agreed that neither it nor any of its subsidiaries shall, without the prior consent of Richmond County, which consent shall not be unreasonably withheld, take certain actions, including the following:

     (i) unless required by applicable law or regulation or regulatory directive, change any provisions of the certificate of incorporation or bylaws of Bayonne or the similar governing documents of its subsidiaries;

     (ii) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Bayonne except pursuant to the exercise of stock options or warrants outstanding as of the date of the Bayonne Merger Agreement;

     (iii) other than regular quarterly dividends, make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of the Bayonne Merger Agreement, the Bayonne Board shall cause its regular quarterly dividend record dates and payment dates to be the same as Richmond County's regular quarterly dividend record dates and payments dates for Richmond County Common Stock, and Bayonne shall not thereafter change its regular dividend payment dates and record dates. Nothing in the Bayonne Merger Agreement shall be construed to permit holders of shares of Bayonne Common Stock to receive two dividends from either Bayonne or from Bayonne and Richmond County in any one quarter. Subject to applicable regulatory restrictions, if any, Bayonne may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by Bayonne permitted under the terms of the Bayonne Merger Agreement;

     (iv) other than in the ordinary course of business consistent with past practice, (a) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of Bayonne or (b) cancel, release or assign any indebtedness of any such individual, corporation or other entity;

     (v) except to the extent required by law or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-officer employees in the ordinary course of business consistent with past practice that do not cause the annualized compensation of any of Bayonne's non-officer employees following such increase to exceed by more than 5% the total annual compensation expenses of Bayonne with respect to such person for the twelve month period ended March 31, 1998 and that do not cause the annual rate of base salary of any of Bayonne's non-executive officer employees to increase by more than 5% over such person's base salary at March 31, 1998; pay, unless approved in advance by Richmond County, any reasonable "stay in place" pay where necessary or appropriate to retain key employees; pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Bayonne Employee Plan with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; make any discretionary continuation to any Bayonne Employee Plan; hire any employee with an annual total compensation payment in excess of $35,000 or enter into any employment contract; terminate or materially increase the costs to Bayonne or any subsidiary of any employee plan;

     (vi) except as contemplated by the Bayonne Merger Agreement, change its method of accounting as in effect at March 31, 1998, except as required by changes in GAAP as concurred in by Bayonne's independent auditors;

     (vii) settle any claim, action or proceeding involving any liability of Bayonne or any of its subsidiaries for money damages in excess of $50,000 or impose material restrictions upon the operations of Bayonne or any of its subsidiaries;

     (viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Bayonne, except in satisfaction of debts previously contracted;

     (ix) except pursuant to commitments existing at July 19, 1998 which have previously been disclosed to Richmond County, make any real estate loans secured by undeveloped land or real estate located outside the State of New Jersey (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the State of New Jersey;

     (x) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained except as previously disclosed to Richmond County;

     (xi) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000 and other than investments for Bayonne's portfolio made in accordance with the Bayonne Merger Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (xii) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than US government and US government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the Federal Home Loan Bank ("FHLB"), in each case that are purchased in the ordinary course of business consistent with past practice;

     (xiii) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements specifically described in the Bayonne Merger Agreement;

     (xiv) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $500,000 to any individual borrower or
            (b) loans or advances as to
             which Bayonne has a binding obligation to make such loan or advances as of July 19, 1998 and a description of which has been provided by Bayonne to Richmond County;

     (xv) incur any additional borrowings beyond those disclosed to Richmond County other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Bayonne or any of its subsidiaries in effect as of July 19, 1998 or in connection with borrowings or reverse repurchase agreements permitted under the Bayonne Merger Agreement, provided, however, that deposits are not deemed to be borrowings within the meaning of this paragraph;

     (xvi) make any capital expenditures in excess of $20,000 per expenditure from July 19, 1998 until the Bayonne Effective Date other than pursuant to binding commitments existing on July 19, 1998 previously disclosed to Richmond County, other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

     (xvii) organize, capitalize, lend to or otherwise invest in any subsidiary (other than securities of the FHLB that are purchased in the ordinary course of business consistent with past practice);

     (xviii) elect to any senior executive office any person who is not a member of the senior executive officer team of Bayonne as of July 19, 1998, or elect to the Bayonne Board any person who is not a member of the Bayonne Board as of July 19, 1998; and

     (xix) agree or make any commitment to take any action that is described above.

     At the request of Richmond County, Bayonne shall cause First Savings to modify and change its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all required regulatory approvals and stockholder approvals are received, and after receipt of written confirmation from Richmond County that it is not aware of any fact or circumstance that would prevent completion of the Bayonne Merger, and no earlier than 30 days prior to the Bayonne Effective Time so as to be consistent on a mutually satisfactory basis with those of Richmond County Savings; provided, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

REPRESENTATIONS AND WARRANTIES

     Both Richmond County and Bayonne have made certain customary representations and warranties relating to, among other things, the parties' respective organization, authority relative to the Bayonne Merger Agreement, capitalization, subsidiaries, required consents and approvals, taxes, employee benefit plans, material contracts, litigation, compliance with applicable laws, environmental matters, reliability of financial statements and the absence of material adverse changes in the parties' businesses, financial condition or results of operations. For detailed information on such representations and warranties, see the Bayonne Merger Agreement attached hereto as ANNEX A and incorporated by reference herein. Pursuant to the Bayonne Merger Agreement, it is a condition to each party's obligation to consummate the Bayonne Merger that the representations and warranties of the other party contained in the Bayonne Merger Agreement be true and correct in all material respects as of the date of the Bayonne Merger Agreement and as of the Bayonne Effective Time; provided, however, that such representations and warranties will be deemed to be true and correct in all material respects unless the failure to be true and correct, individually or in the aggregate, represents a material adverse change from the business, financial condition or results of operations of the party making such representations and warranties and its subsidiaries, taken as a whole, as represented in the Bayonne Merger Agreement. See "-- Conditions to the Bayonne Merger."

ACQUISITION PROPOSALS

     Bayonne has agreed not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action. Bayonne shall notify Richmond County orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Bayonne shall deliver to Richmond County a copy of such inquiry or proposal promptly. However, the Bayonne Board may: (i) furnish information to, or enter into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire Bayonne pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (a) the Bayonne Board receives a written opinion from its independent financial advisor that such proposal may be superior to the Bayonne Merger from a financial point-of-view to Bayonne's stockholders, (b) the Bayonne Board, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Bayonne Board to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (a) and (b) being referred to herein as a "Superior Proposal") and (c) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Bayonne (1) provides reasonable notice to Richmond County to the effect that it is furnishing information to, or entering into discussions or negotiations with another party, and (2) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or (iii) withdraw or modify its recommendation and enter into a Superior Proposal if there exists a Superior Proposal and the Bayonne Board, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Bayonne Board to comply with its fiduciary duties to stockholders under applicable law. "Acquisition Proposal" means any of the following (other than the transactions contemplated under the Bayonne Merger Agreement) involving Bayonne or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Bayonne or First Savings, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Bayonne or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Bayonne Effective Time, any provision of the Bayonne Merger Agreement may be: (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties to the Bayonne Merger Agreement except that, after the vote by the stockholders of Bayonne or Richmond County, no amendment or modification may be made that would reduce the Bayonne Merger Consideration or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

     The Bayonne Merger Agreement may be terminated at any time prior to the Bayonne Effective Time, either before or after approval of the matters presented in connection with the Bayonne Merger by the stockholders of both Richmond County and Bayonne, as follows: (i) by the mutual consent of Richmond County and Bayonne if the boards of directors of each so determines by vote of a majority of the members of their entire respective boards; (ii) by either Richmond County or Bayonne, if either of their respective boards of directors so determines by vote of a majority of the members of their entire respective boards if the stockholders of Richmond County or Bayonne do not approve the Bayonne Merger Agreement; provided, however, that Richmond County or Bayonne will only be
           --------  -------
entitled to terminate the Bayonne Merger Agreement if it has complied in all material respects with its obligations to solicit the support of its respective stockholders for the Bayonne Merger and have complied, in all material respects, with its representations and warranties made in the Bayonne Merger Agreement;
(iii) by either Richmond County or Bayonne, if either (a) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated by the Bayonne Merger Agreement shall have been denied or (b) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Bayonne Merger Agreement; (iv) by either Richmond County or Bayonne, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Bayonne Merger is not consummated by April 30, 1999 ("Initial Termination Date"); provided, that if, as of such date, all necessary regulatory or governmental
--------
approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Bayonne Merger (other than the delivery of executed documents at the closing) shall be fulfilled, the Initial Termination Date shall be extended to July 31, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Bayonne Merger Agreement by the party seeking to terminate; (v) by Richmond County, if the Bayonne Board does not publicly recommend in the Joint Proxy Statement/Prospectus that Bayonne's stockholders approve and adopt the Bayonne Merger Agreement or if, after recommending in the Joint Proxy Statement/Prospectus that stockholders approve and adopt the Bayonne Merger Agreement, the Bayonne Board shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Richmond County; (vi) by Richmond County or Bayonne by written notice to the other party in the event that there has occurred since July 19, 1998 an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on Richmond County or Bayonne as the case may be; provided that each party shall have given the other 30 calendar days prior written notice of such termination, and such party shall not have remedied such event, condition, change or occurrence by the end of such 30-day period; (vii) Richmond County or Bayonne (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the Bayonne Merger Agreement, in the event of (a) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in the Bayonne Merger Agreement, which failure or non-compliance is material in the context of the transactions contemplated by the Bayonne Merger Agreement, or (b) subject to the Material Adverse Effect threshold, any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in the Bayonne Merger Agreement, the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; (viii) by Bayonne, if the Richmond County Board does not publicly recommend in the Joint Proxy Statement/Prospectus that Richmond County's stockholders approve and adopt the Bayonne Merger Agreement or if, after recommending in the Joint Proxy Statement/Prospectus that stockholders approve and adopt the Bayonne Merger Agreement, the Richmond County Board shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Bayonne; (ix) by Bayonne, if the Bayonne Board reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 65% of the combined voting power of the shares of Bayonne Common Stock then outstanding or all or substantially all of the assets of Bayonne constitutes a Superior Proposal and that such proposal must be accepted; provided, however, that prior to any such termination, Bayonne shall use its reasonable efforts to negotiate in good faith with Richmond County to make such adjustments in the terms and conditions of this agreement that would enable Bayonne to proceed with the transactions contemplated herein; or (x) by Bayonne as discussed below under "--Price-Based Termination."

PRICE-BASED TERMINATION

     The Bayonne Merger Agreement provides that if the "Richmond County Market Value" on the Valuation Date (see the definitions in the following paragraph for the meanings for the capitalized terms in this paragraph which previously have not been defined) is less than $15.41 (as adjusted to account for a stock dividend, reclassification, split-up, combination, exchange of shares or other similar transaction between July 19, 1998 and the Valuation Date), and the "Richmond County Ratio" is less than the "Index Ratio," then Bayonne, during the five-day period commencing on the Valuation Date, may terminate the Bayonne Merger Agreement. However, no such termination will occur and the Bayonne Merger Agreement will remain in effect if Richmond County agrees to increase the Bayonne Exchange Ratio to equal the lesser of (a) a number equal to a fraction, the numerator of which is 1.05 multiplied by the "Initial Richmond County Market Value" multiplied by .85 and the denominator of which is the Richmond County Market Value, and (b) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 1.05 and the denominator of which is the Richmond County Ratio.

     The "Richmond County Market Value" means the average of the daily closing sales prices of a share of Richmond County Common Stock, as reported on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the Valuation Date. The "Richmond County Ratio" means the number obtained by dividing the Richmond County Market Value on the Valuation Date by the "Initial Richmond County Market Value." The "Initial Richmond County Market Value" means the closing sales price of a share of Richmond County Common Stock, as reported on the Nasdaq National Market, on July 17, 1998, the trading day immediately preceding the public announcement of the Bayonne Merger Agreement (i.e., $18.125). The "Index Ratio" means the number obtained by dividing the "Final Index Price" by the "Initial Index Price" and then subtracting 0.15. The "Final Index Price" means the sum of the average of the daily closing sales prices of a share of common stock of each of 14 financial institution holding companies identified in the Bayonne Merger Agreement which continue to be publicly traded and as to which there shall be not have been a publicly announced acquisition transaction (the "Index Group"), multiplied by their respective weighted percentages, as set forth in the Bayonne Merger Agreement, for the 15 trading days ending on the Valuation Date. The "Initial Index Price" means the sum of the per share closing prices of the common stock of each company comprising the Index Group on July 17, 1998, multiplied by their respective weighted percentages.

NASDAQ NATIONAL MARKET LISTING

     The Richmond County Common Stock is listed on the Nasdaq National Market. Richmond County has agreed to use reasonable efforts to cause the shares of Richmond County Common Stock to be issued in the Bayonne Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to or at the Bayonne Effective Time. The obligations of the parties to consummate the Bayonne Merger are subject to approval for quotation on the Nasdaq National Market of such shares. See "-- Conditions to the Bayonne Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

     Under the Merger Agreement, as amended and restated, the Bayonne Merger will be accounted for under the purchase method of accounting in accordance with GAAP. Under this method of accounting, Richmond County and Bayonne will be treated as one company as of the date of the combination, Richmond County will record the fair market value of Bayonne's assets (both tangible and identifiable intangible assets) less liabilities on its financial statements. Any difference between purchase price and the fair value of the identifiable net assets is recorded as goodwill. The income statements incorporate the recorded income of Bayonne's operations beginning from the Bayonne Effective Date.

     The unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase accounting method to account for the Bayonne Merger. See "UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE BAYONNE MERGER

     The following is a discussion of the material Federal income tax consequences of the Bayonne Merger to Richmond County, Bayonne and holders of Bayonne Common Stock. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service (the "Service") rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that Bayonne Common Stock is held as a "capital asset" within the meaning of Section 1221 of the Code (i.e., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Bayonne Common Stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the Bayonne Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained in certificates of officers of Richmond County, Bayonne and others.

     HOLDERS OF BAYONNE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BAYONNE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     It is a condition to the obligation of Richmond County and Bayonne to consummate the Bayonne Merger that Richmond County and Bayonne each shall have received an opinion of their respective counsel, dated as of the Bayonne Effective Time, in form and substance customary in transactions of the type contemplated by the Bayonne Merger Agreement and reasonably satisfactory to Richmond County and Bayonne, respectively, to the effect that the Bayonne Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

     (i) no gain or loss will be recognized by Richmond County, Richmond County Savings, Bayonne or First Savings as a result of the Bayonne Merger;

     (ii) no gain or loss will be recognized by the stockholders of Bayonne who exchange all of their Bayonne Common Stock solely for Richmond County Common Stock pursuant to the Bayonne Merger (except with respect to cash received in lieu of a fractional share interest in Richmond County Common Stock);

     (iii) the tax basis of Richmond County Common Stock received by stockholders who exchange their Bayonne Common Stock for Richmond County Common Stock in the Bayonne Merger will be the same as the tax basis of Bayonne Common Stock surrendered pursuant to the Bayonne Merger, reduced by any amount allocable to a fractional share interest for which cash is received; and increased by any gain recognized on the exchange; and

     (iv) the holding period of Richmond County Common Stock received by each stockholder in the Bayonne Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Bayonne Effective Date.

RESALES OF RICHMOND COUNTY COMMON STOCK

     The shares of Richmond County Common Stock to be issued in the Bayonne Merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any Bayonne stockholder who may be deemed to be an "affiliate" of Bayonne for purposes of Rule 145 under the Securities Act. Affiliates of Bayonne may not sell their shares of Richmond County Common Stock acquired in connection with the Bayonne Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Richmond County Common Stock received in the Bayonne Merger by persons who may be deemed to be affiliates of Bayonne. Persons who may be deemed to be affiliates of Bayonne generally include individuals or entities that control, are controlled by or are under common control with Bayonne, and may include certain officers and directors as well as principal stockholders of Bayonne.

     For purposes of Rule 145, Bayonne has obtained from each person who is an affiliate of Bayonne and has delivered to Richmond County, a written agreement intended to ensure compliance with the Securities Act.

NO APPRAISAL RIGHTS

     Pursuant to Section 262(b) of the DGCL, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market, or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger to accept for their stock anything except (i) shares of the corporation surviving the merger;
(ii) shares of stock which are either listed on a national securities exchange, designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders; or (iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or any combination thereof. Bayonne stockholders are not entitled to appraisal rights generally because the shares of Bayonne Common Stock are listed on the Nasdaq National Market and such stockholders are not entitled to appraisal rights in connection with the Bayonne Merger because the shares of Richmond County Common Stock to be issued in the Bayonne Merger are shares of the surviving corporation in the Bayonne Merger and will be listed on the Nasdaq National Market at the Bayonne Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Richmond County Common Stock.

EXPENSES

     All costs and expenses incurred in connection with the Bayonne Merger Agreement, the Bayonne Merger Stock Option Agreements and the transactions contemplated thereby shall be paid by the party incurring such expense, except that Richmond County shall bear the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus and filing fees associated with the requisite registrations and approvals required to consummate the Bayonne Merger.

BAYONNE EFFECTIVE TIME

     The Bayonne Merger will become effective at the Bayonne Effective Time set forth in the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law. The Certificate of Bayonne Merger will be filed no later than 14 days after satisfaction or waiver of the latest to occur of certain conditions to the Bayonne Merger as specified in the Bayonne Merger Agreement, unless another date is agreed to in writing by Richmond County and Bayonne. See "-- Conditions to the Bayonne Merger." The closing of the transactions contemplated by the Bayonne Merger Agreement will take place on the date of such filing. It is expected that a period of time will elapse between the Richmond County Meeting and the Bayonne Meeting and the Bayonne Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Bayonne Merger.
There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the Attorney General of the State of New York will not challenge the Bayonne Merger or, if such a challenge is made, the result thereof. See "-- Regulatory Approvals Needed to Complete the Bayonne Merger." The Bayonne Merger Agreement may be terminated by either party if, among other reasons, the Bayonne Merger has not been consummated on or before April 30, 1999 (provided that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the Bayonne Merger shall not have been obtained but all other conditions have been fulfilled, then July 31, 1999). See
"-- Waiver and Amendment; Termination."


                          CERTAIN RELATED TRANSACTIONS

BAYONNE MERGER STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Bayonne Merger Stock Option Agreement, which is attached hereto as ANNEX B. The following summary is qualified in its entirety by reference to the Bayonne Merger Stock Option Agreement. Execution of the Bayonne Merger Stock Option Agreement was a condition to the parties entering into the Bayonne Merger Agreement.

     Concurrently with the execution of the Bayonne Merger Agreement, Richmond County and Bayonne entered into the Bayonne Merger Stock Option Agreement. The Bayonne Merger Stock Option Agreement is designed to enhance the likelihood that the Bayonne Merger will be successfully consummated in accordance with the terms contemplated by the Bayonne Merger Agreement and Richmond County insisted on such agreement for that reason. Pursuant to the Bayonne Merger Stock Option Agreement, Bayonne granted Richmond County the option to purchase up to 1,809,804 authorized but unissued shares (the "Bayonne Merger Stock Option Shares") of Bayonne Common Stock (representing approximately 19.9% of the issued and outstanding shares of Bayonne Common Stock on July 19, 1998) at a price of $15.50 per share, subject to adjustment in certain circumstances (the "Bayonne Merger Stock Option").

     Provided that (i) Richmond County is not in material breach of the agreements or covenants contained in the Bayonne Merger Agreement or the Bayonne Merger Stock Option Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of the shares covered by the Bayonne Merger Stock Option issued by any court of competent jurisdiction in the United States shall be in effect, Richmond County may exercise the Bayonne Merger Stock Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided, however, that the Bayonne Merger Stock Option shall terminate and be of no further force and effect upon the earliest to occur of (a) the Bayonne Effective Time, (b) termination of the Bayonne Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (an "Issuer Termination"),
(c) 12 months after the termination of the Bayonne Merger Agreement other than pursuant to an Issuer Termination, (d) 12 months after the termination of the Bayonne Merger Agreement by Richmond County in accordance with the terms of the Bayonne Merger Agreement and (e) 12 months after the first occurrence of a Purchase Event; provided, however, that any purchase of shares upon exercise of the Bayonne Merger Stock Option shall be subject to compliance with applicable law.

     A "Purchase Event" means any of the following events:

     (i) Without Richmond County's prior written consent, Bayonne shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Richmond County or any subsidiary of Richmond County) to effect an Acquisition Transaction. The term "Acquisition Transaction" shall mean (a) a merger, consolidation or similar transaction involving Bayonne or any of its significant subsidiaries, (b) the disposition by sale, lease, exchange or otherwise, of assets or deposits of Bayonne or any of its significant subsidiaries representing in either case 20% or more of the consolidated assets or deposits of Bayonne and its subsidiaries, or (c) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Bayonne or any of its significant subsidiaries other than the issuance of Bayonne Common Stock upon the exercise of outstanding options; or

     (ii) any person (other than Richmond County or any subsidiary of Richmond County) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the voting power of Bayonne or any of its significant subsidiaries.

     A "Preliminary Purchase Event" means any of the following events:

     (i) any person (other than Richmond County or any subsidiary of Richmond County) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Bayonne Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Bayonne Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

     (ii) the holders of Bayonne Common Stock shall not have approved the Bayonne Merger Agreement at the Bayonne Meeting, the Bayonne Meeting shall not have been held or shall have been cancelled prior to termination of the Bayonne Merger Agreement, or the Bayonne Board shall have withdrawn or modified in a manner adverse to Richmond County the recommendation of the Bayonne Board with respect to the Bayonne Merger Agreement, in each case after it shall have been publicly announced that any person (other than Richmond

           County or any subsidiary of Richmond County) shall have (a) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction, or (b) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer; or

     (iii) any person, other than Richmond County or any subsidiary of Richmond County, shall have made a bona fide proposal to Bayonne or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

     (iv) after a bone fide proposal is made by a third party to Bayonne or its stockholders to engage in an Acquisition Transaction, Bayonne shall have breached any covenant or obligation contained in the Bayonne Merger Agreement and such breach would entitle Richmond County to terminate the Bayonne Merger Agreement under the terms thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Bayonne Merger and the Bayonne Bank Merger pursuant to the terms of the Bayonne Merger Agreement; or

     (v) any person other than Richmond County or any subsidiary of Richmond County, other than in connection with a transaction to which Richmond County has given its prior written consent, shall have filed an application or notice with the OTS, or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

     Bayonne shall notify Richmond County promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by Bayonne shall not be a condition to the right of Richmond County to exercise the Bayonne Merger Stock Option.

     EFFECT OF THE BAYONNE MERGER STOCK OPTION AGREEMENTS. The Bayonne Merger Stock Option Agreement is intended to increase the likelihood that the Bayonne Merger will be consummated in accordance with the terms of the Bayonne Merger Agreement. Consequently, certain aspects of the Bayonne Merger Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Bayonne Effective Time be interested in acquiring all of or a significant interest in Bayonne from considering or proposing such an acquisition. The acquisition of Bayonne or an interest therein, or an agreement to acquire all or part of Bayonne, could cause the Bayonne Merger Stock Option to become exercisable. The existence of the Bayonne Merger Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring Bayonne compared to its cost had the Bayonne Merger Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition. Moreover, following consultation with Bayonne's independent accountant, Bayonne's management believes that the exercise of the Bayonne Merger Stock Option is likely to prohibit any acquiror from accounting for an acquisition of Bayonne using the pooling-of-interests accounting method for a period of two years following such exercise. Accordingly, the existence of the Bayonne Merger Stock Option Agreement may deter significantly, or completely preclude, an acquisition of Bayonne by certain other banking organizations. The Bayonne Board took this factor into account before approving the Bayonne Merger Stock Option Agreement. See "THE BAYONNE MERGER -- Our Recommendation of the Bayonne Board; Bayonne's Reasons for the Merger."

BAYONNE BANK MERGER AGREEMENT

     In connection with the Bayonne Merger, Richmond County Savings and First Savings have entered into the Bayonne Bank Merger Agreement (the "Bayonne Bank Merger Agreement") pursuant to which First Savings and Richmond County Savings will merge, with Richmond County Savings Bank being the surviving bank. The Bayonne Bank Merger Agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the Bayonne Merger Agreement is terminated. In order to facilitate the Bayonne Bank Merger, First Savings will merge with a Federal interim savings bank, which will then merge with and into Richmond County Savings.

                              THE IRONBOUND MERGER

     In a separate and unrelated transaction (the "Ironbound Merger"), Richmond County is also acquiring Ironbound Bankcorp, NJ ("Ironbound"). Ironbound is a bank holding company organized under the laws of the State of New Jersey in 1988. Ironbound's wholly owned subsidiary, Ironbound Bank ("Ironbound Bank"), is a New Jersey State-chartered commercial bank that operates three commercial banking offices in the New Jersey Counties of Union and Essex. Ironbound Bank has operated since 1988. Ironbound's bank deposits are insured by the BIF. At September 30, 1998, Ironbound had total assets of $115.3 million, deposits of $102.8 million, and stockholders' equity of $11.5 million. Ironbound's principal offices are located at 36 Pacific Street at New York Avenue, Newark, New Jersey 07105, and its telephone number is (973) 589-3800. After the Ironbound Merger, Ironbound will be merged with and into Richmond County, and Ironbound stockholders will become stockholders of Richmond County. It is intended that the Ironbound Merger will be completed in the first quarter of 1999. Immediately following the completion of the Ironbound Merger, Richmond County Savings and Ironbound Bank will also merge. Richmond County Savings Bank will be the name of the surviving bank. THE RICHMOND COUNTY BOARD HAS UNANIMOUSLY APPROVED THE IRONBOUND MERGER. THE IRONBOUND MERGER DOES NOT REQUIRE THE APPROVAL OF THE RICHMOND COUNTY STOCKHOLDERS.


                   CERTAIN BANKING REGULATORY CONSIDERATIONS

GENERAL

     Richmond County Savings is a New York State-chartered stock savings bank and its deposit accounts are insured up to applicable limits by the FDIC under the BIF. Richmond County Savings is subject to extensive regulation by the Superintendent and the New York Banking Board (the "NYBB" and collectively with the Superintendent, the "NYBD"), as its chartering agency, and by the FDIC, as the deposit insurer. Richmond County Savings must file reports with the NYBD and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the NYBD and the FDIC to assess Richmond County's compliance with various regulatory requirements and financial condition. This regulation and supervision establishes a framework of activities in which a savings bank can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the NYBD, the FDIC or through legislation, could have a material adverse impact on Richmond County and Richmond County Savings and their operations and stockholders. Richmond County is also required to file certain reports with, and otherwise comply with the rules and regulations, of the OTS and the NYBD. Certain of the regulatory requirements applicable to Richmond County and to Richmond County Savings are referred to below or elsewhere herein. This description of the statutory provisions and regulations applicable to Richmond County and Richmond County Savings does not purport to be complete, and is qualified in its entirety by reference to such statutes and regulations.

NEW YORK STATE LAW

     Richmond County Savings derives its lending, investment and other authority primarily from the applicable provisions of NYBL and the regulations of the NYBD, as limited by FDIC regulations. See "-- Investment Activities." Under these laws and regulations, savings banks, including Richmond County Savings, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in the stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A savings bank's lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" authority, make investments not otherwise authorized under the NYBL. This authority permits investments not otherwise authorized of up to 1% of the savings bank's assets in any single investment, subject to certain restrictions, and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with and reliance upon the specific investment authority set forth in the NYBL, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of debt and equity securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the NYBL and regulations which set forth specific investment authority. A New York State-chartered stock savings bank may also exercise trust powers upon approval of the NYBD.

     New York State-chartered savings banks may also invest in subsidiaries under their service corporation investment power. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities that may be authorized by the NYBB. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets.

     The exercise by an FDIC insured New York State-chartered savings bank of the lending and investment powers of a savings bank under the NYBL is limited by FDIC regulations and other federal law and regulations. In particular, the applicable provisions of the NYBL and regulations governing the investment authority and activities of an FDIC insured state-chartered savings bank have been effectively limited by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the FDIC regulations issued pursuant thereto. See "-- Investment Activities."

     With certain limited exceptions, a New York State-chartered savings bank may not make loans or extend unsecured credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth. Richmond County Savings currently complies with all applicable loans-to-one-borrower limitations.

     Under the NYBL, a New York State-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments.

     Under the NYBL, the Superintendent may issue an order to a New York State-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the NYBB that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee or officer may be removed from office by the NYBB after notice and an opportunity to be heard. The Superintendent also may take possession of a banking organization under specified statutory criteria. Richmond County Savings does not know of any past or current practice, condition or violation that might lead to any proceeding by the Superintendent or the NYBB against Richmond County Savings or any of its trustees or officers.

FDIC REGULATIONS

      CAPITAL REQUIREMENTS. The FDIC has adopted risk-based capital guidelines to which Richmond County Savings is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Richmond County Savings is required to maintain minimum levels of regulatory capital in relation to its regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories considered as representing greater risk.

     These guidelines divide a bank's capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of at least 8%, of which at least 4% must be Tier I capital.

     In addition, the FDIC has established regulations prescribing a minimum Tier I leverage ratio (ratio of Tier I capital to adjusted total average balance of assets as specified in the regulations). These regulations provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest examination rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The federal banking agencies, including the FDIC, have established a uniform minimum Tier I leverage ratio of 4% for all but the highest rated banks. The FDIC may, however, set higher leverage and risk-based capital requirements on individual institutions when particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     The following is a summary of Richmond County Savings' regulatory capital ratios at September 30, 1998:

          Tier I Risk-Based Capital.................               21.60%
          Total Risked-Based Capital................               22.49
          Leverage Capital..........................               12.38

     The following is a summary of First Savings' regulatory capital ratios at September 30, 1998:

          Tier I Risk-Based Capital.................               27.30%
          Total Risked-Based Capital................               28.45
          Leverage Capital..........................               12.24

     In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also have issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

      STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe for depository institutions under its jurisdiction standards relating to, among other things, internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the Federal Deposit Insurance Act, as amended, ("FDI Act"). The final regulation establishes deadlines for the submission and review of such safety and soundness compliance plans.

      REAL ESTATE LENDING STANDARDS. The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (i) are secured by real estate or (ii) are made for the purpose of financing the construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC guidelines, which include loan-to-value limitations for the different types of real estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

      DIVIDEND LIMITATIONS. The FDIC has authority to use its enforcement powers to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law prohibits the payment of dividends by a bank that will result in the bank failing to meet applicable minimum capital requirements on a pro forma basis. Additionally, Richmond County Savings, as a subsidiary of a savings and loan holding company, is required to provide the OTS with 30 days prior written notice before declaring any dividend. The plan of conversion adopted by Richmond County Savings' in connection with its conversion to stock form also restricts the institution's payment of dividends in the event the dividend would impair the liquidation account established in connection with the Conversion.
In addition, the liquidation account established by First Savings in connection with its Second-Step Conversion may not be impaired by the payment of dividends. Richmond County Savings is also subject to dividend declaration restrictions imposed by New York State law. See "-- New York State Law."

INVESTMENT ACTIVITIES

     Since the enactment of FDICIA, all insured state-chartered banks, including savings banks and their subsidiaries, have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. FDICIA and the FDIC regulations thereunder permit certain exceptions to these limitations. For example, certain state-chartered banks, such as Richmond County Savings, may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. Such banks may also continue to sell savings bank life insurance. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) for institutions that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the BIF. The FDIC has recently proposed revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments.
These proposed revisions would, among other things, streamline certain application procedures for healthy banks and impose certain quantitative and qualitative restrictions on a bank's dealings with its subsidiaries engaged in activities not permitted for national bank subsidiaries. All non-subsidiary equity investments, unless otherwise authorized or approved by the FDIC, must have been divested by December 19, 1996, pursuant to a FDIC approved divestiture plan unless such investments were grandfathered by the FDIC. Richmond County Savings received grandfathering authority from the FDIC in February 1993 to invest in listed stocks and/or registered shares subject to the maximum permissible investment of 100% of Tier I capital, as specified by the FDIC's regulations, or the maximum amount permitted by the NYBL, whichever is less. Such grandfathering authority is subject to termination upon the FDIC's determination that such investments pose a safety and soundness risk to Richmond County Savings or in the event Richmond County Savings converts its charter, other than a mutual to stock conversion, or undergoes a change in control. As of September 30, 1998, Richmond County Savings had $47.2 million of securities which were permissible under such grandfathering authority.

PROMPT CORRECTIVE REGULATORY ACTION

     Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized."

     The FDIC has adopted regulations to implement the prompt corrective action legislation. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and generally a leverage ratio of 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" banks are subject to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the bank's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks are subject to one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions also may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any material transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.
Generally, subject to a narrow exception, the appointment of a receiver or conservator is required for a "critically undercapitalized" institution within 270 days after it obtains such status.

TRANSACTIONS WITH AFFILIATES

     Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (the "Federal Reserve Act"). An affiliate of a savings bank is any company or entity that controls, is controlled by, or is under common control with the savings bank, other than a nonbanking subsidiary of the bank. In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. The Board of Governors of the Federal Reserve System (the "FRB") has proposed regulations that would treat as an affiliate any subsidiary of a savings bank that engages in activities not permissible for the parent savings bank to engage in directly. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings bank's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

     Further, Section 22(h) of the Federal Reserve Act restricts a savings bank with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to any director, executive officer and stockholder who controls, directly or indirectly, 10% or more of voting securities of a savings bank, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings bank's total unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and stockholders who control 10% or more of voting securities of a stock savings bank, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal stockholders must be made on terms, including interest rates and collateral, substantially the same as offered in comparable transactions to other persons, must involve no more than the normal risk of repayment or present other unfavorable features, and must be made using credit underwriting procedures that are not less stringent than those applicable in comparable transactions with other persons, except for extensions of credit made pursuant to a benefit or compensation program that is widely available to the institution's employees and does not give preference to insiders over other employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

ENFORCEMENT

     The FDIC has extensive enforcement authority over insured savings banks, including Richmond County Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC has authority under federal law to appoint a conservator or receiver for an insured savings bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state savings bank if that savings bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the savings bank became "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible equity to total assets of less than 2%. See "-- Prompt Corrective Regulatory Action." The FDIC may also appoint a conservator or receiver for an insured state savings bank on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of the savings bank are less than its liabilities to depositors and others);
(ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (i) well capitalized,
(ii) adequately capitalized or (iii) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and additional information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Deposits of Richmond County Savings are presently insured by the BIF. Assessment rates for BIF deposits, exclusive of assessments for Financing Corporation ("FICO") bonds described below, currently range from 0 basis points to 27 basis points, and the FDIC has determined to retain such range of assessment rates for the second half of 1998. The FDIC is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve the designated reserve ratio of 1.25%, which requirement the BIF currently meets. The FDIC has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Richmond County Savings. In addition, recent legislation requires BIF insured institutions like Richmond County Savings to assist in the payment of FICO bonds.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Richmond County Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

PAYMENT OF FICO BONDS

     Beginning on January 1, 1997, BIF deposits are also assessed for payments on bonds issued by FICO, which were issued in the late 1980's to recapitalize the predecessor SAIF. For the third quarter of 1998, the FICO assessment rates, on an annual basis, are 1.22 basis points for BIF assessable deposits and 6.10 basis points for SAIF assessable deposits. Full pro rata sharing of the FICO payments by BIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

FEDERAL RESERVE SYSTEM

     The FRB regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.8 million or less (subject to adjustment by the FRB) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. Richmond County Savings is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Richmond County Savings' interest-earning assets.

COMMUNITY REINVESTMENT ACT

      NEW YORK STATE REGULATION. Richmond County Savings is also subject to provisions of the NYBL that impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community ("NYCRA"), which are substantially similar to those imposed by the CRA, as amended. Pursuant to the NYCRA, a bank must file copies of all federal CRA reports with the NYBD. The NYCRA also requires the Superintendent to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The New York regulations require a biennial assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system, and require the NYBD to make available to the public such rating and a written summary of the results.

      FEDERAL REGULATION. Under the CRA, as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FDIC utilizes a four-tier descriptive rating system in its CRA evaluations. Public disclosure is made of such evaluations.

HOLDING COMPANY REGULATION

      FEDERAL REGULATION. As a unitary savings and loan holding company, Richmond County generally is not restricted under existing laws as to the types of business activities in which it may engage. Upon any non-supervisory acquisition by Richmond County of another savings association to be held as a separate subsidiary, the Company would become a multiple savings and loan holding company and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulations. Multiple savings and loan holding companies are prohibited from acquiring or retaining, with certain exceptions, more than 5% of the voting shares of a non-subsidiary holding company or other company engaged in activities other than those permitted by the HOLA.

     Recently enacted legislation provides that the BIF and the SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. The bill that was passed by the House of Representatives in May 1998 would subject unitary savings and loan holding companies to the activities restrictions generally applicable to other depository institution holding companies under the legislation and would not require state savings banks, such as Richmond County Savings, to change their charter. A grandfathering provision would allow existing unitary savings and loan holding companies to continue to engage in activities permitted a unitary savings and loan holding company under existing law and that grandfather could be transferred to acquirers. Unless the grandfather date in the bill is changed, Richmond County would qualify for the grandfather if the legislation is enacted. Richmond County Savings in unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings association or holding company thereof or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     In order to elect and continue to be regulated as a savings and loan holding company by the OTS (rather than as a bank holding company by the FRB), Richmond County Savings must continue to qualify as a Qualified Thrift Lender ("QTL"). In order to qualify as a QTL, Richmond County Savings must maintain compliance with a Qualified Thrift Lender Test ("QTL Test"). Under the QTL Test, a savings institution is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A holding company of a savings institution that fails the QTL test must either convert to a bank holding company and thereby become subject to the regulation and supervision of the FRB or operate under certain restrictions. As of June 30, 1998, Richmond County Savings maintained in excess of 65% its portfolio assets in qualified thrift investments. Richmond County Savings also met the QTL test in each of the prior 12 months and, therefore, met the QTL test. Recent legislative amendments have broadened the scope of "qualified thrift investments" that go toward meeting the QTL test to fully include credit card loans, student loans and small business loans. A savings association may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Code.

      NEW YORK STATE HOLDING COMPANY REGULATION. In addition to the federal holding company regulations, a bank holding company organized or doing business in New York State may be also subject to regulation under the NYBL. The term "bank holding company," for the purposes of the NYBL, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions, including commercial banks and state savings banks and savings and loan associations organized in stock form. In general, a holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the NYBL. Under NYBL, the prior approval of the NYBD is required before: (i) any action is taken that causes any company to become a bank holding company; (ii) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (iii) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (iv) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (v) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York State bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York State bank holding companies are subject to limitations regarding their affiliation with securities underwriting or brokerage firms and other bank holding companies and limitations regarding loans obtained from its subsidiaries.

INTERSTATE BANKING AND BRANCHING

     Richmond County, as a savings and loan holding company, is limited under HOLA with respect to its acquisition of a savings association located in a state other than New York. In general, a savings and loan holding company may not acquire an additional savings association subsidiary that is located in a state other than the home state of its first savings association subsidiary unless such an interstate acquisition is permitted by the statutes of such other state. Many states permit such interstate acquisitions if the statutes of the home state of the acquiring savings and loan holding company satisfy various reciprocity conditions. New York is one of a number of states that permit out-of-state bank and savings and loan holding companies to acquire New York savings banks and savings associations.

     In contrast, bank holding companies are generally authorized to acquire banking subsidiaries in more than one state irrespective of any state law restrictions on such acquisitions. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which was enacted on September 29, 1994, permits approval under the BHC Act of the acquisition of a bank located outside of the holding company's home state regardless of whether the acquisition is permitted under the law of the state of the acquired bank. The FRB may not approve an acquisition under the BHC Act that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

     In the past, branching across state lines was not generally available to a state bank such as Richmond County Savings. Out-of-state branches of savings banks are authorized under the NYBL, but similar authority does not exist generally under the laws of most other states. The Interstate Banking Act permitted, beginning June 1, 1997, the responsible federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under the law of the two states. The Interstate Banking Act also permitted a state to "opt in" to the provisions of the Interstate Banking Act prior to June 1, 1997, and permitted a state to "opt out" of the provisions of the Interstate Banking Act by adopting appropriate legislation, beginning June 1, 1997, before that date. Accordingly, the Interstate Banking Act, permits a bank, such as Richmond County Savings, to acquire branches in a state other than New York unless the other state has opted out of the Interstate Banking Act. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out-of-state banks to establish such branches within its borders.

     The Interstate Banking Act may facilitate the further consolidation of the banking industry. The effect of the Interstate Banking Act on Richmond County Savings, if any, is likely to occur as banking institutions, state legislators, and bank regulators respond to the new federal regulatory structure. The states will have to establish appropriate corporate law, tax and regulatory structures to adjust to the growth of new interstate banks.

                  DESCRIPTION OF RICHMOND COUNTY CAPITAL STOCK

GENERAL

     The authorized capital stock of Richmond County consists of 75,000,000 shares of Richmond County Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Richmond County Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the Richmond County Board determines. As of July 19, 1998, 26,423,550 shares of Richmond County Common Stock and no shares of Richmond County Preferred Stock had been issued.

     As of September 30, 1998, 3,699,297 shares of Richmond County Common Stock had been reserved for issuance pursuant to the Richmond County Incentive Plan.

     The following description contains a summary of all the material features of the capital stock of Richmond County but does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL.

COMMON STOCK

     The outstanding shares of Richmond County Common Stock are fully paid and nonassessable. Except as discussed below, holders of Richmond County Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have no preemptive rights. Holders of Richmond County Common Stock are not entitled to cumulative voting rights with respect to the election of directors. The Richmond County Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     As provided in Richmond County's Certificate of Incorporation, for voting purposes, holders of Richmond County Common Stock who beneficially own in excess of 10% of the outstanding shares of Richmond County Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit and are not treated as outstanding for voting purposes. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. Richmond County's Certificate of Incorporation authorizes the Richmond County Board (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to Richmond County to enable the Richmond County Board to implement and apply the Limit.

     Subject to the preferences applicable to any shares of Richmond County Preferred Stock outstanding at the time, holders of Richmond County Common Stock are entitled to dividends when and as declared by the Richmond County Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     Richmond County's Certificate of Incorporation and Bylaws provide that the Richmond County Board is to be divided into three classes which shall be as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Richmond County are elected at each special meeting of the stockholders. In addition, Richmond County's Bylaws provide that the power to fill vacancies is vested in the Richmond County Board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of Richmond County through an increase in the number of directors on the Richmond County Board and the election of designated nominees to fill such newly created vacancies.

PREFERRED STOCK

     Richmond County Preferred Stock may be issued with such designations, powers, preferences and rights as the Richmond County Board may from time to time determine. The Richmond County Board can, without stockholder approval, issue Richmond County Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Richmond County Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. Richmond County presently does not have plans to issue Richmond County Preferred Stock.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

          Richmond County and Bayonne are both Delaware corporations subject to the provisions of the DGCL. If the Bayonne Merger is consummated, the holders of Bayonne Common Stock, whose rights are currently protected by the DGCL and governed under the Bayonne Certificate of Incorporation and the Bayonne Bylaws will, at the Bayonne Effective Time, become stockholders of Richmond County and continue to have rights protected by DGCL Law but governed under the Richmond County Certificate of Incorporation and Richmond County Bylaws. There are no material differences between the rights of the holders of Bayonne Common Stock and the rights of holders of Richmond County Common Stock. Copies of such governing instruments of Richmond County and Bayonne are available, without charge, to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, on written or oral request, in the case of documents relating to Richmond County, to Richmond County Financial Corp.,
1214 Castleton Avenue, Staten Island, New York 10310, Attention: Thomas R. Cangemi, telephone number (718) 448-2800, and in the case of Bayonne, by following the instructions listed under "WHERE YOU CAN FIND MORE INFORMATION."

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following statements set forth certain selected condensed financial information for Richmond County and Bayonne and Ironbound, on an unaudited pro forma condensed combined consolidated basis giving effect to the Bayonne Merger and Ironbound Merger applying the purchase method of accounting. The pro forma condensed statements of income reflecting the Bayonne Merger and Ironbound Merger assume the acquisitions of Bayonne and Ironbound were consummated on the first day of each of the periods presented. Due to Richmond County, Bayonne and Ironbound having different fiscal year ends, the pro forma condensed statement of income for the year ended June 30, 1998 reflects the combination of each entities fiscal year end with Richmond County's June 30 year end.

     The unaudited pro forma condensed balance sheet presents the combined financial position of Richmond County and Bayonne as of September 30, 1998. The unaudited pro forma condensed balance sheet reflects (i) the acquisition of Bayonne and the acquisition of Ironbound applying the purchase method of accounting; and (ii) certain adjustments that are directly attributable to the Bayonne Merger and the Ironbound Merger, including allocation of the purchase price for both mergers. The pro forma condensed balance sheet assumes that the acquisition of Bayonne and the acquisition of Ironbound were consummated as of September 30, 1998.

     The unaudited pro forma condensed financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of Richmond County, Bayonne and Ironbound. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of Richmond County, Bayonne and Ironbound for future periods.

      There may be certain costs savings and/or revenue enhancements that will result from the Bayonne Merger and the Ironbound Merger; the information furnished in the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements does not reflect either the cost savings or the revenue enhancements that may or may not be achieved.

                        RICHMOND COUNTY FINANCIAL CORP.
                           BAYONNE BANCSHARES, INC.
                            IRONBOUND BANKCORP, NJ
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                       STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                             AT SEPTEMBER 30, 1998
                   (In thousands, except per share amounts)

                                                                                                          RICHMOND
                                                                                                           COUNTY/
                                                     RICHMOND                            PRO FORMA         BAYONNE
                                                      COUNTY         BAYONNE            ADJUSTMENTS       PRO FORMA
                                                    ----------       --------          --------------    -----------
ASSETS:
  Cash and due from banks........................   $   22,764       $  3,042          $ (4,862)/(2)/    $   25,025
                                                                                          4,081 /(3)/
  Federal funds sold.............................        4,200              5                                 4,205
  Securities held-to-maturity....................           --         11,708               220 /(3)/        11,928
  Securities available for sale, net.............      831,670        324,457                             1,156,127
  Loans receivable:
      Real estate mortgage loans.................      765,799        278,719              (804)/(3)/     1,043,714
      Other loans................................       16,679         33,105                                49,784
      Less allowance for loan losses.............       (7,920)        (3,035)                              (10,955)
                                                    ----------       --------          --------           ---------
  Total loans receivable, net....................      774,558        308,789              (804)          1,082,543
  Federal Home Loan Bank of
   New York stock................................       20,375         10,511                                30,886
  Banking premises and equipment, net............       13,530          5,524               881 /(3)/        19,935
  Accrued interest receivable....................       11,514          3,901                                15,415
  Excess of cost over fair value of net
   assets acquired and other intangibles.........           --             --            28,560 /(4)/        28,560
  Other real estate owned........................          340            501                                   841
  Other assets...................................       13,664          4,219                                17,883
                                                    ----------       --------          --------          ----------
      Total assets...............................   $1,692,615       $672,657          $ 28,076          $2,393,348
                                                    ==========       ========          ========          ==========
LIABILITIES AND STOCKHOLDERS'
EQUITY:
  Liabilities:
      Deposits...................................   $  953,506       $420,749          $   (906)(3)      $1,373,349
      Borrowings.................................      400,000        146,750             1,832 /(3)/       548,582
      Accrued expenses and other liabilities.....        9,283         10,006              (380)/(3)/        18,675
                                                                                           (234)/(3)/

                                                    ----------       --------          ------------      ----------
        Total liabilities........................    1,362,789        577,505               312          1,940,606
  Stockholders' equity:
      Preferred stock............................           --             --                                    --
      Common stock...............................          264             91               (91)/(8)/           360
                                                                                             96 /(2)/
      Additional paid-in-capital.................      254,288         60,995           (60,995)/(8)/       379,928
                                                                                        125,640 /(2)/
      Retained earnings-substantially
       restricted................................      107,529         44,999           (44,999)/(8)/       107,529
      Unallocated common stock held
       by the ESOP...............................      (33,274)        (4,081)            4,081 /(8)/       (33,274)
      Unamortized Management Retention
       Plan shares...............................           --         (2,987)            2,987 /(8)/        (2,820)

      Treasury stock.............................           --             --             2,820 /(3)/            --
      Comprehensive income:
        Unrealized gain (loss) on
          securities available-for-sale,
          net of taxes...........................        1,019         (3,865)            3,865 /(8)/         1,019
                                                    ----------       --------          --------          ----------
          Total stockholders' equity.............      329,826         95,152            27,764             452,742
      Total liabilities and stockholders'
       equity....................................   $1,692,615       $672,657          $ 28,076          $2,393,348
                                                    ==========       ========          ========          ==========

                                                                                              ALL COMBINED
                                                                           PRO FORMA          TRANSACTIONS
                                                     IRONBOUND            ADJUSTMENTS           PRO FORMA
                                                     ---------          --------------        ------------
ASSETS:
  Cash and due from banks........................     $  4,070           $(2,030)/(5)/        $   27,064
  Federal funds sold.............................       12,318                                    16,523
  Securities held-to-maturity....................       43,129                92 /(6)/            55,149
  Securities available for sale, net.............       10,718                                 1,166,845
  Loans receivable:
      Real estate mortgage loans.................       38,467              (250)/(6)/         1,081,931
      Other loans................................        3,335                                    53,119
      Less allowance for loan losses.............         (857)                                  (11,812)
                                                      --------           -------              ----------
  Total loans receivable, net....................       40,945              (250)              1,123,238
  Federal Home Loan Bank of
   New York stock................................           --                                    30,886
  Banking premises and equipment, net............        2,601               100 /(6)/            22,636
  Accrued interest receivable....................          785                                    16,200
  Excess of cost over fair value of net
      assets acquired and other intangibles......           --            16,130 /(7)/            44,690
  Other real estate owned........................          149                                       990
  Other assets...................................          587                                    18,470
                                                      --------           -------              ----------
      Total assets...............................     $115,302           $14,041              $2,522,691
                                                      ========           =======              ==========
LIABILITIES AND STOCKHOLDERS'
EQUITY:
  Liabilities:
      Deposits...................................     $102,828           $   (69)/(6)/        $1,476,108
      Borrowings.................................           --                                   548,582

      Accrued expenses and other liabilities.....          945                 4 /(6)/            19,624
                                                                                                      --
                                                      --------           -------              ----------
        Total liabilities........................      103,773               (65)              2,044,314
  Stockholders' equity:
      Preferred stock............................           --                                        --
      Common stock...............................        5,213            (5,213)/(8)/               374
                                                                              14 /(5)/
      Additional paid-in-capital.................        4,301            (4,301)/(8)/           405,549
                                                                          25,621 /(5)/
      Retained earnings-substantially
       restricted................................        2,631            (2,631)/(8)/           107,529
      Unallocated common stock held
       by the ESOP...............................           --                                   (33,274)
      Unamortized MRP shares.....................           --                                    (2,820)
                                                                                                      --

      Treasury stock.............................         (672)              672 /(8)/                --
      Comprehensive income:
        Unrealized gain (loss) on
          securities available-for-sale,
          net of taxes...........................           56               (56)/(8)/             1,019
                                                      --------           -------              ----------
      Total stockholders' equity.................       11,529            14,106                 478,377
      Total liabilities and stockholders'
       equity....................................     $115,302           $14,041              $2,522,691
                                                      ========           =======              ==========

     See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

                        RICHMOND COUNTY FINANCIAL CORP.
                            BAYONNE BANCSHARES, INC.
                             IRONBOUND BANKCORP, NJ
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME

                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                    (In thousands, except per share amounts)


                                        RICHMOND                        PRO FORMA
                                         COUNTY          BAYONNE       ADJUSTMENTS
                                      ------------     -----------     -----------
Interest income....................... $    27,662     $    11,137       $  (2)/(9)/
Interest expense......................      12,599           6,735          58 /(9)/
                                       -----------     -----------       -----
Net interest income...................      15,063           4,402         (60)
Provision for loan losses.............         750              75          --
                                       -----------     -----------       -----
Net interest income after
 provision for loan losses............      14,313           4,327         (60)
Non-interest income...................       1,844             538          --
Non-interest expense..................       7,632           2,768         476 /(4)/ /(11)/
                                       -----------     -----------       -----
Income before income taxes............       8,525           2,097        (535)
Provision for income taxes............       3,171             776         (18)
                                       -----------     -----------       -----
Net income............................ $     5,354     $     1,321       $(518)
                                       ===========     ===========       =====
Weighted average shares outstanding:
Basic.................................  24,362,800       9,041,000
Diluted...............................  24,362,800       9,174,637

Earnings per share....................
Basic................................. $      0.22     $      0.15
Diluted............................... $      0.22     $      0.15



                                         RICHMOND
                                         COUNTY/                                          ALL COMBINED
                                         BAYONNE                       PRO FORMA          TRANSACTIONS
                                        PRO FORMA       IRONBOUND     ADJUSTMENTS           PRO FORMA
                                      -------------   -------------   -----------         ------------
Interest income....................... $    38,797      $    1,950     $ (28)/(10)/        $    40,719
Interest expense......................      19,391             697        (2)/(10)/             20,086
                                       -----------      ----------     -----               -----------
Net interest income...................      19,406           1,253       (26)                   20,633
Provision for loan losses.............         825              --        --                       825
                                       -----------      ----------     -----               -----------
Net interest income after
 provision for loan losses............      18,581           1,253       (26)                   19,808
Non-interest income...................       2,382             172        --                     2,554
Non-interest expense..................      10,876             902       269 /(7)//(11)/        12,047
                                       -----------      ----------     -----               -----------
Income before income taxes............      10,087             523      (295)                   10,315
Provision for income taxes............       3,929/(12)/       186      (178)                    3,937/(12)/
                                       -----------      ----------     -----               -----------
Net income............................ $     6,158      $      337     $(117)              $     6,378
                                       ===========      ==========     =====               ===========
Weighted average shares outstanding:
Basic.................................  33,938,302         997,158                          35,384,181
Diluted...............................  34,078,621       1,031,527                          35,558,889

Earnings per share....................
Basic................................. $      0.18      $     0.34                         $      0.18
Diluted............................... $      0.18      $     0.34                         $      0.18


     See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

                        RICHMOND COUNTY FINANCIAL CORP.
                            BAYONNE BANCSHARES, INC.
                             IRONBOUND BANKCORP, NJ
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                    (In thousands, except per share amounts)

                                                                           RICHMOND                                      ALL
                                                                            COUNTY/                                    COMBINED
                                      RICHMOND              PRO FORMA       BAYONNE                    PRO FORMA     TRANSACTIONS
                                       COUNTY    BAYONNE   ADJUSTMENTS     PRO FORMA      IRONBOUND   ADJUSTMENTS      PRO FORMA
                                      --------   -------   -----------     ---------      ---------   -----------    ------------
Interest income..................     $86,754    $40,860   $    (9)/(9)/   $127,605          $7,695   $  (110)/(10)/  $135,190
Interest expense.................      37,512     24,872       229 /(9)/     62,613           2,610        (9)/(10)/    65,214
                                      -------    -------   -------         --------          ------   -------         --------
Net interest income..............      49,242     15,988      (238)          64,992           5,085      (101)          69,976
Provision for loan losses........       2,200        180        --            2,380              --        --            2,380
                                      -------    -------   -------         --------          ------   -------         --------
Net interest income after
 provision for loan losses.......      47,042     15,808      (238)          62,612           5,085      (101)          67,596
Non-interest income..............       3,601      1,343        --            4,944             723        --            5,667
Contribution to the Foundation...      19,558         --        --           19,558              --        --           19,558
Non-interest expense.............      24,488     10,170     1,904           36,562           3,843     1,075           41,480
                                      -------    -------   -------         --------          ------   -------         --------
Income before income taxes.......       6,597      6,981    (2,142)          11,436           1,965    (1,176)          12,225
Provision (benefit) for income
 taxes...........................       2,071      2,602      (484)           4,189/(12)/       705      (717)           4,177/(12)/
                                      -------    -------   -------         --------          ------   -------         --------
Net income.......................     $ 4,526    $ 4,379   $(1,658)        $  7,247          $1,260   $  (459)        $  8,048
                                      =======    =======   =======         ========          ======   =======         ========
Weighted average shares
 outstanding:
  Basic..........................  24,328,143  8,865,966                 33,903,645       1,035,461                 35,349,524
  Diluted........................  24,328,143  8,963,512                 34,006,069       1,058,163                 35,474,650
Earnings (loss) per share:
  Basic..........................    $  (0.16)   $  0.49                    $  0.21          $ 1.22                    $  0.23
  Diluted........................    $  (0.16)   $  0.49                    $  0.21          $ 1.19                    $  0.23

     See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

                        RICHMOND COUNTY FINANCIAL CORP.
                            BAYONNE BANCSHARES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands except per share amounts)

(1)  Basis of Presentation

     The Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition as of September 30, 1998 has been prepared as if the Bayonne Merger and the Ironbound Merger had been consummated on that date. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the fiscal year ended June 30, 1998 and the three months ended September 30, 1998 were prepared as if the Bayonne Merger and the Ironbound Merger had been consummated on July 1, 1997. The Unaudited Pro Forma Combined Condensed Consolidated Financial Statements are based on the historical financial statements of Richmond County, Bayonne and Ironbound after giving effect to the Bayonne Merger and the Ironbound Merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

     Assumptions relating to the pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are summarized as follows:

          (i) Estimated fair values -- Estimated fair values for securities held-to-maturity, loans, deposits and borrowings were obtained from Bayonne's 1998 Annual Report to Shareholders -- Footnote number 15 of "Notes to Consolidated Financial Statements" -- Fair Value of Financial Instruments and Ironbound's 1997 Annual Report to Shareholders -- Footnote number 11 of "Notes to Consolidated Financial Statements" -- Fair Value of Financial Instruments. The resulting net discount/premium on securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a straight-line basis over four and ten years, respectively. The actual discount/premium will be accreted/amortized to interest income to produce a constant yield to maturity. The resulting net premium and discount on deposits and borrowings, respectively, is being amortized/accreted into interest expense on a straight-line basis over their remaining estimated lives of five years.

(2) The cost to acquire Bayonne has been allocated as described in the table below:


     Value of Richmond County Common Stock issued to acquire Bayonne Common Stock
        (assumes 9,119,526 shares of Bayonne Common Stock multiplied by 1.05 and the price per share of $13.131, the closing average price of Richmond County Common
         Stock for the five day period before and after the announcement of the Amended and
         Restated Bayonne Merger Agreement)............................................................             $125,736
     Acquisition -- related costs:
        Transaction costs incurred by Richmond County..................................................                2,700
        Severance and other payouts to Bayonne employees, net of tax...................................                2,162
                                                                                                           -----------------
     Total -- acquisition  related costs...............................................................                4,862
                                                                                                           -----------------
        Total costs....................................................................................             $130,598
                                                                                                           =================

(3) Purchase accounting adjustments recorded for the Bayonne transaction were as follows:

     Bayonne net assets-historical at September 30, 1998........................................................   $95,152
        Adjustments to Bayonne's statement of condition:
            Termination of the Bayonne ESOP (Payoff of intercompany loan payable)...............................     4,081
            Termination of the Bayonne ESOP (Payoff of loan payable with third party)...........................       380
            Merging of the Bayonne 1995 RRP shares into the Richmond County Management Retention Plan Trust.....     2,820
        Fair value adjustments:
            Securities held-to-maturity.........................................................................       220
            Loans receivable....................................................................................      (804)
            Premises and equipment, net.........................................................................       881
            Deposits............................................................................................       906
            Borrowings..........................................................................................    (1,832)
                                                                                                                 ---------
        Subtotal -- net fair value adjustments..................................................................      (629)
        Tax effects of fair value adjustments at 37.2%..........................................................       234
                                                                                                                 ---------
        Total net adjustments to net assets acquired............................................................     6,886
                                                                                                                 ---------
        Net assets acquired.....................................................................................  $102,038
                                                                                                                 =========

(4) Excess of cost over fair value of net assets acquired for the Bayonne Merger was calculated as follows:

        Total cost............................................................................................    $130,598
        Net assets acquired...................................................................................    (102,038)
                                                                                                               -----------
        Total excess of cost over fair value of net assets acquired
              generated from the Bayonne Merger...............................................................    $ 28,560
                                                                                                               ===========


(5)     The cost to acquire Ironbound has been allocated as described in the table below:

        Value of Richmond County Common Stock issued to acquire Ironbound Common Stock........................      $25,635
              (assumes 997,158 shares of Ironbound Common Stock multiplied by 1.45 and the price per share of $17.73, the closing average price of
              Richmond County Common Stock for the five day period before and after the announcement of the Ironbound Merger)
        Acquisition -- related costs:
              Transaction costs incurred by Richmond..........................................................          675
              Severance and other payouts to Ironbound employees..............................................        1,356
                                                                                                                 ----------
        Total acquisition -- related costs....................................................................        2,031
                                                                                                                 ----------
              Total costs.....................................................................................      $27,666
                                                                                                                 ==========


(6) Purchase accounting adjustments recorded for the Ironbound Merger were as follows:

        Ironbound net assets-historical at September 30, 1998.................................................      $11,529
        Fair value adjustments:
             Securities held-to-maturity......................................................................           92
             Loans receivable.................................................................................         (250)
             Premises and equipment, net......................................................................          100
             Deposits.........................................................................................           69
                                                                                                                  ---------
        Subtotal -- net fair value adjustments................................................................           11
        Tax effects of fair value adjustments at 37.2%........................................................           (4)
                                                                                                                   --------
        Total net adjustments to net assets acquired..........................................................            7
                                                                                                                   --------
        Net assets acquired...................................................................................      $11,536
                                                                                                                   ========

(7) Excess of cost over fair value of net assets acquired for the Ironbound Merger was calculated as follows:

     Total cost..............................................................................                   $ 27,666
     Net assets acquired.....................................................................                    (11,536)
                                                                                                         ---------------
     Total excess of cost over fair value of net assets acquired
           Generated from the Ironbound acquisition..........................................                   $ 16,130
                                                                                                         ===============

(8) Purchase accounting adjustments to eliminate Bayonne's and Ironbound's stockholders' equity accounts.

(9) Pro forma adjustments to interest income and interest expense were calculated for the Bayonne Merger as follows:

                                                                                For The                 For The
                                                                           Fiscal Year Ended      Three Months Ended
                                                                             June 30, 1998        September 30, 1998
                                                                            ---------------        ---------------
     Reduction in interest income for cash utilized
         for transaction costs (based on an
         average annual rate of 5.49%).................................               $ (34)                  $ (8)
     Amortization of premium on securities (4 years)...................                 (55)                   (14)
     Accretion of discount on loans (10 years).........................                  80                     20
                                                                            ---------------        ---------------
             Total net adjustment to
               interest income.........................................               $  (9)                  $ (2)
                                                                            ===============         ===============
     Amortization of premium on fixed assets (20 years)................               $  44                   $ 11
     Accretion of discount on deposits (5 years).......................                (181)                   (45)
     Amortization of premium on borrowings (5 years)...................                 366                     92
                                                                            ---------------         ---------------
             Total net adjustment to
               interest expense........................................               $ 229                   $ 58
                                                                            ===============         ===============

(10) Pro forma adjustments to interest income and interest expense were calculated for the Ironbound Merger as follows:

                                                                                 For The                  For The
                                                                            Fiscal Year Ended        Three Months Ended
                                                                             June 30, 1998           September 30, 1998
                                                                             ---------------          ---------------
        Reduction in interest income for cash utilized
            for transaction costs (based on an
            average annual rate of 5.49%)..............................                $(112)                   $(28)
        Amortization of premium on securities (4 years)................                  (23)                     (6)
        Accretion of discount on loans (10 years)......................                   25                       6
                                                                             ---------------         ---------------
                Total net adjustment to
                  interest income......................................                $(110)                   $(28)
                                                                             ===============         ===============

        Amortization of premium on fixed assets (20 years).............                $   5                    $  1
        Accretion of discount on deposits (5 years)....................                  (14)                     (3)
                                                                             ---------------         ---------------
                Total net adjustment to
                  interest expense.....................................                $  (9)                   $ (2)
                                                                             ===============         ===============

(11) The amortization of the excess of cost over the fair value of net assets acquired for the Bayonne Merger and Ironbound Merger transactions is assumed straight-line over a period of fifteen years.

(12) Income tax expense was calculated using Richmond County's actual three months ended September 30, 1998 and fiscal year ended June 30, 1998 effective tax rates of 37.2%, and 31.4%, respectively, adjusted for the non-deductability of the amortization charge of the excess of cost over the fair value of net assets acquired.

(13) Basic earnings per share is calculated by dividing net income since the Conversion on February 18, 1998 by the weighted average number of common shares outstanding. Diluted earnings per common share is circulated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Basic and diluted weighted average number of common and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Richmond County's historical weighted average common and common stock equivalents plus 9,575,502 and 1,445,879, and common stock equivalents, when dilutive, issued to Bayonne and Ironbound stockholders, respectively, under the terms of the Bayonne Merger and the Ironbound Merger.

(14) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the Bayonne Merger and Ironbound Merger on Richmond County's results of operations for the five years:

             Projected Future                     Excess of Cost
              Amounts For The                     Over Fair Value                        Net                         Net Decrease
            Fiscal Years Ended                     of Net Assets                     (Accretion)                       In Income
                 June 30,                           Acquired                         Amortization                    Before Taxes
            ------------------                    ---------------                    ------------                    ------------
                   1999                                   $ 2,979                         $   193                         $ 3,172
                   2000                                     2,979                             193                           3,172
                   2001                                     2,979                             193                           3,172
                   2002                                     2,979                             193                           3,172
                   2003                                     2,979                             115                           3,094
            2004 and thereafter                            29,796                          (1,505)                         28,291
                                                          -------                         -------                         -------

                                                          $44,691                         $  (618)                        $44,073
                                                          =======                         =======                         =======

           ADDITIONAL MATTERS TO BE CONSIDERED AT THE BAYONNE MEETING

ELECTION OF DIRECTORS

  The Bayonne Board currently consists of six directors and is divided into three classes. Each of the six members of the Bayonne Board also presently serves as a director of First Savings. Mr. Sam P. Lamparello, who served as a director of both Bayonne and First Savings, passed away in February 1998. The Bayonne Board subsequently reduced the size of the Bayonne Board from seven to six members. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

  The two nominees proposed for election at the Bayonne Meeting are Patrick F.X. Nilan and Joseph L. Wisniewski. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and Bayonne.

  In the event that any such nominee is unable to serve, or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Bayonne Board. The Bayonne Board has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE NOMINEES IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BAYONNE BOARD.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS OF BAYONNE

  The following table sets forth, as of the Bayonne Record Date, the names of the nominees and continuing directors of Bayonne, as defined below; their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director and the year in which their terms (or in the case of the nominees, their proposed terms) as director of Bayonne expire. The table also sets forth the amount of Bayonne Common Stock and the percent thereof beneficially owned by each director and all directors and executive officers as a group as of the Bayonne Record Date.





NAME AND PRINCIPAL                                                                    EXPIRATION OF
OCCUPATION AT PRESENT                                                     DIRECTOR      TERM AS
AND FOR PAST FIVE YEARS                                          AGE     SINCE/(1)/     DIRECTOR
-----------------------                                          ---     ----------   -------------

NOMINEES
Patrick F.X. Nilan/(2)/                                           68        1963           2001
 Chairman of the Board of Bayonne and First Savings.
  Mr. Nilan served as President and Chief Executive Officer
  of First Savings until his retirement in June 1997.

Joseph L. Wisniewski                                              67        1967           2001
 Retired Senior Vice President of First Savings.
  Mr. Wisniewski was employed by First Savings in various
  capacities from 1956 until his retirement in August 1996.

CONTINUING DIRECTORS

James F. Sisk                                                     59        1983           2000
 Mr. Sisk was the Public Safety Director of the City of
  Bayonne until June 1998.  He served as the Chief of Police of the City of Bayonne until 1996.

Patrick D. Conaghan                                               61        1986           1999
 Partner in the law firm of Conaghan & Conaghan.

Frederick G. Whelpley                                             77        1973           1999
 Retired Chief Executive Officer of Bayonne Hospital.

Michael A. Nilan/(2)/                                             34        1997           1999
 President and Chief Executive Officer of Bayonne since
  February 1997 and First Savings since July 1997.
  Mr. Nilan was employed by First Savings in various
  capacities prior to assuming the positions of President and
  Chief Executive Officer of Bayonne and First Savings.

NAMED EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS

Eugene V. Malinowski, C.P.A.                                      58          --             --
 Vice President and Chief Financial Officer of Bayonne and
  First Savings.  Prior to joining First Savings, Mr.
  Malinowski was Vice President, Chief Operating Officer
  and Chief Financial Officer of a telephone reseller, and
  prior to that was Executive Vice President and Chief
  Financial Officer of a commercial bank.

Directors and executive officers as a Group (10 persons)          --          --             --

______________________________
(1) Includes years of service as a Director of First Savings.

(2) Patrick F.X. Nilan is the father of Michael A. Nilan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Michael A. Nilan, President and Chief Executive Officer of Bayonne and First Savings, participated in deliberations of the Compensation Committee of the Bayonne Board concerning executive officer compensation during the past fiscal year. Additionally, Patrick F.X. Nilan, who retired as President and Chief Executive Officer of First Savings during fiscal 1998, also participated in deliberations concerning executive officer compensation. Neither Michael A. Nilan nor Patrick F.X. Nilan participated in deliberations concerning their own individual compensation for fiscal 1998.

DIRECTORS' COMPENSATION

    DIRECTORS' FEES. In connection with the Second-Step Conversion, and as a result of the transition to operating as a publicly owned company, the Bayonne Board determined to restructure the compensation of directors to emphasize stock-based incentives and reduce the reliance on cash-based compensation. Accordingly, in 1997, the Bayonne Board reduced the quarterly retainer for non-employee directors by 50% and the fees paid to non-employee directors for each meeting attended by 33 1/3%. Non-employee directors presently receive $1,000 for each board of directors meeting attended, plus a $3,000 retainer each quarter. The Chairman of the Board receives $1,330 for each board of directors meeting attended, plus a quarterly retainer of $3,750. Non-employee directors serving on the Asset/Liability Committee and the Audit Committee are paid $250 for each meeting attended, and non-employee directors serving on the Security and Investment Committee are paid $500 monthly.

   In 1987, First Savings, prior to its reorganization into the mutual holding company form of organization, entered into annuity compensation agreements with each of First Savings' current directors. First Savings paid all of its obligations under the agreements in 1987, and therefore, the agreements do not represent a current expense for First Savings. Pursuant to the agreements, First Savings currently pays each outside director an annual benefit of $16,000. The payments will continue to be made over the lifetime of each outside director with no fewer than 120 monthly payments, which commenced in 1992, to be made to each director or his beneficiary, and are in addition to other fees received by directors. These agreements are fully funded by Presidential Life Insurance Company and First Savings is a mere conduit for payments to each outside director.

    CONSULTING AGREEMENT. Bayonne and Patrick F.X. Nilan entered into a three year consulting agreement subsequent to Mr. Nilan's retirement as President and Chief Executive Officer of First Savings. Pursuant to the agreement, Mr. Nilan will provide advice with respect to all areas in which Bayonne or First Savings does business and in which Mr. Nilan has special knowledge, skill and expertise, utilize his business and industry contacts to assist with the implementation of First Savings' business plan, represent Bayonne and First Savings at civic and community functions, and advise Bayonne and First Savings on strategic planning matters, government affairs, industry trends and economic factors affecting First Savings' business and future prospects. Mr. Nilan is paid a fee of $100,000 annually for his services.

    INCENTIVE PLAN. Bayonne's stockholders approved the Bayonne Incentive Plan under which all directors of Bayonne and First Savings are eligible to receive stock-based compensation awards. Under the Bayonne Incentive Plan, each outside director of Bayonne and First Savings was granted non-statutory stock options to purchase 24,346 shares of Bayonne Common Stock (with "Limited Rights" as defined below), and awards of 9,738 shares of Bayonne Common Stock ("Stock Awards") (collectively, the "Directors' Awards") on April 27, 1998, which vest in five equal installments commencing April 27, 1999. The Limited Rights provide, in the event of a change in control, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Bayonne Common Stock subject to the option on the date of exercise, less any applicable tax withholding. The non-statutory stock option awards vest in five equal annual installments commencing on April 27, 1999, and have an exercise price of $16.31. All options granted under the Bayonne Incentive Plan expire ten years from the date of grant. In the event an outside director ceases service due to death or disability, all Directors' Awards will immediately vest or become exercisable and all stock options will remain exercisable for a period of three years.

EXECUTIVE COMPENSATION

   The report of the Compensation Committee of Bayonne (the "Compensation Committee") and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except as to the extent that Bayonne specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, Bayonne is required to provide certain data and information in regard to the compensation and benefits provided to Bayonne's Chief Executive Officer and other executive officers of Bayonne for the fiscal year ended March 31, 1998. The disclosure requirements for the Chief Executive Officer and other executive officers include a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals.

   The following policies and procedures were utilized to determine executive compensation levels for fiscal 1998. As a result of the Second-Step Conversion and other operational changes, subjective qualitative measures were more heavily relied upon by the Compensation Committee than quantitative measures.

   COMPENSATION POLICIES AND PROCEDURES. The Compensation Committee consists of the entire Bayonne Board. The Compensation Committee is responsible for administering the compensation and benefit programs for the executive officers and employees of Bayonne and First Savings and to make recommendations regarding the amount and composition of compensation paid to the executive officers, including the President and Chief Executive Officer. Members of the Compensation Committee who are employees of Bayonne or First Savings, however, do not participate in the Compensation Committee's determination of their own compensation package.

   The Compensation Committee's goal is to establish executive compensation policies that:

   .   Link the interests of management and stockholders;

   . Link executive compensation with the long-term performance of Bayonne and its subsidiaries;

   .   Attract, retain and reward highly qualified and productive persons;

   .   Link compensation to individual performance; and

   . Establish compensation levels that are internally equitable and externally competitive with comparable financial institutions.

   The compensation program developed by the Compensation Committee to achieve these goals consists primarily of (i) a base salary; (ii) an annual bonus; and
(iii) stock-based compensation. In addition, executive officers participate in other benefit plans available to all employees, including a retirement plan, the Bayonne ESOP, and the Bayonne 401(k) Plan.

   As a result of the Second-Step Conversion of First Savings into the stock holding company structure, the Compensation Committee revised the executive compensation policies to reflect the status of Bayonne as a public company. The Compensation Committee believes that the compensation policies it has established contributed to the success of Bayonne in making the transition to a publicly owned company, as well as to the increase in net income and earnings per share, recorded by Bayonne for the year ended March 31, 1998.

   BASE SALARY. The Compensation Committee annually reviews and evaluates base salary for all executive officers, and in conducting such reviews places primary consideration upon First Savings' overall objectives and performance, peer group comparisons and individual performance. In addition, salary levels reflect an individual officer's responsibilities and experience and the Compensation Committee's evaluation of competitive marketplace conditions.

   Salary levels recommended by the Compensation Committee are intended to be consistent and competitive with the practices of comparable financial institutions and each executive's level of responsibility. The Compensation Committee generally utilizes internal and/or external surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in the metropolitan New York region. For the fiscal year ended March 31, 1998, the Compensation Committee utilized an internal survey prepared by an independent compensation consultant.

   Although the Compensation Committee's recommendations are discretionary and no specific formula is used for decision making, salary determinations reflect the overall performance of Bayonne and First Savings and the performance of the individual executive officer. In addition, for the fiscal year ended March 31, 1998, the Compensation Committee gave consideration to the adjustments required to be made by each executive officer in response to the transition of Bayonne to a publicly owned entity in determining the appropriate salary levels.

   ANNUAL INCENTIVES. In determining annual bonus awards, the Compensation Committee considers the entire compensation package of each executive officer. Although all determinations by the Compensation Committee regarding bonuses paid to executive officers are discretionary and no specific formula is used for awarding bonuses, the primary factors considered by the Compensation Committee include the profitability of Bayonne and First Savings, the level of responsibility of each executive officer and their contribution to the financial performance of Bayonne and First Savings. No particular weighting of the factors considered by the Compensation Committee is used to calculate bonuses.

   STOCK-BASED COMPENSATION. Bayonne maintains stock benefit plans, discussed in more detail below, for the purpose of providing long-term incentives to its employees, including executive officers, through the award of stock options and restricted stock awards. The Compensation Committee believes that stock options and restricted stock awards align the interests of management with stockholders because the executive officers receive value if the market value of the Bayonne Common Stock increases. Under Bayonne's stock option plans, the exercise price of options granted to executive officers is equal to or greater than the market value of the Bayonne Common Stock on the date of grant. Therefore, the options have value only to the extent the share price of the Bayonne Common Stock increases. Furthermore, although the Compensation Committee has discretion to determine the terms of options and stock awards granted to executive officers and other employees of Bayonne and First Savings, options and stock awards granted under Bayonne's plans typically vest in equal annual installments over a period of five years, which provides incentives to management to maximize both short-term and long-term stockholder value. The Compensation Committee considered past awards of stock options and restricted stock awards, as well as possible future awards, in determining the overall compensation package of each executive officer.

   BAYONNE 1995 STOCK OPTION PLAN.  During the fiscal year ended March 31,
1996, First Savings adopted the Bayonne 1995 Stock Option Plan, which was subsequently adopted by Bayonne. Subsequent to the adoption of the Bayonne 1995 Stock Option Plan, all of the executive officers of First Savings received grants of options to purchase shares of First Savings Common Stock, which options commenced vesting in equal annual installments of 20% on August 9, 1996. Upon consummation of the Second-Step Conversion, Bayonne adopted the Bayonne 1995 Stock Option Plan and each option to purchase First Savings Common Stock under such plan was exchanged for 2.933 options to purchase Bayonne Common Stock. The Compensation Committee did not make any additional awards under the Bayonne 1995 Stock Option Plan during fiscal 1998.

   BAYONNE 1995 RRP.  First Savings adopted the Bayonne 1995 RRP and made awards of restricted stock to all of the executive officers of First Savings in July 1995. The awards commenced vesting in equal annual installments of 20% on July 28, 1996. Upon consummation of the Second-Step Conversion, Bayonne adopted the Bayonne 1995 RRP, and all previously awarded, but unvested shares of First Savings Common Stock and any shares that had not yet been awarded were converted
into 2.933 shares of Bayonne Common Stock.    The Compensation Committee did not
make any additional awards under the Bayonne 1995 RRP during fiscal 1998.

   BAYONNE INCENTIVE PLAN. Due in part to Bayonne's transition to a publicly owned company and the desire of the Bayonne Board to link executive compensation to the performance of the Bayonne Common Stock, the Bayonne Board adopted the Bayonne Incentive Plan, which the stockholders approved on March 27, 1998. Pursuant to the Bayonne Incentive Plan, executive officers and other employees of Bayonne and First Savings are eligible to receive grants of stock options to purchase shares of Bayonne Common Stock (with Limited Rights) and Stock Awards. Subject to certain adjustments to prevent dilution of stock options and Stock Awards granted to participants, the maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards that may be granted under the Bayonne Incentive Plan is 486,919 shares. The maximum number of the shares reserved for Stock Awards is 194,768 shares.

   A committee of non-employee directors of Bayonne makes awards under the Bayonne Incentive Plan and determines the terms of all awards. Options granted may be intended to qualify as incentive stock options under Section 422 of the Code. Incentive stock options afford tax benefits to the recipient upon compliance with certain conditions set forth in the Code and do not result in tax deductions for Bayonne. The Limited Rights provide, in the event of a change in control, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Bayonne Common Stock subject to the option on the date of exercise, less any applicable tax withholding. In no event may options be exercised more than ten years from the date of grant. The committee of outside directors that administers the Bayonne Incentive Plan may condition the vesting of options and Stock Awards granted under the plan on the attainment of predetermined performance goals.

   No awards were made under the Bayonne Incentive Plan during fiscal 1998. Prior to granting awards under the Bayonne Incentive Plan, Bayonne retained an independent compensation consultant to review the current compensation of executive officers and to make recommendations as to awards to such officers under the Incentive Plan. Following review and consideration of the compensation consultant's report, the committee determined on April 27, 1998, to grant both stock options and stock awards pursuant to the Bayonne Incentive Plan to certain executive officers of Bayonne and First Savings. All of the stock options and stock awards initially granted will vest in equal annual installments of 20% commencing on April 27, 1999.

   CHIEF EXECUTIVE OFFICER. Michael A. Nilan entered into an employment agreement with First Savings during fiscal 1998 that provides for a base salary of $150,000. In addition, Mr. Nilan was paid a bonus of $2,000 for fiscal 1998 and participated in the benefit plans available to all officers and employees of Bayonne and First Savings. No specific formula was used in connection with the Compensation Committee's decisions regarding Mr. Nilan's base salary, bonus and other compensation, nor did the Compensation Committee set specified compensation levels based on the achievement of particular quantifiable objectives or financial goals of Bayonne and First Savings. Rather, the Compensation Committee considered the overall financial performance of Bayonne and First Savings, the responsibilities and experience of Mr. Nilan and the individual contributions made by Mr. Nilan. Specifically, the factors considered by the Compensation Committee in determining Michael A. Nilan's overall compensation package included:

   .   The profits recorded by Bayonne and First Savings for fiscal year
       1998;

   .   The increase in the market value of Bayonne's Common Stock;

   . The successful implementation of Bayonne's strategic business plan and the continued operation of First Savings in a safe and sound manner;

   . Actions taken by Michael A. Nilan to facilitate the transition of Bayonne to a publicly owned entity; and

   . Michael A. Nilan's active participation on behalf of Bayonne and First Savings in civic and community events.


                           THE COMPENSATION COMMITTEE
                               Patrick F.X. Nilan
                              Joseph L. Wisniewski
                                 James F. Sisk
                              Patrick D. Conaghan
                             Frederick G. Whelpley
                                Michael A. Nilan

STOCK PERFORMANCE GRAPH

   The following graph shows a comparison of total stockholder return on Bayonne's Common Stock, based on the market price of the Bayonne Common Stock with the cumulative total return of companies in The Nasdaq Market Index and the Nasdaq Stock Bank for the period beginning on January 9, 1995, the day Bayonne's Common Stock began trading, through June 30, 1998. The data was supplied by Media General Financial Services.


                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
       BAYONNE BANCSHARES, INC., NASDAQ MARKET INDEX AND MG GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             Bayonne           Nasdaq       Nasdaq
Measurement Period           Bancshares,       Stock        Market
(Fiscal Year Covered)        Inc.              Bank         Index
---------------------        ---------------   ---------    ----------
Measurement Pt-01/09/1995    $100.00           $100.00      $100.00
FYE 12/29/1995               $159.98           $143.09      $129.71
FYE 12/31/1996               $220.48           $183.09      $161.18
FYE 12/31/1997               $132.21           $309.26      $197.16
FYE 03/31/1998               $147.03           $325.04      $231.07
FYE 06/30/1998               $156.11           $319.76      $237.04

    SUMMARY COMPENSATION TABLE. The following table shows, for the year ended March 31, 1998, the cash compensation paid, as well as certain other compensation paid or accrued for that year to the Named Executive Officers of Bayonne and First Savings in fiscal year 1998. No other executive officer of Bayonne or First Savings earned and/or received salary and bonus in excess of $100,000 in fiscal year 1998.

                                                                                     LONG-TERM COMPENSATION
                                                                                -----------------------------------
                                            ANNUAL COMPENSATION/(1)/                     AWARDS             PAYOUTS
                                     ---------------------------------------    --------------------------  -------
                                                                    OTHER       RESTRICTED   SECURITIES
                                                                    ANNUAL        STOCK      UNDERLYING      LTIP      ALL OTHER
NAME AND                     FISCAL       SALARY        BONUS   COMPENSATION     AWARDS     OPTIONS/SARS    PAYOUTS   COMPENSATION
PRINCIPAL POSITIONS          YEAR       ($)/(1)/        ($)         ($)         ($)/(2)/     (#)/(3)/        ($)          ($)
-------------------          ------- --------------  ---------  ------------  ------------  --------------  --------  ------------
Michael A. Nilan/(5)/.......   1998    $ 150,000     $  2,000        --           --            --            --      $82,229/(4)/
President and Chief            1997       99,000        5,000        --           --            --            --       36,354
 Executive Officer

Patrick F.X. Nilan/(6)/.....   1998    $ 217,625     $    ---        --           --            --            --      $98,229/(4)/
Chairman of Bayonne and        1997      470,000       37,500        --           --            --            --       82,008
 First Savings; former         1996      432,597       75,000        --        176,540        33,950          --       38,203
 President and
 Chief Executive Officer
 of First Savings

Eugene V. Malinowski........   1998    $ 116,000     $ 12,000        --           --            --            --      $    --
Vice President and Chief
 Financial Officer

----------------------------------------
(1) Includes compensation deferred at the election of the officer pursuant to the Bayonne 401(k) Plan. Salary for Patrick F.X. Nilan includes $106,250 received for services as President and Chief Executive Officer of First Savings through June 30, 1997, $36,375 in directors fees, and $75,000 in fees for services as a consultant to Bayonne and First Savings.

(2) Messrs. Michael A. and Patrick F.X. Nilan were awarded 2,852 and 13,580 shares of First Savings Common Stock (the "First Savings Common Stock"),
    respectively, pursuant to the Bayonne 1995 RRP.   The awards were granted on
    July 28, 1995, and had a fair market value of $13.00, based upon the closing price per share of First Savings Common Stock on the date of grant. Awards granted under the Bayonne 1995 RRP vest in equal installments at a rate of 20% per year commencing on July 28, 1996, unless otherwise determined by the Bayonne Board. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control. Upon consummation of the Second-Step Conversion, Bayonne adopted the Bayonne 1995 RRP as a plan of Bayonne and issued Bayonne Common Stock in lieu of First Savings Common Stock to the Bayonne 1995 RRP in accordance with its terms. As of the effective date of the Second-Step Conversion, rights outstanding under the Plan were assumed by Bayonne and constitute rights only for shares of Bayonne Common Stock, with each such right being for a number of shares of Bayonne Common Stock equal to the number of shares of First Savings Common Stock that were available thereunder immediately prior to such effective date multiplied by the exchange ratio of 2.933 (the "Plan Exchange Ratio"). The price of each right has been adjusted to reflect the Plan Exchange Ratio so that the aggregate purchase price of the right is unaffected, but there is no change in the other terms and conditions of the rights. Accordingly, at March 31, 1998, the number of shares awarded to Messrs. Michael A. and Patrick F.X. Nilan pursuant to the Bayonne 1995 RRP, as adjusted for the Second-Step Conversion, was 8,365 and 39,830, respectively, with a market value of $124,429 and $592,471, respectively, based upon the closing price of the Bayonne Common Stock on that date of $14.875 per share.

(3) Messrs. Michael A. and Patrick F.X. Nilan were awarded options to purchase 3,449 and 33,950 shares of First Savings Common Stock, respectively, on August 9, 1995 pursuant to the Bayonne 1995 Stock Option Plan. Pursuant to the Bayonne 1995 Stock Option Plan, options commenced vesting in five equal annual installments on August 9, 1996, with an exercise price of $13.00. Upon consummation of the Second-Step Conversion, Bayonne adopted the Bayonne 1995 Stock Option Plan and agreed to issue shares of its Common Stock in lieu of First Savings Common Stock in accordance with the terms of such plan. Accordingly, the number of options awarded to Messrs. Michael A. and Patrick F.X. Nilan pursuant to the Bayonne 1995 Stock Option Plan, as adjusted for the Second-Step Conversion, was 10,115 and 99,575, respectively. The adjusted exercise price of the options is $4.43. All of the options awarded to Patrick F.X. Nilan immediately vested upon his retirement on June 30, 1997.

(4) Includes $16,000 received by Patrick F.X. Nilan pursuant to First Savings annuity compensation agreements. Includes the value of 10,029 and 13,429 shares allocated to Michael A. Nilan and Patrick F.X. Nilan, respectively, pursuant to the Bayonne ESOP as of March 31, 1998. Does not include amounts contributed by First Savings pursuant to First Savings' noncontributory defined benefit plan, First Savings' nonqualified supplemental executive retirement income-deferred compensation agreements, automobile insurance on personal vehicles used in lieu of automobiles supplied by First Savings, nor reimbursement of mileage while on company business.

(5) Michael A. Nilan was appointed President and Chief Executive Officer of Bayonne on February 6, 1997.

(6) Patrick F.X. Nilan retired from the positions of President and Chief Executive Officer of First Savings effective June 30, 1997. He continues to serve as Chairman of the Boards of Bayonne and First Savings. Effective July 1, 1997, Michael A. Nilan was appointed President and Chief Executive Officer of First Savings.

      EMPLOYMENT AGREEMENTS. Subsequent to the Second-Step Conversion, Bayonne and First Savings entered into employment agreements with Mr. Michael A. Nilan (the "Executive"). The employment agreements are intended to ensure that Bayonne and First Savings will be able to maintain a stable and competent management base after the Second-Step Conversion.

     The employment agreements, as amended and restated, provide for a three-year term for the Executive. First Savings' employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors of First Savings will review the agreements and the Executive's performance for purposes of determining whether to extend the agreement with First Savings for an additional year, such that the new term would be the same as the original term. The Bayonne employment agreement automatically extends daily, such that the new term is the same as the original term unless written notice of non-renewal is given by the Bayonne Board after conducting a performance evaluation of the Executive. The base salary for the Executive under the employment agreements is $150,000. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by Bayonne or First Savings for cause, as defined in the agreements, at any time. In the event Bayonne or First Savings chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from Bayonne or First Savings upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of Bayonne or First Savings; or (v) a breach of the agreement by Bayonne or First Savings, the Executive or, in the event of death, his beneficiary, is entitled to receive the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of Bayonne or First Savings during the remaining term of the agreements. Bayonne or First Savings will also continue and pay for the Executive's life, health and disability coverage for the remaining term of the employment agreements.

     The employment agreements provide for severance payments in the event of a change in control. If voluntary or involuntary termination follows a "change in control" of Bayonne or First Savings, as defined in the employment agreements, the Executive or, in the event of death, his beneficiary, will be entitled to a payment equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) a severance payment equal to three times the average of the five preceding taxable years' compensation. Bayonne and First Savings would also continue the Executive's life, health, and disability coverage for 36 months.

     Payments to the Executive under First Savings' employment agreement will be guaranteed by Bayonne in the event that payments or benefits are not paid by First Savings. Payments under the Bayonne employment agreement will be made by Bayonne. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the employment agreements will be paid by Bayonne or First Savings if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that Bayonne and First Savings will indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of Bayonne or First Savings, the total amount of payments that would be due under the employment agreements, based solely on cash compensation paid to Mr. Michael
A. Nilan over the past three fiscal years and excluding any benefits under any employee benefit plan that may be payable, would be approximately $237,000. The Bayonne Merger constitutes a change in control under the terms of the employment agreements.

      CHANGE IN CONTROL AGREEMENTS. Subsequent to the Second-Step Conversion, First Savings entered into change in control agreements with three executive officers of First Savings and Bayonne entered into change in control agreements with Mr. Malinowski and another executive officer (collectively, the "CIC Agreements"). Such agreements have terms of three years. The CIC Agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, First Savings' CIC Agreements may be renewed by the Bayonne Board for an additional year while the term of Bayonne's CIC Agreements are extended on a daily basis unless written notice of non-renewal is given by the Bayonne Board. The CIC Agreements with Bayonne also provide that in the event voluntary or involuntary termination follows a change in control of First Savings or Bayonne, the officer is entitled to receive a severance payment equal to three times the officer's average annual compensation for the five years preceding termination, depending on the term of the officers' CIC Agreement. First Savings' CIC Agreements have a similar change in control provision; however, the officer would only be entitled to receive a severance payment under one agreement. Bayonne and First Savings will also continue, and pay for, the officer's life, health and disability coverage for 36 months following termination. Payments to the officer under First Savings' CIC Agreements will be guaranteed by Bayonne in the event that payments or benefits are not paid by First Savings. In the event of a change in control of First Savings or Bayonne, the total payments that would be due under the CIC Agreements, based solely on the cash compensation paid to the officers covered by the CIC Agreements over the past three fiscal years and excluding any benefits under any employee benefit plan that may be payable, would be approximately $886,000 million. The Bayonne Merger constitutes a change in control under the terms of the CIC Agreements.

      RETIREMENT PLAN. First Savings maintains a retirement plan pursuant to which all employees age 21 or older who have worked at First Savings for a period of six months are eligible to accrue benefits. First Savings annually contributes an amount to the retirement plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the ERISA. The retirement plan operates on a plan year beginning December 15 each year. Immediately following the execution of the Bayonne Merger Agreement, Bayonne took all appropriate steps to "freeze" benefit accruals under the retirement plan.

     At the normal retirement age of 65 (or the fifth anniversary of plan participation, if later), the plan is designed to provide a life annuity guaranteed for ten years. The retirement benefit provided is an amount equal to 2% of a participant's average monthly salary, multiplied by the total number of years of service from the date of employment to normal retirement date. This amount is reduced by approximately .63% of average monthly salary up to the covered compensation wage base (as defined in the retirement plan) multiplied by the total number of years of service (up to a maximum of 35 years). Notwithstanding the above formula, the retirement plan will pay a minimum monthly benefit equal to 2% of monthly salary, times years of service up to ten years of service. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of ten years of service with First Savings. Upon termination of employment other than as specified above, a participant is eligible to receive his vested accrued benefit as a retirement annuity commencing on such participant's normal date. Benefits are payable in various annuity forms with the normal form being an annuity for the participant's life, with a minimum guarantee of payments for five years. For the plan year ended December 14, 1998, First Savings made a contribution to the retirement plan of $259,000.

     The following table indicates the annual retirement benefit that would be payable under the retirement plan upon retirement at age 65 in calendar year 1997, expressed in the form of a life annuity with a five year guaranteed payment for the final average salary and benefit service classification specified below. Benefits payable under the retirement plan are not subject to a deduction for social security or other amounts.

                                                                YEARS OF BENEFIT SERVICE
                       ------------------------------------------------------------------------------------------------------
HIGH 5 YEAR FINAL
    AVERAGE
 EARNINGS/(1)/              5          10           15           20           25            30             35            40
-----------------      --------     -------      -------      -------      -------       -------        -------      --------
 $ 20,000               $ 2,000     $ 4,000      $ 4,125      $ 5,500      $ 6,875       $ 8,250        $ 9,625      $ 11,625
 $ 40,000                 4,000       8,000        9,188       12,250       15,313        18,375         21,438        25,438
 $ 60,000                 6,000      12,000       15,188       20,250       25,313        30,375         35,438        41,438
 $ 80,000                 8,000      16,000       21,188       28,250       35,313        42,375         49,438        57,438
 $100,000                10,000      20,000       27,188       36,250       45,313        54,375         63,438        73,438
 $150,000                15,000      30,000       42,188       56,250       70,313        84,375         98,438       113,438
 $152,000 /(2)/          15,200      30,400       42,788       57,050       71,313        85,575         99,838       115,038
 $152,000 /(2)/          15,200      30,400       42,788       57,050       71,313        85,575         99,838       115,038

-----------------------
(1) High five-year average monthly earnings means the average of a participant's monthly earnings in the five consecutive years yielding the highest such average while a participant in the retirement plan. For participants with less than five years of service, it is the average of monthly earnings for all complete calendar years of participation.

(2) Limited due to maximum earnings limits under Section 401(a)(17) of the Code.


     As of December 14, 1997, officers Michael A. Nilan, Patrick F.X. Nilan and Eugene V. Malinowski had 11, 37 and one year of credit service, respectively, and accrued benefits under the retirement plan equal to annual retirement benefits of $16,061, $149,436 and $0, respectively. Mr. Patrick F.X. Nilan retired from First Savings on June 30, 1997 and received a lump sum benefit payment of $1.6 million under the retirement plan.

      SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME-DEFERRED COMPENSATION AGREEMENTS. First Savings has previously maintained supplemental executive retirement agreements for certain executives of First Savings and their beneficiaries whose benefits from the tax-qualified defined benefit plan maintained by First Savings were reduced by reason of (i) the annual limitation on benefits and contributions imposed by Section 415 of the Code and (ii) the limitation imposed by Section 401(a)(17) of the Code with respect to compensation that can be taken into consideration in the determination of benefits. The lump sum payments represented the present value of the executives' accrued annual benefits under the supplemental executive retirement agreements based on a current actuarial valuation. First Savings determined that paying the participants in a lump sum would benefit First Savings over time by saving the annual accruals that would otherwise be required to fund the supplemental executive retirement agreements. First Savings has discontinued this plan.

      OPTION EXERCISES AND YEAR-END VALUE. Set forth below is certain information concerning exercised and unexercisable options during the fiscal year ended March 31, 1998 for the Named Executive Officers.

                                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED IN-
                                                                OPTIONS AT FISCAL        THE-MONEY OPTIONS AT
                                    SHARES                        YEAR-END/(1)/          FISCAL YEAR-END/(2)/
                                   ACQUIRED                 ------------------------- -------------------------
                                     UPON       VALUE
NAME                               EXERCISE   REALIZED      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                               --------   --------      ------------------------- -------------------------
Michael A. Nilan..................     -         -                4,046/6,069            $42,260/$63,390
Patrick F.X. Nilan................  62,391  $518,762/(3)/            37,184/0            $    388,387/$0
Eugene V. Malinowski..............     -         -                    -/-                        -/-

------------------------------
(1) Represents the number of options of Bayonne Common Stock held as of March 31, 1998.

(2) Equals the difference between the $4.43 exercise price of such options and the aggregate fair market value of the shares of Bayonne Common Stock that would be received upon exercise, assuming such exercise occurred on March 31, 1998, at which date the last sale of the Bayonne Common Stock, as quoted on the Nasdaq National Market, was at $14.875 per share.

(3) The market price of the Bayonne Common Stock on September 30, 1997, the date Mr. Patrick F.X. Nilan exercised 42,476 options, was $12.625, and the market price of the Bayonne Common Stock on February 10, 1998, the date
    Mr. Patrick F.X. Nilan exercised 19,915 options, was $13.00.


      TRANSACTIONS WITH CERTAIN RELATED PERSONS. All loans made by First Savings to its directors and executive officers are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. First Savings is permitted to offer loans to executive officers and directors on terms not available to the public, but available to other employees, in accordance with recently modified federal regulations. Under First Savings's existing policy, any loan to an executive officer or director, must be approved, in advance, by a majority of the disinterested members of the Bayonne Board.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Bayonne's independent auditors for the fiscal year ended March 31, 1998 were KPMG Peat Marwick LLP. The Bayonne Board has reappointed KPMG Peat Marwick LLP to continue as independent auditors for First Savings and Bayonne for the year ending March 31, 1999, subject to ratification of such appointment by the stockholders.

     Representatives of KPMG Peat Marwick LLP will be present at the Bayonne Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Bayonne Meeting.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF BAYONNE.

     THE BAYONNE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF BAYONNE.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

     To be considered for inclusion in Bayonne's proxy statement and form of proxy relating to the 1999 Bayonne Meeting of Stockholders, which will be held if the Merger is not completed, a stockholder proposal must be received by the Corporate Secretary of Bayonne at the address set forth on the first page of this Joint Proxy Statement/Prospectus not later than _____ __, 1999. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT A BAYONNE MEETING

     The Bylaws of Bayonne set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders. The Bylaws of Bayonne provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of Bayonne not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which Bayonne's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on Bayonne's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Bayonne's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Bayonne Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Bayonne to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                                 LEGAL MATTERS

     The validity of the shares of Richmond County Common Stock which will be issued in the Bayonne Merger will be passed upon for Richmond County by Muldoon, Murphy & Faucette, Washington, D.C. In addition, Muldoon, Murphy & Faucette, Washington, D.C., will pass upon the tax-free nature of the Bayonne Merger for Richmond County and __________________________________ will pass on the tax-
free nature of the Bayonne Merger for Bayonne.

                                    EXPERTS

     The consolidated financial statements of Richmond County and subsidiary as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, attached hereto as ANNEX E and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been so incorporated by reference in reliance upon the report of Ernst & Young LLP, independent public accountants, attached hereto as ANNEX E, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Bayonne and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998 incorporated by reference in the 1998 Bayonne Form 10-K and incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been so incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, incorporated by reference in the 1998 Bayonne Form 10-K and incorporate by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

          Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting of Richmond County must be received by Richmond County Financial Corp. at 1214 Castleton Avenue, Staten Island, New York 10310 no later than ________________ to be eligible for inclusion in the proxy statement and form of proxy. Any such proposal shall be subject to 17 C.F.R. (S)240.14a-8 promulgated by the SEC under the Exchange Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Registrant has also entered into employment agreements with certain executive officers, which agreements require that the Registrant maintain a directors' and officers' liability policy for the benefit of such officers and that the Registrant will indemnify such officers to the fullest extent permitted by law.

     In addition, pursuant to the Bayonne Merger Agreement, the Registrant has agreed that, for a period of six years following the effective time of the Merger, the Registrant will indemnify and hold harmless each present and former director and officer of Bayonne or its direct or indirect subsidiaries, and each officer or employee of Bayonne or its direct or indirect subsidiaries who is serving or has served as a director or trustee of another entity expressly at Bayonne's request or direction, with respect to matters existing or occurring prior to the effective time of the Bayonne Merger. The Registrant has also agreed in the Bayonne Merger Agreement to maintain for a period of three years following the effective time of the Bayonne Merger the directors' and officers' liability insurance coverage maintained by Bayonne (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions occurring prior to the effective time of the Bayonne Merger.

     In accordance with the DGCL (being Chapter 1 of Title 8 of the Delaware
Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

     TENTH:

          A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Section A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

          D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

          E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21.  Exhibits and Financial Statement, Schedules.

          (a)  Exhibits.

      2.1 Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc. is included as ANNEX A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

      3.1 Certificate of Incorporation of Richmond County Financial Corp. (1).

      3.2 Bylaws of Richmond County Financial Corp. (1).

      4.1 Richmond County Financial Corp. Specimen Stock Certificate (1).

      5.1 Form of Opinion of Muldoon, Murphy & Faucette regarding legality.

      8.1 Form of Opinion of Muldoon, Murphy & Faucette regarding tax matters.

      8.2 Form of Opinion of Bayonne's Tax Counsel.*

     10.1 Stock Option Agreement, dated as of July 19, 1998, by and between Bayonne Bancshares, Inc. and Richmond County Financial Corp. is included as ANNEX B to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     10.2 Form of Employment Agreement between Richmond County Savings Bank and certain executive officers and Form of Employment Agreement between Richmond County Financial Corp. and certain executive officers (1).

     10.3 Form of Change in Control Agreement between Richmond County Savings Bank and certain executive officers and Form of Change in Control Agreement between Richmond County Financial Corp. and certain executive officers (1).

     10.4 Richmond County Savings Bank Employee Severance Compensation Plan (1).

     10.5 Management's Supplemental Executive Retirement Plan (1).

     10.6 Employee Stock Ownership Plan and Trust (1).

     10.7 Richmond County Financial Corp. 1998 Stock-Based Incentive Plan (2).

     11.0 Statement Re: Computation of Per Share Earnings (3).

     23.1 Consent of Muldoon, Murphy & Faucette (included in Exhibit 5.1 hereto).

     23.2 Consent of Muldoon, Murphy & Faucette (included in Exhibit 8.1 hereto).

     23.3 Consent of Bayonne's Tax Counsel.*

     23.4 Consent of Ernst & Young LLP, Independent Auditors for Richmond County Financial Corp.

     23.5 Consent of KPMG Peat Marwick LLP, Independent Auditors for Bayonne Bancshares, Inc.

     23.6 Consent of Tucker Anthony Incorporated.

     23.7 Consent of Sandler O'Neill & Partners, L.P.

     24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

     27.0 Financial Data Schedule.

     99.1 Opinion of Tucker Anthony Incorporated is included as ANNEX C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     99.2 Opinion of Sandler O'Neill & Partners, L.P. is included as ANNEX D to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     99.3 Consent of Person to be Named as Director of Richmond County Financial Corp.

     99.4 Richmond County Financial Corp. Proxy Card

     99.5 Bayonne Bancshares, Inc. Proxy Card

     --------------------
      *   To be filed by amendment.

     (1) Incorporated by reference into this document from the Exhibits filed with the Registration Statement on Form S-1 and any amendments thereto, Registration No. 333-37009 filed with the SEC on October 2, 1997.

     (2) Incorporated by reference into this document from the Appendix to the Proxy Statement for the Annual Meeting of Stockholders held on September 28, 1998, filed with the SEC on August 28, 1998.

     (3) Incorporated by reference into this document from Richmond County's Annual Report for the year ended June 30, 1998, filed with the SEC on August 27, 1998.

Item 22. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b)
                (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act , the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c)(2) The undersigned Registrant hereby undertakes: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act , will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the   SEC such
indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Staten Island, State of New York, on November 3, 1998.

                              RICHMOND COUNTY FINANCIAL CORP.



                              By: /s/ Michael F. Manzulli
                                  -----------------------
                                      Michael F. Manzulli
                                      Chairman of the Board and
                                      Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 3, 1998.

          We, the undersigned officers and directors of Richmond County Financial Corp. hereby severally and individually constitute and appoint
Michael F. Manzulli, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorney and agent to any and all such amendments and instruments.

     NAME                                TITLE
     ----                                -----

/s/ Michael F. Manzulli          Chairman of the Board and
-----------------------            Chief Executive Officer (principal
Michael F. Manzulli                executive officer)


/s/ Anthony E. Burke             President, Chief Operating Officer
-----------------------            and Director
Anthony E. Burke


/s/ Thomas R. Cangemi            Senior Vice President, Chief Financial
-----------------------            Officer, Treasurer and Secretary
Thomas R. Cangemi                  (principal financial and accounting officer)

/s/ Godfrey H. Carstens, Jr.     Director
----------------------------
Godfrey H. Carstens, Jr.


/s/ Robert S. Farrell            Director
----------------------------
Robert S. Farrell


/s/ William C. Frederick         Director
----------------------------
William C. Frederick, M.D.


/s/ James L. Kelley              Director
----------------------------
James L. Kelley


/s/ T. Ronald Quinlan, Jr.       Director
----------------------------
T. Ronald Quinlan, Jr.


/s/ Maurice K. Shaw              Director
----------------------------
Maurice K. Shaw

                                 EXHIBIT INDEX

      2.1 Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc. is included as ANNEX A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

      3.1 Certificate of Incorporation of Richmond County Financial Corp. (1).

      3.2 Bylaws of Richmond County Financial Corp. (1).

      4.1 Richmond County Financial Corp. Specimen Stock Certificate (1).

      5.1 Form of Opinion of Muldoon, Murphy & Faucette regarding legality.

      8.1 Form of Opinion of Muldoon, Murphy & Faucette regarding tax matters.

      8.2 Form of Opinion of Bayonne's Tax Counsel.*

     10.1 Stock Option Agreement, dated as of July 19, 1998, by and between Bayonne Bancshares, Inc. and Richmond County Financial Corp. is included as ANNEX B to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     10.2 Form of Employment Agreement between Richmond County Savings Bank and certain executive officers and Form of Employment Agreement between Richmond County Financial Corp. and certain executive officers (1).

     10.3 Form of Change in Control Agreement between Richmond County Savings Bank and certain executive officers and Form of Change in Control Agreement between Richmond County Financial Corp. and certain executive officers (1).

     10.4 Richmond County Savings Bank Employee Severance Compensation Plan (1).

     10.5 Management's Supplemental Executive Retirement Plan (1).

     10.6 Employee Stock Ownership Plan and Trust (1).

     10.7 Richmond County Financial Corp. 1998 Stock-Based Incentive Plan (2).

     11.0 Statement Re: Computation of Per Share Earnings (3).

     23.1 Consent of Muldoon, Murphy & Faucette (included in Exhibit 5.1 hereto).

     23.2 Consent of Muldoon, Murphy & Faucette (included in Exhibit 8.1 hereto).

     23.3 Consent of Bayonne's Tax Counsel.*

     23.4 Consent of Ernst & Young LLP, Independent Auditors for Richmond County Financial Corp.

     23.5 Consent of KPMG Peat Marwick LLP, Independent Auditors for Bayonne Bancshares, Inc.

     23.6 Consent of Tucker Anthony Incorporated.

     23.7 Consent of Sandler O'Neill & Partners, L.P.

     24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

     27.0 Financial Data Schedule

     99.1 Opinion of Tucker Anthony Incorporated is included as ANNEX C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     99.2 Opinion of Sandler O'Neill & Partners, L.P. is included as ANNEX D to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     99.3 Consent of Person to be Named as Director of Richmond County Financial Corp.

     99.4 Richmond County Financial Corp. Proxy Card

     99.5 Bayonne Bancshares, Inc. Proxy Card

     --------------------
      *   To be filed by amendment.

     (1) Incorporated by reference into this document from the Exhibits filed with the Registration Statement on Form S-1 and any amendments thereto, Registration No. 333-37009 filed with the SEC on October 2, 1997.

     (2) Incorporated by reference into this document from the Appendix to the Proxy Statement for the Annual Meeting of Stockholders held on September 28, 1998, filed with the SEC on August 28, 1998.

     (3) Incorporated by reference into this document from Richmond County's Annual Report for the year ended June 30, 1998, filed with the SEC on August 27, 1998.

                                                                         ANNEX A
================================================================================

                             AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER



                AMENDED AND RESTATED AS OF OCTOBER 14, 1998



                                 BY AND BETWEEN



                        RICHMOND COUNTY FINANCIAL CORP.



                                      AND



                            BAYONNE BANCSHARES, INC.


================================================================================

                               TABLE OF CONTENTS

                                                                                                    PAGE NO.
Introductory Statement                                                                                 4

ARTICLE I
     THE MERGER ..................................................................................     5
     ----------
     Section 1.1.        Structure of the Merger .................................................     5
                         -----------------------
     Section 1.2.        Effect on Outstanding Shares of Bayonne Common Stock ....................     5
                         ----------------------------------------------------
     Section 1.3.        Exchange Procedures .....................................................     6
                         -------------------
     Section 1.4.        Stock Options ...........................................................     8
                         -------------
     Section 1.5.        Bank Merger .............................................................     9
                         -----------
     Section 1.6.        Directors of RCFC after Effective Time ..................................     9
                         --------------------------------------
     Section 1.7.        Alternative Structure ...................................................     9
                         ---------------------
     Section 1.8.        Certificate of Incorporation and Bylaws of the Surviving Corporation ....     9
                         --------------------------------------------------------------------

ARTICLE II
     REPRESENTATIONS AND WARRANTIES ..............................................................    10
     ------------------------------
     Section 2.1.        Disclosure Letters ......................................................    10
                         ------------------
     Section 2.2.        Standards ...............................................................    10
                         ---------
     Section 2.3.        Representations and Warranties of Bayonne ...............................    11
                         -----------------------------------------
     Section 2.4.        Representations and Warranties of RCFC ..................................    26
                         --------------------------------------

ARTICLE III
     CONDUCT PENDING THE MERGER ..................................................................    38
     --------------------------
     Section 3.1.        Conduct of Bayonne's Business Prior to the Effective Time ...............    38
                         ---------------------------------------------------------
     Section 3.2.        Forbearance by Bayonne ..................................................    39
                         ----------------------
     Section 3.3.        Conduct of RCFC's Business Prior to the Effective Time ..................    42
                         ------------------------------------------------------

ARTICLE IV
     COVENANTS ...................................................................................    42
     ---------
     Section 4.1.        Acquisition Proposals ...................................................    42
                         ---------------------
     Section 4.2.        Certain Policies of Bayonne .............................................    44
                         ---------------------------
     Section 4.3.        Access and Information ..................................................    44
                         ----------------------
     Section 4.4.        Certain Filings, Consents and Arrangements ..............................    45
                         ------------------------------------------
     Section 4.5.        Antitakeover Provisions .................................................    46
                         -----------------------
     Section 4.6.        Additional Agreements ...................................................    46
                         ---------------------
     Section 4.7.        Publicity ...............................................................    46
                         ---------
     Section 4.8.        Stockholders Meetings ...................................................    46
                         ---------------------
     Section 4.9.        Proxy Statements; Comfort Letters .......................................    47
                         ---------------------------------
     Section 4.10.       Registration of RCFC Common Stock .......................................    47
                         ---------------------------------
     Section 4.11.       Affiliate Letters .......................................................    48
                         -----------------
     Section 4.12.       Notification of Certain Matters .........................................    48
                         -------------------------------
     Section 4.13.       Employees, Directors and Officers .......................................    49
                         ---------------------------------
     Section 4.14.       Indemnification .........................................................    50
                         ---------------

                                                                                                    PAGE NO.
     Section 4.15.       Pooling and Tax-Free Reorganization Treatment ...........................    52
                         ---------------------------------------------
     Section 4.16.       Divisional Board ........................................................    52
                         ----------------

ARTICLE V
     CONDITIONS TO CONSUMMATION ..................................................................    53
     --------------------------
     Section 5.1.        Conditions to Each Party's Obligations ..................................    53
                         --------------------------------------
     Section 5.2.        Conditions to the Obligations of RCFC and RCFC Bank .....................    54
                         ---------------------------------------------------
     Section 5.3.        Conditions to the Obligations of Bayonne and First Savings ..............    56
                         ----------------------------------------------------------

ARTICLE VI
     TERMINATION .................................................................................    57
     -----------
     Section 6.1.        Termination .............................................................    57
                         -----------
     Section 6.2.        Effect of Termination ...................................................    61
                         ---------------------

ARTICLE VII
     CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME ..................................................    61
     ------------------------------------------
     Section 7.1.        Effective Date and Effective Time .......................................    61
                         ---------------------------------
     Section 7.2.        Deliveries at the Closing ...............................................    61
                         -------------------------

ARTICLE VIII
     CERTAIN OTHER MATTERS .......................................................................    61
     ---------------------
     Section 8.1.        Certain Definitions; Interpretation .....................................    61
                         -----------------------------------
     Section 8.2.        Survival ................................................................    62
                         --------
     Section 8.3.        Waiver; Amendment .......................................................    62
                         -----------------
     Section 8.4.        Counterparts ............................................................    62
                         ------------
     Section 8.5.        Governing Law ...........................................................    62
                         -------------
     Section 8.6.        Expenses ................................................................    62
                         --------
     Section 8.7.        Notices .................................................................    63
                         -------
     Section 8.8.        Entire Agreement; etc ...................................................    64
                         ---------------------
     Section 8.9.        Assignment ..............................................................    64
                         ----------


                             AMENDED AND RESTATED
                             --------------------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          This is an AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, amended and restated as of the 14th day of October, 1998 ("Agreement"), by and between Richmond County Financial Corp., a Delaware corporation ("RCFC"), and Bayonne Bancshares, Inc., a Delaware corporation ("Bayonne").

                             INTRODUCTORY STATEMENT

          The Board of Directors of each of RCFC and Bayonne (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of RCFC and Bayonne, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to RCFC's willingness to enter into this Agreement, RCFC and Bayonne have entered into a stock option agreement (the "Option Agreement"), pursuant to which Bayonne has granted to RCFC an option to purchase shares of Bayonne's common stock, par value $0.01 per share ("Bayonne Common Stock"), upon the terms and conditions therein contained; and Bayonne will use its best efforts to have certain executive officers and directors of Bayonne, within twenty-one days of the date of this Agreement, execute in favor of RCFC a Letter Agreement in the form annexed as Exhibit A.

          The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes, and that the Merger shall be accounted for as a purchase business combination for accounting purposes.

          RCFC and Bayonne desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                   THE MERGER
                                   ----------

          Section 1.1.   Structure of the Merger.  On the Effective Date (as
                         -----------------------
defined in Section 7.1), Bayonne will merge with and into RCFC ("Merger"), with RCFC being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Bayonne shall cease. RCFC shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time, RCFC shall possess all of the properties and rights and subject to all of the liabilities and obligations of Bayonne, all as more fully described in the DGCL.

          Section 1.2.   Effect on Outstanding Shares of Bayonne Common Stock.
                         ----------------------------------------------------

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Bayonne Common Stock issued and outstanding at the Effective Time (as defined in Section 7.1), other than (i) shares the holder of which (the "Dissenting Shareholders") pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"),
(ii) shares held directly or indirectly by RCFC (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (iii) shares held by Bayonne as treasury stock and (iv) unallocated shares held in the Amended and Restated Bayonne Bancshares, Inc. 1995 Recognition and Retention Plan ("Bayonne RRP") (such shares referred to in clauses (i), (ii), (iii) and
(iv) being referred to herein as the "Excluded Shares") shall become and be converted into the right to receive 1.05 shares of RCFC Common Stock (the "Exchange Ratio"); provided, however, that, notwithstanding any other provision hereof, no fraction of a share of RCFC Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, RCFC shall pay to each holder of Bayonne Common Stock who would otherwise be entitled to a fraction of a share of RCFC Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the RCFC Market Value (as defined herein) (collectively, the "Merger Consideration").

          (b) As used herein, "RCFC Market Value" shall be the average of the closing sales price on that day, as reported on the National Market System of The Nasdaq Stock Market, Inc. ("Nasdaq National Market"), for the 15 consecutive trading days immediately preceding the day on which the last of the required regulatory approvals, as contemplated by Section 5.1(b), is obtained (such date being referred to herein as the "Valuation Date").

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of RCFC Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Merger Consideration shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

          (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be cancelled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of RCFC Common Stock and RCFC Preferred Stock (as defined in Section 2.4(b)) that are held by Bayonne, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of RCFC.

          Section 1.3.   Exchange Procedures.
                         -------------------

          (a) Appropriate transmittal materials ("Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of Bayonne Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Bayonne Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate ("Bayonne Certificate") previously representing shares of Bayonne Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, RCFC shall deposit, or shall cause to be deposited, with such bank or trust company that is selected by RCFC and is reasonably acceptable to Bayonne to act as exchange agent ("Exchange Agent"), for the benefit of the holders of shares of Bayonne Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 1.2, and RCFC shall reserve for issuance with its Transfer Agent and Registrar a sufficient number of shares of RCFC Common Stock to provide for payment of the Merger Consideration. On the Closing Date, RCFC shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of RCFC the issuance of the number of shares of RCFC Common Stock issuable in the share exchange.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Bayonne Certificates shall pass, only upon delivery of the Bayonne Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as RCFC may reasonably determine and
(iii) include instructions for use in effecting the surrender of the Bayonne Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Bayonne Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Bayonne Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of RCFC Common Stock that such holder has the right to receive pursuant to Section 1.2 and (n) a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2 and any dividends or other distributions to which such holder is entitled pursuant to this Section
1.3. Bayonne Certificates so surrendered shall forthwith be cancelled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute RCFC Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of RCFC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Bayonne Common Stock not registered in the transfer records of Bayonne, the Merger Consideration shall be issued to the transferee thereof if the Bayonne Certificates representing such Bayonne Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of RCFC and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to RCFC Common Stock shall be remitted to any person entitled to receive shares of RCFC Common Stock hereunder until such person surrenders his or her Bayonne Certificates in accordance with this Section 1.3. Upon the surrender of such person's Bayonne Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of RCFC Common Stock represented by such person's Bayonne Certificates.

          (f) From and after the Effective Time there shall be no transfers on the stock transfer records of Bayonne of any shares of Bayonne Common Stock.
If, after the Effective Time, Bayonne Certificates are presented to RCFC, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (g) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section 1.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Bayonne for 6 months after the Effective Time shall be repaid by the Exchange Agent to RCFC upon the written request of RCFC. After such request is made, any stockholders of Bayonne who have not theretofore complied with this Section 1.3 shall look only to RCFC for the Merger Consideration deliverable in respect of each share of Bayonne Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding Bayonne Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of RCFC (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Bayonne Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) RCFC and the Exchange Agent shall be entitled to rely upon Bayonne's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Bayonne Certificate, RCFC and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Bayonne Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Bayonne Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Bayonne Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Bayonne Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

          Section 1.4.   Stock Options.
                         -------------

          (a) At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of an option, each option to acquire shares of Bayonne Common Stock granted pursuant to either the 1995 Stock Option Plan or the 1998 Stock-Based Incentive Plan (a "Bayonne Option") that is then outstanding and unexercised shall be converted into and become an option to acquire RCFC Common Stock on the same terms and conditions as are in effect with respect to the Bayonne Option immediately prior to the Effective Time, except that (i) the number of shares of RCFC Common Stock subject to such Bayonne Option shall be equal to the number of shares of Bayonne Common Stock subject to such Bayonne Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (ii) the per share exercise price of the option shall be adjusted by dividing the per share exercise price of the Bayonne Option by the Exchange Ratio, and rounding up to the nearest cent. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended, as to any Bayonne Option that is an incentive stock option.

          Section 1.5.   Bank Merger.  Concurrently with or as soon as
                         -----------
practicable after the execution and delivery of this Agreement, Richmond County Savings Bank ("RCFC Bank"), a wholly-owned subsidiary of RCFC, and First Savings Bank of New Jersey, SLA ("First Savings"), a wholly-owned subsidiary of Bayonne, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which the Bank Merger will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of RCFC Bank as the surviving entity of the Bank Merger shall be all of the directors of RCFC Bank serving immediately prior to the Bank Merger.

          Section 1.6.   Directors of RCFC after Effective Time.  At the
                         --------------------------------------
Effective Time, the directors of RCFC shall consist of (a) the directors of RCFC serving immediately prior to the Effective Time and (b) one additional person who shall become a director of RCFC in accordance with Section 4.13. Other than as provided in Section 4.13, no director of Bayonne shall become a director of RCFC.

          Section 1.7.   Alternative Structure.  Notwithstanding anything to the
                         ---------------------
contrary contained in this Agreement, prior to the Effective Time, RCFC may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as RCFC may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) adversely affect the tax effects or alter or change the amount or kind of the Merger Consideration or the treatment of Bayonne Options or the economic benefits of the transactions contemplated hereby to the holders of Bayonne Common Stock, (ii) diminish the benefits to be received by the directors, officers or employees of Bayonne or First Savings as set forth in or as contemplated by this Agreement, and (iii) materially impede or delay the receipt of any approval referred to in this Agreement (as defined in Section 7.1). This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

          Section 1.8.   Certificate of Incorporation and Bylaws of the
                         ----------------------------------------------
Surviving Corporation.  The Certificate of Incorporation and Bylaws of RCFC in
---------------------
effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving corporation.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Section 2.1.   Disclosure Letters.  On or prior to the execution and
                         ------------------
delivery of this Agreement, Bayonne and RCFC each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.3(g) and Section 2.4(g); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

          Section 2.2.   Standards.
                         ---------

          (a) No representation or warranty of Bayonne or RCFC contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. Bayonne's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in connection with this Agreement or in compliance with a written request of RCFC.

          (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of Bayonne or RCFC, as the context may dictate, and its Subsidiaries (as defined herein) taken as a whole; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both RCFC and RCFC Bank and Bayonne and First Savings, as the case may be, or to similarly situated financial and/or depository institutions or (B) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of (x) a representation or warranty contained in Section 2.3(a)(i) and
(iv), Section 2.3(c), Section 2.3(g)(iii), Sections 2.4(a)(i) and (iv), Section 2.4(c), Section 2.4(g)(iii) or Section 2.4(l) to be true and correct in all material respects or (y) a representation or warranty contained in the last sentence of each of Section 2.3(e) or Section 2.4(e), the second sentence of each of Section 2.3(f)(i) or Section 2.4(f)(i) and the first two sentences of each of Section 2.3(aa) or Section 2.4(x) to be true and correct in all material respects.

          (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

          Section 2.3.   Representations and Warranties of Bayonne.  Subject to
                         -----------------------------------------
Sections 2.1 and 2.2, Bayonne represents and warrants to RCFC that, except as disclosed in Bayonne's Disclosure Letter:

          (a)  Organization.  (i)   Bayonne is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA") . First Savings is a stock savings association duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each Subsidiary (as defined below) of First Savings is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Bayonne and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

               (ii) Each of Bayonne and its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

               (iii) Bayonne's Disclosure Letter sets forth all of Bayonne's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which Bayonne owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of Bayonne's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Bayonne owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Bayonne other than First Savings is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by Bayonne or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by Bayonne or a Subsidiary of Bayonne free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (iv) The deposits of First Savings are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

          (b)  Capital Structure.   (i)  The authorized capital stock of Bayonne
               -----------------
consists of 22,000,000 shares of Bayonne Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share ("Bayonne Preferred Stock"). As of the date of this Agreement:

(A) 9,094,495 shares of Bayonne Common Stock were issued and outstanding, (B) no shares of Bayonne Preferred Stock were issued and outstanding, (C) no shares of Bayonne Common Stock were reserved for issuance, except that 945,085 shares of Bayonne Common Stock were reserved for issuance pursuant to the Bayonne Option Plans, (D) no shares of Bayonne Preferred Stock were reserved for issuance and
(E) 194,768 shares of Bayonne Common Stock were held by Bayonne in its treasury or by its Subsidiaries. The authorized capital stock of First Savings consists of 20,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock, par value $.10 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by Bayonne. All outstanding shares of capital stock of Bayonne and First Savings are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Bayonne in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. Bayonne's Disclosure Letter sets forth a complete and accurate list of all options to purchase Bayonne Common Stock that have been granted pursuant to the Bayonne Option Plans and all restricted stock grants under the Bayonne RRP, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

               (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Bayonne are issued or outstanding.

               (iii) As of the date of this Agreement, except for this Agreement, the Option Agreement and the Bayonne Option Plans, neither Bayonne nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Bayonne or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Bayonne or any of its Subsidiaries or obligating Bayonne or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Bayonne or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Bayonne or any of its Subsidiaries.

          (c)  Authority.  Each of Bayonne and First Savings has all requisite
               ---------
corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of Bayonne's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Bank Plan of Merger, and, subject to the approval of this Agreement by Bayonne's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Bayonne and First Savings. This Agreement has been duly executed and delivered by Bayonne and constitutes a valid and binding obligation of Bayonne, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d)  Stockholder Approval; Fairness Opinion.  The affirmative vote
               --------------------------------------
of a majority of the outstanding shares of Bayonne Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Bayonne required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. Bayonne has received the written opinion of Sandler O'Neill & Partners, L.P. to the effect that, as of the date hereof, the Exchange Ratio to be received by Bayonne's stockholders is fair, from a financial point of view, to such stockholders.

          (e)  No Violations.  The execution, delivery and performance of this
               -------------
Agreement and Option Agreement by Bayonne do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined below) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Bayonne or any of its Subsidiaries, or to which Bayonne or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Bayonne or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Bayonne or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Bayonne or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation by Bayonne and First Savings of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of Bayonne Common Stock entitled to vote, (y) the approval of the Office of Thrift Supervision ("OTS") under HOLA, and (z) the approval of the New Jersey Department of Banking (the "NJBD") and the approval of the appropriate regulatory authority under Section 18(c) of the FDIA. As of the date hereof, the executive officers of Bayonne know of no reason pertaining to Bayonne why any of the approvals referred to in this Section 2.3(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

          (f)  Reports.  (i)  As of their respective dates, none of the reports
               -------
or other statements filed by Bayonne or First Savings on or subsequent to March 31, 1998 with the FDIC or the Securities and Exchange Commission ("SEC") (collectively, "Bayonne's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Bayonne included in Bayonne's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP")(except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in Bayonne's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in Bayonne's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be (A) the financial position of the entity or entities to which it relates as of its date, and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. Bayonne has made available to RCFC a true and complete copy of each of Bayonne's Reports filed with the SEC since March 31, 1998.

               (ii) Bayonne and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since March 31, 1995 with (A) the NJBD, (B) the FDIC, (C) the OTS, (D) the National Association of Securities Dealers, Inc. ("NASD"), (E) the SEC and (F) any other self-regulatory organization ("SRO"), and, to Bayonne's knowledge, have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
Bayonne's Reports filed on or prior to the date of this Agreement, since March 31, 1998, (i) Bayonne and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice,
(ii) Bayonne and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to Bayonne.

          (h)  Absence of Claims.  Except as set forth in Bayonne's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against Bayonne or any of its Subsidiaries and, to the best of Bayonne's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions.  Neither Bayonne nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (j)  Taxes.  All federal, state, local and foreign tax returns
               -----
required to be filed by or on behalf of Bayonne or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Bayonne or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Bayonne's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Bayonne or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Bayonne or any of its Subsidiaries do not file tax returns that Bayonne or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Bayonne or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Bayonne's balance sheet (in accordance with GAAP). Bayonne and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Bayonne and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Bayonne and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Bayonne nor any of its Subsidiaries (i) has made an election under
Section 341(f) of the Code, (ii) has issued or assumed any obligation under
Section 279 of the Code, any high yield discount obligation as described in
Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)  Agreements.  (i)  Except for the Option Agreement and
               ----------
arrangements made in the ordinary course of business, and except as set forth in Bayonne's Disclosure Letter, Bayonne and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in Bayonne's Report. Except as disclosed in Bayonne's Disclosure Letter, neither Bayonne nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of Bayonne or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Bayonne or any of its Subsidiaries of the nature contemplated by this Agreement or the Option Agreement, (C) agreement with respect to any employee or director of Bayonne or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $30,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement or (E) agreement containing covenants that limit the ability of Bayonne or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Bayonne (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Neither Bayonne nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) Bayonne and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither Bayonne nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Bayonne and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (l)  Labor Matters.  Neither Bayonne nor any of its Subsidiaries is or
               -------------
has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bayonne or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Bayonne or any of its Subsidiaries pending or, to Bayonne's knowledge, threatened. Bayonne and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (m)  Employee Benefit Plans.  Bayonne's Disclosure Letter contains a
               ----------------------
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Bayonne or any of its Subsidiaries (hereinafter collectively referred to as the "Bayonne Employee Plans"). All of the Bayonne Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon Bayonne or any of its Subsidiaries. Neither Bayonne nor any of its Subsidiaries has provided, or is required to provide, security to any Bayonne Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Bayonne, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Bayonne Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
Section 401(a) of the Code (a "Bayonne Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and Bayonne and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Bayonne's knowledge, threatened litigation, administrative action or proceeding relating to any Bayonne Employee Plan. There has been no announcement or commitment by Bayonne or any of its Subsidiaries to create an additional Bayonne Employee Plan, or to amend any Bayonne Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Bayonne Employee Plan; and, except as specifically identified in Bayonne's Disclosure Letter, Bayonne and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Bayonne Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. With respect to Bayonne or any of its Subsidiaries, for the Employee Plans listed in Bayonne's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Bayonne or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Bayonne Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each Bayonne Employee Plan, Bayonne has supplied to RCFC a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Bayonne Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Bayonne Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Bayonne Employee Plan, if the Bayonne Employee Plan is subject to Title I of ERISA, and (E) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

          (n)  Title to Assets.  Bayonne and each of its Subsidiaries has good
               ---------------
and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which Bayonne or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Bayonne and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Bayonne to be adequate for the current business of Bayonne and its Subsidiaries.

          (o)  Compliance with Laws.  Bayonne and each of its Subsidiaries has
               --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Bayonne, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Bayonne have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD or any other SRO (each, a "Governmental Entity"). The businesses of Bayonne and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (p)  Fees.  Other than financial advisory services performed for
               ----
Bayonne by Sandler O'Neill & Partners, L.P., neither Bayonne nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bayonne or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (q)  Environmental Matters.  (i)  With respect to Bayonne and each
               ---------------------
of its Subsidiaries:

               (A) Each of Bayonne and its Subsidiaries, the Participation Facilities (as defined herein), and, to Bayonne's knowledge, the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Bayonne's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To Bayonne's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Bayonne or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To Bayonne's knowledge, the properties currently owned or operated by Bayonne or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (E) Neither Bayonne nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To Bayonne's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Bayonne or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Bayonne or any of its Subsidiaries or any Participation Facility; and

               (G) To Bayonne's knowledge, during the period of (l) Bayonne's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) Bayonne's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Bayonne's knowledge, prior to the period of (x) Bayonne's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) Bayonne's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii)  The following definitions apply for purposes of this
Section 2.3(r) and Section 2.4(r): (w) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (r)  Loan Portfolio; Allowance; Asset Quality.  (i)  With respect to
               ----------------------------------------
each loan owned by Bayonne or its Subsidiaries in whole or in part (each, a "Loan"), to Bayonne's knowledge:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither Bayonne nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) Bayonne or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or Bayonne's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Bayonne;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Bayonne;

               (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

               (ii) The allowance for possible losses reflected in Bayonne's audited statement of condition at March 31, 1998 was, and the allowance for possible losses shown on the balance sheets in Bayonne's Reports for periods ending after December 31, 1997 will, in the opinion of management, be adequate, as of the dates thereof, under generally accepted accounting principles applicable to stock savings associations consistently applied.

               (iii) Bayonne's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Bayonne and its Subsidiaries that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and Bayonne and its Subsidiaries shall promptly after the end of any month inform RCFC of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") or words of similar import included in any non-performing assets of Bayonne or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (s)  Deposits.   None of the deposits of Bayonne or any of its
               --------
Subsidiaries is a "brokered" deposit, except as disclosed in Bayonne's Disclosure Letter.

          (t)  [RESERVED]

          (u)  Antitakeover Provisions Inapplicable.   Bayonne and its
               ------------------------------------
Subsidiaries have taken all actions required to exempt Bayonne, the Agreement, the Merger and the Option Agreement from any provisions of an antitakeover nature in their organization certificates and bylaws, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Material Interests of Certain Persons.   Except as disclosed in
               -------------------------------------
Bayonne's Disclosure Letter, no officer or director of Bayonne, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bayonne or any of its Subsidiaries. No such interest has been created or modified since the date of completion of the last regulatory examination of Bayonne or its Subsidiaries.

          (w)  Insurance.  In the opinion of management, Bayonne and its
               ---------
Subsidiaries are presently insured, and since December 31, 1995, have been insured, for amounts deemed reasonable by management with, to Bayonne's knowledge, financially sound insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Bayonne and its Subsidiaries are in full force and effect, Bayonne and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (x)  Investment Securities; Borrowings.  (i)  Except for investments
               ---------------------------------
in Federal Home Loan Bank ("FHLB") Stock, pledges to secure FHLB borrowings, and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of Bayonne for the year ended March 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since March 31, 1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in Bayonne's Disclosure Letter, Bayonne nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

               (iii) Set forth in Bayonne's Disclosure Letter is a true and complete list of Bayonne's borrowed funds (excluding deposit accounts) as of the date hereof.

          (y)  Indemnification.  Except as provided in Bayonne's Employment
               ---------------
Agreements or the organization certificate or bylaws of Bayonne and its Subsidiaries, neither Bayonne nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Bayonne (a "Covered Person"), and, to the best knowledge of Bayonne, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of Bayonne or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (z)  Books and Records.  The books and records of Bayonne and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (aa) Corporate Documents.  Bayonne has delivered to RCFC true and
               -------------------
complete copies of its certificate of incorporation and bylaws and of First Savings's organization certificate and bylaws. The minute books of Bayonne and First Savings constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of Bayonne's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (bb) Tax Treatment of the Merger.  As of the date hereof, Bayonne has
               ---------------------------
no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

          (cc) Beneficial Ownership of RCFC Common Stock.  As of the date
               -----------------------------------------
hereof, Bayonne beneficially owns no shares of RCFC Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of RCFC Common Stock.

          (dd) Year 2000 Matters.  Bayonne has completed a review of its
               -----------------
computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all such Year 2000 problems. Bayonne's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by December 31, 1998. Between the date of this Agreement and the Effective Time, Bayonne shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on Bayonne and its Subsidiaries, taken as a whole.

          (ee) Registration Statement.  The information regarding Bayonne to be
               ----------------------
supplied by Bayonne for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by RCFC for the purpose of, among other things, registering the RCFC Common Stock to be issued to Bayonne's stockholders in the Merger (as amended or supplemented from time to time, the "Registration Statement"), or (ii) the proxy statement to be filed with the SEC by RCFC and Bayonne under the Exchange Act and distributed in connection with Bayonne's meeting of stockholders and RCFC's meeting of stockholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement," and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement-Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (ff) Community Reinvestment Act ("CRA") Compliance.  First Savings is
               ---------------------------------------------
in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and First Savings currently has a CRA rating of satisfactory or better. To Bayonne's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause First Savings to fail to comply with such provisions or cause the CRA rating of First Savings to fall below satisfactory.

          Section 2.4.   Representations and Warranties of RCFC.  Subject to
                         --------------------------------------
Sections 2.1 and 2.2, RCFC represents and warrants to Bayonne that, except as specifically disclosed in RCFC's Disclosure Letter:

          (a)  Organization.  (i)   RCFC is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under HOLA. RCFC Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. Each Subsidiary of RCFC Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of RCFC and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (ii) RCFC and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

               (iii) RCFC's Disclosure Letter sets forth all of RCFC's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which RCFC owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of RCFC's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. RCFC owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries.
No Subsidiary of RCFC other than RCFC Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by RCFC or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by RCFC or a Subsidiary of RCFC free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (iv) The deposits of RCFC Bank are insured by the Bank Insurance Fund ("BIF") of the FDIC and the SAIF of the FDIC to the extent provided in the FDIA.

          (b)  Capital Structure.  (i)  The authorized capital stock of RCFC
               -----------------
consists of 75,000,000 shares of RCFC Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("RCFC Preferred Stock"). As of the date of this Agreement, (A) 26,423,600 shares of RCFC Common Stock were issued and outstanding, (B) no shares of RCFC Preferred Stock were outstanding, (C) no shares of RCFC Common Stock were reserved for issuance, except that 2,642,360 shares of RCFC Common Stock were reserved for issuance pursuant to the RCFC 1998 Stock-Based Incentive Plan and (D) no shares of RCFC Common Stock were held by RCFC in its treasury or by its Subsidiaries. The authorized capital stock of RCFC Bank consists of 75,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by RCFC.
All outstanding shares of capital stock of RCFC and RCFC Bank are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by RCFC in its treasury or by its Subsidiaries, are free and clear of all liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (ii)  No Voting Debt of RCFC is issued or outstanding.

               (iii) As of the date of this Agreement, except for this Agreement and as set forth in RCFC's Disclosure Letter, neither RCFC nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RCFC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of RCFC or any of its Subsidiaries or obligating RCFC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of RCFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of RCFC or any of its Subsidiaries.

          (c)  Authority.   Each of RCFC and RCFC Bank has the requisite
               ---------
corporate power and authority to enter into this Agreement, the Option Agreement and the Plan of Bank Merger, respectively and, subject to approval of this Agreement, by the requisite vote of RCFC's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Option Agreement, and, subject to the approval of this Agreement by RCFC's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of RCFC and RCFC Bank. This Agreement and the Option Agreement have been duly executed and delivered by RCFC and constitutes a valid and binding obligations of RCFC, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d)  Stockholder Approval; Fairness Opinion.  The affirmative vote of
               --------------------------------------
a majority of the outstanding shares of RCFC Common Stock entitled to vote on this Agreement is the only vote of the stockholders of RCFC required for approval of the Agreement and the consummation of the Merger and the related transactions contemplated hereby. RCFC has received the opinion of Tucker Anthony Incorporated, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to RCFC's stockholders.

          (e)  No Violations.  The execution, delivery and performance of this
               -------------
Agreement by RCFC does not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of RCFC or any of its Subsidiaries, or to which RCFC or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of RCFC or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of RCFC or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which RCFC or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of RCFC Common Stock, (y) the approval of the Banking Board of the State of New York ("Banking Board") under Section 143-b of the Banking Law of the Sate of New York ("Banking Law"), the approval of the Superintendent of Banks of the State of New York (the "Superintendent") under Section 601 of the Banking Law and any other requirement of the Banking Board or the Superintendent, the approval of the OTS, under HOLA, the approval of the NJBD and the approval of the appropriate regulatory authority under Section 18(c) of the FDIC (collectively, the "Requisite Regulatory Approvals") and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of

RCFC know of no reason pertaining to RCFC why any of the approvals referred to in this Section 2.4(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

          (f)  Reports.  (i)  As of their respective dates, none of the reports
               -------
or other statements filed by RCFC or RCFC Bank on or subsequent to December 31, 1997, with the FDIC or the SEC (collectively, "RCFC's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of RCFC included in RCFC's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition contained or incorporated by reference in RCFC's Reports (including in each case any related notes and schedules) and each of the statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in RCFC's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, (A) the financial position of the entity or entities to which it relates as of its date, and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. RCFC has made available to Bayonne a true and complete copy of each of RCFC's Reports filed with the SEC since December 31, 1997.

               (ii) RCFC and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with (A) the FDIC, (B) the SEC, (C) the NASD, (D) the NYBD and
(E) any other SRO, and, to RCFC's knowledge, have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events.   Except as disclosed in
               ------------------------------------
RCFC's Reports filed on or prior to the date of this Agreement, since December 31, 1997, (i) RCFC and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) RCFC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to RCFC.

          (h)  Absence of Claims.  Except as set forth in RCFC's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against RCFC or any of its Subsidiaries, and, to the best of RCFC's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions.  Neither RCFC nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (j)  Taxes.  All federal, state, local and foreign tax returns
               -----
required to be filed by or on behalf of RCFC or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by RCFC or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on RCFC's balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of RCFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where RCFC or any of its Subsidiaries do not file tax returns that RCFC or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to RCFC or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on RCFC's balance sheet (in accordance with GAAP). Except as set forth in RCFC's Disclosure Letter, RCFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. RCFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and RCFC and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither RCFC nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or

(iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)  Agreements.  (i)  Except for arrangements made in the ordinary
               ----------
course of business, and except as set forth in RCFC's Disclosure Letter, RCFC and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in RCFC's Reports. Except as disclosed in RCFC's Reports filed prior to the date of this Agreement, neither RCFC nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of RCFC or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving RCFC or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of RCFC or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $100,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of a transaction involving RCFC or any of its Subsidiaries of the nature contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of a transaction of the nature contemplated by this Agreement or (E) agreement containing covenants that limit the ability of RCFC or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, RCFC (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Neither RCFC nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) RCFC and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither RCFC nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of RCFC and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (l)  RCFC Common Stock.  The shares of RCFC Common Stock to be issued
               -----------------
pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          (m)  Labor Matters.  Neither RCFC nor any of its Subsidiaries is or
               -------------
has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is RCFC or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel RCFC or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving RCFC or any of its Subsidiaries pending or, to RCFC's knowledge, threatened. RCFC and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (n)  Employee Benefit Plans.  RCFC's Disclosure Letter contains a
               ----------------------
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of RCFC or any of its Subsidiaries (hereinafter referred to collectively as the "RCFC Employee Plans"). All of the RCFC Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code upon RCFC or any of its Subsidiaries. No liability to the PBGC has been or is expected by RCFC or any of its Subsidiaries to be incurred with respect to any RCFC Employee Plan which is subject to Title IV of ERISA ("RCFC Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by RCFC or any entity which is considered one employer with RCFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No RCFC Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each RCFC Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such RCFC Pension Plan as of the end of the most recent plan year with respect to the respective RCFC Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such RCFC Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any RCFC Pension Plan within the 12-month period ending on the date hereof. Neither RCFC nor any of its Subsidiaries has provided, or is required to provide, security to any RCFC Pension Plan or to any single-employer plan of an

ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither RCFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each RCFC Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (an "RCFC Qualified Plan") has received a favorable determination letter from the IRS, and RCFC and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each RCFC Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such RCFC Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to RCFC's knowledge, threatened litigation, administrative action or proceeding relating to any RCFC Employee Plan. There has been no announcement or commitment by RCFC or any of its Subsidiaries to create an additional RCFC Employee Plan, or to amend any RCFC Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such RCFC Employee Plan; and, except as specifically identified in RCFC's Disclosure Letter, RCFC and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any RCFC Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. With respect to RCFC or any of its Subsidiaries, for the Employee Plans listed in RCFC's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by RCFC or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any RCFC Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each RCFC Employee Plan, RCFC has supplied to Bayonne a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such RCFC Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such RCFC Employee Plan, including amendments thereto,
(D) the most recent summary plan description and summary of material modifications thereto for such RCFC Employee Plan, if the RCFC Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such RCFC Employee Plan is an RCFC Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such RCFC Employee Plan is a Qualified Plan.

          (o)  Title to Assets.  RCFC and each of its Subsidiaries has good and
               ---------------
marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which RCFC or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of RCFC and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by RCFC to be adequate for the current business of RCFC and its Subsidiaries.

          (p)  Compliance with Laws.  RCFC and each of its Subsidiaries has all
               --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of RCFC, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of RCFC have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of RCFC and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity. The businesses of RCFC and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approve of any Government Entity.

          (q)  Fees.  Other than the financial advisory services performed for
               ----
RCFC by Tucker Anthony Incorporated pursuant to an agreement with RCFC dated July 19, 1998, a true and complete copy of which has been previously delivered to Bayonne, neither RCFC nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for RCFC or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.  With respect to RCFC and each of its
               ---------------------
Subsidiaries:

               (i) Each of RCFC and its Subsidiaries, the Participation Facilities and, to RCFC's knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to RCFC's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (iii) To RCFC's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or RCFC or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (iv) To RCFC's knowledge, the properties currently owned or operated by RCFC or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (v) Neither RCFC nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (vi) To RCFC's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by RCFC or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by RCFC or any of its Subsidiaries or any Participation Facility; and

               (vii) To RCFC's knowledge, during the period of (l) RCFC's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) RCFC's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.
To RCFC's knowledge, prior to the period of (x) RCFC's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) RCFC's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such property, Participation Facility or Loan Property.

          (s)  Loan Portfolio; Allowance; Asset Quality.  (i)  With respect to
               ----------------------------------------
each Loan owned by RCFC or its Subsidiaries in whole or in part, to RCFC's best knowledge:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither RCFC nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) RCFC or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or RCFC Bank's applicable participation interest, as applicable); except as otherwise referenced on the books and records of RCFC;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan; except as otherwise referenced on the books and records of RCFC;

               (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

               (ii) The allowance for possible losses reflected in RCFC Bank's audited statement of condition at June 30, 1997 was, and the allowance for possible losses shown on the balance sheets in RCFC's Reports for periods ending after June 30, 1997 will, in the opinion of management, be adequate, as of the dates thereof, under generally accepted accounting principles applicable to stock savings associations consistently applied.

               (iii) RCFC's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of RCFC and its Subsidiaries that have been classified (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and RCFC and its Subsidiaries shall promptly after the end of any month inform Bayonne of any such classification arrived at any time after the date hereof. The OREO or words of similar import included in any non-performing assets of RCFC or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  [RESERVED]

          (u)  Investment Securities; Borrowing.  (i)  Except for investments in
               --------------------------------
FHLB Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of RCFC included in RCFC's Report on Form 10-K for the year ended December 31, 1997, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in RCFC's Disclosure Letter, neither RCFC nor any Subsidiary is a party to or has agreed to enter into any Derivatives Contract or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in RCFC's Disclosure Letter or disclosed in RCFC's Report filed on or prior to the date hereof.

               (iii) Set forth in RCFC's Disclosure Letter is a true and complete list of RCFC's borrowed funds (excluding deposit accounts) as of the date hereof.

          (v)  Registration Statement.  The information regarding RCFC to be
               ----------------------
supplied by RCFC for inclusion in (i) the Registration Statement, (ii) the Proxy Statement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that RCFC is responsible for filing in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

          (w)  Books and Records.  The books and records of RCFC and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (x)  Corporate Documents.  RCFC has delivered to Bayonne true and
               -------------------
complete copies of its organization certificate and bylaws and of RCFC Bank's organization certificate and bylaws. The minute books of RCFC and RCFC Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of RCFC's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (y)  Beneficial Ownership of Bayonne Common Stock.  As of the date
               --------------------------------------------
hereof, RCFC beneficially owns 442,500 shares of Bayonne Common Stock and, other than as contemplated by the Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Bayonne Common Stock.

          (z)  Tax Treatment of the Merger.  As of the date hereof, RCFC has no
               ---------------------------
knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

          (aa) Year 2000 Matters.  RCFC has completed a review of its computer
               -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. RCFC's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by December 31, 1998. Between the date of this Agreement and the Effective Time, RCFC shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on RCFC and its Subsidiaries, taken as a whole.

          (bb) Community Reinvestment Act ("CRA") Compliance.  RCFC Bank is in
               ---------------------------------------------
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and RCFC Bank currently has a CRA rating of satisfactory or better. To RCFC's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause RCFC Bank to fail to comply with such provisions or cause the CRA rating of RCFC Bank to fall below satisfactory.


                                  ARTICLE III
                           CONDUCT PENDING THE MERGER
                           --------------------------

          Section 3.1.  Conduct of Bayonne's Business Prior to the Effective
                        ----------------------------------------------------
Time.  Except as expressly provided in this Agreement, during the period from
----
the date of this Agreement to the Effective Time, Bayonne shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Bayonne or RCFC to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of Bayonne, First Savings, RCFC or RCFC Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Bayonne or First Savings.

          Section 3.2.  Forbearance by Bayonne.  Without limiting the covenants
                        ----------------------
set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Government Regulators, during the period from the date of this Agreement to the Effective Time, Bayonne shall not, and shall not permit any of its Subsidiaries to, without the prior consent of RCFC, which consent shall not be unreasonably withheld:

          (a) unless required by applicable law or regulation or regulatory directive, change any provisions of the certificate of incorporation or bylaws of Bayonne or the similar governing documents of its Subsidiaries;

          (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Bayonne except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

          (c) other than regular quarterly dividends, make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of this Agreement, the Board of Directors of Bayonne shall cause its regular quarterly dividend record dates and payment dates to be the same as RCFC's regular quarterly dividend record dates and payments dates for RCFC Common Stock, and Bayonne shall not thereafter change its regular dividend payment dates and record dates. Nothing contained in this Section 3.2(c) or in any other Section of this Agreement shall be construed to permit holders of shares of Bayonne Common Stock to receive two dividends from either Bayonne or from Bayonne and RCFC in any one quarter. Subject to applicable regulatory restrictions, if any, First Savings may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by Bayonne permitted hereunder;

          (d) other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of Bayonne or (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity;

          (e) except to the extent required by law or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice that do not cause the annualized compensation of any of Bayonne's non-executive officer employees following such increase to exceed by more than 5% the total annual compensation expenses of Bayonne with respect to such person for the twelve-month period ended March 31, 1998 and that do not cause the annual rate of base salary of any of Bayonne's non-executive officer employees to increase by more than 5% over such person's base salary at March 31, 1998; pay, unless approved in advance by RCFC, any reasonable "stay in place" pay where necessary or appropriate to retain key employees; pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Bayonne Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; make any discretionary continuation to any Employee Plan; hire any employee with an annual total compensation payment in excess of $35,000 or enter into any employment contract; terminate or materially increase the costs to Bayonne or any Subsidiary of any Employee Plan;

          (f) except as contemplated by Section 4.2, change its method of accounting as in effect at March 31, 1998, except as required by changes in GAAP as concurred in by Bayonne's independent auditors;

          (g) settle any claim, action or proceeding involving any liability of Bayonne or any of its Subsidiaries for money damages in excess of $50,000 or impose material restrictions upon the operations of Bayonne or any of its Subsidiaries;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Bayonne, except in satisfaction of debts previously contracted;

          (i) except pursuant to commitments existing at the date hereof which have previously been disclosed to RCFC, make any real estate loans secured by undeveloped land or real estate located outside the State of New Jersey (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the State of New Jersey;

          (j) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained except as disclosed in the Bayonne Disclosure Schedule;

          (k)  [RESERVED];

          (l) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000 and other than investments for Bayonne's portfolio made in accordance with Section 3.2(m), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than US government and US government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the FHLB, in each case that are purchased in the ordinary course of business consistent with past practice;

          (n) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.2(g);

          (o)  make, renegotiate, renew, increase, extend or purchase any
(i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to exceed $500,000 to any individual borrower or (B) loans or advances as to which Bayonne has a binding obligation to make such loan or advances as of the date hereof and a description of which has been provided by Bayonne in the Bayonne Disclosure Schedule;

          (p) incur any additional borrowings beyond those set forth in the Bayonne Disclosures Schedule other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Bayonne or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

          (q) make any capital expenditures in excess of $20,000 per expenditure from the date of this Agreement until the Effective Date other than pursuant to binding commitments existing on the date hereof disclosed in the Bayonne Disclosure Schedule, other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (r) organize, capitalize, lend to or otherwise invest in any subsidiary (other than securities of the FHLB that are purchased in the ordinary course of business consistent with past practice);

          (s) elect to any senior executive office any person who is not a member of the senior executive officer team of Bayonne as of the date of this Agreement or elect to the Board of Directors of Bayonne any person who is not a member of the Board of Directors of Bayonne;

          (t) agree or make any commitment to take any action that is prohibited by this Section 3.2.

          In the event that RCFC does not respond in writing to Bayonne within 3 business days of receipt by RCFC of a written request for Bayonne to engage in any of the actions for which RCFC's prior written consent is required pursuant to this Section 3.2, RCFC shall be deemed to have consented to such action. Any request by Bayonne or response thereto by RCFC shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this Section 3.2 and shall state that a failure to respond within 3 business days shall constitute consent.

          Section 3.3.  Conduct of RCFC's Business Prior to the Effective Time.
                        ------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, RCFC shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would materially adversely affect or delay the ability of Bayonne or RCFC to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of Bayonne, RCFC, First Savings or RCFC Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on RCFC.

                                   ARTICLE IV
                                   COVENANTS
                                   ---------

          Section 4.1.  Acquisition Proposals.  From and after the date hereof
                        ---------------------
until the termination of this Agreement, neither Bayonne or First Savings, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Bayonne or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Bayonne shall notify RCFC orally (within 1 business day) and in writing (as promptly as practicable) of such inquiries and proposals which it or any of its subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Bayonne shall deliver to RCFC a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Bayonne from (i) furnishing information to, or entering into discussions or negotiations with any, person or entity that makes an unsolicited written, bona fide proposal to acquire Bayonne pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Bayonne receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Bayonne's stockholders,
(B) the Board of Directors of Bayonne, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Bayonne to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Bayonne (x) provides reasonable notice to RCFC to the effect that it is furnishing information to, or entering into discussions or negotiations with, another partyand (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of Bayonne, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Bayonne to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Bayonne or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Bayonne or First Savings, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Bayonne or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          Section 4.2.   Certain Policies of Bayonne.
                         ---------------------------

          (a) At the request of RCFC, Bayonne shall cause First Savings to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from RCFC that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of RCFC Bank; provided, however, that Bayonne shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

          (b) Bayonne's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. RCFC agrees to hold harmless, indemnify and defend Bayonne and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

          Section 4.3.   Access and Information.
                         ----------------------

          (a) Upon reasonable notice, Bayonne and RCFC shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, Bayonne shall make available to RCFC all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. RCFC and Bayonne will not, and will cause their respective representatives not to, use any information obtained pursuant to this
Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of RCFC and Bayonne will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

          (b) During the period of time beginning on the day application materials for the Bank Merger are initially filed with the OTS, the FDIC, the NYBD and the NJBD and continuing to the Effective Time, including weekends and holidays, Bayonne shall cause First Savings to provide RCFC, RCFC Bank and their authorized agents and representatives full access to First Savings's offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by RCFC Bank after the Effective Time; provided, that:

               (i) reasonable advance notice of each entry shall be given to First Savings and First Savings approves of each entry, which approval shall not be unreasonably withheld;

               (ii) First Savings shall have the right to have its employees or contractors present to inspect the work being done;

               (iii) to the extent practicable, such work shall be done in a manner that will not interfere with First Savings's business conducted at any affected branch offices;

               (iv) all such work shall be done in compliance with all applicable laws and government regulations, and RCFC Bank shall be responsible for the procurement, at RCFC Bank's expense, of all required governmental or administrative permits and approvals;

               (v) RCFC Bank shall maintain appropriate insurance satisfactory to First Savings in connection with any work done by RCFC Bank's agents and representatives pursuant to this Section 4.3;

               (vi) RCFC Bank shall reimburse First Savings for any material out-of-pocket costs or expenses incurred by First Savings in connection with this undertaking; and

               (vii) in the event this Agreement is terminated in accordance with Article VI hereof, RCFC Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

          Section 4.4.   Certain Filings, Consents and Arrangements.   RCFC
                         ------------------------------------------
shall (a) as soon as practicable and in cooperation with Bayonne (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby; (b) cooperate with one another in promptly
(i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and
(ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications prior to filing.

          Section 4.5.   Antitakeover Provisions.  Bayonne and its Subsidiaries
                         -----------------------
shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt RCFC, the Agreement, the Merger, the Bank Merger and the Option Agreement from any provisions of an antitakeover nature in Bayonne's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

          Section 4.6.   Additional Agreements.   Subject to the terms and
                         ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7.   Publicity.   The initial press release announcing this
                         ---------
Agreement shall be a joint press release and thereafter Bayonne and RCFC shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

          Section 4.8.   Stockholders Meetings.   RCFC and Bayonne shall take
                         ---------------------
all action necessary, in accordance with applicable law and their respective corporate documents, to convene a meeting of their respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of each of RCFC and Bayonne shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best efforts to solicit such approvals. RCFC and Bayonne, in consultation with each other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. RCFC and Bayonne shall coordinate and cooperate with respect to the timing of their respective stockholders meetings.

          Section 4.9.   Proxy Statements; Comfort Letters.  (i) As soon as
                         ---------------------------------
practicable after the date hereof, RCFC shall, in cooperation with Bayonne, prepare a Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and subject to the provisions of Section 4.4, file the Proxy Statement-Prospectus with the SEC, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of Bayonne and RCFC. RCFC and Bayonne each represents and covenants to the other that the Proxy Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC.

               (ii) RCFC shall use its reasonable best efforts to cause Ernst & Young LLP, its independent public accounting firm, to deliver to Bayonne, and Bayonne shall use its reasonable best efforts to cause KPMG Peat Marwick LLP, its independent public accounting firm, to deliver to RCFC and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated
(a) the date of the mailing of the Proxy Statement-Prospectus for the Stockholders Meeting of Bayonne and the date of mailing of the Proxy Statement for the Stockholders meeting of RCFC, respectively, and (b) a date not earlier than fourteen days preceding the date of the Closing (as defined in Section 7.1).

          Section 4.10.  Registration of RCFC Common Stock.
                         ---------------------------------

          (a) RCFC shall, as promptly as practicable following the preparation thereof, file the Registration Statement in which the Proxy Statement-Prospectus will be included (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and RCFC and Bayonne shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. RCFC will advise

Bayonne promptly after RCFC receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. RCFC will provide Bayonne with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Bayonne may reasonably request.

          (b) RCFC shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) RCFC shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market, or on such other exchange as RCFC Common Stock shall then be trading, subject only to official notice of issuance, the shares of RCFC Common Stock to be issued by RCFC in exchange for the shares of Bayonne Common Stock.

          Section 4.11.  Affiliate Letters.   Promptly, but in any event within
                         -----------------
7 days after the execution and delivery of this Agreement, Bayonne shall deliver to RCFC a letter identifying all persons who, to the knowledge of Bayonne, may be deemed to be "affiliates" of Bayonne under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of Bayonne. Within 21 days after delivery of such letter, Bayonne shall use its best efforts to deliver executed letter agreements, each substantially in the form attached hereto as Exhibit A, executed by each such person so identified as an affiliate of Bayonne agreeing to comply with Rule 145.

          Section 4.12.  Notification of Certain Matters.   Each party shall
                         -------------------------------
give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of Bayonne and RCFC shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.13.  Employees, Directors and Officers.
                         ---------------------------------

          (a) All persons who are employees of First Savings immediately prior to the Effective Time ("Bayonne's Employees") and whose employment is not specifically terminated at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, become employees of RCFC or RCFC Bank, respectively; provided, however, that in no event shall any of Bayonne's Employees be officers of RCFC or RCFC Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of RCFC or RCFC Bank. Subject to paragraph (e) of this Section 4.13, all of Bayonne's Employees who remain following the Effective Date shall be employed at the will of RCFC or RCFC Bank and no contractual right to employment shall inure to such employees because of this Agreement. Except as provided in paragraph (e) of this Section 4.13, no employee of Bayonne will become a contractual employee of RCFC or RCFC Bank unless such contract is in writing and executed by the President or Chief Executive Officer of RCFC or RCFC Bank.

          (b) Except as otherwise provided in paragraphs (c), (f) and (g) of this Section 4.13, appropriate steps shall be taken to terminate all Bayonne Employee Plans as of the Effective Time or as promptly as practical thereafter. Except as provided in paragraph (c) of this Section 4.13, immediately following the Effective Time, each Continuing Employee shall be eligible to participate in RCFC Employee Plans, on the same basis as any newly-hired employee of RCFC or RCFC Bank (it being understood that inclusion of Continuing Employees in RCFC Employee Plans may occur at different times with respect to different plans); provided, however, that with respect to each RCFC Employee Plan, other than the Richmond County Savings Bank Employee Stock Ownership Plan (the "RCFC Bank ESOP") and the Retirement Plan of Richmond County Savings Bank in RSI Trust (the "RCFC Bank Retirement Plan"), for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service with Bayonne or First Savings shall be treated as service with RCFC or RCFC Bank; provided further however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any RCFC or RCFC Bank welfare benefit plan. For purposes of determining eligibility to participate, vesting, and entitlement to benefits (including accrual of benefits) under the RCFC Bank ESOP or RCFC Bank Retirement Plan, Continuing Employees shall be treated as newly-hired employees of RCFC or RCFC Bank as of the Effective Date and credit for service shall begin accruing as of that date.

          (c) As of the Effective Time, each Bayonne Employee who is a participant in the Bayonne 401(k) Plan (the "Bayonne 401(k) Plan") shall become fully vested in his or her account balance in the Bayonne 401(k) Plan and the Bayonne 401(k) Plan will either be merged into the Richmond County Savings Bank 401(k) Savings Plan (the "RCFC Bank 401(k) Plan") effective as of a date following the Effective Time selected by RCFC Bank or, if so elected by RCFC Bank, terminated immediately prior to, on, or after the Effective Time. The determination as to whether the Bayonne Savings Plan shall be terminated or merged into the RCFC Bank 401(k) Plan shall be made by RCFC Bank. Effective as of the date of the merger of the Bayonne 401(k) Plan into the RCFC 401(k) Plan, if applicable, or the termination of the Bayonne 401(k) Plan (or the Effective Time, if subsequent to such termination), if applicable, Bayonne Employees who are then participating in the Bayonne 401(k) Plan shall become participants in the RCFC Bank 401(k) Plan.

          (d) RCFC agrees to honor existing employment agreements, including the change in control provisions of such agreements, between Bayonne and First Savings and certain employees, stock option plans and restricted stock plans, and other benefit plans as set forth in Bayonne's Disclosure Letter (collectively "Employment Agreements") and to the payment of benefits by Bayonne as of the Effective Time or earlier as agreed to by Bayonne and RCFC under such agreements and plans as described in the Bayonne Disclosure Schedule. Payments under the Employment Agreements may be made by Bayonne if so agreed to by RCFC.

          (e) At the Effective Time, RCFC Bank shall enter into an employment agreement with Michael A. Nilan, substantially in the form attached hereto as Exhibit D.

          (f) Prior to the Effective Time, Bayonne shall terminate the Bayonne ESOP by proper action of the Board of Directors of Bayonne. As soon as administratively practicable after the Effective Time and subject to such conditions as may be necessary to qualify the Merger as a tax-free reorganization, the ESOP shall convert to cash a sufficient number of shares of RCFC Common Stock as may be received by the ESOP with respect to unallocated shares of Bayonne Common Stock held by the ESOP at the Effective Time and apply such cash to the repayment in full of the outstanding ESOP indebtedness. Any surplus of RCFC Common Stock remaining after repayment of such indebtedness shall be allocated as investment earnings of the ESOP to the accounts of ESOP participants (and, if required, to the accounts of former participants or their beneficiaries) in proportion to their account balances in a manner consistent with the terms of the ESOP Plan document.

          (g) Immediately following execution of this Agreement, Bayonne shall take all appropriate steps necessary to "freeze" benefit accruals under the tax-qualified defined benefit plan sponsored by Bayonne.

          (h) RCFC shall cause its Board of Directors to be increased by one member and shall appoint Patrick F.X. Nilan as the nominee to fill such vacancy on RCFC's Board of Directors created by such increase. The term for Mr. Patrick F.X. Nilan shall expire in the year 2000 and he shall receive only RCFC Board fees and no Divisional Board fees during this term.

          (i) Immediately upon execution of this Agreement, the Board of Directors of Bayonne shall provide notice to Patrick F.X. Nilan of termination of the consulting agreement between Bayonne and Patrick F.X. Nilan. Such notice of termination shall be effective as of the Effective Date. Consideration to be paid pursuant to the termination of the consulting agreement is to be made as disclosed in the Bayonne Disclosure Letter.

          (j) Upon request, Bayonne shall supply RCFC with all documentation regarding all actions taken in accordance with this Section 4.13.

          Section 4.14.  Indemnification.
                         ---------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, RCFC (and any successor) agrees to indemnify and hold harmless each present and former director, officer and employee of Bayonne and its Subsidiaries and each officer or employee of Bayonne and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Bayonne's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amount paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Bayonne and its Subsidiaries and as then permitted under the DGCL.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify RCFC thereof, but the failure to so notify shall not relieve RCFC of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) RCFC shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and RCFC shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if RCFC does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between RCFC and the Indemnified Party (and counsel for RCFC does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and RCFC shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that RCFC shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) RCFC shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) RCFC shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under the DGCL. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) RCFC shall maintain Bayonne's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Bayonne's existing policy, including RCFC's existing policy if its meets the foregoing standard) covering persons who are currently covered by such insurance for a period of 3 years after the effective date.

          (e)  In the event RCFC or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of RCFC assume the obligations set forth in this Section 4.14.

          (f) The provisions of this Section 4.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

          Section 4.15.  Tax-Free Reorganization Treatment.   Prior to the
                         ----------------------------------
Effective Time, neither RCFC nor Bayonne shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, RCFC shall not take any action within its control that would disqualify the Merger as a reorganization under the Code.

          Section 4.16.  Divisional Board.  RCFC shall, promptly following the
                         ----------------
Effective Time, cause all of the members of Bayonne's Board of Directors as of the date of this Agreement, who are willing to so serve, to be elected to or appointed as members of RCFC's divisional board ("Divisional Board"), the function of which shall be to advise RCFC with respect to deposit and lending activities in Bayonne's market area and to maintain and develop customer relationships. The members of the Board who are willing to so serve shall be elected to serve a term not to exceed April 30, 2003. Beginning immediately after the Effective Time, each member of the Divisional Board shall receive an annual retainer fee of $12,000 and a $1,000 attendance fee for each board meeting attended. Each member of the Divisional Board shall be prohibited from competing with RCFC for the duration of the term for which they were elected or appointed. Such Divisional Board annual retainer fee shall be payable in quarterly installments or in one lump sum at any time in advance at the option of RCFC. The responsibilities and obligations of members of the Divisional Board shall be determined by RCFC. Service on the Divisional Board shall be deemed to constitute service for purposes of the vesting provisions of the Bayonne Option Plans and the Bayonne RRP. In the event RCFC or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of RCFC assume the obligations set forth in this
Section 4.16.

                                   ARTICLE V
                           CONDITIONS TO CONSUMMATION
                           --------------------------

          Section 5.1.   Conditions to Each Party's Obligations.  The respective
                         --------------------------------------
obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved by the requisite vote of Bayonne's and RCFC's stockholders in accordance with applicable laws and regulations;

          (b) the Requisite Regulatory Approvals and any waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect
(i) on Bayonne and its Subsidiaries taken as a whole or (ii) on RCFC and its Subsidiaries taken as a whole. No such approval or consent shall have imposed any condition or requirement that would so materially and adversely impact the economic or business benefits to RCFC or Bayonne of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

          (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

          (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

          (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; RCFC shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement; and

          (f)  [RESERVED]

          (g)  [RESERVED]

          (h) RCFC shall have caused to be listed on the Nasdaq National Market, or on such other market on which shares of RCFC Common Stock shall then be trading, subject only to official notice of issuance, the shares of RCFC Common Stock to be issued by RCFC in exchange for the shares of Bayonne Common Stock.

          Section 5.2.   Conditions to the Obligations of RCFC and RCFC Bank.
                         ---------------------------------------------------
The obligations of RCFC and RCFC Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by RCFC:

          (a) each of the obligations of Bayonne and First Savings, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Bayonne and First Savings contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). RCFC shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Bayonne;

          (b) all action required to be taken by, or on the part of, Bayonne and First Savings to authorize the execution, delivery and performance of this Agreement and the consummation by Bayonne and First Savings of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Bayonne or First Savings, as the case may be, and RCFC shall have received certified copies of the resolutions evidencing such authorization;

          (c) Bayonne shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of Bayonne or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bayonne or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on RCFC (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (d) RCFC shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of Bayonne and its Subsidiaries;

          (e) RCFC shall have received an opinion of Muldoon, Murphy & Faucette, counsel to RCFC, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to RCFC, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by RCFC, RCFC Bank, Bayonne or First Savings as a result of the Merger;

               (ii) Except to the extent of any cash received in lieu of a fractional share interest in RCFC Common Stock, no gain or loss will be recognized by the stockholders of Bayonne who exchange their Bayonne Common Stock for RCFC Common Stock pursuant to the Merger;

               (iii) The tax basis of RCFC Common Stock received by stockholders who exchange their Bayonne Common Stock for RCFC Common Stock in the Merger will be the same as the tax basis of Bayonne Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of RCFC Common Stock received by each stockholder in the Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Effective Date.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Muldoon, Murphy & Faucette considers appropriate,
(x) representations made at the request of Muldoon, Murphy & Faucette by RCFC, RCFC Bank, Bayonne, First Savings, stockholders of RCFC or Bayonne, or any combination of such persons and (y) certificates provided at the request of Muldoon, Murphy & Faucette by officers of RCFC, RCFC Bank, Bayonne, First Savings and other appropriate persons.

          Section 5.3.   Conditions to the Obligations of Bayonne and First
                         --------------------------------------------------
Savings.  The obligations of Bayonne and First Savings to effect the Merger, the
-------
Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Bayonne:

          (a) each of the obligations of RCFC and RCFC Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of RCFC and RCFC Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Bayonne shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of RCFC;

          (b) all action required to be taken by, or on the part of, RCFC and RCFC Bank to authorize the execution, delivery and performance of this Agreement and the consummation by RCFC and RCFC Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of RCFC or RCFC Bank, as the case may be, and Bayonne shall have received certified copies of the resolutions evidencing such authorization;

          (c) RCFC shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which RCFC or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on RCFC (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (d) Bayonne shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of RCFC and its Subsidiaries;

          (e) Bayonne shall have received an opinion of Breyer & Aguggia LLP, counsel to Bayonne, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Bayonne, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by RCFC, RCFC Bank, Bayonne or First Savings as a result of the Merger;

               (ii) Except to the extent of any cash received in lieu of a fractional share interest in RCFC Common Stock, no gain or loss will be recognized by the stockholders of Bayonne who exchange their Bayonne Common Stock for RCFC Common Stock pursuant to the Merger;

               (iii) The tax basis of RCFC Common Stock received by stockholders who exchange their Bayonne Common Stock for RCFC Common Stock in the Merger will be the same as the tax basis of Bayonne Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of RCFC Common Stock received by each stockholder in the Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Effective Date.

          (f) RCFC shall have provided to the Exchange Agent (i) certificates representing at least the aggregate number of shares of RCFC Common Stock to be issued to the shareholders of Bayonne pursuant to the terms hereof, and (ii) sufficient cash to pay Bayonne shareholders their fractional share interest as provided herein.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Breyer & Aguggia, LLP considers appropriate, (x) representations made at the request of Breyer & Aguggia LLP by RCFC, RCFC Bank, Bayonne, First Savings, stockholders of RCFC or Bayonne, or any combination of such persons and (y) certificates provided at the request of Breyer & Aguggia LLP by officers of RCFC, RCFC Bank, Bayonne and other appropriate persons.


                                   ARTICLE VI
                                  TERMINATION
                                  -----------

          Section 6.1.   Termination.   This Agreement may be terminated, and
                         -----------
the Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

          (a) by the mutual consent of RCFC and Bayonne in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

          (b) by RCFC or Bayonne, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of Bayonne or RCFC to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that Bayonne or RCFC, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 4.8; or

          (c) by RCFC or Bayonne, by written notice to the other party, if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by RCFC or Bayonne, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by April 30, 1999 ("Initial Termination Date"); provided, that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Merger (other than the delivery of executed documents at the Closing) shall be fulfilled, the Initial Termination Date shall be extended to July 31, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by RCFC, if the Board of Directors of Bayonne does not publicly recommend in the Proxy Statement that Bayonne's stockholders approve and adopt this Agreement or if, after recommending in the Proxy that stockholders approve and adopt this Agreement, the Board of Directors of Bayonne shall have withdrawn, modified or amended such recommendation in any respect materially adverse to RCFC; or

          (f) by RCFC or Bayonne by written notice to the other party in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on Bayonne or RCFC as the case may be; provided that each party shall have given the other 30 calendar days prior written notice of such termination, and such party shall not have remedied such event, condition, change or occurrence by the end of such 30-day period;

          (g) by Bayonne, if its Board of Directors so determines by the requisite vote of members of its entire board, at any time during the 5-day period commencing with the Valuation Date, if both of the following conditions are satisfied:

               (i) Richmond Market Value is less than $15.41, adjusted as indicated in the last sentence of this Section 6.1(g); and

               (ii) (A) the number obtained by dividing Richmond Market Value on such Valuation Date by the Initial RCFC Market Value (the "Richmond Ratio") is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from the quotient in this clause (ii)(B) (the "Index Ratio");

subject, however, to the following three sentences: (1) if Bayonne elects to exercise its termination right pursuant to this Section 6.1(g), it shall give prompt written notice to Richmond (provided, further, that such notice of election to terminate may be withdrawn at any time during the 5-day period); (2) for a period of 7 days commencing with its receipt of such notice, RCFC shall have the option to increase the consideration to be received by the holders of Bayonne

Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of
(x) a number equal to a fraction, the numerator of which is 1.05 multiplied by the Initial RCFC Market Value multiplied by .85 and the denominator of which is the Richmond Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 1.05 and the denominator of which is Richmond Ratio; and (3) if RCFC so elects it shall give prompt written notice to Bayonne of such election and the adjusted Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 6.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so adjusted).

     For purposes of this Section 6.1(g), the following terms shall have the meanings indicated below:

          "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the applicable weighting.

          "Final Price," with respect to any company being a member of the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 15 trading days ending on the Valuation Date, adjusted as indicated in the last sentence of this Section 6.1(g).

          "Index Group" means the 14 financial institution holding companies listed below, the common stock of all of which are publicly traded and as to which there have not been any publicly announced proposal at any time during the period beginning on the date of this Agreement and ending on the Valuation Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company shall be removed from the Index Group, and the weights attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 14 financial institution holding companies and the weights attributed to them are as follows:

          Holding Company                      Weighting
          ---------------                      ---------
          GreenPoint Financial Corp.             27.71%
          Astoria Financial Corp.                11.20%
          Independence Community Bank Corp.       9.97%
          Staten Island Bancorp, Inc.             8.14%
          Webster Financial Corp.                 7.16%
          St. Paul Bancorp, Inc.                  6.61%
          Queens County Bancorp, Inc.             5.13%

          Holding Company                      Weighting
          ---------------                      ---------
          Bay View Capital Corp.                  4.96%
          JSB Financial, Inc.                     4.52%
          MAF Bancorp                             4.24%
          Anchor BanCorp Wisconsin                3.03%
          InterWest Bancorp                       2.88%
          Reliance Bancorp, Inc.                  2.76%
          Haven Bancorp, Inc.                     1.69%

          "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

          "Initial RCFC Market Value" means the closing sales price of RCFC Common Stock, as reported on the Nasdaq National Market, on the trading day immediately preceding the public announcement of this Agreement, adjusted as indicated in the last Section 6.1(e).

          "Richmond Market Value" shall have the meaning set forth in Section 1.2(c) hereof.

          "Valuation Date" means the Valuation Date, as defined in Section 1.2(c) hereof.

If RCFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted, in the manner specified in Section 1.2(b) of this Agreement, for the purposes of applying this Section 6.1(g).

          (h) by RCFC or Bayonne (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) subject to
Section 2.2(b), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party.

          (i) by Bayonne, if the Board of Directors of RCFC does not publicly recommend in the Proxy Statement-Prospectus that RCFC's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of RCFC shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Bayonne.

          (j) by Bayonne, if the Board of Directors of Bayonne reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 65% of the combined voting power of the shares of Bayonne Common Stock then outstanding or all or substantially all of the assets of Bayonne constitutes a Superior Proposal and that such proposal must be accepted; provided, however, that prior to any such termination, Bayonne shall use its reasonable efforts to negotiate in good faith with RCFC to make such adjustments in the terms and conditions of this agreement a would enable Bayonne to proceed with the transactions contemplated herein.

          Section 6.2.   Effect of Termination.  In the event of termination of
                         ---------------------
this Agreement by either RCFC or Bayonne as provided in Section 6.1, this Agreement shall forthwith become void and have no effect except (i) Sections 4.3(a), 8.6 and 8.7, shall survive any termination of this Agreement, (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


                                  ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
                   ------------------------------------------

          Section 7.1.   Effective Date and Effective Time.  The closing of the
                         ---------------------------------
transactions contemplated hereby ("Closing") shall take place at the offices of Muldoon, Murphy & Faucette, 5101 Wisconsin Ave. N.W., Washington, D.C. 20016, unless another place is agreed to by RCFC and Bayonne, on a date ("Closing Date") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, RCFC and Bayonne shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

          Section 7.2.   Deliveries at the Closing.   Subject to the provisions
                         -------------------------
of Articles V and VI, on the Closing Date there shall be delivered to RCFC and Bayonne the documents and instruments required to be delivered under Article V.


                                  ARTICLE VIII
                             CERTAIN OTHER MATTERS
                             ---------------------

          Section 8.1.   Certain Definitions; Interpretation.   As used in this
                         -----------------------------------
Agreement, the following terms shall have the meanings indicated:

          "material" means material to RCFC or Bayonne (as the case may be) and its respective Subsidiaries, taken as a whole.

          "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2.   Survival.   Only those agreements and covenants of the
                         --------
parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.3(a), 4.13, 4.14, 4.15, 4.16 and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

          Section 8.3.   Waiver; Amendment.   Prior to the Effective Time, any
                         -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Bayonne or RCFC, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Bayonne Common Stock or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

          Section 8.4.   Counterparts.   This Agreement may be executed in
                         ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5.   Governing Law.   This Agreement shall be governed by,
                         -------------
and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

          Section 8.6.   Expenses.   Each party hereto will bear all expenses
                         --------
incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that RCFC shall pay all printing and mailing expenses and filing fees associated with the registrations and approvals required hereunder.

          Section 8.7.   Notices.   All notices, requests, acknowledgments and
                         -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to Bayonne, to:

                    Bayonne Bancshares, Inc.
                    586 Broadway
                    Bayonne, New Jersey 07002
                    Facsimile:  (201) 437-2912

                    Attention:  Patrick F.X. Nilan
                                Chairman of the Board

          With copies to:

                    Bayonne Bancshares, Inc.
                    586 Broadway
                    Bayonne, New Jersey 07002
                    Facsimile:  (201) 437-5958

                    Attention:  Thomas M. Coughlin
                                Corporate Secretary

          and

                    Paul M. Aguggia, Esq.
                    Breyer & Aguggia LLP
                    1300 I Street, N.W., Suite 470 East
                    Washington, DC  20005
                    Facsimile:  (201) (737-7979)

          If to RCFC, to:

                    Richmond County Financial Corp.
                    1214 Castleton Avenue
                    Staten Island, New York  10310
                    Facsimile:  (718) 390-0224

                    Attention:  Michael F. Manzulli
                                Chairman of the Board and
                                  Chief Executive Officer

          With copies to:

                    Richmond County Financial Corp.
                    1214 Castleton Avenue
                    Staten Island, New York  10310
                    Facsimile:  (718) 390-0224

                    Attention:  Thomas R. Cangemi
                                Senior Vice President, Chief Financial
                                  Officer and Secretary

          and

                    Douglas P. Faucette, Esq.
                    Muldoon, Murphy & Faucette
                    5101 Wisconsin Avenue, N.W.
                    Washington, D.C.  20016
                    Facsimile: (202) 966-9409


          Section 8.8.   Entire Agreement; etc.   This Agreement, together with
                         ---------------------
the Plan of Bank Merger, Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.13, 4.14 and 4.16, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9.   Assignment.   This Agreement may not be assigned by
                         ----------
either party hereto without the written consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 14th day of October, 1998.

                            RICHMOND COUNTY FINANCIAL CORP.


                            By: /s/ Michael F. Manzulli
                                -----------------------------------
                                Michael F. Manzulli
                                Chairman of the Board and
                                   Chief Executive Officer


                            BAYONNE BANCSHARES, INC.


                            By: /s/ Patrick F.X. Nilan
                                --------------------------------------
                                Patrick F.X. Nilan
                                Chairman of the Board

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of July 19, 1998 (the "Agreement"), by and between Bayonne Bancshares, Inc., a Delaware corporation ("Issuer"), and Richmond County Financial Corp., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of July 19, 1998 (the "Plan"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,809,804 shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $15.50.

     3.   EXERCISE OF OPTION.

     (a) Provided that (i) Grantee or Holder (as defined below), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan by Issuer in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) (an "Issuer Termination"), (C) 12 months after the termination of the Plan by Issuer other than pursuant to an Issuer Termination, (D) 12 months after the termination of the Plan by Grantee in accordance with the terms thereof, and (E) 12 months after the first occurrence of a Purchase Event; PROVIDED, HOWEVER, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Home Owners' Loan Act, as amended (the "HOLA"); provided, further, however, that if the option cannot be exercised on any day because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the option may be exercised shall be extended so that the option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 20% or more of the consolidated assets or deposits of Issuer and its subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its significant subsidiaries other than the issuance of Issuer Common Stock upon the exercise of outstanding options; or

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the voting power of Issuer or any of its significant subsidiaries.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) the holders of Issuer Common Stock shall not have approved the Plan at the Meeting, the Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction, or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer; or

          (iii) any person, other than Grantee or any subsidiary of Grantee, shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

          (iv) after a bona fide proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan under Section 6.1(h) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Mergers pursuant to the terms of the Plan); or

          (v) any person, other than Grantee or any subsidiary of Grantee, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision (the "OTS"), or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

          As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event (in either case, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); PROVIDED, HOWEVER, if any required application for listing such shares on the Nasdaq National Market has not been approved by the date so specified, such date shall be extended for a period not to exceed 21 days from the

Notice Date. If prior notification to or approval of the OTS or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     4.   PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in subsection (f) of
Section 11 hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in subsection (a) of this Section 4, (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 19, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of Section 3 hereof, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.

     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and regulations promulgated thereunder and (B) in the event, under the HOLA, or the Change in Bank Control Act of 1978, as amended, or a state banking law, prior approval of or notice to the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

     (a) Due Authorization.  Issuer has all requisite corporate power and
         -----------------
authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

     (b) Authorized Stock.  Issuer has taken all necessary corporate and other
         ----------------
action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

     (c)  No Violations.  The execution, delivery and performance of this
          -------------
Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its Certificate of Incorporation or By-Laws, or the comparable governing instruments of any of its subsidiaries, or
(ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, degree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

     (a) Due Authorization.  Grantee has all requisite corporate power and
         -----------------
authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) Purchase not for Distribution.  This Option is not being, and any
         -----------------------------
Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     7.   ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this subsection (a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

     (b) In the event that Issuer shall enter in an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or
(z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

          (2) "Substitute Common Stock" shall mean the common stock issued by Substitute Option Issuer upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (x) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (y) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, and (z) the highest per share closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be (and if there are both a Holder and an Owner, the Holder).

          (4) "Average Price" shall mean the average closing price per share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this subsection (f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this subsection (f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this subsection (f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any dimunition in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act) than other shares of common stock issued by Substitute Option Issuer).

     8.   REGISTRATION RIGHTS.

     (a) Demand Registration Rights.  Issuer shall, subject to the conditions
         --------------------------
of subparagraph (c) below, if requested by any Holder or Owner, as applicable, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. Grantee shall have the right to demand no more than two registrations pursuant to this paragraph. If requested by Grantee in connection with any such registration, Issuer and Grantee shall provide each other with representatives, warranties, indemnities and other agreements customarily given in connection with such registration. If requested by Grantee in connection with any such registration, Issuer and Grantee shall become party to any underwriting agreement relating to the sale of the Option Shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreement customarily included in such underwriting agreements.

     (b) Additional Registration Rights.  If Issuer at any time after the
         ------------------------------
exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; PROVIDED, HOWEVER, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subsection (b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration.  Issuer shall use all reasonable
         -----------------------------------
efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, PROVIDED, HOWEVER, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 180 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to subsection (a) above:

          (i) prior to the earliest of (a) termination of the Plan pursuant to
     Section 6.1 thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 4.8 of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;

          (ii) on more than one occasion during any calendar year;

          (iii) within 90 days after the effective date of a registration referred to in subsection (b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

          (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, PROVIDED, HOWEVER, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Expenses.  Except where applicable state law prohibits such payments,
         --------
Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subsection (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subsection (a) or (b) above.

     (e) Indemnification.  In connection with any registration under Section
         ---------------
8(a) or 8(b) of this Agreement, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement that was included by issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 8(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 8(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 8(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 8(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders, and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to Section 8(a) or 8(b) of this Agreement, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of Section 8(e) of this Agreement.

     (f) Miscellaneous Reporting.  Issuer shall comply with all reporting
         -----------------------
requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) Issuer Taxes.  Issuer will pay all stamp taxes in connection with the
         ------------
issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     9. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11.  MISCELLANEOUS.

     (a) Expenses.  Each of the parties hereto shall bear and pay all costs and
         --------
expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment.  Any provision of this Agreement may be waived at
         --------------------
any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement: no Third-party Beneficiary; Severability.  This
         ----------------------------------------------------------
Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to subsection (h) of this Section 11 and other than indemnified parties under subsection (e) of Section 8) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder or Owner to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 3 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder or Owner to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law.  This Agreement shall be governed and construed in
         -------------
accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings.  The descriptive headings contained herein are
         --------------------
for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices.  All notices and other communications hereunder shall be in
         -------
writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Issuer, to:   Bayonne Bancshares, Inc.
                         586 Broadway
                         Bayonne, New Jersey 07002
                         Facsimile: (201) 437-2912
                         Attention: Patrick F.X. Nilan
                                    Chairman of the Board

     With copies to:     Bayonne Bancshares, Inc.
                         586 Broadway
                         Bayonne, New Jersey 07002
                         Facsimile: (201) 437-5958
                         Attention: Thomas M. Coughlin
                                    Corporate Secretary

          and            Paul M. Aguggia, Esq.
                         Breyer & Aguggia LLP
                         1300 I Street, N.W., Suite 470 East
                         Washington, DC  20005
                         Facsimile: (201) (737-7979)

     If to Grantee, to:  Richmond County Financial Corp.
                         1214 Castleton Avenue
                         Staten Island, New York  10310
                         Facsimile: (718) 390-0224
                         Attention: Michael F. Manzulli
                                    Chairman of the Board and
                                     Chief Executive Officer

     With copies to:     Richmond County Financial Corp.
                         1214 Castleton Avenue
                         Staten Island, New York  10310
                         Facsimile: (718) 390-0224
                         Attention: Thomas R. Cangemi
                                    Senior Vice President, Chief Financial
                                     Officer and Secretary

          and            Douglas P. Faucette, Esq.
                         Muldoon, Murphy & Faucette
                         5101 Wisconsin Avenue, N.W.
                         Washington, D.C.  20016
                         Facsimile: (202) 966-9409

     (g) Counterparts.  This Agreement and any amendments hereto may be executed
         ------------
in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment.  Neither this Agreement nor any of the rights, interests or
         ----------
obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances.  In the event of any exercise of the Option by the
         ------------------
Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance.  The parties hereto agree that this Agreement may
         --------------------
be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                            BAYONNE BANCSHARES, INC.


                            By: /s/   Patrick F.X. Nilan
                                -----------------------------------------------
                            NAME:  Patrick F.X. Nilan
                            TITLE: Chairman of the Board


                            RICHMOND COUNTY FINANCIAL CORP.


                            By: /s/  Michael F. Manzulli
                                -----------------------------------------------
                            NAME:  Michael F. Manzulli
                            TITLE: Chairman of the Board and
                                   Chief Executive Officer

                                                                         ANNEX C



                                _________ __, 1998



Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, NY   10310-1702

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Richmond County Financial Corp. (the "Company") common stock (the "Company Common Stock"), par value $0.01, of the consideration to be paid by the Company to the holders of Bayonne Bancshares, Inc. ("Bayonne") common stock (the "Seller Common Stock"), par value $0.10 per share, pursuant to the Agreement and Plan of Merger (the "Agreement") by and between the Company and Seller. At the Effective Time, as defined in the Agreement, each share of Seller Common Stock held by Bayonne's shareholders shall be converted into the right to receive 1.05 shares of Company Common Stock.

Tucker Anthony Incorporated ("Tucker Anthony") as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the securities of both the Company and Bayonne for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have among other things:

(i)   Reviewed the Agreement and Plan of Merger dated July 19, 1998;

(ii) Reviewed the Amended and Restated Agreement and Plan of Merger dated October 14, 1998;

(iii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended June 30, 1998 [and for the quarter ended September 30, 1998];

(iv) Reviewed certain historical financial and other information concerning Bayonne for the five fiscal years ended March 31, 1998 and for the [six months ended September 30, 1998];

(v) Held discussions with the senior management of the Company and Bayonne with respect to their past and current financial performance, financial condition and future prospects;

Board of Directors
October __, 1998
Page 2


(vi) Reviewed certain internal financial data, projections and other information of the Company and Bayonne, including financial projections approved by management;

(vii) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Bayonne from a financial point of view with certain of these institutions;

(viii) Compared the consideration to be paid by the Company pursuant to the Agreement with the consideration paid in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

(ix) Reviewed publicly available earnings estimates, historical trading activity and ownership data of both the Company's and Bayonne's common stocks and considered the prospects for dividends and price movement in each; and

(x) Considered such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Bayonne and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company and Bayonne provided to us with respect to the results of operations likely to be achieved by each company have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's and Bayonne's management and advisors as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated. We have also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for the Company and Bayonne are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Bayonne or any of their respective subsidiaries nor did we verify any of the Company's or Bayonne's books or records or review any individual loan credit files.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to shareholders. The Company and Tucker Anthony have agreed that they

Board of Directors
October __, 1998
Page 3

do not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be paid by the Company pursuant to the Agreement is fair to the Company's stockholders from a financial point of view.

                                    Very truly yours,

                                    Tucker Anthony Incorporated

                                                                         ANNEX D


________________, 1998



Board of Directors
Bayonne Bancshares, Inc.
586 Broadway
Bayonne, NJ  07002


Gentlemen:

     Bayonne Bancshares, Inc. ("Bayonne") and Richmond County Financial Corp. ("Richmond County") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of October 14, 1998 (the "Agreement"), pursuant to which Bayonne will be merged with and into Richmond County (the "Merger"). Upon consummation of the Merger, each share of Bayonne common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the "Bayonne Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.05 shares (the "Exchange Ratio") of Richmond County common stock, par value $.01 per share.
The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Bayonne Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated July 19, 1998, by and between Bayonne and Richmond County; (iii) certain publicly available financial statements of Bayonne and other historical financial information provided by Bayonne that we deemed relevant; (iv) certain publicly available financial statements of Richmond County and other historical financial information provided by Richmond County that we deemed relevant;
(v) certain financial analyses and forecasts of Bayonne prepared by and reviewed with management of Bayonne and the views of senior management of Bayonne regarding Bayonne's past and current business, operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of Richmond County prepared by and reviewed with management of Richmond County and the views of senior management of Richmond County regarding Richmond County's past and current business, operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Bayonne's and Richmond County's common stock, including a comparison of

Board of Directors
Bayonne Bancshares, Inc.
________________, 1998
Page 2


certain financial and stock market information for Bayonne and Richmond County with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bayonne or Richmond County or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Bayonne and Richmond County and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Bayonne's or Richmond County's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Bayonne and Richmond County will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Richmond County common stock will be when issued to Bayonne's shareholders pursuant to the Agreement or the prices at which Bayonne's or Richmond County's common stock will trade at any time.

Board of Directors
Bayonne Bancshares, Inc.
_______________, 1998
Page 3


     We have acted as Bayonne's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Bayonne and have received compensation for such services. As we have previously advised you, in the past we have also provided, and expect to continue to provide, certain investment banking services for Richmond County and have received, and will receive, compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Bayonne and Richmond County. We may also actively trade the equity securities of Bayonne and Richmond County for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Bayonne in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Bayonne as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to Bayonne's and Richmond County's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Bayonne Shares.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.

                                                                         ANNEX E



                             FINANCIAL INFORMATION

                                   REGARDING

                        RICHMOND COUNTY FINANCIAL CORP.

RICHMOND COUNTY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Richmond County Financial Corp. (the "Company") was incorporated in September 1997, and is the holding company for Richmond County Savings Bank and its subsidiaries (the "Bank"). On July 31, 1997, the Board of Trustees of the Bank unanimously adopted a Plan of Conversion, whereby the Bank would convert from a New York State chartered mutual bank to a New York State chartered stock institution with the concurrent formation of the Company (the "Conversion").

The Conversion was completed on February 18, 1998, with the issuance by the Company of 24,466,250 shares of common stock, at a price of $10.00 per share, in an initial public offering. The Company received gross proceeds from the Conversion of $244.7 million, before the reduction from gross proceeds of $9.8 million for estimated conversion related expenses. The Company used
$117.4 million, or 50% of the net proceeds, to purchase all of the outstanding stock of the Bank.

Concurrent with the completion of the Conversion, an additional 1,957,300 shares of authorized but unissued shares of common stock were contributed by the Company to the Richmond County Savings Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within the communities the Bank serves. The Company recorded a one-time charge of $19.6 million, the full amount of the contribution made to the Foundation, and a corresponding deferred tax benefit of $8.4 million, in the third quarter ended March 31,1998. The contribution to the Foundation is expected to be fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

Additionally, in connection with the Conversion, the Bank implemented the Employee Stock Ownership Plan ("ESOP"), a tax-qualified plan designed to invest primarily in the Company's common stock. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of common stock in the open market.

The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-backed and mortgage-related securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Net interest income is determined by an institution's interest rate spread (i.e., the difference between yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets to interest-bearing liabilities. Results of operations are also affected by the Company's provision for possible loan losses, the level of its non-interest income, including service fees and related income. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising expense, federal deposit insurance premiums and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, governmental policies and actions by regulatory authorities.

The Company had no operations prior to February 18, 1998, and, accordingly, the results of operations prior to that date reflect only those of the Bank.

ACQUISITIONS

On July 19, 1998, the Company and Bayonne Bancshares, Inc. ("Bayonne") entered into a definitive agreement pursuant to which Bayonne, the holding company of First Savings Bank of New Jersey, SLA, a New Jersey chartered savings and loan association, with four full service banking offices located in Bayonne, New Jersey, will merge with and into the Company. Under the terms of the agreement, the Company will issue 1.05 shares of its common stock for each outstanding share of common stock of Bayonne. The total transaction value is estimated to be $173.0 million. As of June 30, 1998 (unaudited), total assets of Bayonne were $700.3 million, deposits were $421.7 million and total stockholders' equity was $96.0 million. The merger is subject to the approval of the shareholders of each company, as well as certain regulatory approvals. The merger is expected to be completed in the first quarter of calendar year 1999, and will be accounted for as a purchase.

On July 17, 1998, the Company and Ironbound Bankcorp, NJ ("Ironbound") entered into a definitive agreement pursuant to which Ironbound, the holding company of Ironbound Bank, a New Jersey chartered commercial bank, with three full service commercial banking offices located in the New Jersey counties of Union and Essex, will merge with and into the Company. Under the terms of the agreement, the Company will issue 1.45 shares of its common stock for each outstanding common share of Ironbound. The total transaction value is estimated to be $26.5 million. As of June 30, 1998 (unaudited), total assets of Ironbound were $113.7 million, deposits were $107.8 million and total stockholders' equity was $11.3 million. The merger is subject to the approval of Ironbound shareholders, as well as certain regulatory approvals. The merger is expected to be completed in the first quarter of calendar year 1999, and will be accounted for as a purchase.

MANAGEMENT STRATEGY

The Bank's operating strategy emphasizes customer service and convenience, and the Bank attributes the loyalty of its customer base to its commitment to maintaining customer satisfaction, as well as its proactive involvement in the communities that it serves. The Bank attempts to set itself apart from its larger competitors by providing the type of personalized service not generally available from larger banks, while offering a greater variety of products and services than is typically available from smaller, local depository institutions.

The Bank's historical operating strategy has concentrated on maintaining profitability and asset quality by primarily investing in one-to-four family mortgage loans and in U.S. Government and agency debt securities, as well as debt and equity securities of corporate issuers. In the past few years, the Bank has pursued a strategy, in conjunction with its traditional thrift lending and securities investment strategy, of focusing on small and medium-sized retail businesses as both lending and deposit customers by emphasizing the origination of commercial real estate, construction and commercial loans, as well as increasing the marketing of its business checking accounts and other business-related services. In this regard, the Bank hired additional lending personnel who have commercial real estate and commercial lending experience in the Bank's primary market area. The Bank has placed increased emphasis on the origination of multifamily loans and in April 1998, the Bank established a multifamily lending department, staffed by personnel experienced in the multifamily lending business. In addition, the Bank is increasing the merchant services it provides, such as merchant credit card processing, letters of credit, sweep accounts and increased night depository services. The Bank intends to continue this strategy, maintaining its traditional focus of investing in residential mortgage loans and soliciting deposits from individuals in its primary market area, while strengthening the Bank's position as a provider of loans and financial services to the local business community.

The Bank's current operating strategy consists primarily of: (i) investing primarily in one- to four-family, multifamily and to a lesser extent, commercial real estate, construction and development, commercial and other loans and in investment-grade securities; (ii) attempting to increase its position as a lender to businesses operating in its primary market area, as well as other areas within the New York City metropolitan area, by offering its commercial loan and deposit products to small and medium-sized businesses; (iii) increasing the yield and estimated average life of its securities investments by emphasizing the purchase of government agency and privately issued mortgage-backed and mortgage-related securities with estimated average lives of three to seven years and de-emphasizing its investment in U.S. Treasury obligations and corporate and other debt securities; (iv) maintaining a low cost of funds by attracting and retaining core deposits by providing enhanced customer service;
(v) attempting to attract new deposit customers by competitively pricing certificate of deposit products and offering a greater variety of durations of such certificates; (vi) developing wholesale borrowing sources, such as Federal Home Loan Bank of New York ("FHLBNY") advances, repurchase agreements and brokered certificates of deposit, as additional means of funding asset growth; and (vii) managing its interest rate risk by originating or purchasing adjustable-rate loans and from time to time, selling fixed-rate loans with maturities of more than 15 years.

The Bank has recently begun to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 1998, the Bank had total borrowings of $306.0 million, all of which were in the form of FHLBNY advances. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's average cost of funds.

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Average Balance Sheet. The following table sets forth certain information relating to the Company for the years ended June 30, 1998, 1997 and 1996. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from average monthly balances, with the exception of fiscal 1998, which is based on daily average balances. The yields and costs include fees, which are considered adjustments to yields.

                                                                    FOR THE YEAR ENDED JUNE 30,
                                      ----------------------------------------------------------------------------------------
                                                  1998                           1997                         1996
                                      ----------------------------  ----------------------------  ----------------------------
                                                           AVERAGE                       AVERAGE                       AVERAGE
                                       AVERAGE              YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                       BALANCE   INTEREST   COST     BALANCE   INTEREST    COST    BALANCE   INTEREST    COST
                                      ---------  --------  -------  ---------  --------  -------  ---------  --------  -------
ASSETS:
 Interest-earning assets/(1)/:
  Debt and equity securities........  $  230,067  $14,645    6.37%   $271,721   $16,754    6.17%   $304,133   $17,873    5.88%
  Mortgage-backed and mortgage-
   related securities, net..........     350,398   23,622    6.74     142,330     9,588    6.74      84,270     5,402    6.41
  Real estate loans, net/(2)//(3)/..     522,136   41,562    7.96     441,221    35,165    7.97     377,565    30,902    8.18
  Commercial loans, net/(2)/........       7,030      717   10.20       6,490       617    9.51       6,007       620   10.32
  Consumer and student loans........      22,770    2,096    9.21      23,388     2,286    9.77      22,566     2,285   10.13
  Other interest-earning assets.....      69,577    4,112    5.91      17,505     1,371    7.83      33,667     1,981    5.88
                                      ----------  -------            --------   -------            --------   -------
     Total interest-earning
      assets........................   1,201,978   86,754    7.22     902,655    65,781    7.29     824,208    59,063    7.13
                                                  -------  ------               -------  ------               -------  ------
 Non-interest-earning assets........      48,284                       43,845                        50,080
                                      ----------                     --------                      --------
     Total assets...................  $1,250,262                     $946,500                      $878,288
                                      ==========                     ========                      ========
LIABILITIES AND NET WORTH:
 Interest-bearing liabilities:
  Money market savings accounts.....  $   39,075  $ 1,353    3.46%   $ 37,552   $ 1,308    3.48%   $ 28,430   $   987    3.47%
  Savings accounts..................     445,057   12,146    2.73     432,162    11,823    2.74     430,500    11,841    2.75
  NOW accounts......................      19,089      446    2.34      15,652       370    2.36      14,602       354    2.42
  Certificates of deposit...........     314,106   16,894    5.38     273,546    14,206    5.19     246,697    13,072    5.30
                                      ----------  -------            --------   -------            --------   -------
   Total deposits...................     817,327   30,839    3.77     758,912    27,707    3.65     720,229    26,254    3.65
                                                  -------                       -------
  Borrowed funds....................     103,424    5,778    5.59          --        --      --          --        --      --
                                                                                -------
  Non-depository stock
   subscriptions....................      32,914      895    2.72          --        --      --          --        --      --
                                      ----------  -------            --------   -------            --------   -------
    Total interest-bearing
      liabilities...................     953,665   37,512    3.93     758,912    27,707    3.65     720,229    26,254    3.65
                                                  -------  ------               -------  ------               -------  ------
 Non-interest-bearing liabilities...     108,412                       92,254                        72,872
                                      ----------                     --------                      --------
     Total liabilities..............   1,062,077                      851,166                       793,101
 Stockholders' equity...............     188,185                       95,334                        85,187
                                      ----------                     --------                      --------
     Total liabilities and
      stockholders' equity..........  $1,250,262                     $946,500                      $878,288
                                      ==========                     ========                      ========
 Net interest income/interest
  rate spread/(4)/..................              $49,242    3.29%              $38,074    3.64%              $32,809    3.48%
                                                  =======  ======               =======  ======               =======  ======
 Net interest margin/(5)/...........                         4.10%                         4.22%                         3.96%
                                                           ======                        ======                        ======
 Ratio of interest-earning assets to
  interest-bearing liabilities......                       126.04%                       118.94%                       114.99%
                                                           ======                        ======                        ======

_________________________________
(1) Includes related assets available for sale and unamortized discounts and premiums.

(2) Amount is net of deferred loan cost and fees, deferred mortgage interest, unamortized discounts net and includes loans held for sale and non-performing loans.

(3) Real estate loans, net includes one- to four-family, multifamily, commercial real estate, construction and development and home equity loans.

(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income divided by average interest-earning assets.

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.
The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                       YEAR ENDED                       YEAR ENDED
                                                     JUNE 30, 1998                    JUNE 30, 1997
                                                      COMPARED TO                      COMPARED TO
                                                       YEAR ENDED                       YEAR ENDED
                                                     JUNE 30, 1997                    JUNE 30, 1996
                                            -------------------------------  -------------------------------
                                             INCREASE (DECREASE)              INCREASE (DECREASE)
                                            --------------------             --------------------
                                                         DUE TO                           DUE TO
                                              VOLUME      RATE       NET       VOLUME      RATE       NET
                                            ----------  --------  ---------  ----------  --------  ---------
                                                                     (IN THOUSANDS)
Interest-earning assets:
 Debt and equity securities...............   $(2,568)    $   459   $(2,109)    $(1,905)    $ 786    $(1,119)
 Mortgage-backed securities and
  mortgage-related securities, net........    14,016          18    14,034       3,722       464      4,186
 Real estate loans, net...................     6,449         (52)    6,397       5,210      (947)     4,263
 Commercial loans, net....................        51          49       100          50       (53)        (3)
 Consumer and student loans...............       (60)       (130)     (190)         83       (82)         1
 Other interest-earning assets............     4,078      (1,337)    2,741        (951)      341       (610)
                                             -------     -------   -------     -------     -----    -------
   Total interest-earning assets..........    21,966        (993)   20,973       6,209       509      6,718
                                             -------     -------   -------     -------     -----    -------

Interest-bearing liabilities:
 Money market savings accounts............        53          (8)       45         317         4        321
 Savings accounts.........................       353         (30)      323          46       (64)       (18)
 NOW accounts.............................        81          (5)       76          25        (9)        16
 Certificates of deposit..................     2,106         582     2,688       1,423      (289)     1,134
 Borrowings...............................     5,778          --     5,778          --        --         --
 Non-depository stock subscriptions.......       895          --       895          --        --         --
                                             -------     -------   -------     -------     -----    -------
   Total interest-bearing liabilities.....     9,266         539     9,805       1,811      (358)     1,453
                                             -------     -------   -------     -------     -----    -------
Net change in net interest income.........   $12,700     $(1,532)  $11,168     $ 4,398     $ 867    $ 5,265
                                             =======     =======   =======     =======     =====    =======


CHANGES IN FINANCIAL CONDITION

Total assets increased by $602.5 million, or 60.6%, from $993.4 million at June 30, 1997, to $1.6 billion at June 30, 1998. The increase in overall assets was primarily due to an increase of $405.8 million in investment and mortgage-backed and mortgage-related securities, an increase in net loans of $148.2 million, or 29.9%, and an increase in federal funds sold of $20.0 million. These increases were primarily due to $234.9 million of net proceeds received in the Conversion, $306.0 million of advances received from the FHLBNY and a net increase in overall deposits of $65.0 million.

As part of its efforts to manage the Bank's asset/liability strategy in an environment experiencing above normal prepayment risk and market sensitivity to potential changes in market interest rates, in the third quarter of fiscal 1998, the Company designated substantially all of its investment securities and its mortgage-backed and mortgage-related securities as available for sale. The Bank transferred

$149.2 million of investment securities and $123.9 million of mortgage-backed and mortgage-related securities from the held to maturity category to the available for sale category. Subsequent to the transfer, approximately
$38.0 million of investment securities available for sale and $16.7 million of mortgage-backed and mortgage-related securities available for sale were sold and a net loss of $144,000 was realized. Management believes that the flexibility of the available for sale portfolio will assist the Company in evaluating market opportunities while managing the Bank's exposure to interest rate risk and asset sensitivity.

Mortgage-backed and mortgage-related securities increased by $391.8 million, or 184.4%, from $212.5 million at June 30, 1997, to $604.3 million at June 30, 1998. Investment securities at June 30, 1998, totaled $238.9 million, an increase of $14.0 million, or 6.2%, compared to $224.9 million at June 30, 1997.

Net loans receivable increased $148.2 million, or 29.9%, to $644.5 million at June 30, 1998, compared to $496.3 million at June 30, 1997. This increase was due primarily to originations of $193.3 million and whole loan purchases of $38.6 million, offset by scheduled amortization and prepayments of $83.1 million.

Total liabilities at June 30, 1998, were $1.3 billion, an increase of $374.7 million, or 42.0%, from $892.5 million at June 30, 1997. Total deposits increased by $65.0 million, or 7.3%, from $885.8 million at June 30, 1997, to $950.8 million at June 30, 1998. The Bank's "core" deposits increased by
$37.7 million, or 6.4%, at June 30, 1998, to $625.5 million, from $587.8 million at June 30, 1997. The increase in the Bank's "core" deposits was primarily attributable a $28.7 million increase in demand deposits. The Bank also experienced an increase of $27.3 million, or 9.2%, in certificates of deposit from $298.1 million at June 30, 1997, to $325.3 million at June 30, 1998. The increase in certificates of deposit was primarily attributable to additional certificate of deposit products and related marketing of such deposit products.

Additionally, the Bank continues to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 1998, the Bank had total borrowings of $306.0 million, all of which were in the form of advances from the FHLBNY. The Bank had no borrowings at June 30, 1997. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage-backed and mortgage-related securities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread.

Total stockholders' equity increased by $227.7 million to $328.6 million at June 30, 1998, from $100.9 million at June 30, 1997. The increase was primarily attributable to net conversion proceeds received of $234.9 million, offset in part by the funding of the Bank's ESOP. Subsequent to the Conversion, the ESOP purchased 2,113,884 shares of the Company's stock with loan proceeds of $34.6 million received from the Company.

NON-PERFORMING ASSETS

Non-performing loans totaled $5.5 million, or 0.9% of total loans at June 30, 1998, as compared to $3.9 million, or 0.8% of total loans, at June 30, 1997. At June 30, 1998, the Bank's real estate owned net, consisted of foreclosed assets totaling $322,000 which at such date was comprised of two one- to four-family properties and one mixed use commercial property.

At June 30, 1998, the Bank had $2.5 million of assets designated as "Substandard", consisting of nine loans; $38,000, consisting of 14 consumer loans classified as "Doubtful"; and $5,000, consisting of four consumer loans classified as "Loss". At June 30, 1998, the Bank had $3.0 million of assets designated as "Special Mention", consisting of 23 loans which were designated "Special Mention", due to past loan delinquencies.

Non-accrual loans totaled $5.5 million as of June 30, 1998, which included
25 one- to four-family loans, with an aggregate balance of $33 million. One non-accrual loan is a $1.1 million commercial mortgage on a mixed-use property in Staten Island, New York. The loan is secured by the property, which was last appraised in December 1996, for $1.4 million.

Prior to July 1, 1997, it was the Bank's policy to generally cease accruing interest on all commercial real estate, construction and commercial loans
90 days or more past due, on all consumer loans 120 days or more past due, and on all one- to four-family residential mortgage loans 180 days or more past due. Effective July 1, 1997, the Bank revised this policy such that it does not accrue interest on any loans, including one- to four-family loans secured by real estate, which are more than 90 days delinquent as to principal and interest unless, in the opinion of management, collection is probable.

ALLOWANCE FOR LOAN LOSSES

For the year ended June 30, 1998, the Company's loan loss provision was $2.2 million as compared to $1.1 for the prior year's period. The Company's allowance for loan losses totaled $7.3 million at June 30, 1998, and $5.5 million at June 30, 1997, which represents a ratio of allowance for loan losses to non-performing loans and to total loans of 131.5% and 1.1%, respectively, and 141.1% and 1.1%, respectively. The Company continues to increase its overall loan loss reserves after analyzing non-performing loans, as well as the need to increase its general valuation allowances due to the increase in lending of all loan products. Management believes the allowance for loan losses at June 30, 1998, is adequate and sufficient reserves are presently maintained to cover potential losses. For the years ended June 30, 1998 and 1997, the Company experienced net charge-offs of $394,000 and $406,000, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1998 AND JUNE 30, 1997

General. The Company reported net income of $4.5 million for the fiscal year ended June 30, 1998, as compared to the $10.7 million reported in fiscal 1997. Pro-forma earnings per share for the fiscal year ended June 30, 1998, calculated as if the Bank had converted to stock form as of July 1, 1997, was $0.19. Historical loss per share for the fiscal year ended June 30, 1998 since the Conversion, was $0.16. Per share amounts are not applicable to the 1997 results, due to the fact that the Bank was a mutual institution prior to the Conversion.

The results of operations for the fiscal year ended June 30, 1998, reflect a non-recurring contribution relating to the funding of the Richmond County Savings Foundation (the "Foundation"). Excluding the effect of this contribution, net income was $15.7 million for the fiscal year ended June 30, 1998, an increase of $5.0 million, or 46.7% from the $10.7 million reported for the fiscal year ended June 30, 1997. At the close of the Conversion, the Company funded the Foundation with a contribution of 1,957,300 shares of common stock, resulting in a one-time, non-recurring charge of $19.6 million
($11.2 million after tax). The Foundation is dedicated to charitable purposes in the communities served by the Bank.

Interest Income. The Company reported total interest income of $86.8 million for the fiscal year ended June 30, 1998, representing an increase of $21.0 million, or 31.9%, as compared to the same period in 1997. The increase in interest income was attributable primarily to the growth in average interest-earning assets of $299.3 million, offset in part by a 7 basis point decrease in the average yield on interest-earning assets. The overall increase in the level of interest-earning assets was primarily the result of utilizing the net conversion proceeds and an increase in borrowed funds to fund growth in the mortgage loan and securities portfolios. Interest income was also positively affected by non-depository stock subscriptions received as a result of the Conversion, which were invested primarily in overnight funds prior to its completion. The substantial liquidity position was maintained due to the offering of the Company's common stock and the return of approximately
$236.9 million in non-depository stock subscription funds.

Interest income on loans increased $6.3 million, or 16.6%, to $44.4 million for the fiscal year ended June 30, 1998, as compared to the $38.1 million reported for the comparable period in 1997. This increase was the result of growth in the average balance of real estate loans outstanding, due primarily to increased originations of one- to four-family, commercial real estate loans and the purchase of $38.6 million of multifamily loans. The average yield on the overall loan portfolio remained relatively constant at 8.04% for the fiscal year ended June 30, 1998, as compared to 8.08% for the same period in fiscal 1997.

Interest income on debt and equity securities decreased $2.1 million, or 12.6%, from $16.8 million for the fiscal year ended June 30, 1997, to $14.6 million for the same period in fiscal 1998. This decrease is attributable primarily to management's recent restructuring of its securities portfolio, resulting in a $41.7 million decrease in the average balance of such securities, offset in part by a 20 basis point increase in the average yield.

Interest income on mortgage-backed and mortgage-related securities increased $14.0 million, or 146.4%, from $9.6 million for the fiscal year ended June 30, 1997, to $23.6 million for the fiscal year ended June 30, 1998. This increase was due primarily to an increase in the average balance of mortgage-backed and mortgage-related securities of $208.1 million, resulting from the restructuring of the securities portfolio, the investment of net conversion proceeds and the investment of borrowed funds. The increase in such securities reflects management's recent revision of its securities investment strategy, whereby it has decreased its emphasis on debt securities by investing funds from the maturity and sale of debt securities, as well as proceeds from the Conversion and borrowed funds into mortgage-backed and mortgage-related securities. The yield on the mortgage-backed and mortgage-related securities remained constant at 6.74% for the fiscal years ended June 30, 1998 and 1997.

Interest Expense. Interest expense increased $9.8 million, or 35.4%, from $27.7 million for the fiscal year ended June 30, 1997, to $37.5 million for the fiscal year ended June 30, 1998. Interest expense on deposits increased
$4.0 million, or 14.5%, from $27.7 million for the fiscal year ended June 30, 1997, to $31.7 million for the fiscal year ended June 30, 1998. The increase reflects a $91.3 million increase in the average balance of interest-bearing deposits, primarily attributable to a $40.6 million increase in the average balance of certificates of deposit and a $12.9 million increase in the average balance of savings deposit accounts. This increase is attributable to the Bank's strategy of attracting more certificates of deposit through additional certificate of deposit products and related marketing of commercial deposit accounts. Additionally, the Bank realized a one time $895,000 expense relating to interest paid on non-depository stock subscription funds received in connection with the Conversion.

Interest expense on borrowed funds was $5.8 million for the fiscal year ended June 30, 1998. The Bank continues to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth and to leverage the Bank's capital position to improve returns on equity. For the fiscal year ended
June 30, 1997, the Bank had no borrowings outstanding. The Bank may continue to increase such emphasis on borrowed funds, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage-backed and mortgage-related securities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread. Consequently, the average cost of the Bank's interest-bearing liabilities increased from 3.65% for the fiscal year ended June 30, 1997, to 3.93% for the fiscal year ended June 30, 1998.

Provision for Loan Losses. The Bank's provision for loan losses was $2.2 million for the fiscal year ended June 30, 1998, as compared to $1.1 million reported in fiscal 1997. The provision for fiscal 1998 was based on management's evaluation of its loan portfolio and real estate market conditions. In particular, management considered the continued growth in the portfolio, as well as the increase in its non-performing loans. Management believes, based upon information currently available, that its allowance for loan losses is adequate to cover future loan losses. To the extent the Bank increases its investment in multifamily loans, commercial real estate, commercial and other loans, which entail higher risk than one- to four-family loans, the Bank may decide to increase its allowance for loan losses through additional loan loss provisions, which may adversely affect net income. In addition, if general economic conditions and real estate values within the Bank's primary lending area decline, the level of non-performing loans may increase, resulting in larger provisions for loan losses which, in turn, would also adversely affect net income.

Non-Interest Income. Non-interest income is comprised primarily of fee income and gains and losses from the sale of securities and loans. Exclusive of net securities gains and losses, non-interest income for the fiscal year ended
June 30, 1998, increased $470,000, or 15.8%, to $3.4 million. The increased level of non-interest income is due primarily to an overall increase in deposit fee income. Net gain on sales of securities and loans for the fiscal year ended June 30, 1998, was $163,000, as compared to net losses on the sale of securities and loans of $107,000 in fiscal 1997.

Non-Interest Expense. Non-interest expense, excluding the contribution to the Foundation, totaled $24.5 million for the fiscal year ended June 30, 1998, an increase of $4.8 million, or 24.5%, as compared to $19.7 million reported for the same period in fiscal 1997. The increased level of non-interest expense was attributable primarily to increases in compensation and employee benefits, including senior management additions, compensation costs associated with the establishment of the Bank's new Multifamily Lending Division, the addition of the ESOP and increased professional fees. The Bank incurred additional professional fees associated with the formation of Richmond County Capital Corporation, a subsidiary of the Bank formed for the purpose of establishing a REIT. The Bank expects that compensation and employee benefits expense may continue to increase, primarily as a result of the adoption of various employee benefit plans, compensation adjustments adopted in connection with the Conversion and the establishment of the Bank's new Multifamily Lending Division. In addition, the Bank expects non-interest expense to increase in future periods as a result of the Bank's intention to open a public accommodation office and the opening of two new full-service branches in fiscal 1999.

Income taxes. The Company's effective consolidated tax rate for the fiscal year ended June 30, 1998, was 31.4% as compared to 46.9% reported for the comparable period in 1997. The fiscal year ended

June 30, 1998 rate includes the effect of funding the Foundation. Excluding the effect of the Foundation, the Company's effective tax rate was 40.5%.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996.

General. Net income for fiscal 1997 increased by $2.0 million, or 22.9%, from $8.7 million for fiscal 1996 to $10.7 million for fiscal 1997. The increase was due primarily to an increase in net interest income which resulted from an increase in the average balance of interest-earning assets and a higher weighted average yield on its securities portfolio, offset, in part, by increases in non-interest expenses, including the one-time SAIF special assessment and increased compensation and advertising costs.

Interest Income. Interest income amounted to $65.8 million for fiscal 1997, representing an increase of $6.7 million from fiscal 1996. The increase was the result of a $74.4 million increase in average interest-earning assets and a 16 basis point increase in the yield on interest-earning assets. The increase in average interest-earning assets was due primarily to an increase in one- to four-family loans due to the introduction of the Bank's use of mortgage brokers and increased marketing efforts. The increase in the average interest rate on interest-earning assets, which increased from 7.13% to 7.29%, was due primarily to the reallocation of interest-earning assets from lower-yielding U.S. Government securities to higher-yielding mortgage-backed and mortgage-related securities. This was partially offset by a 24 basis point decline in the yield on real estate loans, net, due primarily to the repricing of adjustable-rate loans in a lower interest rate environment. Interest income on mortgage-backed and mortgage-related securities increased $4.2 million, or 77.5%, from $5.4 million for fiscal 1996 to $9.6 million for fiscal 1997. This increase was due primarily to an increase in the average balance of mortgage-backed and mortgage-related securities of $58.1 million, which resulted from the restructuring of the securities portfolio and the investment of excess funds not utilized for loan demand in mortgage-backed and mortgage-related securities. The yield on the mortgage-backed and mortgage-related securities portfolio increased by 33 basis points due to the higher rate environment for new purchases and the repricing of adjustable-rate securities purchased in prior periods. Interest income on debt and equity securities decreased $1.1 million, or 6.3%, due to management's restructuring of its securities portfolio resulting in a $32.4 million decrease in the average balance of such securities offset, in part, by the increased yield on such securities.

Interest income on loans increased $4.3 million, from $33.8 million for fiscal 1996, to $38.1 million for fiscal 1997. The increase in interest income on loans was a result of growth in the average balance of one- to four-family loans outstanding, partially offset by a 24 basis point decrease in the average yield on loans, which occurred due to a repricing of adjustable rate loans in a lower interest rate environment. The increase in the average balance of loans was due primarily to an increase in residential one- to four-family loans, resulting primarily from the investment of funds resulting from the growth in deposits.

Interest Expense. Interest expense increased $1.5 million, or 5.5%, from $26.3 million for fiscal 1996 to $27.7 million for fiscal 1997. This increase reflects a $38.7 million increase in the average balance of interest-bearing liabilities. The increase in average interest-bearing liabilities was primarily attributable to an increase in the average balance of certificates of deposits and money market savings accounts, which increased as a result of the Bank's strategy of attracting more certificates of deposits through additional certificate of deposit products, competitive pricing of such products, and related marketing of commercial deposit accounts. The average cost of the Bank's interest-bearing liabilities remained relatively stable at 3.65% for fiscal 1997 and for fiscal 1996.

Provision for Loan Losses. The Bank's provision for loan losses was $1.1 million for fiscal 1997, as compared to $1.6 million for fiscal 1996. The 1997 provision was based on management's evaluation of its loan portfolio and real estate market conditions. In particular, management considered the continued growth in the portfolio, as well as the decrease in its non-performing loans. The Bank's non-performing loans as a percentage of total loans improved from 0.91% at June 30, 1996, to 0.78% at June 30, 1997. At June 30, 1997, the
Bank's allowance for loan losses as a percentage of total non-performing loans was 141.1%, as compared to 125.6% at June 30, 1996. At June 30, 1997, the Bank's allowance for loan losses as a percentage of loans receivable, net, was 1.10%, as compared to 1.14% at June 30, 1996. To the extent the Bank increases its investment in commercial real estate, commercial and other loans, which entail higher risk than one- to four-family loans, the Bank may determine to increase its allowance for loan losses through additional loan loss provisions, which may adversely affect net income.

Non-Interest Income. Non-interest income is composed of fee income and profits from the sale of securities and loans. Total non-interest income for fiscal 1997 increased $34,000, or 1.2%, to $2.9 million. Fee income increased $245,000, or 9.0%, from $2.7 million for fiscal 1996 to $3.0 million for fiscal 1997, due to an increase in the Bank's deposit accounts. Net gains/losses on sales of securities and loans changed from a net gain of $42,000 for fiscal 1996, to a net loss of $107,000 for fiscal 1997, primarily as a result of the Bank's sale of lower-yielding U.S. Treasury and corporate obligations.

Non-Interest Expense. Non-interest expense increased by $1.2 million, or 6.3%, from $18.5 million for fiscal 1996, to $19.7 million for fiscal 1997, primarily due to the one-time SAIF special assessment and an increase in compensation and employee benefits. Compensation and employee benefits increased by $589,000, or 6.4%, from $9.3 million for fiscal 1996, to $9.9 million for fiscal 1997, primarily as a result of the retention of new personnel in various areas of the Bank's operations and normal salary increases. Deposit insurance premiums increased $373,000, or 148.6%, from $251,000 for fiscal 1996, to $624,000 for fiscal 1997, due to the increase in average deposits from $720.2 million for fiscal 1996, to $758.9 million for fiscal 1997. In addition, the Bank paid a one-time special assessment to the SAIF of $493,000 in October 1996, based on the amount of SAIF-insured deposits the Bank maintains. Advertising and promotion expense increased $183,000, or 28.9%, from $634,000 for fiscal 1996, to $817,000 for fiscal 1997, primarily as a result of the Bank's special anniversary promotion throughout October 1996 and additional marketing of the Bank's loan and deposit products. The Bank expects that compensation and employee benefits expense may increase after the Conversion, primarily as a result of the adoption of various employee benefit plans and compensation adjustments contemplated in connection with the Conversion. In addition, the Bank expects non-interest expense to increase in future periods as a result of the Bank's intention to open a public accommodation office during 1998. The Bank is also considering opening two new full-service branches in 1998, although no assurances can be made in this regard. If the Bank were to open two new branches, non-interest expenses would be expected to increase further in future periods.

Income Taxes. Total income tax expense was $9.5 million for fiscal 1997, as compared to $6.8 million for fiscal 1996. The increase was due primarily to an increase in pre-tax income for 1997. The effective tax rate was 46.9% for fiscal 1997, as compared to 43.8% for fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

The Bank's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and mortgage-related and investment securities, and to a significantly lesser extent, proceeds from the sale of fixed-rate mortgage loans to the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan sales are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activities of the Bank are the origination of residential one- to four-family, multifamily and, to a lesser extent, commercial real estate, construction and development, and other loans and the purchase of mortgage-backed and mortgage-related and investment securities. During the fiscal years ended June 30, 1998 and 1997, the Bank's loan originations totaled $193.3 million and $137.3 million, respectively. Purchases of mortgage-backed, mortgage-related and investment securities totaled $781.3 million and $195.4 million for the fiscal years ended June 30,1998 and 1997, respectively. These activities were funded primarily by deposit growth and principal repayments and prepayments on loans, mortgage-backed and mortgage-related securities and investment securities, and advances from the FHLBNY and the net proceeds received from the Conversion. As of June 30, 1998, the Bank experienced a net increase in total deposits of $65.0 million, or 7.3%, to $950.8 million as compared to the $885.8 million at June 30, 1997. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors and the Bank and other factors.

The Bank closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through repurchase agreements and advances from the FHLBNY. The Bank has recently begun to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 1998, the Bank had total borrowings of $306.0 million, all of which were in the form of advances from the FHLBNY. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's average cost of funds.

Loan commitments totaled $150.8 million at June 30, 1998, and were comprised of $19.1 million in multifamily loan commitments, $66.1 million in one- to four-family loan commitments, $6.9 million in commercial real estate loan commitments, $39.6 million in construction loan commitments, $5.8 million in commercial loan commitments, $10.1 million in home equity loan commitments and $3.2 million in consumer loan commitments. In addition, management estimates that an increased level of loan commitments will arise as a result of the recent formation of the Bank's Multifamily Lending Division, established in the fourth quarter of fiscal 1998.

Management of the Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from June 30, 1998, totaled
$234.6 million. Based upon past experience and the Bank's current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

At June 30, 1998, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $185.0 million, or 12.81% of adjusted assets, which is above the required level of $31.0 million, or 4.0% of adjusted assets and risk-based capital of $192.3 million, or 24.8% of adjusted assets, which is above the required level of $62.0 million, or 8.0%.

The Company's most liquid assets are cash, due from banks and federal funds sold. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At June 30, 1998, cash and due from banks (unrestricted) and federal funds sold totaled $57.9 million, or 3.6% of total assets.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and notes presented herein, have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

THE YEAR 2000 ISSUE

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The Company primarily utilizes a third party vendor and such vendor's proprietary software to process transactions and maintain its electronic data. The third party data processing vendor is modifying, upgrading or replacing its computer software applications and systems as necessary to permit correct recording of year dates for 2000 and later years. The vendor has engaged a consultant to review its year 2000 issues and has implemented a year 2000 compliance program. It has also initiated a compliance testing program to ensure that all changes are adequately tested. Management will be participating in the testing of systems during calendar 1998 and management is also developing appropriate contingency plans to deal with problems as they may arise.

The Company does not expect that the cost of its year 2000 compliance program will be material to its financial condition or results of operations and believes that it will be able to satisfy such compliance program by the end of calendar 1998 without any material disruption in its operations. Although the Company has requested status information from its major suppliers and software vendors, in the event that any significant vendor does not timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annex includes certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

IMPACT OF NEW ACCOUNTING STANDARDS

For discussion regarding the impact of new accounting standards, refer to Note 1 of Notes to Consolidated Financial Statements.

ASSET AND LIABILITY MANAGEMENT AND THE MANAGEMENT OF INTEREST RATE RISK

GENERAL

The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company's seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position at least quarterly. The Company's Asset/Liability Committee is comprised of the Company's senior management, under the direction of the Board of Directors, with senior management responsible for reviewing, with the Board of Directors, its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Company's portfolio and the Company's exposure limits.

DISCUSSION OF MARKET RISK

As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. All significant interest rate risk management procedures are performed at the Company level.

Based upon the Company's nature of operations, the Company is not subject to foreign currency exchange or commodity price risk. The Company's real estate loan portfolio, concentrated primarily within the New York metropolitan area, is subject to risks associated with the local economy. The Company does not own any trading assets.

In prior years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling fixed-rate mortgage loans with terms of more than fifteen years without recourse and on a servicing retained basis; and
(3) investing in short term and, to a lesser extent, adjustable rate securities which may generally bear lower yields as compared to longer term investments, but which better position the Company for increases in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Over the past year, the Company has begun to emphasize investment in mortgage-backed and mortgage-related securities with estimated average lives of three to seven years and to de-emphasize investment in U.S. Treasury securities, corporate and other debt securities. As a result, at June 30, 1998, mortgage-backed and mortgage-related securities and investment securities totaled 71.7% and 28.3% of total securities, respectively, as compared to 48.6% and 51.4%, respectively, at June 30, 1997. The weighted average life of the Company's securities portfolio increased to 7.5 years at June 30, 1998 from 3.3 years at June 30, 1997. This strategy has been accomplished primarily by investing funds from the maturities and sales of U.S. Treasury obligations and other debt securities into mortgage-backed and mortgage-related securities, primarily government agency pass-throughs and privately issued Collateralized Mortgage Obligations ("CMOs"). This strategy has, in part, resulted in the increase in the average yield of the Company's securities portfolio. It has also resulted in an increase in the weighted average life of such portfolio, which could increase the Company's exposure to interest rate risk in a period of rising interest rates. In pursuing this strategy, the Company considered the relative stability of its core deposits.

Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At June 30, 1998, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was $127.3 million, representing a one-year interest sensitivity gap as a percentage of total assets of 8.0%. Accordingly, during a period of rising interest rates, the Company, having a positive gap position, would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently, may tend to restrain the growth of its net interest income or result in a decrease in interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. For loans on residential properties, adjustable-rate loans, and fixed-rate loans, prepayment rates were assumed to range from 6% to 18% annually. Mortgage-backed and mortgage-related securities were assumed to prepay at rates between 8% and 30% annually. Savings and NOW accounts were assumed to decay at 10%, 5%, 5%, 40%, 20%, 20% and 0%, and money market savings accounts were assumed to decay at 25%, 15%, 10%, 50%, 0%, 0% and 0%, for the periods of three months or less, three to six months, six to 12 months, one to three years, three to five years, five to ten years and more than ten years, respectively. These assumptions are generally based on the Federal Deposit Insurance Corporation's (the "FDIC") deposit decay guidelines and the Bank's historical experience. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                                      AT JUNE 30, 1998
                                 --------------------------------------------------------------------------------------
                                    3        MORE THAN     MORE THAN    MORE THAN    MORE THAN    MORE THAN
                                  MONTHS    3 MONTHS TO   6 MONTHS TO   1 YEAR TO   3 YEARS TO   5 YEARS TO   MORE THAN
                                 OR LESS     6 MONTHS       1 YEAR       3 YEARS      5 YEARS     10 YEARS    10 YEARS      TOTAL
                                 --------   -----------   -----------   ---------   ----------   ----------   ---------   ---------
                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS(1):
 Debt and equity
  securities(2)................  $ 58,624     $  7,841      $ 24,875     $ 21,646    $ 20,074     $ 36,507     $ 69,323   $  238,890
 Mortgage-backed and
  mortgage-related
  securities(2)................    56,371       55,600        82,935      154,220      57,943      143,484       53,751      604,304
 Real estate loans, net(3)(4)..    52,495       43,604        85,766      170,682      99,934      106,236       59,087      617,804
 Commercial loans(3)...........     1,450        1,110         2,213        2,010          --           --           --        6,783
 Consumer and student
  loans(4).....................     2,887        2,283         4,526        4,271       2,431        2,672        2,554       21,624
 Other interest-earning
  assets.......................    32,424           --            --           --          --           --           --       32,424
 FHLBNY stock..................        --           --            --           --          --           --       15,550       15,550
                                 --------     --------      --------     --------    --------     --------     --------   ----------
   Total interest-earning
    assets.....................  $204,251     $110,438      $200,315     $352,829    $180,382     $288,899     $200,265   $1,537,379
                                 ========     ========      ========     ========    ========     ========     ========   ==========
Interest-bearing liabilities:
 Money market savings
  accounts.....................  $  9,685     $  5,811      $  3,874     $ 19,371    $     --     $     --     $     --   $   38,741
 NOW accounts..................     1,973          987           987        7,893       3,946        3,946           --       19,732
 Savings accounts..............    44,343       22,172        22,172      177,373      88,687       88,687           --      443,434
 Certificates of deposit.......    69,936       71,269        93,453       70,891      19,099          700           --      325,348
 Borrowings....................     6,000           --        35,000      115,000     150,000           --           --      306,000
                                 --------     --------      --------     --------    --------     --------     --------   ----------
   Total interest-bearing
    liabilities................   131,937      100,239       155,486      390,528     261,732       93,333           --    1,133,255
                                 --------     --------      --------     --------    --------     --------     --------   ----------
 Interest sensitivity gap(5)...  $ 72,314     $ 10,199      $ 44,829     $(37,699)   $(81,350)    $195,566     $200,265
                                 ========     ========      ========     ========    ========     ========     ========
 Cumulative interest
  sensitivity gap..............  $ 72,314     $ 82,513      $127,342     $ 89,643    $  8,293     $203,859     $404,124
                                 ========     ========      ========     ========    ========     ========     ========
 Cumulative interest
  sensitivity gap as a
  percentage of total assets...      4.53%        5.17%         7.98%        5.62%       0.52%       12.77%       25.32%
 Cumulative interest
  sensitivity gap as a
  percentage of total
  interest-earning assets......      4.70         5.37          8.28         5.83        0.54        13.26        26.29
 Cumulative net interest-
  earning assets as a
  percentage of cumulative
  interest-bearing liabilities.    154.81       135.54        132.85       111.52      100.80       117.99       135.66

_____________________________
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.

(2) Debt and equity and mortgage-backed and mortgage-related securities are shown at carrying value. Equity securities primarily consist of callable preferred stock, the maturities of which have been assumed to be the date on which they are initially callable.

(3) For purposes of the gap analysis, real estate loans, commercial loans, and consumer/installment loans are shown excluding adjustments for allowance for loan losses and unearned fees of $7.3 million and ($224,000), respectively.

(4)  For purposes of the gap analysis, non-performing loans are not included.

(5) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.


Certain shortcomings are inherent in the method of analysis presented in the GAP Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Net Portfolio Value. The Bank's interest rate sensitivity is also monitored by management through the use of a Net Portfolio Value Mode, which generates estimates of the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates similar to the assumptions utilized for the GAP Table. The Sensitivity Measure is the decline in the NPV ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher an institution's Sensitivity Ratio, the greater its exposure to interest rate risk is considered to be. The following NPV Table sets forth the Bank's NPV as of June 30, 1998.

                                                      NPV AS % OF PORTFOLIO
       CHANGE IN           NET PORTFOLIO VALUE           VALUE OF ASSETS
    INTEREST RATES   ------------------------------   ---------------------
    IN BASIS POINTS                           %                       %
     (RATE SHOCK)     AMOUNT    $ CHANGE    CHANGE     NPV RATIO    CHANGE
    ---------------  --------  ----------  --------   -----------  --------
                                   (DOLLARS IN THOUSANDS)

         400         $121,684  $(108,906)   (47.2)%       9.37%    (37.91)%
         300          157,681    (72,909)   (31.6)       11.56     (23.39)
         200          188,537    (42,053)   (18.2)       13.83      (8.35)
         100          214,271    (16,319)    (7.1)       14.46      (4.17)
        Static        230,590         --       --        15.09         --
        (100)         214,003    (16,587)    (7.2)       13.76      (8.81)
        (200)         187,209    (43,381)   (18.8)       11.90     (21.14)
        (300)         171,255    (59,335)   (25.7)       10.75     (28.76)
        (400)         160,861    (69,729)   (30.2)        9.96     (33.99)

As of June 30, 1998, the Bank's NPV was $230.6 million, or 15.09% of the market value of assets. Following a 200 basis point increase in interest rates, the Bank's "post shock" NPV was $188.5 million, or 13.83% of the market value of assets. The change in the NPV ratio or the Bank's Sensitivity Measure was negative 1.26%.

As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV Table presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Also, the model does not take into account the Bank's business or strategic plans. Accordingly, although the NPV Table provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and may differ from actual results.

                         Report of Independent Auditors


The Board of Directors
Richmond County Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Richmond County Financial Corp. (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at June 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.


Ernst & Young LLP


August 6, 1998
New York, New York

                 RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                  JUNE 30
                                                          ----------------------
                                                             1998         1997
                                                          ----------    --------
                                                              (IN THOUSANDS)
ASSETS
Cash and due from banks.................................. $   31,884    $ 26,543
Federal funds sold.......................................     26,000       6,000
Securities held to maturity:
  Investment securities..................................          -     205,201
  Mortgage-backed and mortgage-related securities........          -     185,122
Securities available for sale:
  Investment securities..................................    238,890      19,706
  Mortgage-backed and mortgage-related securities........    604,304      27,398
Loans receivable:
  Real estate mortgage loans.............................    623,293     471,601
  Other loans............................................     28,452      30,127
  Less allowance for loan losses.........................     (7,276)     (5,470)
                                                          ----------    --------
Total loans receivable, net..............................    644,469     496,258
FHLBNY stock.............................................     15,550           -
Banking premises and equipment, net......................     13,094      12,058
Accrued interest receivable..............................      9,827       8,268
Other real estate owned..................................        322         662
Net deferred tax assets..................................      8,708       2,942
Other assets.............................................      2,796       3,212
                                                          ----------    --------
    Total assets......................................... $1,595,844    $993,370
                                                          ==========    ========

LIABILITY AND STOCKHOLDERS' EQUITY
Liabilities:
  Demand deposits........................................ $  121,646    $ 92,959
  Savings, NOW & Money market accounts...................    501,906     493,506
  Certificates of deposit................................    325,348     298,066
  Escrow accounts........................................      1,908       1,287
                                                          ----------    --------
    Total deposits.......................................    950,808     885,818
  Borrowings from the Federal Home Loan Bank.............    306,000           -
  Accrued expenses and other liabilities.................     10,441       6,687
                                                          ----------    --------
    Total liabilities....................................  1,267,249     892,505

Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares
 authorized; none issued.................................          -           -
Common stock, $.01 par value, 75,000,000 shares
 authorized; 26,423,550 shares issued and outstanding....        264           -
Additional paid-in-capital...............................    254,307           -
Retained earnings-substantially restricted...............    103,760     100,555
Unallocated common stock held by ESOP....................    (33,706)          -
Net unrealized gain on securities available for sale,
 net of tax..............................................      3,970         310
                                                          ----------    --------
    Total stockholders' equity...........................    328,595     100,865
Total liabilities and stockholders' equity............... $1,595,844    $993,370
                                                          ==========    ========

          See accompanying notes to consolidated financial statements.

                 RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               YEARS ENDED JUNE 30,
                                                          -----------------------------
                                                            1998       1997       1996
                                                          -------    -------    -------
                                                                 (IN THOUSANDS)
INTEREST INCOME
  Loans.................................................  $44,375    $38,068    $33,807
  Debt & equity securities..............................   14,645     16,754     17,873
  Mortgage-backed and mortgage-related securities.......   23,622      9,588      5,402
  Federal funds sold....................................    3,822        961      1,570
  Other.................................................      290        410        411
                                                          -------    -------    -------
    Total interest income...............................   86,754     65,781     59,063
                                                          -------    -------    -------
INTEREST EXPENSE
  Deposits..............................................   31,734     27,707     26,254
  Securities sold under repurchase agreements...........    1,059          -          -
  Borrowed funds........................................    4,719          -          -
                                                          -------    -------    -------
    Total interest expense..............................   37,512     27,707     26,254
                                                          -------    -------    -------
    Net interest income.................................   49,242     38,074     32,809
  Provision for loan losses.............................    2,200      1,080      1,600
                                                          -------    -------    -------
    Net interest income after provision for
     loan losses........................................   47,042     36,994     31,209
                                                          -------    -------    -------
NON-INTEREST INCOME
  Fee income............................................    3,397      2,962      2,717
  Net gain (loss) on sales of securities
   and loans............................................      163       (107)        42
  Other.................................................       41          6         68
                                                          -------    -------    -------
    Total non-interest income...........................    3,601      2,861      2,827
                                                          -------    -------    -------
NON-INTEREST EXPENSES
  Salaries and employee benefits........................   12,929      9,850      9,261
  Occupancy costs.......................................    3,181      3,063      3,029
  Computer service fees.................................    2,743      2,511      2,440
  Advertising...........................................    1,135        817        634
  Amortization of deposit premium.......................      313        313        313
  FDIC insurance premiums...............................      154        624        251
  Contribution to Richmond County Savings
   Foundation (the "Foundation")........................   19,558          -          -
  Other.................................................    4,033      2,489      2,575
                                                          -------    -------    -------
    Total non-interest expenses.........................   44,046     19,667     18,503
                                                          -------    -------    -------
Income before income taxes..............................    6,597     20,188     15,533
Provision for income taxes..............................    2,071      9,463      6,803
                                                          -------    -------    -------

    NET INCOME..........................................  $ 4,526    $10,725    $ 8,730
                                                          =======    =======    =======
LOSS PER SHARE SINCE CONVERSION
    Basic...............................................   $(0.16)       N/A        N/A
    Diluted.............................................   $(0.16)       N/A        N/A

          See accompanying notes to consolidated financial statements.

                 RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                     YEARS ENDED JUNE 30,
                                                                ------------------------------
                                                                  1998       1997       1996
                                                                --------   --------   --------
                                                                       (IN THOUSANDS)
COMMON STOCK (PAR VALUE)
Issuance of 24,466,250 shares of $.01 par value
  common stock...............................................   $    245   $      -   $      -

Issuance of 1,957,300 shares of $.01 par value
  common stock to the Foundation.............................         19          -          -
                                                                --------   --------   --------
Balance at end of period.....................................        264          -          -
                                                                --------   --------   --------

ADDITIONAL PAID-IN-CAPITAL
Issuance of 24,466,250 shares common stock in initial
  public offering at $10.00 per share, net of conversion
  related expenses...........................................    234,644          -          -
Issuance of 1,957,300 shares common stock at $10.00
  per share to the Foundation................................     19,553          -          -
Excess of ESOP compensation cost measured using
  fair value of stock over related cost......................        110          -          -
                                                                --------   --------   --------
Balance at end of period.....................................    254,307          -          -
                                                                --------   --------   --------

RETAINED EARNINGS-SUBSTANTIALLY RESTRICTED
Balance at beginning of period...............................    100,555     89,830     81,100
Net income...................................................      4,526     10,725      8,730
Cash dividends paid on common stock ($.05 per share).........     (1,321)         -          -
                                                                --------   --------   --------
Balance at end of period.....................................    103,760    100,555     89,830
                                                                --------   --------   --------

UNALLOCATED COMMON STOCK HELD BY ESOP
Open market purchases of the Company's common stock
  by ESOP trustee............................................    (34,571)         -          -
Allocation from shares purchased.............................        865          -          -
                                                                --------   --------   --------
Balance at end of period.....................................    (33,706)         -          -
                                                                --------   --------   --------

UNREALIZED GAIN ON SECURITIES AVAILABLE FOR SALE, NET OF TAX
Balance at beginning of period...............................        310         71         67
Change in unrealized gain on securities available for sale,
  net of tax.................................................      3,660        239          4
                                                                --------   --------   --------
Balance at end of period.....................................      3,970        310         71
                                                                --------   --------   --------
Total stockholders' equity...................................   $328,595   $100,865   $ 89,901
                                                                ========   ========   ========

          See accompanying notes to consolidated financial statements.

                 RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEARS ENDED JUNE 30,
                                                                       ---------------------------------
                                                                          1998        1997        1996
                                                                       ---------   ---------   ---------
                                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................................  $   4,526   $  10,725   $   8,730
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Contribution of the Company's common stock
   to the RCS Foundation.............................................     19,553           -           -
  Employee Stock Ownership Plan expense..............................        975           -           -
  Depreciation of bank premises and equipment........................        848         928         750
  Amortization of deposit premium....................................        313         313         313
  Amortization of deferred fees, net.................................       (446)       (479)       (580)
  Amortization of investment premiums,
   net accretion of discount.........................................        482       1,039       2,769
  Provision for loan losses..........................................      2,220       1,080       1,600
  Earned discounts on loans purchased................................       (158)       (158)       (158)
  Net realized (gains) losses on sales of securities and loans.......        (30)        103        (100)
  Net realized (gains) losses on sales of other real estate owned....       (133)          4          58
  Decrease (increase) in receivable from broker......................          -       7,531      (7,531)
  (Increase) decrease in net deferred tax assets.....................     (5,766)         36        (450)
  (Increase) decrease in accrued interest receivable.................     (1,559)        944        (575)
  Increase in accrued expenses and other liabilities.................      3,754       1,321       1,013
  Decrease (increase) in other assets................................        416        (782)      8,387
                                                                       ---------   ---------   ---------
      Net cash provided by operating activities......................     24,975      22,605      14,226

CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in loans receivable, net..................................   (114,373)    (79,002)    (38,316)
  Loan purchases.....................................................    (38,616)       (910)          -
  Proceeds from sales of loans.......................................          -       2,004       9,972
  Investment securities held to maturity:
    Maturities and redemptions.......................................     55,972     127,005     107,658
    Purchases........................................................          -     (17,611)   (150,256)
  Investment securities available for sale:
    Sales and redemptions............................................    108,936      11,938          10
    Purchases........................................................   (173,260)    (17,678)     (1,064)
  Mortgage-backed and mortgage-related securities held to maturity:
    Maturities and redemptions.......................................     29,237       3,609           -
    Principal collected..............................................     31,987      25,315      21,305
    Purchases........................................................          -    (133,668)    (15,197)
  Mortgage-backed and mortgage-related securities available for sale:
    Sales and redemptions............................................     69,074           -       5,940
    Principal collected..............................................     86,073         479         410
    Purchases........................................................   (608,059)    (26,478)          -
  Purchases of FHLBNY stock..........................................    (15,550)          -           -
  Net additions to banking premises and equipment....................     (1,884)     (1,418)     (1,897)
  Proceeds from sales of other real estate owned.....................        823         479         396
                                                                       ---------   ---------   ---------
      Net cash used in investing activities..........................   (569,640)   (105,936)    (61,039)

          See accompanying notes to consolidated financial statements.

                RICHMOND  COUNTY FINANCIAL CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED JUNE 30,
                                                                  ------------------------------
                                                                     1998       1997       1996
                                                                  ---------  ---------   -------
                                                                          (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits......................................    64,369     66,603     53,866
  Increase (decrease) in escrow accounts........................       621         (1)      (881)
  Increase in borrowings funds..................................   306,000          -          -
  Net proceeds of common stock issuance.........................   234,908          -          -
  Loan to ESOP for open market purchase of common stock.........   (34,571)         -          -
  Cash dividends paid on common stock...........................    (1,321)         -          -
                                                                  --------   --------    -------
      Net cash provided by financing activities.................   570,006     66,602     52,985

  Net increase (decrease) in cash and cash equivalents..........    25,341    (16,729)     6,172
  Cash and cash equivalents at beginning of the year............    32,543     49,272     43,100
                                                                  --------   --------    -------
  Cash and cash equivalents at end of the year..................  $ 57,884   $ 32,543    $49,272
                                                                  ========   ========    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
      Interest on deposits and borrowed funds...................  $ 35,609   $ 27,707    $26,254
      Income taxes..............................................     6,949      8,733      7,080
NON-CASH INVESTING ACTIVITIES:
      Additions to other real estate owned, net.................  $    350   $    673    $   608
      Transfer of securities from held to maturity to
       available for sale.......................................   273,127          -          -
      Net increase in unrealized gains on available for sale
       investments..............................................     6,179        449          9

          See accompanying notes to consolidated financial statements.

                 RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

Richmond County Financial Corp. (the "Company") was organized under Delaware law as the savings and loan holding company for Richmond County Savings Bank and its subsidiaries (the "Bank") in connection with the Bank's conversion form a New York State chartered mutual savings bank to a New York State chartered stock savings bank on February 18, 1998 (the "Conversion"). See note 2 for a further discussion of the Conversion.

The Company's business consists primarily of the business activities of the Bank. The Bank operates twelve branches in the borough of Staten Island and one branch in the borough of Brooklyn, in the City of New York. The Bank's activities include attracting deposits from the general public and originating secured residential, multifamily and commercial real estate loans. The Bank also provides other financial services to customers primarily within this region. The Bank's primary revenues are derived from these banking activities and its portfolios of investment and mortgage-backed and mortgage-related securities. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC). The Bank is subject to regulation by the Federal Deposit Insurance Corporation and the New York State Banking Department.

The following is a description of the significant accounting policies followed by the Company and its wholly-owned subsidiary. The policies conform to generally accepted accounting principles and to general practice within the banking industry:

(A) PRINCIPLES OF CONSOLIDATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") and include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

(B) USE OF ESTIMATES

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from the estimates.

(C) CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash and due from banks (including restricted cash), federal funds sold and time deposits with original maturities of three months or less.

(D) SECURITIES HELD TO MATURITY

Investment securities and mortgage-backed and mortgage-related securities, for which the Company has the positive intent and ability to hold to maturity, are stated at cost, adjusted for amortization of premiums and discounts, which are recognized as adjustments to interest income over the life of the security, so as to provide a level yield.

(E) SECURITIES AVAILABLE FOR SALE

Investment securities and mortgage-backed and mortgage-related securities, not classified as trading nor as held to maturity, are classified as available for sale and are carried at fair value. Unrealized gains or losses on securities available for sale are included as a separate component of stockholders' equity, net of applicable income taxes. Gains and losses on the disposition of securities available for sale are recognized using the specific identification method.

(F) LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less unearned discounts and net deferred origination and commitment fees. Loan origination and commitment fees and certain direct costs incurred in connection with loan originations are deferred and amortized to income over the life of the related loans as an adjustment to yield. Loans held for sale are stated at the lower of cost or market value.

The Company does not accrue interest on loans that are more than ninety days delinquent as to principal or interest unless, in the opinion of management, collection is probable, with the exception of single-family-home loans secured by real estate, where accrual is discontinued after six months. Any accrued but unpaid interest previously recorded on these loans is reversed against current period interest income. Effective July 1, 1997, the Bank revised this policy such that it does not accrue interest on any loans, including single-family loans secured by real estate, which are more than ninety days delinquent as to principal or interest unless, in the opinion of management, collection is probable. The effect of this change in policy was immaterial.

(G) ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on management's periodic review and evaluation of the loan portfolio and the potential for loss in light of the current composition of the loan portfolio, current and prospective economic conditions, and other relevant factors.

Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb estimated loan losses inherent in the Company's entire portfolio.

(H) BANKING PREMISES AND EQUIPMENT

Banking premises and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (3 to 20 years) on a straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Expenditures for improvements and major renewals are capitalized, while the cost of ordinary maintenance, repairs and minor improvements is charged to operations.

(I) OTHER REAL ESTATE OWNED

Other real estate owned, consisting of properties acquired through foreclosure, is carried at the lower of carrying amount or fair value less cost to sell.

(J) INCOME TAXES

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured at currently enacted income tax rates applicable to the period in which they are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

(K) EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income since Conversion by the weighted average number of common shares outstanding. Diluted earnings per common share is calculated using the same method as basic earning per common share, but reflects potential dilution of common stock equivalents. There were no dilutive common stock equivalents for the fiscal year ended June 30, 1998. For the fiscal year ended June 30, 1998, the weighted average number of shares of common stock outstanding was 24,328,143. For the fiscal year ended June 30, 1998, such shares have been reduced, in accordance with the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Option Plans", by the weighted average number of unallocated shares of common stock held by the Bank's Employees' Stock Ownership Plan (the "ESOP"). Net loss since Conversion was $4.0 million.

(L) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from net worth and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal year beginning after December 15, 1997, with earlier application permitted.

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging

Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of the other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

SFAS No. 133 is effective for the financial statements issued for periods beginning after June 15, 1999. The Company is currently evaluating the effects of SFAS No. 133.

RECLASSIFICATIONS

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

2. CONVERSION TO STOCK FORM OF OWNERSHIP

On July 31, 1997, the Board of Trustees of the Bank unanimously adopted a Plan of Conversion whereby the Bank would convert from a New York State chartered mutual bank to a New York State chartered stock institution with the concurrent formation of a holding company, Richmond County Financial Corp. (the "Conversion").

The Conversion was completed on February 18, 1998, with the issuance by the Company of 24,466,250 shares of common stock, at a price of $10.00 per share, in an initial public offering. The Company received gross proceeds from the Conversion of $244.7 million, before the reduction from gross proceeds of $9.8 million for estimated conversion related expenses. The Company used
$117.4 million, or 50% of the net proceeds, to purchase all of the outstanding stock of the Bank.

Concurrent with the completion of the Conversion, an additional 1,957,300 shares of authorized but unissued shares of common stock were contributed by the Company to the Richmond County Savings Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within the Bank's communities that it serves. The Company recorded a one-time charge of $19.6 million, the full amount of the contribution made to the Foundation and a corresponding deferred tax benefit of $8.4 million fiscal 1998. The contribution to the Foundation will be fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income. In connection with the Conversion, the Bank implemented the ESOP. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of the Company's common stock in the open market.

The Bank established, in accordance with the requirements of the OTS, a liquidation account for $102.8 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their account at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

In addition, the Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

3. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

As part of its efforts to manage the Company's asset/liability strategy in an environment experiencing above normal repayment risk and market sensitivity to potential changes in market interest rates, in February 1998, as part of a balance sheet restructuring initiative, the Bank transferred its entire held to maturity portfolio to its securities available for sale portfolio. As a result, at June 30, 1998, the Company had no securities in held to maturity.

The amortized cost of investment securities and mortgage-backed and mortgage-related securities and their related estimated fair values at June 30, 1998 and 1997, are summarized as follows:

                                                                     JUNE 30, 1998
                                                     ------------------------------------------------
                                                                   GROSS         GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
AVAILABLE FOR SALE                                     COST        GAINS        LOSSES     FAIR VALUE
                                                                     (IN THOUSANDS)
Investment securities:
  U.S. Government and agencies.....................   $ 33,444      $  266       $  (6)     $ 33,664
  Corporate and other debt obligations.............    146,869       2,069         (59)      148,880
                                                      --------      ------       -----      --------
                                                      $180,313      $2,295       $ (65)     $182,544
                                                      ========      ======       =====      ========
Marketable equity securities:
  Preferred........................................   $ 27,146      $1,303       $  (1)    $ 28,448
  Common...........................................     24,786       2,861        (591)      27,056
  Mutual Funds.....................................        605         237           -          842
                                                      --------      ------       -----     --------
                                                      $ 52,537      $4,401       $(592)    $ 56,346
                                                      ========      ======       ======    ========
Mortgage-backed and mortgage-related securities:
Federal Home Loan Mortgage Corporation ("FHLMC")
  Pass-Through Certificates........................   $ 96,970      $  547       $(155)    $ 97,362
Government National Mortgage Association ("GNMA")
  Pass-Through Certificates........................    185,098         307        (382)     185,023
Private Issuer Pass-Through Certificates...........     18,143          65           -       18,208
Federal National Mortgage Association ("FNMA")
  Pass-Through Certificates........................     76,616          82        (247)      76,451
FNMA Real Estate Mortgage Investment Conduits......     39,165          14         (54)      39,125
Private Issuer Real Estate Mortgage
  Investment Conduits..............................    187,587         584         (36)     188,135
                                                      --------      ------       -----     --------
                                                      $603,579      $1,599       $(874)    $604,304
                                                      ========      ======       =====     ========

                                                                     JUNE 30, 1997
                                                    ------------------------------------------------
                                                                  GROSS         GROSS
                                                    AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
AVAILABLE FOR SALE                                    COST        GAINS        LOSSES     FAIR VALUE
                                                                    (IN THOUSANDS)
Marketable equity securities:
  Preferred........................................  $ 14,027      $  132       $  (1)     $ 14,158
  Common...........................................     3,578         305         (69)        3,814
  Mutual Funds.....................................     1,629         105           -         1,734
                                                     --------      ------       -----      --------
                                                     $ 19,234      $  542       $ (70)     $ 19,706
                                                     ========      ======       =====      ========
Mortgage-backed and mortgage-related securities:
GNMA Pass-Through Certificates.....................  $ 11,710      $  151       $ (37)    $ 11,824
FHLMC Real Estate Mortgage Investment Conduits.....     4,693           -          (7)       4,686
Private Issuer Real Estate Mortgage
  Investment Conduits..............................    10,881          19         (12)      10,888
                                                     --------      ------       -----     --------
                                                     $ 27,284      $  170       $ (56)    $ 27,398
                                                     ========      ======       =====     ========

                                                                     JUNE 30, 1997
                                                    ------------------------------------------------
                                                                  GROSS         GROSS
                                                    AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
HELD TO MATURITY                                      COST        GAINS        LOSSES     FAIR VALUE
                                                                    (IN THOUSANDS)
Investment securities:
  U.S. Government and agencies.....................  $ 92,215      $  394       $(272)     $ 92,337
  Corporate and other debt obligations.............   112,986         443        (404)      113,025
                                                     --------      ------       -----      --------
                                                     $205,201      $  837       $(676)     $205,362
                                                     ========      ======       =====      ========

Mortgage-backed and mortgage-related securities:
FHLMC Pass-Through Certificates....................  $ 82,237      $1,534       $(187)     $ 83,584
Private Issuer Pass-Through Certificates...........     3,276           5           -         3,281
FHLMC Real Estate Mortgage Investment Conduits.....    32,248         130         (42)       32,336
Private Issuer Real Estate Mortgage
  Investment Conduits..............................    67,361         179        (148)       67,392
                                                     --------      ------       -----      --------
                                                     $185,122      $1,848       $(377)     $186,593
                                                     ========      ======       =====      ========

The amortized cost and estimated fair values of investment and mortgage-backed and mortgage-related securities available for sale by contractual maturity at June 30, 1998 are as follows:

                                              JUNE 30, 1998
                       ---------------------------------------------------------
                                                   MORTGAGE-BACKED AND MORTGAGE-
                       INVESTMENT SECURITIES            RELATED SECURITIES
                       ----------------------    -------------------------------
                        AMORTIZED  ESTIMATED        AMORTIZED      ESTIMATED
                          COST     FAIR VALUE         COST        FAIR VALUE
                                            (IN THOUSANDS)
Year ended June 30:
  1999                  $ 14,742    $ 14,784        $       -      $       -
  2000-2003               31,659      32,049            9,932         10,013
  2004-2009               10,424      10,496           57,197         57,108
  2010 and thereafter    176,025     181,561          536,450        537,183
                        --------    --------        ---------      ---------
                        $232,850    $238,890        $ 603,579      $ 604,304
                        ========    ========        =========      =========

Sales and redemptions of investment securities from the available for sale portfolio during the year ended June 30, are summarized as follows:

                                           YEARS ENDED JUNE 30,
                                        ---------------------------
                                          1998       1997     1996
                                        --------   -------   ------
                                              (IN THOUSANDS)
Proceeds from sales and redemptions...  $178,010   $11,938   $5,950
Gross gains...........................       317        40       19
Gross losses..........................       287        24        -

4. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                      JUNE 30,
                                                               ---------------------
                                                                  1998        1997
                                                               ---------    --------
                                                                  (IN THOUSANDS)
One- to four-family mortgage loans...........................   $470,385    $394,588
Multifamily mortgage loans...................................     50,491       2,705
Commercial real estate mortgage loans........................     55,416      40,713
Construction and development loans, principally residential..     31,297      18,343
Home equity loans............................................     15,379      16,729
                                                                --------    --------
                                                                 622,968     473,078
Plus (less) unearned discounts...............................        325      (1,477)
                                                                --------    --------
Total real estate mortgage loans.............................    623,293     471,601

Consumer and student loans...................................     21,770      23,589
Commercial loans.............................................      6,783       6,662
                                                                --------    --------
                                                                  28,553      30,251

Less net deferred origination and commitment fees............       (101)       (124)
                                                                --------    --------
Total other loans............................................     28,452      30,127
Less allowance for loan losses...............................     (7,276)     (5,470)
                                                                --------    --------
Total loans receivable, net..................................   $644,469    $496,258
                                                                ========    ========

Included in real estate mortgage loans are $20.8 million and $1.3 million of mortgages serviced by third parties as of June 30, 1998 and 1997, respectively.

The Bank sells real estate mortgage loans to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and the State of New York Mortgage Association ("SONYMA"). These loans are then serviced by the Bank under agreements which specify a servicing fee based on a percentage of the outstanding principal balances. At June 30, 1998, 1997 and 1996, the total loans serviced for the above totaled $45.3 million, $50.1 million, and $49.5 million, respectively, and are not included in the consolidated financial statements.

Loans on nonaccrual status totaled $5.5 million, $2.7 million and $2.8 million at June 30, 1998, 1997, and 1996, respectively. If interest on the nonaccrual loans had been accrued, such income would have been $0.5 million, $0.3 million and $0.2 million, respectively.

A summary of the changes in the allowance for loan losses for the years ended June 30, 1998, 1997 and 1996, is as follows:

                                       YEARS ENDED JUNE 30,
                                     ------------------------
                                      1998     1997     1996
                                     ------   ------   ------
                                          (IN THOUSANDS)
Balance at beginning of year.......  $5,470   $4,796   $3,275
  Provision charged to operations..   2,200    1,080    1,600
  Charge offs, net of recoveries...    (394)    (406)     (79)
                                     ------   ------   ------

Balance at end of year.............  $7,276   $5,470   $4,796
                                     ======   ======   ======


5. BANKING PREMISES AND EQUIPMENT

Banking premises and equipment at June 30, 1998 and 1997 consist of the following:

                                                        JUNE 30,
                                                  -------------------
                                                    1998       1997
                                                  --------   --------
                                                    (IN THOUSANDS)
Land............................................   $ 2,850    $ 2,850
Banking houses and improvements.................     7,059      6,742
Leasehold improvements..........................     3,117      2,847
Furniture, fixtures and equipment...............     5,132      3,836
Automobiles.....................................        40         40
                                                   -------    -------
                                                    18,198     16,314
                                                    (5,104)    (4,256)
                                                   -------    -------
Less accumulated depreciation and amortization..   $13,094    $12,058
                                                   =======    =======

6. DEPOSITS

At June 30, 1998 and 1997, deposits consist of the following:

                                           JUNE 30, 1998           JUNE 30, 1997
                                        ------------------    --------------------

                                                   AVERAGE                 AVERAGE
                                         AMOUNT      RATE      AMOUNT       RATE
                                        --------   -------    --------    --------
                                                       (IN THOUSANDS)
Certificates of deposit................  $325,348     5.38%   $298,066      5.37%
Savings................................   443,433     2.74     437,694      2.78
Money market demand accounts...........    38,741     3.47      37,782      3.45
Non-interest bearing demand deposits...   121,646        -      92,959        --
NOW accounts...........................    19,732     2.26      18,030      2.26
                                         --------             --------
                                         $948,900             $884,531
                                         ========             ========

Contractual maturities of certificates of deposit accounts at June 30, 1998 are as follows:

                                          JUNE 30, 1998
                        ----------------------------------------------
                           CERTIFICATES
                           OF $100,000      ALL OTHER        TOTAL
                             OR MORE      CERTIFICATES   CERTIFICATES
                        ---------------  -------------   -------------
                                        (IN THOUSANDS)
Year ending June 30:
  1999                       $23,791         $210,856      $234,647
  2000                         5,474           42,119        47,593
  2001                         2,861           20,446        23,307
  2002                         3,442            9,672        13,114
  2003 and thereafter              -            6,687         6,687
                             -------         --------      --------
                             $35,568         $289,780      $325,348
                             =======         ========      ========



                                     JUNE 30, 1997
                          ----------------------------------------
                          CERTIFICATES
                          OF $100,000    ALL OTHER       TOTAL
                            OR MORE     CERTIFICATES  CERTIFICATES
                          -----------  -------------  ------------
                                     (IN THOUSANDS)
Year ending June 30:
  1999                       $17,551      $191,526      $209,077
  2000                         5,837        53,741        59,578
  2001                           200         6,529         6,729
  2002                           792         4,237         5,029
  2003 and thereafter          3,061        14,592        17,653
                             -------      --------      --------
                             $27,441      $270,625      $298,066
                             =======      ========      ========

7. BORROWINGS

Advances received from the FHLBNY as of June 30, 1998, consist of the following:

                     June 30, 1998
-------------------------------------------------------
                                   Weighted
Maturity Date      Call Date     Average Rate      1998
--------------------------------------------------------
                   (In Thousands)
    1998*                           6.13%       $  6,000
    2003             1999           5.03          35,000
    2008             2000           5.06          20,000
    2008             2001           5.22          95,000
    2008             2003           5.48         150,000
                                -----------   ----------
                                    5.33%       $306,000
                                ===========   ==========

The advances received were under the FHLBNY's convertible advance program, which grants the FHLBNY the option to call the advance after an initial lock-out period of 1, 2, 3 or 5 years and quarterly thereafter, until maturity. The convertible advances are collateralized by mortgage-backed securities with a carrying value of approximately $338.6 million. The Bank had no borrowings at June 30, 1997.

* FHLBNY overnight line of credit advance. Rate is based on the Federal Funds rate at time of takedown plus 12.5 basis points. Principal and interest is due on the next succeeding business day.

8. INCOME TAXES

Significant components of the Bank's deferred tax assets and liabilities as of June 30, 1998 and 1997, are as follows:

                                            June 30,
                                        ----------------
                                         1998     1997
                                        -------  -------
                                         (In thousands)
Deferred tax assets:
 Allowance for loan losses             $ 3,152   $2,576
 Deferred loan fees                         20      338
 Book over tax amortization                287      262
 Non-accrual interest income               471      370
 Postretirement benefits                 1,621    1,660
 Richmond County Savings Foundation      7,420        -
                                       -------   ------
  Gross deferred tax assets             12,971    5,206

Deferred tax liabilities:
 Tax bad debt reserves                     754    1,159
 Tax over book depreciation                399      426
 Prepaid pension expense                   315      402
 Discount accretion                          -        1
 Securities available for sale           2,795      276
                                       -------   ------
  Gross deferred tax liabilities         4,263    2,264
                                       -------   ------
  Net deferred tax assets              $ 8,708   $2,942
                                       =======   ======

In view of the Bank's current and projected future earnings trend, management believes that it is more likely than not that the entire net deferred tax assets will be utilized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax assets for the years ended June 30, 1998 and 1997.

Significant components of the provision (benefit) for income taxes attributable to continuing operations for the years ended June 30, 1998, 1997 and 1996, are as follows:

                        YEAR ENDED JUNE 30,
                     -------------------------
                       1998     1997     1996
                     -------   ------   ------
                          (IN THOUSANDS)
Current:
  Federal........... $ 7,583   $6,278   $4,526
  State and local...   2,773    3,361    2,732
                     -------   ------   ------
                      10,356    9,639    7,258

Deferred:
  Federal...........  (5,997)    (106)    (275)
  State and local...  (2,288)     (70)    (180)
                     -------   ------   ------
                      (8,258)    (176)    (455)
                     -------   ------   ------
                     $ 2,071   $9,463   $6,803
                     =======   ======   ======

The table below presents a reconciliation between the reported tax provision and the tax provision computed by applying the statutory federal income tax rate (35% for the years ended June 30, 1998, 1997 and 1996) to income before provision for income taxes:

                                                     YEAR ENDED JUNE 30,
                                                  ------------------------
                                                    1998     1997    1996
                                                  -------   ------  ------
                                                       (IN THOUSANDS)
Federal income tax provision at statutory rates... $2,309   $7,066  $5,437
Increase (reduction) in tax resulting from:
  State and local taxes net of
    Federal income tax effect.....................    315    2,139   1,659
  Other...........................................   (553)     258    (293)
                                                   ------   ------  ------
                                                   $2,071   $9,463  $6,803
                                                   ======   ======  ======

For federal income tax purposes, prior to 1996, if certain definitional tests and other conditions were met, the Bank was allowed a special bad debt deduction in determining its taxable income. The deduction was based on either specified experience formulas or a percentage of taxable income. Federal tax legislation enacted during 1996, repealed the special bad debt deduction provisions. As a result, a large thrift institution, such as the Bank, is required to use the specific charge-off method in computing its federal bad debt deduction for tax years beginning after December 31, 1995. However, New York State enacted legislation which, among other things, would permit a large thrift institution, such as the Bank, to continue to use the bad debt reserve method for both New York State and New York City tax purposes.

The 1996 federal tax legislation also provided that a large thrift institution, such as the Bank, is required to recapture the excess of its tax bad debt reserves at December 31, 1995, over the balance of such reserves as of December 31, 1987, (the "base year"), whether the additions were made under the percentage of the taxable income method or the experience method. The Bank will be required to recapture its excess bad debt reserves, for which deferred taxes have been recognized, over a six-year period on a straight-line basis beginning in calendar year 1998. The base year reserve will remain subject to recapture in the case of certain excess distributions to and redemptions of shareholders or if the Bank ceases to be a bank. The New York State legislation provides that the recapture of excess bad debt reserves is not required for either New York State or New York City tax purposes.

At June 30, 1998, the base year bad debt reserve for federal income tax purposes was approximately $9.6 million, for which deferred taxes are not required to be recognized. Bad debt reserves maintained for New York State and New York City tax purposes as of June 30, 1998, for which deferred taxes are not required to be recognized, amounted to approximately $40 million. Accordingly, deferred tax liabilities of approximately $8.0 million have not been recognized as of June 30, 1998.

9. EMPLOYEE BENEFIT PLANS

Defined Benefit Plan

The Bank, through its participation in the RSI Retirement Trust, contributes to a pension plan covering substantially all of its full-time employees. The pension plan benefit formula is based upon years of service and average compensation over the final years of service. The Bank's policy is to make quarterly contributions to the plan equal to the amount necessary to satisfy the funding requirements of ERISA. Plan assets are principally invested in pooled investment funds in the RSI Retirement Trust, which is a registered investment company.

The following table sets forth the funded status of the Bank's defined benefit plan for the years ended June 30, 1998 and 1997, in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions":

                                                           1998       1997
                                                         --------   -------
                                                           (IN THOUSANDS)
Actuarial present value of:
  Vested benefit obligation............................. $  8,466   $ 6,640
  Nonvested benefits....................................      141       266
                                                         --------   -------
Accumulated benefit obligation.......................... $  8,607   $ 6,906
                                                         ========   =======

Plan assets at fair value............................... $ 12,955   $10,852
Projected benefit obligation............................  (10,232)   (8,569)
                                                         --------   -------
Plan assets in excess of projected benefit obligation...    2,723     2,283
Unrecognized (gain).....................................   (2,298)   (1,619)
Unrecognized transition (asset).........................      (40)      (76)
Unrecognized past service liability.....................      (23)      (25)
                                                         --------   -------
Prepaid pension asset included in other assets.......... $    362   $   563
                                                         ========   =======


The expected long-term rate of return on plan assets for plan years 1998 and 1997, was 8.00%. The rate of increase in future compensation levels was 6.00% and 5.50% for plan years 1998 and 1997, respectively. The weighted-average discount rate was 8.00% and 7.75% for plan years 1998 and 1997, respectively.

Pension expense for the years ended June 30, 1998, 1997 and 1996, includes the following components:

                                   1998    1997    1996
                                  ------  ------  ------
                                      (IN THOUSANDS)

Service cost....................  $ 478   $ 427   $ 453
Interest cost...................    671     606     614
Actual return on plan assets....   (854)   (770)   (773)
Net amortization and deferrals..    (94)    (48)    (38)
                                  -----   -----   -----
   Net pension expense..........  $ 201   $ 215   $ 256
                                  =====   =====   =====

DEFINED CONTRIBUTION PLAN

The Bank also provides a 401(k) Savings Plan open to salaried employees meeting certain eligibility requirements. Participants contribute 2% to 9% of pre-tax compensation. The Bank makes matching contributions in an amount equal to 50% of an employee's contributions, up to 6%. Participants may invest in any or all of six investment funds, which are managed by the 401(k) Plan's trustee, RSI Retirement Trust.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the Conversion, the Bank implemented an ESOP, a tax-qualified plan designed to invest primarily in the Company's common stock. The ESOP will provide eligible employees with the opportunity to receive a Bank-funded retirement benefit based primarily on the value of the common stock. All eligible employees of the Bank and its affiliates, including the Company, as of the effective date of the Conversion, may participate in the ESOP. Subsequent to the Conversion, all eligible employees of the Bank and its affiliates, including the Company, may participate in the ESOP upon the age of 21 and the completion of one year of service. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of common stock in the open market. The term of the ESOP loan will be 20 years and will be primarily repaid with contributions from the Bank to the ESOP. As of June 30, 1998, the loan from the Company had an outstanding balance of $34.2 million and an interest rate of 8.50%.

Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. Shares purchased with the loan proceeds are held in a suspense account by the trustee of the Plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the Plan. The number of shares released to participants will be determined based upon the percentage of principal and interest payments made during the calendar year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed 6 years. Any forfeited shares are allocated to the then remaining participants in the same proportions as contributions. For the year ended June 30, 1998, 52,848 shares were committed to be released and 2,061,036 shares remain unallocated. No shares had been specifically allocated as of June 30, 1998. The Company recognizes compensation expense attributable to its ESOP over the year, based upon the estimated number of ESOP shares to be allocated each December 31st. The amount of compensation expense recorded is equal to the estimate of shares to be allocated by the ESOP multiplied by the average fair value of the underlying shares during the period. For the fiscal year ended June 30, 1998, compensation expense attributable to the ESOP was $975,000.

The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of the allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

POSTRETIREMENT BENEFIT PLAN

The Bank provides postretirement medical and life insurance benefits for eligible retired employees.

Effective July 1, 1994, the Bank adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." The Bank uses actuarial-basis accrual accounting for all employer provided postretirement benefits other than pensions. This requires the recognition of a transition obligation for the difference between the accumulated postretirement benefit obligation and the liability currently recognized on the statement of financial condition. Upon adoption of SFAS No. 106, the Bank immediately recognized its entire net transition obligation by recording a charge of $2.5 million ($1.3 million on an after-tax basis) as the cumulative effect of this change in accounting principle.

9.   EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table sets forth the funded status and amounts recognized in the Bank's consolidated statements of financial condition at June 30, 1998 and 1997:

                                                                 1998       1997
                                                               --------   --------
                                                                  (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..................................................    $(1,163)   $(1,205)
  Fully eligible active plan participants...................       (309)      (300)
  Other active plan participants............................     (1,821)    (1,471)
  Unrecognized net actuarial gain...........................       (200)      (498)
  Unrecognized prior service cost...........................        (85)        --
                                                                -------    -------
Accrued postretirement benefit cost included in accrued and
  other liabilities.........................................    $(3,578)   $(3,294)

The Bank's postretirement benefits expense for the years ended June 30, 1998, 1997 and 1996, consisted of the following:

                              1998    1997    1996
                             ------  ------  ------
                                 (IN THOUSANDS)
Interest cost..............  $ 240   $ 201   $ 190
Service cost...............    158     120     120
Amortization...............     (9)    (20)    (16)
                             -----   -----   -----
                             $ 389   $ 301   $ 294
                             =====   =====   =====

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.5% for the initial year and is assumed to decrease gradually to 6% in 2003, with 1.0% annual decreases thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at June 30, 1998 by $414,000 (12.6%). The increase in the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1998, would be $56,000 (14.3%).

The weighted-average discount rate at June 30, 1998 and 1997, was 8.0%. The rate of increase in future compensation levels at June 30, 1998 and 1997, was 5.5%.

10. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Bank conducts a portion of its banking operations in leased facilities under noncancellable operating leases expiring at various periods through 2003 and thereafter. These leases contain renewal options and certain of the leases provide for increases based upon various escalation clauses. Rent expense was $460,300, $353,600 and $339,700 for the fiscal year ended June 30, 1998, 1997 and 1996, respectively.

The future minimum lease payments under such operating leases are as follows:

                                                AMOUNT
                                           ---------------
                                            (IN THOUSANDS)
Years ended June 30:
   1999                                        $ 1,997
   2000                                            877
   2001                                            877
   2002                                            764
   2003 and thereafter                           6,997
                                               -------
                                               $11,512

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION

The Bank is a defendant in legal actions arising in the ordinary course of business. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from such actions will not materially affect the Bank's consolidated financial position.

LOAN COMMITMENTS

There were outstanding commitments to make loans at June 30, 1998 and 1997, of $150.8 million and $47.5 million, respectively. Loan commitments have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policy. These commitments are not reflected in the accompanying consolidated statements of financial condition. Management expects that all loan originations will be funded from existing liquidity and normal monthly cash flow.

11. REGULATORY REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (all as defined in the regulations). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at June 30, 1998, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                MINIMUM TO BE WELL
                                                                                             CAPITALIZED UNDER PROMPT
                                                                    MINIMUM FOR CAPITAL             CORRECTIVE
                                                   ACTUAL            ADEQUACY PURPOSES          ACTION PROVISIONS
                                           -------------------     ------------------------  ------------------------
                                              AMOUNT    RATIO         AMOUNT        RATIO         AMOUNT    RATIO
                                           ----------  -------     -----------    ---------      --------  -------
                                                                (DOLLARS IN THOUSANDS)
As of June 30, 1998:
Total Capital (to Risk Weighted Assets)     $192,271    24.81%       $62,004        8.00%        $77,505    10.00%
Tier I Capital (to Risk Weighted Assets)     184,995    23.87         31,002        4.00          46,503     6.00
Tier I Capital (to Average Assets)           184,995    12.81         31,002        4.00          38,753     5.00

As of June 30, 1998:
Total Capital (to Risk Weighted Assets)       98,704    18.91         41,764        8.00          52,205    10.00
Tier I Capital (to Risk Weighted Assets)      93,857    17.98         20,882        4.00          31,323     6.00
Tier I Capital (to Average Assets)            93,857     9.54         20,882        4.00          26,103     5.00


12. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are significantly affected by assumptions used, the timing of future cash flows, and the discount rate.

Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes, and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of SFAS No. 107 exclude certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Company.

The carrying values and estimated fair values of the Company's material financial instruments as of June 30, 1998 and 1997, are summarized as follows:

                                                      JUNE 30, 1998         JUNE 30, 1997
                                                  -------------------  ------------------------
                                                    CARRYING    FAIR    CARRYING      FAIR
                                                     VALUE     VALUE     VALUE        VALUE
                                                  ----------  -------  ----------  ------------
                                                                  (IN THOUSANDS)
Financial assets:
Cash and due from banks............................ $ 31,884  $ 31,884  $ 26,543     $ 26,543
Federal funds sold.................................   26,000    26,000     6,000        6,000
Securities held to maturity:
 Investment securities.............................       --        --   205,201      205,362
 Mortgage-backed and mortgage-related securities...       --        --   185,122      186,593
Securities available for sale:
 Investment securities.............................  238,890   238,890    19,706       19,706
 Mortgage-backed and mortgage-related securities...  604,304   604,304    27,398       27,398
Real estate mortgage loans receivable..............  623,293   623,056   471,601      472,868
Other loans receivable.............................   28,452    28,526    30,127       30,089
Financial liabilities:
Deposits...........................................  950,808   939,162   885,818      839,578
Borrowings.........................................  306,000   305,558        --           --

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

Cash and Due from Banks and Federal Funds Sold: Carrying amounts approximate fair value, since these instruments are either payable on demand or have short-term maturities.

Securities Held to Maturity and Securities Available for Sale: The estimated fair values of securities held to maturity and securities available for sale are based on independent dealer quotations and quoted market prices.

Real Estate Mortgage Loans and Other Loans Receivable: The estimated fair values of real estate mortgage loans and other loans receivable are based on discounted cash flow calculations that apply interest rates currently being offered by the Bank for loans with similar remaining maturities to a schedule of aggregated expected monthly maturities.

Deposits: The estimated fair values of deposits are based on discounted cash flow calculations that apply interest rates currently being offered by the Bank for deposits with similar remaining maturities to a schedule of aggregated expected monthly maturities.

Borrowings: The estimated fair value of borrowed funds is based on the discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

13. SUBSEQUENT EVENTS

PENDING ACQUISITIONS

On July 20, 1998, the Company and Bayonne Bancshares, Inc. ("Bayonne") entered into a definitive agreement pursuant to which Bayonne, the holding company of First Savings Bank of New Jersey, SLA, a New Jersey chartered savings and loan association, with four full service banking offices located in Bayonne, New Jersey, will merge with and into the Company. Under the terms of the agreement, the

Company will issue 1.05 shares of its common stock for each outstanding share of common stock of Bayonne. The total transaction value is estimated to be $173.0 million. As of June 30, 1998 (unaudited), total assets of Bayonne were $700.3 million, deposits were $421.7 million and total stockholders' equity was $96.0 million. The merger is subject to the approval of the shareholders of each company, as well as certain regulatory approvals. The merger is expected to be completed in the first quarter of calendar year 1999, and will be accounted for as a purchase.

On July 17, 1998, the Company and Ironbound Bankcorp, NJ ("Ironbound") entered into a definitive agreement pursuant to which Ironbound, the holding company of Ironbound Bank, a New Jersey chartered commercial bank, with three full service commercial banking offices located in the New Jersey counties of Union and Essex, will merge with and into the Company. Under the terms of the agreement, the Company will issue 1.45 shares of its common stock for each outstanding common share of Ironbound. The total transaction value is estimated to be $26.5 million. As of June 30, 1998 (unaudited), total assets of Ironbound were $113.7 million, deposits were $107.8 million and total stockholders' equity was $11.3 million. The merger is subject to the approval of Ironbound shareholders, as well as certain regulatory approvals. The merger is expected to be completed in the first quarter of calendar year 1999, and will be accounted for as a purchase.

14. PARENT-ONLY FINANCIAL INFORMATION

The earnings of the Bank are recognized by Richmond County Financial Corp. (the "Holding Company") using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Holding Company's investment in the Bank. The following are the condensed financial statements of the Holding Company as of, and for the year ended, June 30, 1998 (although the Holding Company did not commence operations until the Conversion on February 18, 1998, the full year results have been presented).

The Condensed Statement of Financial Condition as of June 30, 1998 is as follows, in thousands:

Assets:
Cash and cash equivalents.......................... $ 30,124
Securities available for sale:
 Investment securities.............................   15,233
 Mortgage-backed and mortgage-related securities...   38,885
Investment in subsidiary...........................  202,188
ESOP loan receivable...............................   34,231
Other assets.......................................    8,072
                                                    --------
  Total assets..................................... $328,733
                                                    ========

Liabilities and stockholders' equity:
Liabilities........................................ $    138
Total stockholders' equity.........................  328,595
                                                    --------
  Total liabilities and stockholders' equity....... $328,733
                                                    ========

The Condensed Statement of Operations for the year ended June 30, 1998, is as follows, in thousands:

Investment income...................................................................  $    886
Other interest income...............................................................       745
Interest income - ESOP loan receivable..............................................     1,064
Gain or sale of investments.........................................................        14
                                                                                      --------
                                                                                         2,709
Contribution to the Foundation......................................................   (19,553)
Other expenses......................................................................      (221)
                                                                                      --------
Loss before income taxes and equity
  in undistributed earnings of subsidiary...........................................   (17,065)
Income tax benefit..................................................................     7,763
                                                                                      --------
Loss before equity in undistributed
  earnings of subsidiary............................................................    (9,302)
Equity in undistributed earnings of subsidiary......................................    13,828
                                                                                      --------
Net income..........................................................................  $  4,526
                                                                                      ========

The Condensed Statement of Cash Flows for the year ended June 30, 1998, is as follows, in thousands:

Operating activities:
 Net income.........................................................................  $   4,526
 Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
     Equity in the undistributed earnings of subsidiary.............................    (13,828)
     Charitable contribution of common stock........................................     19,553
     Increase in other assets.......................................................     (8,072)
     Amortization of premium, net of discount accretion.............................         18
     Gain on sale of equity investments.............................................        (14)
     Increase in liabilities........................................................        138
                                                                                      ---------
       Net cash provided by operating activities....................................      2,321

Investing activities:
 Purchases of equity investments available for sale.................................     (6,358)
 Purchases of callable preferred stock available for sale...........................     (9,551)
 Purchases of mortgage-backed and mortgage-related securities available for sale....    (40,451)
 Proceeds from sales of equity investments..........................................        688
 Prepayments of mortgage-backed and mortgage-related securities available for sale..      1,563
 Investment in subsidiary...........................................................   (117,444)
 Funding of ESOP loan receivable, net of payments...................................    (34,231)
                                                                                      ---------
       Net cash used in investing activities........................................   (205,784)

Financing activities:
 Net proceeds of common stock issuance..............................................    234,908
 Cash dividends paid on common stock................................................     (1,321)
                                                                                      ---------
       Net cash provided by financing activities....................................    233,587

 Net increase in cash and cash equivalents..........................................     30,124
                                                                                      ---------
 Cash and cash equivalents at beginning of year.....................................         --
 Cash and cash equivalents at end of year...........................................  $  30,124